As filed with the Securities and Exchange Commission on May 30, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

INNOPHOS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	5169	20-1380758
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Randolph Gress

Chief Executive Officer

Innophos Holdings, Inc.

259 Prospect Plains Road

Cranbury, New Jersey 08512

(609) 495-2495

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Joshua N. Korff Kirkland & Ellis LLP Citigroup Center 153 East 53rd Street New York, NY 10023 Tel. (212) 446-4800 Fax (212) 446-4900	Peter M. Labonski Latham & Watkins LLP 885 Third Avenue, Suite 1000 New York, NY 10022-4802 Tel.: (212) 906-1200 Fax: (212) 751-4864

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:    ☐

If this Form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, par value $0.001 per share	5,750,000	$15.90	$91,425,000	$2,806.75

(1)	Includes shares of common stock issuable upon exercise of an over-allotment option granted to the underwriters.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, on the basis of the average high and low prices of the Registrant’s common stock on May 22, 2007, as reported on NASDAQ.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities nor a solicitation of an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 30, 2007

5,000,000 Shares

Innophos Holdings, Inc.

Common Stock

This prospectus relates to the sale by the selling stockholders of 5,000,000 shares of our common stock. We are not selling any shares of common stock under this prospectus. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Our common stock is listed on The NASDAQ Stock Market, or NASDAQ, under the symbol “IPHS.” On May 29, 2007, the last sale price of our shares as reported on NASDAQ was $15.53 per share.

The underwriters have an option to purchase a maximum of 750,000 additional shares from the selling stockholders to cover over-allotments of shares. We will not receive any of the proceeds from the shares of common stock sold by the selling stockholders.

Investing in our common stock involves risks. See “ Risk Factors” on page 13.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share	$	$	$
Total	$	$	$

Delivery of the shares of common stock will be made on or about                     , 2007.

Neither the Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse	UBS Investment Bank

The date of this prospectus is                 , 2007.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

Dealer Prospectus Delivery Obligation

Until                     , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotments or subscriptions.

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MARKET AND INDUSTRY DATA

Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information, while other information is based on internal studies. The information in this prospectus pertaining to market sizes, including product market sizes, has been provided by British Sulphur Consultants. Some of this information is not publicly available and was obtained by us from British Sulphur Consultants in return for a fee.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision and should be read together with the more detailed information contained elsewhere in this prospectus. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless the context requires otherwise, references to “Innophos,” “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Innophos Holdings, Inc., the issuer of the common stock offered hereby and its consolidated subsidiaries. “Holdings” refers to Innophos Holdings, Inc. alone, and “Innophos Investments” refers to Innophos Investments Holdings, Inc.

Our Company

We are the largest North American (United States, Canada and Mexico) producer of specialty phosphates, based on 2006 net sales. Most specialty phosphates are highly customized, application-specific compounds that are engineered to meet customer performance requirements. Specialty phosphates often provide critical functionality related to the taste, texture and performance of foods, beverages, pharmaceuticals, oral care products and other applications. For example, specialty phosphates act as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

Our products are often essential to the performance of our customers’ end products and require significant development, engineering and testing. In the case of food, beverage and pharmaceutical products, our production facilities must comply with the stringent standards of the U.S. Food and Drug Administration, or FDA, or the U.S. Department of Agriculture, or USDA. We maintain long-standing relationships, most spanning decades, with blue-chip customers—such as Kraft Foods, Inc., Ecolab Inc. and Albemarle Corporation, and chemical distributors such as Univar USA, Inc., Univar Canada, Ltd. and Brenntag North America, Inc. We work closely with many of our customers to design customized products that meet application-specific performance and quality requirements.

We hold the number one or number two market position in each of our principal product lines; each respective market has seen consolidation to two key suppliers over the past decade. This consolidation, combined with the elimination of uneconomic capacity has led to improved effective industry utilization rates and fundamentals in the North American specialty phosphates market. We believe that we are the overall lowest-cost producer of specialty phosphate salts and specialty acids in North America as a result of our large scale and proprietary manufacturing technology.

For the year ended December 31, 2006, we generated net sales, operating income and EBITDA of $541.8 million, $30.9 million, and $77.8 million, respectively. Included in the operating income and EBITDA results for the year ended December 31, 2006 were $17.6 million of unusual expenses.

Our Product Lines

We have three principal product lines: (1) Specialty Salts and Specialty Acids, (2) Purified Phosphoric Acid, and (3) Technical Sodium Tripolyphosphates, or STPP, and Other Products. Our products serve diverse end-use markets exhibiting stable demand growth. These markets are also characterized by a high degree of customer loyalty due to the technical complexity of our customized formulations as well as the significant production disruption and costs certain of our customers would experience if they were to switch to another supplier.

The following table identifies the principal applications of our product lines:

Principal Product Lines and Applications

	Specialty Salts and Specialty Acids	Purified Phosphoric Acid	STPP & Other Products
% of 2006 Net Sales	51%	24%	25%
Principal Applications

•     Bakery, dairy, meat and seafood products

•     Pharmaceutical excipients and nutritional supplements

•     Oral care products

•     Water treatment and metal finishing

•     Specialty fertilizers

•     Asphalt modification

•     Petrochemical catalysis

•     Semiconductor chip manufacturing

		• Beverage flavor enhancer • Water treatment • Metal treatment	• Auto-dishwashing • Home laundry detergents • Industrial and institutional cleaners • Fertilizers

As noted above our principal products are used as critical and value-enhancing ingredients in a variety of end-markets which exhibit stable demand growth. Unlike agricultural phosphates, which are commodity chemicals used primarily as fertilizers and livestock feed supplements, specialty phosphates are application-specific and act as critical ingredients in a variety of end-uses. Our end-markets, which include food, beverages, cleaners, pharmaceutical, nutritional supplements and water treatment, are traditionally recession-resistant and have exhibited stable demand growth throughout economic cycles.

Our Industry

According to estimates by British Sulphur Consultants, the North American specialty phosphates market generated approximately $1.4 billion in total sales in 2005 (the latest year for which data is available). This specialty niche historically represents approximately 15% of the overall phosphate market volume, the rest of which is composed of more commodity-like items such as fertilizers. Highly engineered Specialty Salts and Specialty Acids represented approximately $700 million, or 49%, of the total North American specialty phosphates market, Purified Phosphoric Acid represented approximately $400 million, or 28%, and STPP represented approximately $340 million, or 23%. Overall, specialty phosphate demand has grown approximately 2% per annum over the prior five years, on a volume basis.

Over the past decade, fundamentals in the North American specialty phosphates market have improved. The marketplace for each of our product lines has seen consolidation to two key suppliers, while uneconomic capacity has been eliminated during this period. Most recently, Astaris (currently affiliated with ICL) closed three manufacturing plants that produced purified phosphoric acid, specialty salts and STPP. This and previous capacity rationalizations have improved effective industry utilization rates from below 75% in 2001 to as high as an estimated 90% in 2006 prior to the startup of the Potash Corporation of Saskatchewan’s, or PCS, new purified wet acid, or PWA, line in June. Further, imports have historically represented only a small portion of the North American specialty phosphates market, given high freight and logistical costs. Recently, import producers have been further disadvantaged by increasing costs of transportation and logistics and the depreciation of the U.S. dollar relative to other currencies.

New suppliers to the North American Specialty Phosphate marketplace face significant barriers to entry related to capital cost, logistical costs, regulatory and customer approval processes, and customer support infrastructure. For example, we estimate that building a large-scale specialty phosphate facility similar to our Coatzacoalcos, Mexico facility would require capital investment in excess of $300 million and would require a three-to-four year lead time. High transportation costs and the logistical challenges of providing just-in-time delivery limit the ability of many imported products to effectively service the North American marketplace. Regulatory and customer approval processes, which are frequently required due to the customization and high functional value of specialty phosphates in the end use applications, can take up to 18 months. Finally, the successful development of new products requires a fully staffed technical sales, application engineering and R&D team.

The North American specialty phosphates market has entered an environment of stability and favorable market pricing. During the past several years, we have realized price increases that have been broadly accepted by customers and which have offset increases in input costs to us during this period. Nevertheless, we believe current pricing and capacity utilization levels do not support the economic expansion of specialty phosphates capacity.

Key Competitive Strengths

The following competitive strengths have contributed to our market leadership position and our ability to generate strong cash flow. We expect these strengths to continue to support our leadership position and growth in the future:

Leading Market Positions in Specialty Products. We are the largest specialty phosphates producer with what we believe to be the broadest specialty phosphates product offering in North America. The following table highlights our leading positions:

Products	2006 North American Market Position
Specialty Salts(1)	# 1
Specialty Acids(1)	# 1
Purified Phosphoric Acid(2)	# 1
STPP(1)	# 2

(1) Source: British Sulphur Consultants and management estimates, based on sales.

(2) Source: British Sulphur Consultants and management estimates, based on production volume.

High Customer Switching Costs. Our specialty phosphates are characterized by significant costs for our customers to switch to new suppliers. Our products are essential to the taste, feel and performance of our customers’ end-products but our specialty phosphates generally represent only a small portion of a customer’s total product costs. Furthermore, we work closely with our customers to design custom-engineered chemicals that meet application-specific performance and quality requirements. In order to change its process or switch specialty phosphate suppliers, a customer often must conduct trials to validate the change or new material under stringent quality assurance processes which often include compliance with regulatory requirements, such as those of the FDA or USDA, industry standards and internal protocols. In some instances, we estimate that it can take up to 18 months to complete a single customer approval process or for a customer to qualify a new specialty phosphate supplier. Customers are therefore often reluctant to switch suppliers given this critical functionality and application-specific design.

Significant Barriers to Entry. The specialty phosphates market benefits from certain financial, logistical, technological and service oriented characteristics that create meaningful barriers to entry:

•	Technical complexity—the technological aspects involved in developing and producing highly specialized phosphate products demand reliance on a complex and highly sophisticated technology foundation, including process expertise, application know-how, field technical services, and research and development capability.

•

High capital costs—specialty phosphate capacity is difficult to add and requires large capital investments. We estimate that building world-scale specialty phosphate capacity similar to our Coatzacoalcos, Mexico facility requires capital investment greater than $300 million and three-to-four year lead times.

•

Infrastructure barriers—customers typically require suppliers to provide significant sales and support infrastructure including technical services and just-in-time delivery capabilities. In addition, logistical challenges, high freight costs and currency risks impose significant barriers to producers outside of North America.

Low-Cost Structure. Management believes that we are the overall lowest-cost producer of specialty salts and specialty acids in North America as result of our large scale and proprietary manufacturing technology. In addition, we benefit from an efficient manufacturing footprint. Our manufacturing and distribution facilities are strategically located close to our customers to minimize transportation costs and our largest manufacturing facility is located in Mexico, a low-cost region within North America.

The combination of our leading market positions, high customer switching costs, significant barriers to entry and our low-cost position provides us with a strong and sustainable competitive advantage.

Business Strategy

Our strategic objective is to build on our strengths to selectively expand our market leadership, maintain our low-cost position and generate significant cash flow.

Grow Our Market Share. We plan to grow our market share through a focus on higher growth specialty products, innovative new product applications and penetration into new geographic markets.

•

Target high growth niches—a number of segments we participate in are expected to grow faster than the overall market. For example, Specialty Salts and Specialty Acids have a range of food, beverage, consumer and pharmaceutical excipient applications that are experiencing such growth. We are targeting these niches through superior product innovation and continued collaboration with key customers.

•

Develop new innovative products for unmet customer needs—we plan to leverage our extensive experience in Specialty Salts and Specialty Acids engineering and customization to provide our customers with new value-creating products for their applications. Our research scientists and product engineers are continually working with end-customers to both improve existing products and to develop state of the art applications for new products. We have several recent product introductions. For example, Innophos used its recently developed proprietary technology to create and launch a new calcium phosphate nutritional supplement, VersaCAL Clear®. VersaCAL Clear® provides our customers the ability to add calcium and phosphorus supplementation to clear juices, soft drinks and colas, and sports drinks without affecting the clarity of the beverage, or more critically, the taste of the beverage.

•

Further penetrate faster-growing geographic markets—we believe our existing portfolio of proprietary products will support further penetration into faster-growing export markets such as China and South America. We have recently added distribution support staff in these markets to support this expansion and anticipate adding application development support labs in the future. Two recently introduced proprietary products into China have had demand that has exceeded our expectations.

Strengthen Our Low-Cost Position. We have a solid historical track record of improving our cost structure and expect to continue executing cost structure improvements. Ongoing cost saving initiatives include pursuing operational efficiencies, optimizing existing technologies and networks, maintaining a lean organizational structure and continuously managing fixed costs. As part of this ongoing process, we are currently constructing a cogeneration project at our Coatzacoalcos plant at a cost of approximately $16.0 million. This project, when completed, is expected to reduce our energy costs by approximately $6.0 million per year. In addition to the cogeneration project, we have identified numerous other optimization opportunities such as improving the integration of our Mexican and U.S. manufacturing network and reducing specific fixed cost elements. We believe that our cost structure improvement efforts initiated in 2007 and to be initiated in 2008 and 2009 will result in approximately $12.0 million to $15.0 million of annual cost savings by 2009. We are focused on realizing these savings and to continue finding future opportunities for profit improvement. We expect capital and other expenditures, including those for the cogeneration project, of approximately $21.0 million to $25.0 million will be required to realize these cost savings.

Reduce Financial Leverage and Interest Expense. We significantly reduced our financial leverage with a portion of the net proceeds from the initial public offering of our common stock, or IPO, and we are focused on using a significant portion of our future net operating cash flows to further repay indebtedness. Since our IPO in November, 2006 we have reduced our annual interest expense by approximately $3.2 million by paying down debt and refinancing some of our higher cost debt.

Initial Public Offering

On November 7, 2006, we successfully completed our IPO, in which we sold 8.0 million shares of our common stock, and certain selling stockholders sold 695,652 shares of our common stock. Net proceeds plus cash on hand were used for the following:

1.	$83.3 million principal amount of the Floating Rate Senior Notes due 2015 of Innophos Investments, or the Floating Rate Senior Notes, were called on December 11, 2006 and related premiums of $3.6 million and interest of $0.8 million were paid;

2.	$38.9 million of voluntary repayments were made on the term loan portion of our senior credit facility in October and November of 2006;

3.	Bain Capital was paid $13.2 million upon the consummation of the IPO to terminate our advisory agreement; and

4.	IPO-related expenses were paid, including management retention bonuses of $2.5 million.

Recent Events

Senior Unsecured Notes. On April 16, 2007 Holdings issued $66.0 million of 9.5% Senior Unsecured notes due 2012, or the Senior Unsecured Notes, and used the net proceeds plus approximately $0.5 million of cash on hand for the full redemption of the $60.8 million Floating Rate Senior Notes that remained outstanding, and to pay related expenses.

Ratings Upgrade. Moody’s upgraded our debt ratings, including corporate credit rating to B1 from B2 and changed its outlook to stable and assigned a B3 rating to the new HoldCo notes. S&P has also revised its outlook from stable to positive and raised bank loan rating to B+ from B.

Rhodia Litigation. In connection with pending litigation between our Mexican subsidiary, Innophos Fosfatados and the Tax Audit and Assessment Unit of the National Waters Commission, or CNA, more fully discussed below, we were informed that on March 22, 2007, the New York State Supreme Court Appellate Division, First Department, issued a favorable ruling affirming the partial grant of summary judgment in

February 2005 to us against Rhodia, S.A. and affiliates, or Rhodia, regarding our assertion that we are entitled to be fully indemnified for claims asserted by the CNA. The court affirmed that those claims are “Taxes,” as that term was used by the parties in their 2004 purchase agreement by which we acquired substantially all of the operating assets of Innophos Fosfatados from Rhodia. The appellate court also affirmed the trial court’s decision that Rhodia will be obligated to provide the collateral or other forms of security required in contesting the CNA claims, which themselves are the subject of separate ongoing proceedings in Mexico. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Claims and Legal Proceedings” and “Business—Claims and Legal Proceedings” for further information.

Dismissal of CNA Salt Water Claims. On November 1, 2004, Innophos Fosfatados received notice of claims from the CNA, demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing in 1998 and 1999, which we refer to as the Salt Water Claims, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant, which we refer to as the Fresh Water Claims. Following proceedings before the agency, on November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and some CNA rulings, including a discretionary appeal seeking a court ruling on our substantive challenges to the Salt Water Claims that were not addressed by CNA. On May 11, 2007, a five judge panel of the court issued its decision unanimously overturning the Salt Water Claims. See “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Claims and Legal Proceedings” and “Business—Claims and Legal Proceedings” for further information.

Risk Factors

Despite our competitive strengths discussed elsewhere in this prospectus, investing in our common stock involves substantial risk. In addition, our ability to execute our strategy is subject to certain risks. The risks described under the heading “Risk Factors” immediately following this summary may cause us not to realize the full benefits of our strengths or may cause us to be unable to successfully execute all or part of our strategy. Before you invest in our common stock, you should carefully consider all the information in this prospectus, including matters set forth under the heading “Risk Factors.”

Principal Stockholder

Prior to the consummation of this offering, funds associated with Bain Capital Partners, LLC, which we refer to collectively herein as Bain Capital, own approximately 48.5% of our common stock. Founded in 1984, Bain Capital is a leading global investment firm managing more than $37 billion in assets through its affiliated investment advisers, including private equity, venture capital, high-yield debt and public equity, and has more than 220 investment professionals. Since its inception in 1984, the firm’s private equity adviser and its predecessors have raised nine private equity funds and have made investments in, and add-on acquisitions of, more than 230 companies. Headquartered in Boston, the firm also has offices in New York, London, Munich, Hong Kong, Shanghai and Tokyo. Following the consummation of this offering, Bain Capital will own approximately 24.5% of our common stock, assuming no exercise of the underwriters’ over-allotment option.

Our Corporate Information

We are a Delaware corporation. Our principal executive offices are located at 259 Prospect Plains Road, Cranbury, New Jersey 08512 and our telephone number is (609) 495-2495. Our website address is http://www.innophos.com. We do not incorporate the information on our website into this prospectus and you should not consider it part of this prospectus.

THE OFFERING

Issuer	Innophos Holdings, Inc.

Shares of common stock offered by the selling stockholders	5,000,000 shares of common stock.

Common stock	The offering includes common stock already outstanding and does not affect the 20,784,553 shares outstanding prior to the offering.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders.

Shares outstanding after consummation of the offering

The total number of shares of common stock that will be outstanding after this offering is based on 20,784,553 shares outstanding as of May 15, 2007, including non-vested shares subject to forfeiture, and excludes:

•	380,704 shares of common stock issuable upon the exercise of vested options outstanding as of May 15, 2007 at a weighted average exercise price of $2.55 per share; and

•	1,000,000 shares of common stock reserved for future issuance under our 2006 Long Term Equity Incentive Plan.

NASDAQ Symbol	“IPHS”

Risk factors

For a discussion of risks relating to our company, our business and an investment in our common stock, see “Risk Factors” and all other information set forth in this prospectus before investing in our common stock.

Unless we specifically state otherwise, all information in this prospectus assumes no exercise by the underwriters of their over-allotment option to purchase 750,000 shares of common stock from the selling shareholders to cover over-allotments.

Summary Historical and Other Financial Data

The following table presents our summary historical and other financial data, which you should read in conjunction with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus. The summary historical combined/consolidated financial data for the years ended December 31, 2006 and December 31, 2005, for the periods August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004 and for the year ended December 31, 2003 have been derived from our audited financial statements included elsewhere in this prospectus. The data for the three-month periods ended March 31, 2007 and March 31, 2006 was derived from unaudited condensed and consolidated financial statements, included elsewhere in this prospectus, which in our opinion contains all adjustments necessary for a fair statement of the interim financial data. Results for interim periods are not necessarily indicative of results that may be expected for a full fiscal year. Historical results are not necessarily indicative of the results expected in the future.

On August 13, 2004, Holdings acquired 100% of the common stock of Innophos, Inc., which, along with its subsidiaries, acquired from Rhodia, the specialty phosphate assets of Rhodia’s operations in the U.S., Port Maitland, Ontario and Mission Hills, Mexico, as well as the common stock of certain Mexican subsidiaries, which we collectively refer to herein as the Acquisition, pursuant to the purchase and sale agreement with Rhodia, or Rhodia Agreement. Our financial statements are presented under two different bases of accounting. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis.

	Combined Predecessor		Consolidated Successor
						(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
		(dollars in thousands)
Statement of Operations Data:
Net Sales	$503,920	$332,721	$205,607	$535,499	$541,797	$130,335	$136,680
Costs of Goods Sold	422,914	277,014	177,568	443,254	449,516	108,585	115,698

Gross Profit	81,006	55,707	28,039	92,245	92,281	21,750	20,982

Operating Expenses:
Selling, General and Administrative	38,452	22,875	19,026	48,685	59,598	10,395	10,413
Research and Development	4,816	3,106	964	2,240	1,734	282	542
In-Process Research and Development	—	—	1,200	—	—	—	—
Goodwill Impairment(1)	17,600	—	—	—	—	—	—
Restructuring(2)	2,082	1,783	—	—	—	—	—
Asset Securitization	963	(66)	—	—	—	—	—

Total Operating Expenses	63,913	27,698	21,190	50,925	61,332	10,677	10,955

Income from Operations	17,093	28,009	6,849	41,320	30,949	11,073	10,027
Interest Expense	3,351	3,098	11,065	46,628	58,242	13,400	9,921
Foreign Exchange (Gains) Losses, Net	1,735	627	315	177	(162)	(53)	(134)
Other (Income) Expense, Net	146	22	(50)	(516)	(228)	(114)	58

Income (Loss) Before Income Taxes	11,861	24,262	(4,481)	(4,969)	(26,903)	(2,160)	182
Provision (Benefit) for Income Taxes	11,245	8,954	(3,706)	6,724	5,914	(870)	2,250

Net Income (Loss)	$616	$15,308	$(775)	$(11,693)	$(32,817)	$(1,290)	$(2,068)
Preferential Distribution to Class L Common Stockholders(3)	*	*	4,788	3,174	1,605	464	*
Net (Loss) Attributable to Class A Common Stockholders(3)	*	*	(5,563)	(14,867)	(26,546)	(1,754)	*
Net (Loss) Attributable to Common Stockholders	*	*	*	*	(7,876)	*	(2,068)

	Combined Predecessor		Consolidated Successor	Consolidated Successor
						(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(dollars in thousands, except per share data)
Per Share Data: Earnings (Loss) Per Share(3):
Basic
Class A	*	*	$(0.58)	$(1.55)	$(2.77)	$(0.18)	*
Class L	*	*	$1.79	$1.19	$0.60	$0.17	*
Common	*	*	*	*	$(0.39)	*	$(0.10)
Diluted
Class A	*	*	$(0.58)	$(1.55)	$(2.77)	$(0.18)	*
Class L	*	*	$1.79	$1.19	$0.60	$0.17	*
Common	*	*	*	*	$(0.39)	*	$(0.10)

Weighted Average Shares Outstanding(3):
Basic
Class A	*	*	9,590,851	9,597,696	9,595,061	9,597,696	*
Class L	*	*	2,676,473	2,678,383	2,677,648	2,678,383	*
Common	*	*	*	*	20,270,463	*	20,562,809
Diluted
Class A	*	*	9,590,851	9,597,696	9,595,061	9,597,696	*
Class L	*	*	2,676,473	2,678,383	2,677,648	2,678,383	*
Common	*	*	*	*	20,270,463	*	20,562,809

	Combined Predecessor		Consolidated Successor	Consolidated Successor
						(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(dollars in thousands)
Other Data:
Cash Flows Provided by (Used in):
Operating Activities	$26,348	$44,095	$(5,375)	$46,058	$40,937	$2,577	$(1,932)
Investing Activities	(12,673)	(2,633)	(486,432)	(10,862)	(15,577)	(2,706)	(4,625)
Financing Activities	(10,330)	(43,287)	503,052	13,445	(55,003)	(18,500)	(9,525)
Cash Interest Paid	3,351	3,098	3,095	30,907	42,712	13,127	13,807
Cash Income Taxes Paid	—	—	708	6,026	13,925	3,715	1,950
Capital Expenditures	13,107	2,745	4,046	10,862	15,577	2,706	4,625
EBITDA(4)(5)(6)	64,640	50,368	23,570	87,591	77,783	22,378	21,668

* Not applicable.

Consolidated Successor As of March 31, 2007
(Unaudited)
Balance Sheet Data:
Accounts Receivable(7)	$59,933
Inventories	70,762
Property, Plant & Equipment, Net	270,660
Total Assets	546,961
Total Debt	391,800
Total Stockholder’s Equity	56,352

(1)	Represents the non-recurring and non-cash impairment write-down of goodwill at our Mexican subsidiaries pursuant to SFAS No. 142, “Goodwill and Other Intangibles,” as of December 31, 2003.

(2)	Restructuring costs primarily represent employee termination costs and relate to the following items:

(a)	$2.1 million in 2003 primarily for the headcount reduction of (i) 38 individuals at our Chicago Heights facility in connection with the outsourcing of certain distribution and packaging operations and (ii) 24 individuals in our Mexican operations as we positioned ourselves as a stand-alone company, and
(b)	$1.8 million in the first 7.5 months of 2004 primarily relating to (i) headcount reductions at our Cranbury headquarters relating to the restructuring of our company to a product-focused organization and (ii) the elimination of seven individuals at our Chicago Heights facility relating to the aforementioned initiatives.

(3)	We have not reflected any distributions or other amounts attributable to common stock including an earnings per share calculation for the predecessor period given the different basis of accounting between predecessor and successor period and that the predecessor had not issued any common stock or potential common stock.

(4)	EBITDA is a primary component of certain covenants under our senior secured credit facility and is defined as net income (loss) before interest expense, income taxes, depreciation and amortization including asset impairment charges. We believe that EBITDA is useful to investors as a way to evaluate our ability to incur and service debt, make capital expenditures and meet working capital requirements. EBITDA does not represent net income or cash flows from operations, as these terms are defined under generally accepted accounting principles, or GAAP, and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. EBITDA as presented in this prospectus is not necessarily comparable to similarly titled measures reported by other companies.

(5)	The following table presents a reconciliation of net income to EBITDA for the periods included below:

	Combined Predecessor		Consolidated Successor	Consolidated Successor
						(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(dollars in thousands)
Reconciliation of Net Income (Loss) to EBITDA:
Net Income (Loss)	$616	$15,308	$(775)	$(11,693)	$(32,817)	$(1,290)	$(2,068)
Provision (Benefit) for Income Taxes	11,245	8,954	(3,706)	6,724	5,914	(870)	2,250
Interest Expense	3,351	3,098	9,994	42,986	51,574	12,014	9,099
Amortization of Deferred Financing Charges	—	—	1,070	3,642	6,669	1,386	822
Goodwill Impairment	17,600	—	—	—	—	—	—
Depreciation and Amortization	31,828	23,008	16,987	45,932	46,443	11,138	11,565

EBITDA(6)	$64,640	$50,368	$23,570	$87,591	$77,783	$22,378	$21,668

(6)	Included in EBITDA are the following unusual items of (expense) income:

	Combined Predecessor		Consolidated Successor	Consolidated Successor
						(Unaudited)	(Unaudited)
	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14, through December 31, 2004(8)	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(dollars in thousands)

Advisory Fees Paid to Sponsor(a)	—	—	(839)	$(3,285)	$(15,244)	$(516)	—
Mexican Statute Change and Legal Entity Restructuring(b)	—	—	—	2,150	939	—	—
Separation Consulting Fees, Professional Fees, and Other Costs(c)	—	—	(1,003)	(5,088)	(3,239)	(955)	—
CNA Litigation(d)	—	—	(752)	(1,830)	(148)	(37)	—
Purchase Accounting Charges(e)	—	—	(7,600)	—	—	—	—
Rhodia Pre-Divestiture Financing Arrangements(f)	(3,367)	66	—	—	—	—	—
Restructuring(g)	(2,082)	(1,783)	—	—	—	—	—
Other(h)	—	—	(819)	(470)	—	—	(1,397)

Total Unusual Items of (Expense) Income Included in EBITDA	(5,449)	(1,717)	(11,013)	$(8,523)	(17,692)	(1,508)	(1,397)

(a)	Advisory Fees relates to an advisory agreement with Bain Capital for general executive and management services as well as merger, acquisition and divestiture assistance and analysis of financial alternatives. In exchange for these services, Bain Capital received an annual advisory service fee of $2.0 million plus transaction related fees and reasonable out of pocket expenses. The 2005 fee of $3.3 million included $1.2 million relating to our February 2005 leveraged recapitalization. In connection with our IPO, this advisory agreement was terminated.

(b)	Mexican Statute Change represents a non-cash benefit related to a Mexican benefits reserve adjustment as a result of changes in the law governing such benefits. The legal entity restructuring relates to a one-time non-income tax gain triggered by restructuring of our Mexican legal entities.

(c)	Separation Consulting Fees, Professional Fees and Other Separation Costs represents fees for information technology, tax compliance, and other expenses incurred in conjunction with our transition to a stand-alone entity post-separation from Rhodia. This adjustment also includes fees (primarily legal and accounting) incurred in conjunction with the registration of the Senior Subordinated Notes, and the Floating Rate Senior Notes.

(d)	CNA Litigation relates to legal costs associated with the claim of the CNA, against us.

(e)	Purchase accounting inventory fair value adjustment and in-process research and development charge in connection with the Acquisition.

(f)	Rhodia pre-divestiture financing arrangements (accounts receivable securitization and sale leaseback financing).

(g)	Restructuring costs during the predecessor period.

(h)	Other includes charges recorded for estimated environmental remediation costs at our Nashville site, other small non-recurring expenses and Mexican severance related to the elimination of 27 personnel and a benefit reduction buy back.

(7)	Accounts receivable does not include the unretained portion of gross accounts receivable that had been sold under the Rhodia asset securitization program as follows:

	Combined Predecessor	Consolidated Successor
	As of December 31,				As of March 31, 2007 (Unaudited)
	2003	2004	2005	2006
	(dollars in thousands)
Gross Accounts Receivable	$71,231	$66,324	$55,842	$56,316	$59,933
Unretained Portion	18,542	—	—	—	—

Accounts Receivable	$52,689	$66,324	$55,842	$56,316	$59,933

(8)	The successor period reflects the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations.”

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before investing in our common stock you should consider carefully the following risks, together with financial and other information contained in this prospectus. If any of the following risks or uncertainties actually occurs, our business, prospects, financial condition and results of operations could be materially adversely affected. In that case, the trading price of our common stock would likely decline and you may lose all or a part of the money you paid to buy our common stock.

Risks Related to Our Business

We depend to a significant extent on the availability and pricing of certain raw materials and energy. Any interruption in, or increase in pricing of, our supply of raw materials could adversely affect our business and operating results.

Our principal raw materials consist of phosphate rock, sulfur and sulfuric acid, merchant green acid, purified phosphoric acid and energy (principally natural gas and electricity). Our raw materials are generally purchased under long-term supply contracts typically priced according to predetermined formulae dependent on price indices or market prices. We do not typically engage in futures or other derivatives contracts to hedge against fluctuations in future prices. In many cases, our contracted selling prices for our products are fixed for a period of one year, a structure that increases our exposure to volatility in raw materials prices.

Various market conditions can affect the price and supply of our raw materials. Because phosphate rock is also used globally for fertilizer production, the cost of that material is mainly driven by demand conditions in the fertilizer market and freight costs, which are volatile. We obtain phosphate rock from a state-owned mining company in Morocco, and our supply of that material could be affected by capacity constraints, political unrest or weather conditions in the areas where our supplier operates.

Natural gas prices have experienced significant volatility in the past several years. Wide fluctuations in natural gas prices may result from relatively minor changes in the supply of and demand for natural gas, market uncertainty, and other factors that are beyond our control, such as:

•	the price and availability of alternative fuels;

•	effects of severe weather;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes; and

•	political instability and terrorist activities within OPEC member states.

In addition, natural gas is often a substitute for petroleum-based energy supplies and natural gas prices are positively correlated with petroleum prices. Future increases in the price of petroleum (resulting from increased demand, political instability or other factors) may result in significant additional increases in the price of natural gas. We typically purchase natural gas at spot market prices for use at our facilities which exposes us to price volatility, except in those instances where, from time to time, we enter into longer term, fixed-price natural gas contracts.

Most of our raw materials are supplied to us by either one or a small number of suppliers. Some of those suppliers rely, in turn, on sole or limited sources of supply for raw materials included in their products. Failure of our suppliers to adjust to meet increasing or changes in demand, for example, the recent trends in fertilizer demand or to operate according to regulations applicable to them, for example, those pertaining to environmental compliance, may prevent them from continuing to supply raw materials as we require, or at all. Our inability to obtain sufficient quantities of sole or limited source raw materials or to develop alternative sources if required could result in increased costs in our operations or our inability to properly maintain our existing level of operations.

The results of certain of our businesses are significantly dependent on long-term contractual arrangements with suppliers.

The results of certain of our business activities depend on long-term or renewable contracts to supply materials or products. In particular, we rely to a significant degree on single-source supply contracts and some of these contractual relationships may be with a relatively limited number of suppliers. Although most of our major supplier relationships are typically the result of multiple contractual arrangements of varying terms, in any given year, one or more of these contracts may come up for renewal. Our principal contract for the supply of soda ash terminates in accordance with its terms, effective December 31, 2007. We cannot be sure we will succeed in negotiating a replacement long term soda ash arrangement on favorable terms for the Company, or that we will be able to renew or replace other supply contracts on acceptable terms as required. In addition, from time to time, we enter into toll manufacturing agreements or other arrangements to produce minimum quantities of product for a certain duration. If we experience delays in delivering contracted production, we may be subject to contractual liabilities to the buyers to whom we have promised the products.

Pricing pressures by our customers and increased competition may adversely affect our results of operations.

From time to time, we experience pricing pressure, particularly from significant customers and often coincident with periods of overcapacity, in the markets in which we compete. In the past, we have taken steps to reduce costs and resist possible price reductions by structuring our contracts and developing strong non-price related customer service relationships. However, price reductions in the past have adversely affected our sales and profit margins, and if we are not able to offset price pressure when it arises through improved operating efficiencies and reduced expenditures it may have a material adverse effect on our results of operations.

We face significant competition in each of our markets. In the specialty chemicals industry, competition is based upon a number of considerations, including product differentiation and innovation, product quality, technical service, and supply reliability. In addition, in some markets, our products are subject to price competition due to factors such as competition from low-cost producers, import competition, excess industry capacity and consolidation among our customers and competitors. New products or technologies developed by competitors may also have an adverse impact on our competitive position. Recently announced expansions, such as the startup of a fourth production train of purified phosphoric acid by PCS in 2006, and others, even outside North America, as they may develop, could have a negative impact on our competitive position.

Our inability to anticipate or respond to physical disasters and follow on consequences could have a material adverse effect on our business and results of operation.

We operate a number of manufacturing facilities in the US, Canada and Mexico, and we coordinate company activities, including our sales, customer service, information technology systems and administrative services and the like, through headquarters operations in those countries. Our sites and those of others who provide services to them are subject to varying risks of disaster and follow on consequences, both manmade and natural, that could degrade or render inoperable one or more of our facilities for an extended period of time. Such disaster related risks and effects are not predictable with certainty and, although they can be mitigated, they cannot be avoided. We seek to mitigate our exposures to physical disaster events in a number of ways. For example, where feasible, we design and engineer the configuration of our plants to reduce the consequences of disasters. We also maintain insurance for our facilities against casualties, including extended business interruption, and we continually evaluate our risks and develop contingency plans for dealing with them. Although we have reviewed and analyzed a broad range of risks applicable to our business, the ones that actually affect us may not be those we have concluded most likely to occur. Furthermore, although our reviews have led to more systematic contingency planning, our plans are in varying stages of development and execution, such that they may not be adequate at the time of occurrence for the magnitude of any particular disaster event that befalls us.

Our inability to anticipate, respond to or utilize changing technologies could have a material adverse effect on our business and results of operations.

Our future results will depend on our ability to continue to introduce new products and applications that offer distinct value for our customers. Many of our products could be affected by technological change and new product introductions and enhancements. For example: technical grade STPP (used as a builder in automatic dishwasher detergents) may be substituted by a new builder; Specialty Acids products, such as Polyphosphoric Acid (used in asphalt modification applications), may be substituted by low-cost polymers; or Specialty Salts products, such as Calcium Phosphates (used in Calcium fortification), may be substituted by other sources of Calcium such as Calcium Carbonate. We expect to continue to enhance our existing products, to identify, develop, and manufacture new products with improved capabilities, and to make improvements in our productivity in order to maintain our competitive position. We also intend to devote resources to the development of new technologically advanced products and systems and to continue to devote a substantial amount of expenditures to the research and development functions of our business. However, we cannot assure you that:

•	we will be successful in developing new products or systems or bringing them to market in a timely manner;

•	products or technologies developed by others will not render our offerings obsolete or non-competitive;

•	our customers will not substitute our products with competing products or alternate technology;

•	the market will accept our innovations; or

•	our competitors will not be able to produce our core non-patented products at a lower cost.

In connection with the Acquisition, we entered into the Rhodia Agreement and various supply and sales agency arrangements with Rhodia and its affiliates. We rely, to a significant extent, on Rhodia’s ability to perform its obligations under these agreements.

We depend on Rhodia’s ability to perform its obligations under our 2004 acquisition agreements, primarily to indemnify us (or provide security) against potential liabilities (such as our CNA claims discussed in this section), but also to remit proceeds to us as our sales agent in the pharmaceutical end-use market. Rhodia has experienced financial difficulties in recent years, and, although it has put in place a restructuring plan to restore its financial health, there is no assurance that Rhodia’s restructuring efforts ultimately will be successful. If Rhodia were to become insolvent or resort to bankruptcy protection, we cannot be sure that Rhodia would perform all its obligations under our agreements with them.

We may be adversely affected by environmental, safety, and production and product regulations or actions.

Our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials and some of our products are ingredients in foods, nutritional supplements or pharmaceutical excipients that are used in finished products consumed or used by humans or animals. As a result, we are subject to extensive and frequently changing environmental and other regulatory requirements and periodic inspection by federal, state, and local authorities, including the U.S. Environmental Protection Agency, or EPA, the FDA, and the USDA, as well as other regulatory authorities and those with jurisdiction over our foreign operations. Our operations also expose us to the risk of claims for environmental remediation and restoration or for exposure to hazardous materials. Our production facilities require various operating permits that are subject to renewal or modification. Violations of environmental laws, regulations, or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages, the rescission of operating permits, third-party claims for property damage or personal injury, or other costs.

Maintaining compliance with health and safety and environmental laws and regulations has resulted in ongoing costs for us. Currently, we are involved in several compliance and remediation efforts and agency inspections concerning health, safety and environmental matters. The EPA has indicated that compliance at facilities in the phosphate industry is a high enforcement priority. In 2004, the EPA conducted a multi-media inspection and in 2005 followed up on issues regarding compliance with air, water and hazardous waste regulations at our Geismar, Louisiana plant. In August 2006, we received a report in connection with that inspection identifying certain areas of concern raised by the EPA under its hazardous waste regulations. We believe that we operate our Geismar facility in material compliance with all applicable environmental laws and regulations, including those of the EPA, and have responded to those concerns by explaining how in our judgment our operations meet applicable regulations or exclusions. In March 2007, we received a further EPA request for additional information concerning hazardous waste, air pollution controls and materials handling at the Geismar plant. We have provided substantially all the requested information and have secured an extension to file additional items.

Some existing environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for contamination at those locations without regard to causation or knowledge of contamination. Many of our sites have an extended history of industrial use. Soil and groundwater contamination have been detected at some of our sites, and additional contamination might occur or be discovered at these sites or other sites (including sites to which we may have sent hazardous waste) in the future. We continue to investigate, monitor or clean-up contamination at those of our sites where we believe action is warranted. Due to the uncertainties associated with environmental investigations and clean-ups and the ongoing nature of the investigations and clean-ups at our sites, we cannot predict precisely the nature, cost, and timing of our future remedial obligations with respect to our sites.

Additional laws or regulations applicable to phosphate-based products may be implemented in the future. For example, a number of states are moving to effectively ban the use of phosphate-based products in consumer automatic dishwashing detergents. In 2006, Washington State enacted this type of legislation effective in several counties in 2008 and state-wide in 2010. Maryland and Vermont have also recently enacted similar legislation while Minnesota has passed identical legislation pending action by its governor, all to be effective in 2010, and comparable bills are being considered by the legislatures of several other states. In 2007, the trade association that includes major manufacturers of consumer automatic dishwashing detergents began actively supporting these efforts, increasing the likelihood they will become widespread. This trend and related changes in consumer preferences could have a significant impact on our business to the extent we are not able to react in a timely and adequate manner to our customers’ reformulations of consumer automatic dishwashing detergent products and resulting market changes by adjusting our sales and manufacturing plans. Furthermore, although already banned in home laundry detergents in many U.S. States, phosphates are still permitted for those applications in many Latin American regions. We cannot be sure that such a ban may not be implemented in some or all of these Latin American markets in the future, although the geological and hydrological conditions (i.e., river and lake regions) differ substantially from the U.S. Additional laws or regulations focused on reduced use of other phosphate-based products could occur in the future. For example, some jurisdictions have threatened to further regulate or ban the use of polyphosphoric acid and orthophosphoric acid in asphalt road construction. Such a ban, if instituted in multiple jurisdictions or throughout the U.S., could have significant impact on our business.

Due to the nature of our business and products, we may be liable for damages based on product liability claims.

Many of our products are additives used in the food and beverage, consumer product, nutritional supplement and pharmaceutical industries. The sale of these additives and our customers’ products that include them involve the risk of product liability and personal injury claims, which may be brought by our customers or end-users of products. While we adhere to stringent quality standards, in the course of their production, storage and transportation, our products could be subject to adverse effects from foreign matter such as moisture, dust, odors, insects, mold, or other substances (organic or inorganic), or from excessive temperature. Historically, we have not been subject to material product liability claims, and there are no such material claims currently outstanding. However, because our products are used in manufacturing a wide variety of our customers’ products, including those ingested by people, we cannot assure you that we will not be subject to material product liability or recall claims in the future.

We may be held liable for certain tax claims by the National Waters Commission of Mexico for which we might not receive indemnification or that Rhodia might not be able to pay.

In November 2004, one of our Mexican subsidiaries received notices of the Salt Water Claims and the Fresh Water Claims from the CNA. At May 22, 2007 exchange rates, the CNA claims as initially assessed, including claims for interest, inflation, surcharges and penalties under Mexican law, totaled approximately $139.9 million (approximately $108.7 million on salt water claims and $31.2 million on fresh water claims).

On December 16, 2004, we sued Rhodia in New York State Supreme Court (New York County) seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an order granting our summary judgment motion on both counts on June 13, 2005. Rhodia appealed the order to the Appellate Division, First Department, which on March 22, 2007 affirmed the lower court’s rulings in our favor. On April 27, 2007, Rhodia timely filed with the Appellate Division, First Department a Motion for Leave to Appeal to New York’s highest court, the New York Court of Appeals on the issue as to whether the CNA claims are “Taxes” under the Rhodia Agreement. On May 29, 2007, the court granted Rhodia’s motion, and we expect that the matter will be briefed and argued in the ordinary course within the Court of Appeals. Rhodia did not seek an appeal of the Appellate Division, First Department’s decision that Rhodia is responsible for any security required by the Mexican authorities.

Although the CNA indicated in 2005 that security for the full amount of the matter in dispute, which approximates $173.4 million (at current exchange rates as of May 22, 2007 with the security amount projected to February 2008), would be required, we have now been advised that if security is demanded, it would be reduced to approximately $37.7 million at current exchange rates as of May 22, 2007. Rhodia has acknowledged its obligation under the New York trial court ruling to post such security (subject to appeal), but has taken the position that security is not currently required. However, if Mexican authorities determine that our subsidiary is not satisfying security requirements, they could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals. A final determination of the matter may require appeals to the Mexican Supreme Court and remands to the CNA or to lower courts, a process that might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims.

Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses for the fiscal years 2003, 2004 and 2005. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the Rhodia Agreement. If for any reason the judgments were not paid by Rhodia and became solely our responsibility, at the present time we could not meet those obligations from our existing resources. As a result, we might have to seek to raise significant additional capital to meet our obligations, and, if those efforts did not succeed, it is possible that we could be forced to protect ourselves under debtor relief laws in Mexico or in the U.S.

We may be required to pay certain duties, taxes and other charges that were temporarily exempted by the CNA, in the event the CNA finds that our Coatzacoalcos, Mexico plant operations failed to comply with a water recycling agreement by a December 31, 2004 deadline.

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility, or the PAMCAR Agreement. The PAMCAR Agreement required that action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties, taxes and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complied with the applicable requirements of the PAMCAR Agreement.

In 2005, Innophos Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. There is no time frame within which the CNA must make its determination.

•

In the event Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s terms and deadlines, the exempted taxes, duties and related charges through December 31, 2004, could be reinstated. We estimate that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.7 million at current exchange rates as of May 22, 2007 (including inflation and interest). In addition, management is advised that it is possible under applicable law that a penalty could be imposed of up to an additional $11.3 million at current exchange rates as of May 22, 2007. If the CNA were to impose charges and/or penalties upon us under the PAMCAR Agreement it could have a material adverse effect on our business, results of operations, and/or financial condition.

•

Based upon currently available information and advice of counsel, we would take appropriate steps to challenge any claim stemming from an alleged violation of the PAMCAR Agreement before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable.

You should read the discussion under “Business—Claims and Legal Proceedings” for further information on these claims.

We may be required to pay additional Mexican port concession title taxes and fees.

In late March of 2007, Innophos Fosfatados received a request for information from the Secretariat of Communications and Transportation, or the SCT, related to its permit, or Concession Title, to use national port facilities. Innophos Fosfatados was granted a 20 year Concession Title in 1993, covering land, pier and water areas for its Coatzacoalcos plant operations. The SCT has the authority to oversee compliance with the Concession Title, including the payment of required taxes and fees, and to take enforcement action, including revocation or refusal to renew a Concession Title in the case of non-compliance. We have recently determined that there is a probable liability, but the extent of any liability cannot be determined because an appraisal using the required valuation standards on which taxes and fees are based, and review of underlying facts and documents, have not been completed. Depending upon the results of the appraisal and such review, it is possible that the amount of any taxes and fees, including surcharges and potential penalties could be material. We intend to work with our tax advisors, legal counsel and SCT representatives in order to determine the amounts due and make required payments in order to ensure continued compliance.

We believe the liability is indemnified by Rhodia under the Rhodia Agreement. However, Rhodia may be unwilling to pay any such amounts and may choose to challenge our claim for indemnification.

We have not completed our initial report on the effectiveness of internal controls over financial reporting.

For the year ending December 31, 2007, management will be required, under Section 404 of the Sarbanes-Oxley Act of 2002, to deliver a report that assesses the effectiveness of our internal controls over financial reporting, and our auditors will be required to independently opine on the effectiveness of our internal controls over financial reporting. We have a substantial effort ahead of us to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their functionality. If it is determined that we do not have effective internal controls over financial reporting, we may be required to implement new internal control procedures. We may experience higher than anticipated operating expenses as well as expert consulting services, outside auditor fees and costs for new personnel in order to implement required changes.

We have identified material weaknesses in our internal controls over financial reporting in previous periods and we cannot provide assurance that material weaknesses in our internal control over financial reporting will not be discovered in the future. Any failure to implement improved controls in order to remediate material weaknesses that may be identified, or any difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements.

As our collective bargaining agreements reach their expiration, we may experience labor unrest and work stoppages.

Approximately 60% of our employees are unionized, and we operate under collective bargaining arrangements with several unions in our foreign and domestic facilities. Although we believe relations with our unions are generally good, our facilities have experienced strikes in the past, most recently a six-week strike at our Port Maitland, Ontario facility in the Summer of 2003 (a date prior to our acquisition of that plant). Other than our agreement in Mexico, our current collective bargaining agreements expire at varying times from January 2008 through April 2010. The agreement covering employees at our Coatzacoalcos, Mexico facility is for an indefinite period. Wages at that facility are reviewed annually and the remainder of the agreement is subject to renegotiation bi-annually, most recently in June 2006. We cannot assure you that we will not encounter strikes or other types of conflicts with labor unions or our personnel, or that such labor disputes will not have an adverse effect on us.

We are subject to risks and uncertainties associated with our non-U.S. operations that could affect our operating results.

We have significant production operations outside the U.S., primarily in Mexico and Canada. Further, we derive approximately 40% of our revenue through our Mexican operations and we believe that revenue from sales outside the U.S. will continue to account for a material portion of our total revenue for the foreseeable future. There are inherent risks in international operations, including currency fluctuations and devaluations, unsettled political conditions and communication and translation errors due to language barriers. Among those additional risks potentially affecting our Mexican operations are changes in local economic conditions and difficulty in enforcing agreements due to differences in the Mexican legal and regulatory regimes compared to those of the U.S. The risks that our Canadian operations may be subject to include changes in laws or regulations and currency fluctuations and devaluations.

In addition, our overall success as a multinational business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We are faced with potential difficulties in staffing and managing local operations, and we have to design local solutions to manage credit risks posed by local customers and distributors. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, and failure to do so could harm our business, results of operations and financial condition. These risks are not limited to just those countries in which we operate facilities. For example, our Mexican operations and the supply of phosphate rock from Morocco and regions under disputed Moroccan sovereignty claims are both subject to the risk of adverse effects from local political unrest.

As a U.S. corporation, we are subject to the Foreign Corrupt Practices Act, and a determination that we have violated this act may affect our business and operations adversely.

As a U.S. corporation, we are subject to the regulations imposed by the Foreign Corrupt Practices Act, or FCPA, which generally prohibit U.S. companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business. We sell many of our products in developing countries through sales agents and distributors that are not subject to our disciplinary procedures. Management does not have any knowledge or indication of any violation of the FCPA and while we and our subsidiaries are committed to conducting business in a legal and ethical manner, we cannot assure you that all of our agents remain in full compliance with the terms of the FCPA at all times. There has been no determination that we have violated the FCPA, but any determination that we have violated the FCPA could have a material adverse effect on us.

Our future success will depend, in part, on our ability to protect our intellectual property rights, and our inability to enforce these rights could have an adverse effect on our competitive advantage.

We rely on a combination of contractual provisions, confidentiality procedures and agreements, and patent, trademark, copyright, unfair competition, trade secrecy, and other intellectual property laws to protect our intellectual property and other proprietary rights. Nonetheless, we cannot assure you that any pending patent application or trademark application that we make will result in an issued patent or registered trademark, or that any issued or registered patents or trademarks will not be challenged, invalidated, circumvented or rendered unenforceable. The use of our intellectual property by others could reduce any competitive advantage we have developed or otherwise harm our business. In addition, a failure to obtain trademark registrations in the U.S. and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

Litigation may be necessary to enforce our intellectual property rights, or to defend against claims by third parties that our products infringe their intellectual property rights. Any litigation or claims brought by or against us, whether with or without merit, or whether successful or not, could result in substantial costs and diversion of our resources, which could have a material adverse effect on our business, financial condition or results of operations. Any findings that we have infringed or have violated the intellectual property rights of third parties could subject us to significant liabilities, require us to seek licenses on unfavorable terms, prevent us from manufacturing or selling products and require us to redesign or, in the case of trademark claims, rename our products, any of which could have a material adverse effect on our business, financial condition or results of operations. Moreover, we cannot be sure that our property rights can be asserted in all cases or that we can defend ourselves successfully or cost-effectively against the assertion of rights by others.

Our production facilities are subject to operating hazards.

Our production facilities are subject to hazards associated with the manufacturing, handling, storage, and transportation of chemical materials and products, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters (including the risk of a tornado at our Chicago, Illinois plants and the risk of an earthquake at our plant in Coatzacoalcos, Veracruz, Mexico), terrorist attacks, mechanical failures, unscheduled downtime, transportation interruptions, remedial complications, chemical spills, discharges or releases of toxic or hazardous substances, storage tank leaks and other environmental risks. We have implemented and installed various management systems and engineering controls and procedures at all of our production facilities to minimize these risks. We also insure our facilities to protect against a range of risks. However, these potential hazards do exist and could cause personal injury and loss of life, severe damage to or destruction of property and equipment, and environmental and natural resource damage, and may result in a suspension of operations (or extended shutdowns) and the imposition of civil or criminal penalties. We could become subject to environmental, remediation, natural resource damage, personal injury or other claims brought by governmental entities or third parties. The loss or shutdown over an extended period of operations at any of our major operating facilities or any losses related to any such claims could have a material adverse effect on our business, financial condition, results of operations, or cash flow.

We highly depend upon key personnel to manage our business effectively and if we are unable to retain existing key personnel, our operating results could suffer.

We are highly dependent on the principal members of our management, operations, sales and marketing and technical staff. The loss of any number of these members of management could have a material adverse effect on our operations until we find suitable replacements. We do not have “key-person” life insurance relating to any of our executives. We believe that our future success will depend in large part upon our ability to attract and retain highly skilled managerial and marketing personnel. We face competition for such personnel from other companies and organizations. There is no assurance that we will be successful in hiring or retaining the personnel we require for continued growth.

Risks Relating to Our Indebtedness

Our substantial indebtedness could harm our financial health.

We are highly leveraged and will remain so upon consummation of this offering. As of March 31, 2007, we had consolidated indebtedness of approximately $391.8 million. In addition, we had approximately $45.5 million available to borrow under our revolving credit facility, subject to our compliance with our covenants and other conditions. Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, future acquisitions, program investment efforts and other general corporate needs;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors with less debt; and

•	limit our ability to borrow additional funds.

Despite our current levels of indebtedness, we may incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

Although our senior secured credit facility and the indentures governing the Senior Subordinated Notes and the Senior Unsecured Notes contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and the indebtedness incurred in compliance with these restrictions could be substantial. We had $45.5 million available for borrowing under our revolving credit facility as of March 31, 2007. Also, we are not prevented from incurring obligations that do not constitute “indebtedness” as defined in our senior secured credit facility and the indentures governing the Senior Subordinated Notes and the Senior Unsecured Notes, such as operating leases and trade payables. If new debt is added to our current debt levels, the related risks that we now face could intensify.

Covenants in our senior secured credit facility and the indentures governing the Senior Unsecured Notes and Senior Subordinated Notes may restrict our financial and operating flexibility and, if we are unable to comply with these covenants, our lenders may declare due and payable all outstanding loan payments, thereby harming our operations and growth.

The senior secured credit facility and the indentures governing the Senior Unsecured Notes and Senior Subordinated Notes contain a number of significant restrictions on our business. These restrictions may affect our ability to operate our business and may limit our ability to take advantage of business opportunities. These covenants restrict, among other things, our ability to:

•	sell assets;

•	incur additional indebtedness;

•	pay dividends;

•	make investments or acquisitions;

•	create liens;

•	repurchase or redeem capital stock;

•	engage in mergers or consolidations;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.

These restrictions could hurt our ability to finance our future operations or our capital needs or to engage in other business activities that may be in our interest. Our ability to comply with these ratios and tests may be affected by events beyond our control, such as prevailing economic conditions and changes in the competitive environment. A breach of any of the covenants in the senior secured credit facility, the indenture governing the Senior Unsecured Notes or the indenture governing the Senior Subordinated Notes or our inability to comply with the required financial ratios or limits could result in a default. If a default occurs, our lenders could refuse to lend us additional funds and/or declare all of our debt and any accrued interest and fees immediately due and payable. A default under one of our debt agreements may trigger a cross-default under our other debt agreements. If any of our indebtedness is accelerated, we cannot assure you that we would have sufficient assets to repay all of our obligations. Our failure to repay our obligations could, among other things, materially adversely affect the market value of the securities offered hereby.

We will have substantial interest expense and we may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.

Our cash interest expense was $42.7 million for fiscal 2006 and $13.8 million for the three months ended March 31, 2007. Our ability to make scheduled payments on, or to refinance, debt obligations depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations and other liquidity needs, we may be forced to reduce or delay capital expenditures and acquisitions, sell assets, seek additional capital or restructure or refinance our indebtedness. These alternative measures may not be successful in permitting us to meet our scheduled debt service obligations and other liquidity needs. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds which could be realized from them and these proceeds may not be adequate to meet any debt service obligations then due.

Risks Related to Our Common Stock and this Offering

Our largest stockholder can exert control over us and may have interests that diverge from yours.

As of May 15, 2007, Bain Capital held of record approximately 48.5% of our common stock. As a result, the shares held of record by Bain Capital represent approximately 48.5% of the number of votes in any matter on which our stockholders are entitled to vote. After the completion of this offering, Bain Capital will hold approximately 24.5% of our common stock, assuming no exercise of the underwriters’ over-allotment option.

Bain Capital may have interests that diverge from those of other holders of our common stock. As a result, Bain Capital may vote the shares it owns or otherwise cause us to take actions that may conflict with your best interests as a stockholder, which could adversely affect our results of operations and the trading price of our common stock.

Half of the members of our board of directors are affiliates of Bain Capital. As a result, Bain Capital can exert significant influence over our management, affairs and all matters requiring approval of our board of directors, including the approval of significant corporate transactions, a sale of our company, decisions about our capital structure and the composition of our board of directors.

Shares eligible for sale in the future may cause the trading price for our common stock to decline.

Sales of a substantial number of shares of our common stock following this offering, or the perception that these sales could occur, may depress the trading price of our common stock. These sales could also impair our ability to raise additional capital through a sale of our equity securities. Our certificate of incorporation authorizes us to issue 100,000,000 shares of common stock. As of May 15, 2007, 20,784,553 shares of common stock were outstanding, 721,371 shares were issuable upon the exercise of outstanding stock options (of which options for 380,704 shares were vested), and we had no outstanding warrants.

The number of shares of common stock eligible for sale in the public market is limited by restrictions under federal securities law and under agreements that entered into with the underwriters of this offering. Those agreements restrict these persons from selling, pledging or otherwise disposing of their shares for a period of 90 days after the date of this prospectus without the prior written consent of Credit Suisse Securities (USA) LLC. However, Credit Suisse Securities (USA) LLC in its sole discretion, at any time or from time to time and without notice may release all or any portion of the common stock from the restrictions of the lock-up agreements.

We may continue to issue our stock and, subject to any restrictions in our debt instruments, we may issue the stock of our subsidiaries to raise capital. Issuances of our stock or the stock of a subsidiary could dilute the interest of our existing stockholders and may reduce the trading price of our common stock.

We may be restricted or be unable to pay cash dividends on our common stock in the future.

We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our subsidiaries, most directly Innophos, Inc., our primary operating subsidiary, and Innophos Investments, to make dividend payments on our common stock. The amounts available to us to pay cash dividends are restricted by our subsidiaries’ debt agreements. Under our credit agreement and the indenture governing the Senior Subordinated Notes, Innophos, Inc. is limited in its ability to pay dividends or other distributions to us. In addition, in the event that we are not restricted by debt covenants from paying cash dividends, any such dividend payment will depend upon our financial condition, earnings, legal requirements, and other factors deemed relevant by our board of directors. Under Delaware law, our ability to pay dividends is limited to alternative tests measured by our surplus and earnings. Any one or more material adverse financial developments, including items such as losses from operations or write downs of assets, net of positive effects including earnings and reductions of debt, at a magnitude so as to reduce our surplus or earnings below the amounts legally required at any time for dividends, could render us unable to pay them, even if we had the cash to do so.

Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness, including our credit agreement and the indentures governing the Senior Unsecured Notes and the Senior Subordinated Notes, will permit us to pay dividends on our common stock or otherwise adhere to our dividend policy. See “Dividend Policy” and “Description of Our Indebtedness.”

Certain provisions of our corporate governing documents and Delaware law could discourage, delay, or prevent a merger or acquisition at a premium price.

Certain provisions of our organizational documents and Delaware law could discourage potential acquisition proposals, delay or prevent a change in control of our company, or limit the price that investors may be willing to pay in the future for shares of our common stock. For example, our certificate of incorporation and by-laws permit us to issue, without any further vote or action by the stockholders, up to 10,000,000 shares of preferred stock in one or more series and, with respect to each series, to fix the number of shares constituting the series and the designation of the series, the voting powers (if any) of the shares of the series, and the preferences and relative, participating, optional, and other special rights, if any, and any qualifications, limitations, or restrictions of the shares of the series. In addition, our certificate of incorporation permits our board of directors to adopt amendments to our by-laws. Finally, in the event of a “change of control” as defined in our debt agreements, we may be required to, among other things, repay all of our outstanding senior debt, as defined in the relevant agreement, and/or repurchase all or a portion of the Senior Subordinated Notes and the Senior Unsecured Notes at a purchase price in cash equal to the aggregate principal amount of notes repurchased plus a premium, accrued and unpaid interest and liquidated damages, if any, on the notes repurchased, which could materially adversely impact the value of our common stock. See “Description of Capital Stock—Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information set forth in this prospectus contains “forward-looking statements” within the meaning of the federal and state securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “expects,” “intends,” “may,” “will,” “should,” “estimates,” or “anticipates,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

All forward-looking statements, including, without limitation, management’s examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will occur or be achieved. All forward-looking statements apply only as of the date made. Unless required by law, we undertake no obligation to update or revise forward-looking statements to reflect events or circumstances that have occurred since the date such statements were made or to reflect the occurrence of unanticipated events.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in, or contemplated by, this prospectus. See “Risk Factors” for examples of factors, risks and uncertainties that could cause actual results to differ materially from those projected or assumed in our forward-looking statements. However, there may be other factors, including those discussed elsewhere in this prospectus, which may cause our actual results to differ materially from the forward-looking statements. Any forward-looking statements should be considered in light of the risk factors specified in this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling shareholders. We will pay estimated transaction expenses of $             in connection with this offering.

PRICE RANGE OF OUR COMMON STOCK

Our common stock is listed on the NASDAQ under the symbol “IPHS.” Trading of our common stock commenced on November 2, 2006 in connection with our IPO. The following table sets forth, for the periods indicated, the high and low sales prices for our common stock on the NASDAQ.

	High	Low
Year ended December 31, 2006
Fourth Quarter (from November 2)	$14.85	$11.50
Year ending December 31, 2007
First Quarter (through March 31)	$17.93	$13.95

The last reported sales price of our common stock on the NASDAQ on May 29, 2007 was $15.53 per share.

Wells Fargo Bank, National Association is the transfer agent and registrar for our common stock. On April 20, 2007 we had approximately 630 holders of record of our common stock.

DIVIDEND POLICY

On December 18, 2006, our board of directors declared a quarterly dividend of $0.11 per share of common stock payable on January 30, 2007 to holders of record on January 15, 2007, approximately $0.17 per share prorated from our IPO on November 2, 2006 through the end of the fourth quarter, December 31, 2006. Subsequent to that, we have declared dividends in 2007 at the $0.17 per share per quarter rate. Management’s current policy is to recommend dividends at the current rate be continued, reflecting its judgment at the present time that stockholders are better served if we distribute to them, as quarterly dividends payable at the discretion of our board of directors, a portion of the cash generated by our business in excess of our expected cash needs rather than retaining or using the cash for other purposes. Our expected cash needs include operating expenses and working capital requirements, interest and principal payments on our indebtedness, capital expenditures, incremental costs associated with being a public company, taxes and certain other costs. On an annual basis, we expect to pay dividends with cash flow from operations, but, due to temporary fluctuations in cash flow, we may from time to time use temporary short-term borrowings to pay quarterly dividends.

Dividends on our common stock are paid solely at the discretion of our board of directors. We are not required to pay dividends, and our stockholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide, in its discretion at any time, to decrease the amount of dividends, otherwise modify or repeal any dividend policy or discontinue entirely the payment of dividends.

Because we are a holding company, substantially all assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings and cash flow and our ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends.

Our board of directors will seek to assure itself that the statutory requirements will be met before actually declaring dividends. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal year. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value. The value of our capital may be adjusted from time to time by our board of directors, but in no event can be less than the aggregate par value of our issued stock. Our board of directors may base its determinations on our financial statements, a fair valuation of our assets or another reasonable method. In future periods, our board of directors may seek opinions from outside valuation firms to the effect that our solvency or assets are sufficient to allow payment of dividends. If we sought and were not able to obtain expert opinions confirming our ability to pay dividends, we likely would not pay them.

Paid at the current rate annualized, the dividend on our common stock now outstanding requires approximately $14.1 million of surplus to be available per year. On December 31, 2006 and March 31, 2007, our surplus calculated in accordance with Delaware law was approximately $60.7 million and $56.3 million, respectively. Our surplus condition in the future and its adequacy to support dividends will depend on our future financial results and position at the time of each dividend declaration. Any one or more material adverse financial developments, including items such as losses from operations or write downs of assets, net of positive effects including earnings and reductions of debt, could reduce available surplus below the amount legally required at any time for dividends to be paid, unless at the same time we had sufficient prior earnings under the alternative Delaware test. Under those circumstances, dividends could not be paid even if the Company had the cash to do so. We cannot be sure in the future we will continue to meet the legal tests to pay dividends at the current or any other rate. Even if we meet those tests under adverse business developments, we cannot be sure our board of directors will consider it prudent at the time to continue paying dividends on our common stock.

Our ability to pay dividends is now restricted, and likely will continue to be restricted, by agreements governing our indebtedness and that of our subsidiaries, including the indentures governing our Senior Unsecured Notes and the Senior Subordinated Notes, as well as the senior secured credit agreement of Innophos, Inc. That agreement generally limits Innophos, Inc.’s ability to pay dividends to amounts annually not exceeding $0.75 per share or a maximum of $17.5 million.

CAPITALIZATION

The following table sets forth both our cash and cash equivalents and capitalization as of March 31, 2007.

This table should be read together with the more detailed information contained elsewhere in this prospectus, including “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes included elsewhere in this prospectus.

As of March 31, 2007
(Unaudited)
(in millions except per share data)
Cash and Cash Equivalents	$15.7

Senior Credit Facility:
Revolving Credit Facility(1)	$—
Term Loan Facility	141.0
Senior Subordinated Notes	190.0
Floating Rate Senior Notes(2)	60.8

Total Debt	391.8
Stockholders’ Equity:
Common Stock: par value $0.001 per share, 100,000,000 authorized, 20,740,622 issued and outstanding(3)	20,740,622
Paid-In Capital	107.2
Accumulated Deficit	(47.3)
Accumulated Other Comprehensive (Loss)	(3.5)

Total Stockholders’ Equity	56.4

Total Capitalization	$448.2

(1)	As of March 31, 2007, the $50.0 million revolving credit facility had $45.5 million available credit for use and $4.5 million had been issued under our letter of credit sub-facility.

(2)	The Floating Rate Senior Notes were redeemed in full on April 16, 2007, in connection with the offering of the Senior Unsecured Notes. As of April 30, 2007, $66.0 million of Senior Unsecured Notes were outstanding.

(3)	Excludes 373,575 shares of common stock issuable upon the exercise of outstanding stock options and 1,000,000 shares of common stock reserved for future issuance under our 2006 Long Term Equity Incentive Plan.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated statements of operations, balance sheet and other data for the periods presented and should only be read in conjunction with our audited consolidated financial statements and the related notes thereto, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are included elsewhere in this prospectus. The historical financial data for the years ended December 31, 2006 and December 31, 2005, for the periods August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004 and for the year ended December 31, 2003 and December 31, 2002, have been derived from our historical audited combined or consolidated financial statements appearing elsewhere in this prospectus. The historical financial data for the year ended December 31, 2002 has been derived from our historical audited combined financial statements not appearing elsewhere in this prospectus. The historical financial data for the year ended December 31, 2001 have been derived from our unaudited combined financial statements. The data for the three-month periods ended March 31, 2006 and March 31, 2006 was derived from unaudited condensed and consolidated financial statements, included elsewhere in this prospectus, which in our opinion contains all adjustments necessary for a fair statement of the interim financial data. Results for interim periods are not necessarily indicative of results that may be expected for a full fiscal year.

On August 13, 2004, Holdings acquired 100% of the common stock of Innophos, Inc., which, along with its subsidiaries, acquired from Rhodia the specialty phosphate assets of Rhodia’s operations in the U.S., Port Maitland, Ontario and Mission Hills, Mexico, as well as the common stock of certain Mexican subsidiaries. As a result, our financial statements are presented under two different bases of accounting. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis.

	Combined Predecessor			Consolidated Successor
							(Unaudited)
	Year Ended December 31, 2002	Year Ended December 31, 2003	January 1, through August 13, 2004	August 14 through December 31, 2004(4)	Year Ended December 31, 2005	Year Ended December 31, 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
	(dollars in thousands)			(dollars in thousands)
Statement of Operations Data:
Net Sales	$511,806	$503,920	$332,721	$205,607	$535,499	$541,797	$130,335	$136,680
Cost of Goods Sold	406,049	422,914	277,014	177,568	443,254	449,516	108,585	115,698

Gross Profit	105,757	81,006	55,707	28,039	92,245	92,281	21,750	20,982

Operating Expenses:
Selling, General and Administrative	38,920	38,452	22,875	19,026	48,685	59,598	10,395	10,413
Research and Development	5,294	4,816	3,106	964	2,240	1,734	282	542
In-Process Research and Development	—	—	—	1,200	—	—	—	—
Goodwill Impairment(1)	—	17,600	—	—	—	—	—	—
Restructuring(2)	1,675	2,082	1,783	—	—	—	—	—
Asset Securitization, Net	1,776	963	(66)	—	—	—	—	—

Total Operating Expenses	47,665	63,913	27,698	21,190	50,925	61,332	10,677	10,955

Income from Operations	58,092	17,093	28,009	6,849	41,320	30,949	11,073	10,027
Interest Expense, Net	4,175	3,351	3,098	11,065	46,628	58,242	13,400	9,921
Foreign Exchange (Gains) Losses, Net	207	1,735	627	315	177	(162)	(53)	(134)
Other (Income) Expense, Net	86	146	22	(50)	(516)	(228)	(114)	58

Income (Loss) Before Income Taxes	53,624	11,861	24,262	(4,481)	(4,969)	(26,903)	(2,160)	182
Provision (Benefit) for Income Taxes	19,279	11,245	8,954	(3,706)	6,724	5,914	(870)	2,250

Net Income (Loss)	$34,345	$616	$15,308	$(775)	$(11,693)	$(32,817)	$(1,290)	$(2,068)

Preferential Distribution to Class L Common Stockholders(3)	*	*	*	4,788	3,174	1,605	464	*
Net (Loss) Attributable to Class A Common Stockholders(3)	*	*	*	(5,563)	(14,867)	(26,546)	(1,754)	*
Net (Loss) Attributable to Common Stockholders	*	*	*	*	*	(7,876)	*	(2,068)

Per Share Data:
Earnings (Loss) Per Share(3):
Basic
Class A	*	*	*	$(0.58)	$(1.55)	$(2.77)	$(0.18)	*
Class L	*	*	*	$1.79	$1.19	$0.60	$0.17	*
Common	*	*	*	*	*	$(0.39)	*	$(0.10)
Diluted
Class A	*	*	*	$(0.58)	$(1.55)	$(2.77)	$(0.18)	*
Class L	*	*	*	$1.79	$1.19	$0.60	$0.17	*
Common	*	*	*	*	*	$(0.39)	*	$(0.10)

Weighted Average Shares Outstanding(3):

Basic
Class A	*	*	*	9,590,851	9,597,696	9,595,061	9,597,696	*
Class L	*	*	*	2,676,473	2,678,383	2,677,648	2,678,383	*
Common	*	*	*	*	*	20,270,463	*	20,562,809
Diluted
Class A	*	*	*	9,590,851	9,597,696	9,595,061	9,597,696	*
Class L	*	*	*	2,676,473	2,678,383	2,677,648	2,678,383	*
Common	*	*	*	*	*	20,270,463	*	20,562,809

* Not applicable.

	Predecessor (Combined)			Successor (Consolidated)
	Year Ended December 31,		January 1, through August 13,	August 14, through December 31,	January 1, through December 31,	January 1, through December 31,	Three Months Ended March 31,	Three Months Ended March 31,
	2002	2003	2004	2004(4)	2005	2006	(Unaudited) 2006	(Unaudited) 2007
	(dollars in thousands)			(dollars in thousands)
Other Data:
Cash Flows Provided by (Used in):
Operating Activities	$59,319	$26,348	$44,095	$(5,375)	$46,058	$40,937	$2,577	$(1,932)
Investing Activities	(13,790)	(12,673)	(2,633)	(486,432)	(10,862)	(15,577)	(2,706)	(4,625)
Financing Activities	(45,671)	(10,330)	(43,287)	503,052	13,445	(55,003)	(18,500)	(9,525)
Capital Expenditures	12,557	13,107	2,745	4,046	10,862	15,577	2,706	4,625

	Predecessor (Combined)		Successor (Consolidated)
	As of December 31,					As of March 31,
	2002	2003	2004(4)	2005	2006	(Unaudited) 2007
	(dollars in thousands)		(dollars in thousands)
Balance Sheet Data:
Accounts Receivable(5)	$48,527	$52,689	$66,324	$55,842	$56,316	$59,933
Inventories	66,640	61,849	66,563	76,281	70,569	70,762
Property, Plant & Equipment, Net	299,088	298,235	333,549	305,016	277,222	270,660
Total Assets	582,702	569,996	630,891	646,189	565,320	546,961
Total Debt	165,680	209,941	384,555	528,795	399,800	391,800
Total Owner’s Net Investment	271,604	240,573	—	—	—	—
Total Stockholders’ Equity	—	—	$138,725	$10,786	$60,712	$56,352

(1)	Represents non-cash impairment write-down of goodwill at our Mexican subsidiaries pursuant to SFAS No. 142, “Goodwill and Other Intangible Assets,” as of December 31, 2003.

(2)	Restructuring costs primarily represent employee termination costs and relate to the following items:

(a)	$1.7 million in 2002 primarily for the headcount reduction of 50 individuals in our Mexican operations in an effort to streamline plant operations and to reduce headcount,

(b)	$2.1 million in 2003 primarily for the headcount reduction of (i) 38 individuals at our Chicago Heights facility in connection with the outsourcing of certain distribution and packaging operations and (ii) 24 individuals in our Mexican operations as we positioned ourselves as a stand-alone company, and

(c)	$1.8 million from January 1-August 13, 2004 primarily relating to (i) headcount reductions at our Cranbury headquarters relating to the restructuring of our company to a product-focused organization and (ii) the elimination of seven individuals at our Chicago Heights facility relating to the aforementioned initiatives.

(3)	We have not reflected any distributions or other amounts attributable to common stock including an earnings per share calculation for the predecessor period given the different basis of accounting between predecessor and successor period and that the predecessor had not issued any common stock or potential common stock.

(4)	The successor period reflects the application of purchase accounting in accordance with SFAS No. 141, “Business Combinations,” and represents the consolidated financial statements of Innophos, Inc. and wholly-owned subsidiaries.

(5)	Accounts receivable does not include the unretained portion of gross accounts receivable that had been sold under Rhodia’s asset securitization program as follows:

	Combined Predecessor		Consolidated Successor
	As of December 31,		As of December 31,			As of March 31,
	2002	2003	2004(4)	2005	2006	2007
	(dollars in thousands)
						(Unaudited)
Gross Accounts Receivable	$71,017	$71,231	$66,324	$55,842	$56,316	$59,933
Unretained Portion	22,490	18,542	—	—	—	—

Accounts Receivable	$48,527	$52,689	$66,324	$55,842	$56,316	$59,993

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion contains forward-looking statements about our markets, the demand for our products and services and our future results. We based these statements on assumptions that we consider reasonable. Actual results may differ materially from those suggested by our forward-looking statements for various reasons including those discussed in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections of this prospectus.

Overview

We are the largest North American (United States, Canada and Mexico) producer of specialty phosphate salts, acids and related products, based on 2006 net sales. Most specialty phosphates are highly customized, application-specific compounds that are engineered to meet the performance requirements of individual customers. Specialty phosphates are critical to the taste, texture and performance of foods, beverages, pharmaceuticals, oral care products and other applications. For example, specialty phosphates act as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

For periods prior to August 13, 2004, the following discussion and analysis is based upon the aggregation of the Phosphates Business’ historical financial statements and our review of their business and operations. For periods prior to August 13, 2004, the Phosphates Business had been operated as fully integrated businesses of Rhodia. As such, historical financial statements have been derived from the financial statements and accounting records of Rhodia and reflect significant assumptions and allocations. For example, parent transfers and expense allocations include information technology, finance, accounting, legal, insurance, human resources, employee benefits, asset securitization, interest expense and depreciation expense. Although the allocation methodologies were reasonable, differences have occurred in our operations as a stand-alone entity. Furthermore, we believe the discussion and analysis of the Phosphates Business’ financial condition and combined results of operations set forth below are not indicative, nor should they be relied upon as an indicator, of our future performance.

History

On June 10, 2004, we entered into the Rhodia Agreement. Pursuant to the Rhodia Agreement, we agreed to acquire the outstanding capital stock of certain Mexican subsidiaries and acquire certain assets relating to the specialty phosphate operations of Rhodia Inc., Rhodia Canada Inc., and Rhodia de Mexico S.A. de C.V., collectively referred to herein as the Phosphates Business, for a closing purchase price of $473.4 million, subject to subsequent post-closing working capital adjustments as defined in the Rhodia Agreement. The combined stock and asset purchase was consummated on August 13, 2004. We refer to the purchase of the Company as the “Acquisition.”

Trends in Our Industry and Business

Over the past decade, fundamentals in the North American specialty phosphates market have improved due to producer consolidation and elimination of uneconomic capacity. Industry utilization rates have increased from below 75% in 2001 to as high as an estimated 90% in 2006 (prior to the startup of new capacity by PCS in June). Recently, imports of specialty phosphates, which historically represent a small portion of the North American market, have been further disadvantaged by increasing costs of transportation and logistics and the depreciation of the U.S. dollar relative to other currencies. In some market segments, we have been subject to increased competition from low cost producers and import competition.

The North American specialty phosphates market has entered an environment of stability and favorable market pricing. During the last several years, we have realized price increases that have been broadly accepted by customers and which have offset any increases in input costs to us during this period. However, as indicated in our risk factors, future pricing pressures from customers or competitor capacity expansions, such as the startup of a fourth production train of purified phosphoric acid by PCS in 2006, and ICL’s ammonium phosphates plant in Israel, may adversely affect our ability to raise prices beyond our cost increases.

Since our separation in 2004 from Rhodia, we have been able to focus our product development and greatly improve the linkage between our marketing, operations, and R&D teams. We are beginning to see the results of this focus and expect to commercialize several new products in the next two years. Management believes that these products have significant mature revenue potential; however due to the lengthy qualification time frames for new phosphate products, we do not expect them to have a material positive earnings impact over the next several years.

Through superior product innovation and continued collaboration with key customers, we are targeting market niches that are expected to grow faster than the overall North American specialty phosphates market. We continue to focus on strengthening our infrastructure and our low-cost position by identifying and implementing cost structure improvement initiatives to improve our operational efficiencies, optimize existing technologies and networks, and maintain a lean organizational structure. We will need to increase our capital spending to achieve several cost saving initiatives that we anticipate to generate annual cost savings of approximately $12.0 to $15.0 million including the cogeneration project at our Coatzacoalcos plant, which is expected to reduce our energy costs by $6.0 million per year when completed. We expect that capital and other expenditures of approximately $21.0 to $25.0 million by 2009 will be required to realize these cost savings.

Historical Performance

Results of Operations

The following table sets forth a summary of the Phosphates Business’ operations and their percentages of total revenue for the periods indicated. All historical Rhodia activity up to and including August 13, 2004 under the predecessor basis is on a combined basis, and all Innophos activity from August 14, 2004 under the successor basis is on a consolidated basis. The year ended December 31, 2004 represents an aggregation of historical predecessor and successor accounting and it is not intended to represent what the results of operations would have been if the Acquisition occurred at the beginning of the period. This approach is a non-GAAP presentation and may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved:

	Combined Predecessor		Consolidated Successor		Aggregated		Consolidated Successor
	January 1 through August 13, 2004		August 14 through December 31, 2004		Year Ended December 31, 2004		Year Ended December 31, 2005		Year Ended December 31, 2006		Three Months Ended March 31, 2006		Three Months Ended March 31, 2007
	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%	Amount	%
			(dollars in millions)
Net sales	$332.7	100.0	$205.6	100.0	$538.3	100.0	$535.5	100.0	$541.8	100.0	$130.3	100.0	$136.7	100.0
Cost of goods sold	277.0	83.3	177.6	86.4	454.6	84.5	443.3	82.8	449.5	83.0	108.5	83.3	115.7	84.6

Gross profit	55.7	16.7	28.0	13.6	83.7	15.5	92.2	17.2	92.3	17.0	21.8	16.7	21.0	15.4
Operating expenses: Selling, general and administrative	22.9	6.9	19.0	9.2	41.9	7.8	48.7	9.1	59.7	11.0	10.4	8.0	10.5	7.7
Research & Development	3.1	0.9	1.0	0.5	4.1	0.8	2.2	0.4	1.7	0.3	0.3	0.2	0.5	0.4
In-Process R&D	—	—	1.2	0.6	1.2	0.2	—	—	—	—	—	—	—	—
Restructuring	1.8	0.5	—	—	1.8	0.3	—	—	—	—	—	—	—	—
Asset Securitization, net	(0.1)	(0.0)	—	—	(0.1)	(0.0)	—	—	—	—	—	—	—	—

Income from Operations	28.0	8.4	6.8	3.3	34.8	6.5	41.3	7.7	30.9	5.7	11.1	8.5	10.0	7.3
Interest expense, net	3.1	0.9	11.1	5.4	14.2	2.6	46.6	8.7	58.2	10.7	13.4	10.3	9.9	7.2
Foreign exchange (gains)/losses, net	0.6	0.2	0.3	0.1	0.9	0.2	0.2	0.0	(0.2)	(0.0)	—	—	(0.1)	(0.1)
Other expense (income)	—	—	(0.1)	(0.0)	(0.1)	(0.0)	(0.5)	(0.1)	(0.2)	(0.0)	(0.1)	(0.1)	0.1	0.1
Provision /(benefit) for income taxes	9.0	2.7	(3.7)	(1.8)	5.3	1.0	6.7	1.3	5.9	1.1	(0.9)	(0.7)	2.2	1.6

Net income (loss)	15.3	4.6	(0.8)	(0.4)	14.5	2.7	(11.7)	(2.2)	(32.8)	(6.1)	(1.3)	(1.0)	(2.1)	(1.5)

Three months ended March 31, 2007 compared to the three months ended March 31, 2006

Net Sales

Net sales represent the selling price of the products, net of any customer-related rebates, plus freight and any other items invoiced to customers. Net sales for the three months ended March 31, 2007 were $136.7 million, an increase of $6.4 million, or 4.9%, as compared to $130.3 million for the same period in 2006. Volume and mix impacts upon revenue across all product lines had a positive impact of 5.3% or $6.9 million, while sales price had a negative impact of 0.4% or $0.5 million upon revenue.

The following table illustrates for the three months ended March 31, 2007 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	(1.0)%	(2.6)%	(3.6)%
Canada	(1.5)%	13.7%	12.2%
Mexico	0.9%	17.8%	18.7%

The following table illustrates for the three months ended March 31, 2007 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	(2.9)%	3.6%	0.7%
Specialty Salts and Specialty Acids	(1.0)%	0.3%	(0.7)%
STPP & Other Products	3.6%	18.2%	21.8%

The volume/mix favorable impact upon revenue in STPP & Other Products is due to strong demand, primarily in our Other Products.

Gross Profit

Gross profit represents net sales less cost of goods sold. Gross profit for the three months ended March 31, 2007 was $21.0 million, a decrease of $0.8 million, or 3.7%, as compared to $21.8 million for the same period in 2006. Gross profit decreased to 15.4% for the three months ended March 31, 2007 versus 16.7% for the same period in 2006. The change in gross profit was primarily due to favorable sales volume and mix impacts upon revenue being offset by slightly lower selling prices, higher raw material and higher freight costs which had a combined negative impact of $2.4 million. In addition, there was a charge in the period of $1.4 million for the involuntary separation of 27 people and the fringe benefit buy-back program in Mexico. The change in gross profit was favorably impacted by $3.0 million due to a sulfuric acid maintenance outage at our Coatzacoalcos facility during the same period in the first quarter of 2006.

Operating Expenses and Research and Development

Operating expenses for the three months ended March 31, 2007, which consist primarily of selling, general and administrative and R&D expenses, were $11.0 million, an increase of $0.3 million, or 2.8%, as compared to the same period in 2006.

Operating Income

Operating income for the three months ended March 31, 2007 was $10.0 million, a decrease of $1.1 million, or 9.9%, as compared to $11.1 million for the same period in 2006. Operating income as a percentage of net sales was 7.3% for the three months ended March 31, 2007 and 8.5% for the same period in 2006.

Interest Expense, Net

Net interest expense, including deferred financing amortization expense, for the three months ended March 31, 2007 was $9.9 million, a decrease of $3.5 million, compared to $13.4 million for the same period in 2006. $2.3 million of this decrease is due to the lower debt level of our Floating Rate Senior Notes which was paid down in the fourth quarter of 2006 from the proceeds of our IPO. Interest expense was also lower by $0.7 million due to the decreased debt level of our Term Loan and $0.6 million lower due to deferred financing amortization charges associated with our Term Loan debt repayments in 2006.

Foreign Exchange

Foreign exchange gain for the three months ended March 31, 2007 was $0.1 million compared to zero for the same period in 2006. The U.S. dollar is the functional currency of our Mexican and Canadian operations. Consequently, foreign exchange gain or loss is recorded on remeasurement of non-U.S. dollar denominated monetary assets and liabilities. Such gains and losses fluctuate from period to period as the foreign currencies strengthen or weaken against the U.S. dollar and the amount of non-U.S. dollar denominated assets and liabilities increases or decreases.

Provision for Income Taxes

Provision for income tax expense for the three months ended March 31, 2007 was a charge of $2.2 million, compared to a benefit of $0.9 million for the comparable period of 2006. Income from Mexico is fully taxable, so increases in our Mexican earnings, as we had in the first quarter 2007, would normally be expected to result in increased income tax expense.

Net Loss

Net loss for the three months ended March 31, 2007 was $2.1 million, an increase of $0.8 million, compared to a net loss of $1.3 million for the same period in 2006, due to the factors described above.

Year Ended December 31, 2006 compared to the Year Ended December 31, 2005

Net Sales

Net sales represent the selling price of the products, net of any customer-related rebates, plus freight and any other items invoiced to customers. Net sales for the year ended December 31, 2006 were $541.8 million, an increase of $6.3 million, or 1.2%, as compared to $535.5 million for the same period in 2005. Selling price increases to offset rising raw material costs had a positive impact of 7.6% or $40.8 million on sales. Volume and mix impacts upon revenue, including declines due to the loss of share and shedding of low margin business, had a negative impact of 6.4% or $34.5 million.

The following table illustrates for the year ended December 31, 2006 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	8.2%	(9.2)%	(1.0)%
Canada	12.9%	(19.4)%	(6.5)%
Mexico	5.7%	0.6%	6.3%

The following table illustrates for the year ended December 31, 2006 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acid	10.9%	(2.3)%	8.6%
Specialty Salts and Specialty Acids	5.6%	(8.3)%	(2.7)%
STPP & Other Products	8.9%	(6.1)%	2.8%

The volume/mix decline of 8.3% in Specialty Salts and Specialty acids comes from the following approximate impacts:

•	0.6% negative impact from discontinuing low margin resales/tolls

•	3.0% negative impact from reduced share at several accounts

•	0.9% negative impact due to customer product reformulation

•	3.8% negative impact from changes in customer inventory levels, mix, and end use demand

The most significant drivers of the 3.0% share loss are:

•	1.1% due to the price driven loss of sales share primarily in one particular product line due to imported material.

•	1.3% due to a customer unexpectedly moving their production offshore. (We have regained this business in 2007)

•	0.6% due to reductions in exports and other accounts.

The volume/mix decline of 6.1% in STPP & Other Products comes from the following approximate impacts:

•	7.5% negative impact from shedding low margin resales

•	1.0% negative impact from lost share at several accounts somewhat offset by increased demand at other existing accounts

•	2.4% positive impact from the timing on export shipments delayed into early January 2006

Gross Profit

Gross profit represents net sales less cost of goods sold. Gross profit for the year ended December 31, 2006 was $92.3 million, an increase of $0.1 million, or 0.1%, as compared to $92.2 million for the same period in 2005. Gross margin decreased to 17.0% for the year ended December 31, 2006 versus 17.2% for the same period in 2005. The change in gross profit was primarily due to higher selling prices of $40.8 million, offset by a negative mix effect, higher raw materials, freight, and depreciation costs of $34.2 million. Gross profit was also negatively impacted by a $1.7 million increase in major non-annual maintenance expense at our Coatzacoalcos and Geismar facilities. Finally, gross profit was negatively impacted by $4.8 million ($2.1 million expense in 2006 versus $2.7 million income in 2005) from higher fixed costs due to planned inventory reductions. Inventory declined $5.6 million in the year 2006 compared to an increase of $9.7 million in the year 2005.

Operating Expenses and Research and Development

Operating expenses in 2006 consist primarily of selling, general and administrative and R&D expenses. Operating expenses for the year ended December 31, 2006, were $61.4 million, an increase of $10.5 million, or 20.6%, as compared to the year ended December 31, 2005. This increase was primarily due to $11.9 million increased fees paid to Bain, primarily for termination of the management advisory agreement. Expenses related to our evaluation of strategic initiatives, which ultimately resulted in our IPO, consisting of management retention bonuses and professional services, resulted in increases of $4.7 million. These were offset by $1.7 million lower legal and professional fees related to the Rhodia indemnification matter and the defense of CNA tax claims, $2.2 million lower separation, relocation and recruitment costs, $1.5 million lower Mexico controls and tax compliance costs and $0.7 million reduction in all other operating costs.

Operating Income

Operating income for the year ended December 31, 2006 was $30.9 million, a decrease of $10.4 million, or 25.2%, as compared to $41.3 million for the same period in 2005. Operating income percentages decreased to 5.7% for the year ended December 31, 2006 from 7.7% for the same period in 2005. Below is a summary of unusual expense items in operating income:

	$ Millions
	2006	2005
Unusual Items Included in Operating Income:
Advisory and Termination Fees Paid to Bain Capital	$15.2	$3.3
Gains on Mexican Statute Change & Legal Entity Restructuring	(0.9)	(2.2)
Separation Consulting Fees, Professional Fees and Other Costs	3.2	5.1
Legal Expenses Related to CNA Litigation	0.1	1.8
Other Items Impacting Operating Income	—	0.5

Total of Unusual Items Included in Operating Income	$17.6	$8.5

Interest Expense, Net

Net interest expense, including deferred financing amortization expense, for the year ended December 31, 2006 was $58.2 million, an increase of $11.6 million, compared to $46.6 million for the same period in 2005. This increase is due to higher interest rates and the full year compounding effect of the Floating Rate Senior Notes of $4.6 million, a call premium of $3.6 million associated with the call of $83.3 million principal of our Floating Rate Senior Notes, $1.8 million higher interest on our senior credit facility primarily due to higher interest rates, and increased deferred financing amortization charges of $3.1 million associated with our Term Loan debt repayments and the call of $83.3 million principal of our Floating Rate Senior Notes. These impacts were partially offset by $1.4 million increase in interest income. Below is a summary of unusual items in net interest expense:

	$ Millions
	2006	2005
Unusual Items Included in Net Interest Expense:
Call Premiums and Penalties	$3.6	$—
Deferred Financing Acceleration due to Debt Retirement	3.4	0.4

Total of Unusual Items Included in Net Interest Expense	$7.0	$0.4

Foreign Exchange

Foreign exchange gain for the year ended December 31, 2006 was $0.2 million, an improvement of $0.4 million, as compared to a loss of $0.2 million for the same period in 2005. The U.S. dollar is the functional currency of our Mexican and Canadian operations. Consequently, foreign exchange gain or loss is recorded on remeasurement of non-U.S. dollar denominated monetary assets and liabilities. Such gains and losses fluctuate from period to period as the foreign currencies strengthen or weaken against the U.S. dollar and the amount of non-U.S. dollar denominated assets and liabilities increases or decreases.

Provision for Income Taxes

Provision for income tax expense for the year ended December 31, 2006 was $5.9 million, compared to $6.7 million for the comparable period of 2005. In the U.S., we continue to carry a full valuation allowance of $16.5 million for our net deferred tax assets. As of December 31, 2006 our estimated accumulated U.S. net operating tax loss, or NOL, was $54.3 million.

Net Loss

Net loss for the year ended December 31, 2006 was $32.8 million, an increase of $21.1 million, compared to a net loss of $11.7 million for the same period in 2005, due to the factors described above.

Year Ended December 31, 2005 compared to the aggregated Year Ended December 31, 2004

AvGard™

The AvGard™ customers, whose transactions are included in the historical results of Rhodia’s Phosphates Business, have been migrating to non-phosphate based technologies over the last several years. In 2004, Rhodia transferred certain assets related to AvGard™, including the relevant intellectual property and marketing rights, as part of its Food Ingredients business divestiture. Subsequent to that divestiture, Rhodia’s Phosphates Business continued, and now we continue to supply the new owner of the AvGard™ intellectual property with its required trisodium phosphates (TSP) at reduced selling prices from those experienced prior to divestiture. Following are the impacts to sales and gross profit for the year-to-date period ending December 31st, including price and volume variances ($ millions):

Period	12/31/05	12/31/04	Variance	Price	Volume	Cost
Year-To-Date December Sales	$5.6	$12.4	$(6.8)	$(4.6)	$(2.2)
Year-To-Date December Gross Profit	$0.5	$5.1	$(4.6)	$(4.6)	$(1.1)	$1.1

In the period January 2004—May 2004, Rhodia’s Phosphates Business incurred $2.8 million of operating expenses to support AvGard™. These expenses were eliminated with the sale of AvGard™.

Net Sales

Net sales represent the selling price of the products, net of any customer-related rebates, plus freight and any other items invoiced to customers. Net sales for the year ended December 31, 2005 were $535.5 million, a decrease of $2.8 million, or 0.5%, as compared to $538.3 million for the aggregated period in 2004. Selling price increases to offset rising raw material and energy costs had a positive impact of 12.2% or $65.9 million on sales. Volume declines due to the shedding of low margin business partially offset by improved mix effects had a negative impact of 11.4% or $61.9 million upon revenue. Sales were also negatively impacted 1.3% or $6.8 million by AvGard™ TSP sales as shown in the previous chart, with $4.6 million of this variance due to lower selling prices, and $2.2 million due to volume declines.

The following table illustrates for the year ended December 31, 2005 the percentage changes in net sales by reportable segment compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
United States	9.2%	(12.3)%	(3.1)%
Canada	7.3%	(8.2)%	(0.9)%
Mexico	16.3%	(11.8)%	4.5%

The following table illustrates for the year ended December 31, 2005 the percentage changes for net sales by major product lines compared with the prior year, including the effect of price and volume/mix changes upon revenue:

	Price	Volume/Mix	Total
Purified Phosphoric Acids	10.4%	(5.9)%	4.5%
Specialty Salts and Specialty Acids	4.9%	1.2%	6.1%
STPP & Other Products	23.2%	(38.8)%	(15.6)%

The 38.8% volume/mix decline in STPP & Other Products comes from the following approximate impacts:

•	25.6% from intentionally shedding low margin resales

•	6.6% from lost share

•	4.7% from timing on an export shipment that delayed into early January 2006

•	1.9% due to customer product reformulation

Gross Profit

Gross profit represents net sales less cost of goods sold. Gross profit for the year ended December 31, 2005 was $92.2 million, an increase of $8.5 million, or 10.2%, as compared to $83.7 million for the comparable period in 2004. Gross profit percentage increased to 17.2% for the year ended December 31, 2005 versus 15.6% for the comparable period in 2004. The increase in gross profit was primarily due to the absence of fair value inventory purchase accounting charges of $6.4 million recorded in the prior period, and a $2.7 million benefit from planned inventory increases. Higher selling prices of $65.9 million and positive mix effect were offset by lower volumes, higher raw materials, energy, freight, exchange rate and depreciation costs of $61.9 million. Gross profit was also negatively impacted $4.6 million by AvGard™ TSP as shown in the previous chart, with the majority of this variance coming from lower selling prices.

Operating Expenses and Research and Development

Operating expenses in the current period consist primarily of selling, general and administrative and R&D expenses. Operating expenses for the year ended December 31, 2005, were $50.9 million, an increase of $2.0 million, or 4.1%, as compared to the year ended December 31, 2004. This increase was primarily due to increases of $2.4 million of management and advisory fees paid to our sponsors, $2.2 million of legal and professional fees related to Rhodia and CNA defense and Mexico internal controls, $2.5 million of one-time separation, relocation and recruitment costs, and $0.5 million of professional fees for our $120 million Floating Rate Senior Notes offering and the related filing of our Registration Statement on Form S-4, offset by $2.8 million lower operating expense to support AvGard™ TSP mentioned earlier, $1.8 million of lower restructuring expenses incurred during the predecessor period, and $1.2 million of lower in-process R&D expense recorded in the prior period.

Operating Income

Operating income for the year ended December 31, 2005 was $41.3 million, an increase of $6.5 million, or 18.7%, as compared to $34.8 million for the comparable period in 2004. Operating income percentages increased to 7.7% for the year ended December 31, 2005 from 6.5% for the comparable period in 2004, as a result of the factors described above.

Interest Expense, Net

Net interest expense for the year ended December 31, 2005 was $46.6 million, an increase of $32.4 million, compared to $14.2 million for the same period in 2004. This increase is primarily due to our new Floating Rate

Senior Notes of $13.1 million, a full year of our 2004 Senior Subordinated Notes of $10.7 million, our senior credit facility of $10.4 million, and deferred financing amortization charges of $2.5 million. These affects were partially offset by $1.2 million interest income, and $3.1 million of interest expense incurred by the predecessor in the prior period.

Foreign Exchange

Foreign exchange loss for the year ended December 31, 2005 was $0.2 million, an improvement of $0.7 million, as compared to a loss of $0.9 million for the same period in 2004. The U.S. dollar is the functional currency of our Mexican and Canadian operations. Consequently, foreign exchange gain or loss is recorded on remeasurement of non-U.S. dollar denominated monetary assets and liabilities. Such gains and losses fluctuate from period to period as the foreign currencies strengthen or weaken against the U.S. dollar and the amount of non-U.S. dollar denominated assets and liabilities increases or decreases.

Provision for Income Taxes

Provision for income tax expense for the year ended December 31, 2005 was $6.7 million, compared to $5.3 million for the comparable period of 2004. The increase in the provision is due to higher earnings performance in our Mexico segment. In the U.S., we continue to carry a full valuation allowance of $8.7 million for our net deferred tax asset.

Net Income

Net income for the year ended December 31, 2005 was a net loss of $11.7 million, a decrease of $26.2 million, compared to net income of $14.5 million for the same period in 2004, due to the factors described above.

Segment Reporting

We report our operations in three reporting segments—United States, Mexico and Canada, each of which sells the entire portfolio of products. The primary performance indicators for the chief operating decision maker are sales and operating income, with sales on a ship-from basis. The following table sets forth the historical results of these indicators by segment:

	Predecessor	Successor	Aggregated	Successor
	January 1 through August 13, 2004	August 14 through December 31, 2004	Year Ended 2004	Year Ended 2005	Year Ended 2006	Three Months Ended March 31, 2006	Three Months Ended March 31, 2007
Segment Net Sales
United States	$204,471	$127,208	$331,679	$321,255	$318,105	$78,964	$76,127
Mexico	108,364	66,923	175,287	183,169	194,639	44,672	53,039
Canada	19,886	11,476	31,362	31,075	29,053	6,699	7,514

Total	$332,721	$205,607	$538,328	$535,499	$541,797	$130,335	$136,680

Net Sales % Growth
United States				(3.1)%	(1.0)%		(3.6)%
Mexico				4.5%	6.3%		18.7%
Canada				(0.9)%	(6.5)%		12.2%
Total				(0.5)%	1.2%		4.9%

Segment Operating Income
United States	$17,351	$4,305	$21,656	$21,057	$1,544	$8,687	$652
Mexico	8,597	1,346	9,943	20,327	28,422	1,563	7,953
Canada	2,061	1,198	3,259	(64)	983	823	1,422

Total	$28,009	$6,849	$34,858	$41,320	$30,949	$11,073	$10,027

Segment Operating Income % of net sales
United States	8.5%	3.4%	6.5%	6.6%	0.5%	11.0%	0.9%
Mexico	7.9%	2.0%	5.7%	11.1%	14.6%	3.5%	15.0%
Canada	10.4%	10.4%	10.4%	(0.2)%	3.4%	12.3%	18.9%

Segment Net Sales:

For the United States, price increases across all product lines, combined with declining volume and mix impacts upon revenue in Purified Phosphoric Acid and STPP & Other Products, as well as impacts from AvGard™ tri-sodium phosphates as outlined earlier, resulted in a 3.1% decline in net sales in 2005 compared to 2004. Net sales in the United States in 2006 decreased 1.0% when compared with 2005. Positive price increases across all product lines of 8.2% did not compensate for lower volume and mix impacts upon revenue of 9.2%, primarily in Specialty Salts and Specialty Acids and STPP & Other Products. Net sales decreased by 3.6% for the three months ended March 31, 2007 when compared with the same period of 2006. Selling prices decreased sales 1.0%, mainly in Purified Phosphoric Acid. Declining volume and mix impacts upon revenue, primarily in Specialty Salts and Specialty Acids, decreased sales 2.6%.

In Mexico, positive price variances across all product lines in 2005 exceeded lower volumes and mix impacts upon revenue in STPP & Other Products, leading to a net increase of 4.5% compared to 2004. Net sales increased 6.3% in Mexico in 2006 when compared with 2005. Selling prices increased 5.7% primarily in Purified Phosphoric Acid and STPP & Other Products. Revenue increased 0.6% due to increased volume and mix impacts upon revenue in STPP & Other Products exceeding lower volume and mix impacts upon revenue in all other products. For the three months ended March 31, 2007 net sales increased 18.7% when compared with three months ended March 31, 2006. Selling prices increased sales 0.9% primarily in STPP & Other Products. Increased volume and mix impacts upon revenue, primarily in STPP & Other Products and Specialty Salts and Specialty Acids, increased sales 17.8%.

In Canada, lower volume and mix impacts upon revenue in STPP & Other Products and Specialty Salts and Specialty Acids for 2005 exceeded positive price variances across all product lines, leading to a net decrease of 0.9% compared to the same period of 2004. Canada shows a net sales decrease of 6.5% for 2006 compared to the same period of 2005. Unfavorable volume and mix impacts upon revenue of 19.4%, primarily in Specialty Salts and Specialty Acids, exceeded increased prices of 12.9% across all products. For the three months ended March 31, 2007, net sales increased 12.2% when compared with the same period of 2006. Selling prices decreased 1.5% in STPP & Other Products, while volume and mix impacts upon revenue in Specialty Salts and Specialty Acids increased sales 13.7%.

Segment Operating Income Percent of Net Sales

Operating income was stable from 2004 to 2005 in the United States. The 6.1% decrease in the United States segment from 2005 to 2006 is mainly due to expenses related to our evaluation of strategic initiatives which ultimately resulted in the IPO and termination of the Bain advisory agreement, all of which was paid by the United States segment. Increases in raw material prices, and freight costs, unfavorable volume and mix impacts upon revenue and higher fixed costs due to planned inventory reductions added to the decline. The 10.1% decrease in the United States for the three month period ended March 31, 2007 compared to the three month period ended March 31, 2006 is due to increases in raw material prices and freight costs in combination with unfavorable volume and mix impacts upon revenue, as well as decreased selling prices.

The 5.4% increase for 2005 as compared to 2004 is due to selling price increases that exceeded cost increases in raw material, energy and freight costs, which were partially reduced by fixed cost benefits due to planned inventory increases in preparation for the major non-annual maintenance outage in early 2006. The 3.5% increase in Mexico from 2005 to 2006 is due to favorable selling price and lower raw material costs exceeding higher fixed costs due to planned inventory reductions following our major non-annual maintenance outage and related expenses. The 11.5% increase in Mexico for the three month period ended March 31, 2007 as compared to the three month period ended March 31, 2006 is due to favorable selling prices and higher volume and mix impacts upon revenue partially offset by the increased cost associated with the involuntary separation of 27 personnel and the fringe benefit buy-back program. In addition, results for the current period were favorably impacted by $3.0 million associated with the planned non-annual sulfuric acid maintenance outage that occurred at our Coatzacoalcos facility in the three month period ended March 31, 2006.

Canada showed a decline of 10.6% from 2004 to 2005, as selling price increases did not keep pace with higher raw material prices, energy, and freight costs, along with contribution decreases from unfavorable volume and mix impacts upon revenue. The 3.6% increase in Canada from 2005 to 2006 is due to selling price improvements, which exceeded the margin losses from unfavorable volume and mix impacts upon revenue. The 6.6% increase in Canada from the three month period ended March 31, 2007 to the three month period ended March 31, 2006 is due to positive volume and mix impacts upon revenue which offset lower prices.

During the three month period ended March 31, 2007 depreciation and amortization expense was $6.9 million in the United States, $0.3 in Canada, and $4.4 million in Mexico. The United States had depreciation and amortization expense of $25.0 million, $25.4 million and $20.9 million in 2006, 2005 and 2004, respectively. Canada had depreciation and amortization expense of $3.7 million, $3.7 million and $2.2 million in 2006, 2005 and 2004, respectively. Mexico had depreciation and amortization expense of $17.7 million, $16.8 million and $16.1 million in 2006, 2005 and 2004, respectively.

Liquidity and Capital Resources

The Phosphates Business has historically funded its capital expenditures and ongoing operations through its cash flow from operations and funding from Rhodia.

The following table sets forth a summary of our cash flows for the periods indicated. All historical Rhodia predecessor activity up to and including August 13, 2004 is on a combined basis, and all Innophos successor activity from August 14, 2004 is on a consolidated basis. The year ended December 31, 2004 represents an aggregation of historical predecessor and successor accounting; this is for discussion purposes only and it is not intended to represent what the cash flows would have been if the Acquisition occurred at the beginning of these periods. This approach is a non-GAAP presentation and may yield results that are not strictly comparable on a period-to-period basis, and may not reflect the actual results we would have achieved. (dollars in millions):

	Predecessor	Successor	Aggregate	Successor
	January 1 through August 13, 2004	August 14 through December 31, 2004	Year Ended December 31, 2004	Year Ended December 31, 2005	Year Ended December 31, 2006	Three months ended March 31, 2006	Three months ended March 31, 2007
Operating Activities	$44.1	$(5.4)	$38.7	$46.1	$40.9	$2.6	$(1.9)
Investing Activities	(2.6)	(486.4)	(489.0)	(10.9)	(15.6)	(2.7)	(4.6)
Financing Activities	(43.3)	503.1	459.8	13.4	(55.0)	(18.5)	(9.5)

Three months ended March 31, 2007 compared to three months ended March 31, 2006

Net cash provided by operating activities was a use of $1.9 million for the three months ended March 31, 2007 as compared to a source of $2.6 million for the same period in 2006, a decrease of $4.5 million. The decrease in operating activities is due to unfavorable changes of $0.8 million in net income, as described earlier, $3.3 million in non-cash items affecting net income, and $5.3 million in non-current accounts offset by a $4.9 million favorable change in net working capital.

Non-cash items affecting net income were unfavorable by $3.3 million primarily due to the interest on our Floating Rate Senior Notes being paid in cash rather than being capitalized in the form of new notes. Decreased deferred financing expense resulting from our debt retirement in 2006 also added to the unfavorable result. These effects were partially offset by decreased benefits from deferred taxes, new stock based compensation-restricted stock expense, favorable movements in profit sharing and depreciation and amortization.

The change in net working capital is a use of cash of $8.7 million in 2007 compared to a use in 2006 of $13.6 million, a decrease in the use of cash of $4.9 million. Changes in non-current accounts had an unfavorable impact on cash of $5.3 million. This was due to increased long term liabilities in 2006, mostly pension related and the recording of dividends declared of $3.5 million in the first quarter of 2007.

Net cash used for investing activities was $4.6 million for the three months ended March 31, 2007, compared to $2.7 million for the same period in 2006, a reduction in cash of $1.9 million. This is mainly due to increased capital spending related to the cogeneration project in Coatzacoalcos.

Net cash from financing activities for the three months ended March 31, 2007 was a use of $9.5 million, compared to a use of $18.5 million in 2006, a decrease in the use of cash of $9.0 million. This is due to $10.5 million lower Term Loan principal payments in 2007 and $0.7 million in proceeds from stock option exercises, offset by a $2.3 million payment of dividends.

We have available funds under our revolving credit facility, subject to certain conditions. We expect that our primary liquidity requirements will be for debt service, capital expenditures and working capital.

As of March 31, 2007, we had total debt of $391.8 million, comprising of $141.0 million outstanding under our senior credit facility, $190.0 million Senior Subordinated Notes and $60.8 million Floating Rate Senior Notes, all of which is dependent on the earnings and distributions from Innophos, Inc. and its subsidiaries.

Our senior secured credit facility currently totals $191.0 million, consisting of a five-year $50.0 million revolving credit facility and a six-year $141.0 million term loan facility. In March 2007, the Company made a voluntary payment of $8.0 million, bringing the outstanding balance to $141.0 million under our term loan facility as of March 31, 2007.

On March 31, 2007, $45.5 million remained available under the revolving credit facility to finance working capital needs, as there was approximately $4.5 million issued under our letter of credit sub-facility. The commitments under the revolving credit facility will expire on August 13, 2009. We will be able to repay revolving credit loans and reborrow amounts that are repaid up to the amount of the revolving credit commitment then in effect, subject to the debt agreement provisions. The borrowings under the term loan facility are expected to mature on August 13, 2010 and are expected to be payable in quarterly installments of approximately $0.4 million through September 30, 2009 and four quarterly installments of approximately $34.3 million thereafter.

The interest rate on the borrowings under the senior credit facility is predicated upon the absence of any material adverse change in our financial condition as well as the absence of any financial covenants defaults as defined. As of March 31, 2007, no material adverse change has occurred and we believe that we are in full compliance with the covenant requirements of the senior credit facility.

On April 16, 2007, Holdings issued $66.0 million of 9.5% Senior Unsecured Notes, and used the net proceeds plus approximately $0.5 million of cash on hand for full redemption of the $60.8 million Floating Rate Senior Notes and related expenses. Since this transaction was subsequent to March 31, 2007, it had no effect on the Company’s consolidated financial position or results of operations as of March 31, 2007.

The Company and the labor union at our Coatzacoalcos, Mexico plant reached an agreement that was ratified by the labor union on March 27, 2007. As a result, the Company will pay approximately $0.9 million for the severance and benefits for the elimination of 27 personnel and approximately $0.5 million for benefit reductions for continuing employees all in the second quarter of 2007.

Post-IPO

On November 7, 2006, we successfully completed our IPO on the NASDAQ, selling 8 million primary shares at $12.00 per share. Net proceeds plus cash on hand were used for the following:

1.	Called on December 11, 2006 $83.3 million principal of Floating Rate Senior Notes due 2015 and paid related premiums of $3.6 million and interest of $0.8 million.

2.	$38.9 million of voluntary repayments on our Term Loan in October and November of 2006. As a result, the Company was not required to make an excess cash flow payment for full year 2006.

3.	Paid Bain Capital $13.2 million on November 7, 2006 to terminate our advisory agreement as permitted under the agreement upon the consummation of an IPO.

4.	Paid IPO related expenses in November and December of 2006, including management retention bonuses of $2.5 million.

In 2006 total debt was reduced $129.0 million or 24.4% from $528.8 million to $399.8 million as of December 31, 2006. Net debt (short term and long term debt net of cash) was $368.0 million.

The Company intends to pay a quarterly dividend at an annual rate of approximately $0.68 per share. The Company is not required to pay dividends, and our shareholders will not be guaranteed, or have contractual or other rights, to receive dividends. The Company’s board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy, discontinue dividends entirely or otherwise be precluded from paying the dividends. As all of the business for Innophos Holdings, Inc. is transacted through Innophos, Inc. and Subsidiaries, Holdings, Inc. is dependent on earnings and the distribution of funds from Innophos, Inc. and Subsidiaries.

On December 18, 2006 our board of directors declared a pro rata quarterly dividend of $0.11 per common share, totaling approximately $2.3 million, paid on January 30, 2007 to shareholders on record as of January 15, 2007. On March 29, 2007 our board of directors declared a quarterly divided of $0.17 per common share totaling approximately $3.5 million, paid on April 30, 2007 to shareholders on record as of April 13, 2007. We are not required to pay dividends, and our shareholders will not be guaranteed, or have contractual or other rights, to receive dividends. Our board of directors may decide, in its discretion, at any time, to decrease the amount of dividends, otherwise modify or repeal the dividend policy or discontinue entirely the payment of dividends.

On October 18, 2006, we entered into retention bonus agreements with certain executives which provide for a total bonus of $4.6 million. Innophos Inc. expensed $2.7 million of this amount in the fourth of quarter 2006 and the remainder will be expensed over 2007 and 2008.

Year Ended December 31, 2006 compared to the Year Ended December 31, 2005

Net cash provided by operating activities was $40.9 million for the year ended December 31, 2006 as compared to $46.1 million for the same period in 2005, a decrease of $5.2 million. The decrease in operating activities is primarily due to $21.1 million lower net income as described earlier, offset by favorable changes of $5.4 million in non-cash items affecting net income, $6.6 million in net working capital, and $4.0 million in non-current accounts.

Non-cash items affecting net income were favorable by $5.4 million primarily due to the higher interest on our Floating Rate Senior Notes, and increased deferred financing resulting from our debt retirement. These effects were partially offset by reduced deferred taxes.

The change in net working capital is a source of cash of $7.1 million in 2006 compared to a source in 2005 of $0.5 million, an increase of $6.6 million. The net source of $7.1 million in 2006 is due to the following:

•	$0.4 million higher accounts receivable;

•

$0.6 million lower net other current assets and other current liabilities primarily from lower interest payable due to the reduced level of debt and lower income taxes payable due to the offset of prepaid income tax in Mexico;

•	$2.4 million higher accounts payable as the result of normal business operating activities and;

•	$5.7 million lower inventory described below.

Total inventories decreased $5.7 million from December 2005 levels as the result of planned reductions after completion of the major non-annual maintenance outages at Coatzacoalcos and Geismar in the first half of 2006. Days of inventory on hand decreased 6 days as a result of this action. The following chart shows its historical performance:

	Aggregated	Successor	Successor
	2004	2005	2006
Inventory Days on Hand	53	63	57

Changes in non-current accounts had a favorable impact on cash of $4.0 million. This was due to increased long term liabilities, mostly pension related, a favorable change in deferred profit sharing in Mexico (in 2005 there was a $2.1 million reduction in long term deferred profit sharing due to tax law changes).

Net cash used for investing activities was $15.6 million for the year ended December 31, 2006, compared to $10.9 million for the same period in 2005, a reduction in cash of $4.7 million. This is due to increased capital spending, some of which is related to the cogeneration project in Coatzacoalcos, the completion of the information technology separation from Rhodia, and packaging and yield improvement projects at Nashville and Waterway facilities in the United States. It is expected that capital spending will continue to run below depreciation levels, although 2007 will see a substantial increase compared to the last two years due to the cogeneration project.

Net cash from financing activities for the year ended December 31, 2006 was a use $55.0 million, compared to source of cash of $13.4 million in 2005, a decrease of $68.4 million. In 2006 there were net proceeds of $87.2 million as a result of the IPO, after deducting for underwriting discounts, commissions, and expenses. The funds were used to call $83.3 million principal of Floating Rate Senior Notes and pay related call premiums and penalties. The Company made principal payments on its term loan of $58.9 million of which $17.9 million was the excess cash flow payment required five days after issuance of the 2005 annual audited financial statements, as defined in our credit agreement, and voluntary prepayments of $38.9 million. The financing activities during the year ended December 31, 2005 were attributable to the Company electing to borrow the remaining $42.0 million of its term loan under its senior credit facility to retire the $17.0 million outstanding on its revolving credit facility, along with term loan principal payments of $11.7 million. Lastly, on February 10, 2005 Innophos Investments completed a private offering of $120 million Floating Rate Senior Notes, in which the proceeds from the offering, less fees and expenses, was a distribution to the stockholders of Holdings.

Year Ended December 31, 2005 compared to the aggregated Year Ended December 31, 2004

Net cash provided by operating activities was $46.1 million for the year ended December 31, 2005 as compared to $38.7 million for the same period in 2004, an increase of $7.4 million. This improvement in operating activities is primarily due to $6.1 million higher EBITDA (excluding non-cash purchase accounting charges of $7.6 million in 2004) and $2.9 million of lower taxes paid in 2005, as $21.6 million of favorable changes in current and other long-term assets and liabilities exclusive of interest and taxes mostly offset higher interest payments of $23.2 million.

Net current assets and liabilities show a source of cash of $0.5 million in 2005 compared to a use in 2004 of $18.6 million which was caused by a rebuild of working capital that was retained by Rhodia on the transaction date in accordance with our purchase and sale agreement. The net use of $0.5 million in 2005 is due to the following:

•	$10.5 million lower accounts receivable as a result of more timely cash collections in the United States and Mexico;

•

$14.0 million of higher other current liabilities primarily from higher income taxes payable in Mexico and higher payroll, benefits, and pension related accruals covering a full year for 2005 compared to 4.5 months for 2004;

•	$2.6 million higher other current assets due to prepaid income taxes in Mexico;

•	$11.7 million lower accounts payable in Mexico and;

•	$9.7 million higher inventory levels further described below.

Total inventories increased 14.6% from December 2004 levels, primarily in volume, although valuations are also higher due to raw material and energy cost increases. We did rebuild U.S. calcium salts volumes from very tight supply levels in 2004. Mexico volumes are up after finishing 2004 at low levels due to lost production from a scheduled maintenance outage in the fourth quarter of 2004. Spare parts inventories increased by 14.3% as we prepare for a similar maintenance outage in Mexico during the first quarter of 2006. We had 63 days of inventory on hand at December 31, 2005 which is now the high end of the range depicted in the following chart of historical performance:

	Predecessor	Aggregated	Successor
	2003	2004	2005
Inventory Days on Hand	53	53	63

Net cash used for investing activities was $10.9 million for the year ended December 31, 2005, compared to $489.1 million for the same period in 2004, of which $473.4 million was used to purchase the Phosphate Business from Rhodia. Capital spending increased $4.1 million compared to 2004.

Net cash from financing activities for the year ended December 31, 2005 was $13.4 million, compared to $459.8 million for 2004, a decrease of $446.4 million. The large inflow of cash provided by financing activities in 2004 was a result of borrowings from the senior credit facility, the senior subordinated notes due 2014, and the equity contributions, all of which were used to consummate the Acquisition of the Phosphate Business. The financing activities during 2005 were attributable to the Company electing to borrow the remaining $42.0 million of our term loan under our senior credit facility to retire the $17.0 million outstanding on our revolving credit facility. In addition, for the year ended December 31, 2005, the Company made principal payments on its term loan of $11.7 million of which $9.5 million were optional prepayments which will be applied to the excess cash flow payment required five days after issuance of the annual audited financial statements, as defined in its credit agreement.

On May 15, 2005, the Company began incurring liquidated damages of 0.25% per annum on Innophos Inc’s $190 million Senior Subordinated Notes due 2014, and Innophos Investments’ $144.1 million Floating Rate Senior Notes due 2015, due to the delay in filing the related exchange offer registration statements. The rate of liquidated damages increased 0.25% with respect to each subsequent 90 day period reaching 0.75%, (maximum of 1.0% would have been effective February 15, 2006), until all registration defaults had been cured upon effectiveness of such registration statements. The Company filed the exchange offer registration statements for both series of notes in the fourth quarter of 2005, and they were declared effective by the Securities and Exchange Commission on February 14, 2006, which cured all registration defaults.

Capital Expenditures

We spent $4.6 million for the three-month period ended March 31, 2007 and spent $15.6 million for the year ended December 31, 2006 on projects that were capitalized. Additionally, we spent $36.3 million in 2006 on maintenance projects that were expensed during the year. Of this $36.3 million, $3.6 million was related to planned major non-annual maintenance expenses. These amounts compare to $10.9 million of 2005 capitalized projects, and $33.0 million on maintenance projects that were expensed during 2005 of which $3.0 million was related to planned major non-annual maintenance. We expect our capital expenditures to continue to run below depreciation levels but expect an increase in 2007 due to our cogeneration project in Mexico whose total capital cost is estimated at $16.0 million.

We believe that the cash generated from operations and availability under our revolving credit facility will be sufficient to meet our debt service, capital expenditures and working capital requirements for at least the next twelve months. Subject to restrictions in our senior credit facility and the indentures governing the notes, we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes. In addition, we may require additional financing if our plans change materially in an adverse manner or prove to be materially inaccurate. There can be no assurance that such financing, if permitted under the terms of our debt agreements, will be available on terms acceptable to us or at all. The inability to obtain additional financing could have a material adverse effect on our financial condition and on our ability to meet our obligations under the notes.

Items Affecting Comparability

Predecessor/Successor bases of accounting

Our financial statements shown in this prospectus have been presented under two different bases of accounting. All historical Rhodia predecessor activity up to and including August 13, 2004 is on a combined basis, and all Innophos successor activity from August 14, 2004 is on a consolidated basis. The following discussion and analysis is based upon the aggregation of these two bases of accounting for the full year ended

December 31, 2004, and our review of the business and operations during such period. We believe this information provides the most meaningful presentation of our results of operations. This approach is a non-GAAP presentation and may yield results that are not strictly comparable on a period-to-period basis and may not reflect the actual results we would have achieved.

As a result of the Acquisition, our assets and liabilities have been adjusted to their fair value as of the closing date. Depreciation and amortization expenses are higher in successor accounting periods due to these fair value assessments resulting in increases to the carrying value of our property, plant and equipment and intangible assets. The income statement for the period August 14, 2004 through December 31, 2004 includes the following expenses related to purchase accounting: (1) cost of goods sold includes $6.4 million of non-cash purchase accounting charges related to inventory fair value adjustments and (2) operating expenses include $1.2 million of non-cash purchase accounting charges for in-process research and development.

During the period that Rhodia owned the Phosphates Business, it provided the majority of our needs for information technology, finance, accounting, legal, purchasing, human resources, benefits administration, insurance, and other services. These costs, and others such as sale leaseback and asset securitization expenses, were allocated to us by Rhodia. Since we are now an independent entity, there have been significant changes to our operating cost structure that have had a material impact on our operations. The historical results that include the predecessor accounting basis discussed in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” do not reflect certain cost adjustments which began immediately after the Acquisition.

Interest expense has increased substantially in the successor period in connection with our financing arrangements, which includes a $141.0 million senior credit facility, $190.0 million of 8.875% Senior Subordinated Notes due 2014, or the Senior Subordinated Notes, and $60.8 million of Floating Rate Senior Notes, all of which are further described in the liquidity section that follows.

We believe the discussion and analysis of our and the Phosphates Business’ financial condition and combined results of operations set forth below are not indicative, nor should they be relied upon as an indicator of, our future performance. Please refer to the footnotes to the Financial Statements included in Part II, Item 8, including “Summary of Significant Accounting Policies—Basis of Statement Presentation,” for important additional information concerning the basis of presentation of financial information.

Critical Accounting Policies and Estimates

Basis of Combined/Consolidated

Our discussion and analysis of our financial condition and results of operations are based upon our combined/consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to allowance for bad debts, the recoverability of long-term assets such as goodwill and intangible assets, depreciation and amortization periods, income taxes, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our combined/consolidated financial statements.

Revenue Recognition

Our revenue is primarily generated through the sale of our three main product lines: Specialty Salts and Specialty Acids, Purified Phosphoric Acid and STPP & Other Products, where Other Products consists primarily of fertilizers that we sell as a co-product of the purified wet acid process. Revenues are recognized upon transfer of title and risks of loss, when persuasive evidence of an arrangement exists, delivery has occurred, the customer’s price is fixed or determinable and collectibility is reasonably assured. Customer rebates are estimated throughout the period and are recorded as a reduction of sales at the point of sale. This analysis requires judgment from management. If the actual rebate is higher or lower than the estimate, the difference is adjusted against revenue. Historically, the reserves provided for customer rebates have not significantly varied from the actual amounts.

Allowances for Doubtful Accounts Receivable

The collectibility of accounts receivable is evaluated based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations, an allowance is recorded against amounts due to reduce the net recognized receivable to the amount that is reasonably expected to be collected. A considerable amount of judgment is required in order to make an assessment of collectibility of the accounts receivable including a detailed analysis of the aging receivables, the current creditworthiness of our customers and an analysis of historical trends. Historically, the reserves provided for uncollectible accounts have not varied significantly from actual amounts.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method. These costs include raw materials, direct labor, manufacturing overhead and depreciation. Spare parts are included in inventory and valued at actual cost.

Inventories, including spare parts, are evaluated for excess quantities, obsolescence or shelf-life expiration. This evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against all or a portion of the value of the related products with the appropriate charge to cost of sales.

Environmental Costs

Environmental liabilities are recorded when it is probable that these liabilities have been incurred and the amounts can be reasonably estimated. These liabilities are estimated based on an assessment of many factors, including the amount of remediation costs, the timing and extent of remediation actions required by the applicable governmental authorities, and the amount of our liability after considering the liability and financial resources of other potentially responsible parties. Generally, the recording of these accruals coincides with the assertion of a claim or litigation, completion of a feasibility study or a commitment to a formal plan of action. Anticipated recoveries from third parties are recorded as a reduction of expense only when such amounts are deemed realized.

Deferred Taxes

Deferred taxes are accounted for by recognizing deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the financial statements. Accordingly, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are assessed for recoverability and a valuation allowance is considered necessary if it is more likely than not that some portion or all of the deferred tax assets will not be realized. We will continue to analyze our current and future profitability and probability of the realization of our deferred tax assets in future periods. If we determine that we will be able to utilize all or part of our deferred tax assets in the future, an adjustment to the deferred tax assets valuation allowance would be charged to income in the period such determination is made.

Valuation of Goodwill and Long-Lived Assets

Goodwill represents the excess of the acquisition cost over the fair value of net assets of the businesses acquired. SFAS No. 142, “Goodwill and Other Intangible Assets,” requires periodic tests of the impairment of Goodwill. SFAS No. 142 requires a comparison, at least annually, of the net book value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit, which corresponds to the discounted cash flows of the reporting unit, in the absence of an active market. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. The annual goodwill impairment review for us is conducted during the fourth quarter of each year. We use a discounted cash flow approach based on forward-looking information of revenues and costs as well as appropriate discount rates for each reporting unit.

Long-lived assets including property, plant and equipment and amortized intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset or asset group. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. Impairments to long-lived assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell. The determination whether or not these assets are impaired and the corresponding useful lives of these long-lived assets requires significant judgment.

Stock Options

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment.” we were required to use the prospective transition method, therefore, prior period results were not restated. Prior to the adoption of SFAS 123(R), stock-based compensation expense related to stock options was not recognized in the results of operations if the exercise price was at least equal to the market value of the common stock on the grant date, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

On April 1, 2005, we granted 448,819 Class L stock options and 4,039,372 Class A stock options, prior to giving effect to the reverse stock split and conversion of our Class L shares and Class A shares into our new class of common stock. This is equivalent to 448,819 stock option strips. Each option strip required the recipient to exercise in tandem one option of Class L stock and nine options of Class A stock. All stock option strips are granted with an aggregated exercise price equal to or greater than the total fair market value of the underlying Class L and Class A shares.

In connection with the IPO, we effected a recapitalization, through an amendment to our certificate of incorporation to declare a reverse stock split to reduce the number of Class A common stock and Class L common stock and reclassify the Class A common stock and the Class L common stock to a single class of common stock. As a result of the recapitalization, the historical stock option strips were converted, as required under the terms of the original plan, to 1,116,944 stock options of the new class of common stock currently outstanding with the same vesting schedule. The exercise price is $2.55 per option. We account for the stock option plan using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The valuation method that we used under SFAS No. 123 dictated the transition method that used under SFAS No. 123(R). As permitted under SFAS No. 123, we valued its stock options at the grant date using the minimum value method. Because we used the minimum value method under SFAS No. 123, we adopted SFAS No. 123(R) using the prospective transition method and therefore, prior periods were not restated and we have not recognized in the financial statements the remaining compensation cost calculated under the minimum value method. The determination of the fair value of the underlying common stock used to determine the exercise prices for the stock options granted on April 1, 2005 was performed contemporaneously with the issuance of these common stock option grants.

Under the prospective method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of SFAS No. 123(R). We will continue to account for the outstanding awards under APB 25 until they are settled. Upon the adoption of SFAS No. 123(R) and through December 31, 2006 and March 31, 2007, we did not modify any existing stock option awards that were granted under SFAS No. 123.

A summary of stock option activity during the three months ended March 31, 2007, is presented below:

	Number of Options	Exercise Price
Outstanding at January 1, 2007	1,116,944	$2.55
Granted	—
Forfeited	(38,295)	2.55
Exercised	(296,591)	2.55

Outstanding at March 31, 2007	782,058	$2.55

Exercisable at March 31, 2007	373,575	$2.55

Restricted Stock

In 2006, our board of directors awarded 173,568 shares of restricted stock with a fair value of $2.1 million to certain executive officers. These awards accounted for under SFAS 123(R) are classified as equity awards and vest over nine quarters in equal installments of 11.11% per quarter beginning January 1, 2007. Declared dividends will accrue on the restricted stock and will vest over the same period. The related compensation expense is based on the date of grant share price of $12. The compensation expense is amortized on a straight-line basis over the requisite service period. We recognized approximately $0.2 million of compensation expense in the three months ended March 31, 2007 and will record approximately $0.7 million of compensation expense during the remainder of 2007. As of March 31, 2007, there were 154,283 unvested shares and 19,285 shares which have vested.

Pension and Post-retirement Costs

We maintain both noncontributory defined benefit pension plans and defined contribution plans that together cover all U.S. and Canadian employees.

In the U.S., salaried and most hourly employees are covered by a defined contribution plan with a 401(k) feature. The plan provides for employee contributions, company matching contributions, and an age-weighted annual company contribution to eligible employees. Nashville union-represented hourly employees hired before April 2004 are covered by a traditional defined benefit plan providing benefits based on years of service and final average pay. Accrual of additional earned benefits under the plan applicable to Nashville will cease in August 2007. Both of these plans were established by Innophos, Inc. in 2004.

In Canada, salaried employees are covered by defined contribution plans which provide for company contributions as a percent of pay, employee contributions, and company matching contributions. Union-represented hourly employees are covered by a defined benefit plan providing benefits based on a negotiated benefit level and years of service.

Our pension and postretirement benefit costs are developed from actuarial valuations. Inherent in these valuations are key assumptions, including the discount rate and the expected long-term rate on plan assets. These assumptions require significant judgment and material changes in our pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in levels of benefits provided, and changes in asset levels. Such assumptions are based on benchmarks obtained from third party sources.

As a sensitivity measure, the effect of a 25 basis-point decrease in our discount rate assumption would increase our net periodic benefit cost for our pension and post-retirement plans by approximately $75,000. A 1% decrease in our expected rate of return on plan assets would increase our pension plan expense by $91,000.

Allocation of Purchase Price

Assets acquired and liabilities assumed in an acquisition are determined based on fair value measures as determined by management. The method used to determine the asset values included a variety of valuation techniques such as the excess earnings method, the relief from royalty method, the income approach and the replacement cost approach. Such valuation techniques involve significant estimates and judgments made by management including the probability of weighted projected future cash flows related to the business and specific intangibles, estimated useful lives and the discount rate applied to the cash flows. The valuation of most intangibles utilized a discount rate of 12% which included an additional risk premium for the intangible asset. In-process research and development utilized a discount rate of 15% due to the increased risk inherent in the unproven nature of the products being developed as compared to the other intangible assets. If different assumptions were utilized, it could result in a significant change to the allocation of the purchase price and the value established for assets acquired.

Income Taxes

Effective January 1, 2007, we adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” This interpretation prescribes a model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. We do not believe it had any material uncertain income tax positions therefore the adoption of FIN 48 had no effect on its consolidated financial position or results of operations. If any material uncertain tax positions did arise, our policy is to accrue associated penalties in selling, general and administrative expenses and to accrue interest as part of net interest expense. All of the tax years since the our inception in 2004 are subject to examination by the Canadian, Mexican and United States revenue authorities. We do not anticipate that total unrecognized tax benefits will significantly change prior to March 31, 2008.

Employee Termination Benefits

We do not have a written severance plan for our Mexican operations, nor do we offer similar termination benefits to affected employees in all Mexican restructuring initiatives. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, we record employee severance costs associated with these restructuring activities in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits.” Charges associated with these activities are recorded when the payment of benefits is probable and can be reasonably estimated. In all other situations where we pay out termination benefits in Mexico, including supplemental benefits paid in excess of statutory minimum amounts and benefits offered to affected employees based on management’s discretion, we record these termination costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

The timing of the recognition of charges for employee severance costs depends on whether the affected employees are required to render service beyond their legal notification period in order to receive the benefits. If affected employees are required to render service beyond their legal notification period, charges are recognized ratably over the future service period. Otherwise, charges are recognized when a specific plan has been confirmed by management and required employee communication requirements have been met.

Claims and Legal Proceedings

In addition, in the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate its potential liability. The recording of required reserves may change in the future due to new developments in each matter. Although the ultimate outcome of these matters is currently not determinable, unless otherwise noted, we do not believe that the resolution of these matters in a manner adverse to their interest will have a material effect upon our financial condition, results of operations or cash flows for an interim or annual period.

Claims and Legal Proceedings

Mexican Tax Claims

On November 1, 2004 Innophos Fosfatados, received notice of the Salt Water Claims and the Fresh Water Claims from the CNA.

As initially assessed by the CNA, and as shown in the table below, the claims total approximately $139.9 million at current exchange rates as of May 22, 2007.

Tax Item	Salt Water Claims	Fresh Water Claims	Total
	(dollars in millions)
Basic Charges	$27.6	$10.8	$38.4
Interest, Inflation and Penalties	81.1	20.4	101.5

Total	$108.7	$31.2	$139.9

Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims, and we are vigorously defending the matter.

CNA Administrative Proceedings; Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims made by that agency. On August 29, 2005, the CNA rejected the substantive challenges as to the Fresh Water Claims (although the CNA agreed that certain corrections were required as to its surcharge calculations), confirming the original claims. In addition, on technical grounds, the CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. As a result of these rulings, the CNA’s original assessments currently stand at $30.1 million for the Fresh Water Claims and no amount for the Salt Water Claims as they were revoked. CNA has, however, reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and some CNA rulings, including a discretionary appeal seeking a court ruling on our substantive challenges to the Salt Water Claims that were not addressed by CNA. On May 11, 2007, a five judge panel of the court issued its decision unanimously overturning the Salt Water Claims. The CNA has a right to appeal by mid June 2007, and we do not know whether it will do so. It is not known when our appeal of the Fresh Water Claims will be decided by the court.

Rhodia Indemnification. Under the terms of the Rhodia Agreement, according to which our business was purchased, we received indemnification against a number of contingencies, including claims for Mexican Taxes (as defined in the Rhodia Agreement) such as those alleged by CNA, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the August 13, 2004 closing date of the acquisition. Rhodia has acknowledged its responsibility for such claims, but under a different indemnification obligation (described below) and under a reservation of rights, and has assumed control of the defense of the CNA claims. We asserted that we are entitled to full indemnification for liabilities relating to Taxes and for breach of covenants under the Rhodia Agreement (concerning what we have characterized as a known, undisclosed CNA audit). Rhodia has disagreed, asserting instead that the applicable indemnification under the Rhodia Agreement is for breach of representations and warranties, which in turn would subject the liabilities relating to the CNA claims to a deductible amount of $15.9 million and a limit of $79.5 million above that deductible amount.

On December 16, 2004, we sued Rhodia in New York State Supreme Court (New York County) seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an order granting our summary judgment motion on both counts on June 13, 2005. Rhodia appealed the order to the Appellate Division, First Department, which on March 22, 2007 affirmed the lower court’s rulings in our favor. On April 27, 2007, Rhodia timely filed with the Appellate Division, First Department a Motion for Leave to Appeal to New York’s highest court, the New York Court of Appeals on the issue as to whether the CNA claims are “Taxes” under the Rhodia Agreement. On May 29, 2007, the court granted Rhodia’s motion and we expect that the matter will be briefed and argued in the ordinary course within the Court of Appeals. Rhodia did not seek an appeal of the Appellate Division, First Department’s decision that Rhodia is responsible for any security required by the Mexican authorities.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $173.4 million (at current exchange rates as of May 22, 2007 with the security amount projected to February 2008), was required by June 17, 2005. In light of the technical revocation of the Salt Water Claims, we have been advised that the amount of security required would be reduced to $37.7 million at current exchange rates as of May 22, 2007. Rhodia has acknowledged its obligation under the New York trial court ruling to post such security (subject to appeal), but has taken the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determines that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, they could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

Further Proceedings. A final determination of the matter may require appeals to the Mexican Supreme Court and remands to the CNA or to lower courts, a process that might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as duties, taxes and other charges for periods after 2002, which management estimates under current operating conditions at approximately $1.7 million of additional basic charges per year, excluding interest, inflation adjustments, and penalties).

Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of March 31, 2007. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses in recent fiscal years. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the Rhodia Agreement.

Mexican Water Recycling System—PAMCAR Agreement

Innophos Fosfatados is the successor to the PAMCAR Agreement. The PAMCAR Agreement required that action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties, taxes and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complied with the applicable requirements of the PAMCAR Agreement.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004, Innophos Fosfatados filed a petition with the CNA to reflect the results of the university study and to revise discharge limits which the now-improved operations can satisfy. In 2005, Innophos Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. In the event Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s terms and deadlines, the exempted taxes, duties and related charges through December 31, 2004, could be reinstated. We estimate that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.7 million at current exchange rates as of May 22, 2007 (including inflation and interest). In addition, we have been advised it is possible under applicable law that a penalty could be imposed of up to an additional $11.3 million at current exchange rates as of May 22, 2007. We believe that the above amounts represent the upper range of possible liability based on a finding of noncompliance involving pH levels rather than phosphorus, and, accordingly could be significantly reduced. We do not know whether the CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, we would take appropriate steps to challenge any claim stemming from an alleged violation of the PAMCAR Agreement before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we did not establish a liability on the balance sheet as of March 31, 2007.

SCT Concession Title Taxes and Fees

In late March of 2007, Innophos Fosfatados received a request for information from the SCT related to its Concession Title to use national port facilities. Innophos Fosfatados was granted a 20 year Concession Title in 1993, covering land, pier and water areas for its Coatzacoalcos plant operations. The SCT has the authority to oversee compliance with the Concession Title, including the payment of required taxes and fees, and to take enforcement action, including revocation or refusal to renew a Concession Title in the case of non-compliance. We have recently determined that there is a probable liability, but the extent of any liability cannot be determined because an appraisal using the required valuation standards on which taxes and fees are based, and review of underlying facts and documents, have not been completed. Depending upon the results of the appraisal and such review, it is possible that the amount of any taxes and fees, including surcharges and potential penalties could be material. We intend to work with our tax advisors, legal counsel and SCT representatives in order to determine the amounts due and make required payments in order to ensure continued compliance.

We believe the liability is indemnified by Rhodia under the Rhodia Agreement. However, Rhodia may be unwilling to pay any such amounts and may choose to challenge our claim for indemnification.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of The Mosaic Company (a division of Cargill Corporation), or Mosaic, seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the Provincial Ministry of Environment, or MOE. Mosaic stated that, in its view, we and Rhodia (our predecessor in interest prior to 2004) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the clean-up. We have determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement, and we will seek all appropriate indemnification. Thus far, Rhodia has declined the claim stating that we have not provided “sufficient information.”

In connection with the Rhodia Agreement, various Rhodia entities and the Company, entered into sales representative agreements for the sale of certain of our products in various countries (other than North America). On September 29, 2004, we issued notices of termination under all those agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the agreements, totaling approximately $1.4 million. We believe the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3,000. We believe we have meritorious defenses, and, if the claim is asserted in any proceeding, intend to contest liability vigorously.

In addition, we are party to legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically discussed, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, these matters cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

Contractual Obligations and Commercial Commitments

The following table sets forth our long-term contractual cash obligations as of March 31, 2007:

	Years ending December 31,
Contractual Obligations	Total	2007	2008	2009	2010	2011	Thereafter
	(dollars in thousands)
Senior credit facility(1)	$141,000	$1,086	$1,448	$35,432	$103,034	$—	$—
Senior Subordinated Notes
Due 2014(2)	318,577	16,863	16,862	16,863	16,862	16,863	234,264
Future Service Pension Benefits	7,375	368	424	509	593	655	4,826
Other(3)	516,637	42,851	44,801	44,801	44,801	44,801	294,582
Operating Leases	20,797	4,540	3,736	3,193	2,764	2,178	4,386
Floating Rate Senior Notes due 2015(4)	60,800	—	—	—	—	—	60,800

Total contractual cash obligations	$1,065,186	$65,708	$67,271	$100,798	$168,054	$64,497	$598,858

(1)	Amounts do not include variable rate interest payments, any voluntary principal prepayments, and excess cash flow requirements as defined by the credit agreement. Approximate annual interest payments would be $10.7 million assuming a 7.6% interest rate.

(2)	Amounts include fixed rate interest payments at 8.875%.

(3)	Represents minimum annual purchase commitments to buy raw materials from a supplier that extends through 2018.

(4)	Represents the $60.8 million Floating Rate Senior Notes which were issued on February 10, 2005. On April 16, 2007, the Company issued $66.0 million Senior Unsecured Notes whose proceeds were used to redeem the Floating Rate Senior Notes. Annual interest expense on the Senior Unsecured Notes will be approximately $6.3 million payable semi-annually through maturity on April 15, 2012 at which time the principal amount of $66.0 million becomes due.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 157, and SFAS No. 159, both of which are summarized below.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. We are currently assessing the impact this statement may have on its financial position or results of operations.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). In February 2007, the FASB issued SFAS No. 159 which permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for the Company will be as of the beginning of fiscal 2008. We are currently evaluating the impact this statement will have on its consolidated financial position or results of operations.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain market risks as part of our ongoing business operations. Primary exposures include changes in interest rates, as borrowings under our senior credit facility will bear interest at floating rates based on LIBOR or the base rate, in each case plus an applicable borrowing margin. We will manage our interest rate risk by balancing the amount of fixed-rate and floating-rate debt. For fixed-rate debt, interest rate changes do not affect earnings or cash flows. Conversely, for floating-rate debt, interest rate changes generally impact our earnings and cash flows, assuming other factors are held constant.

At March 31, 2007, we had $190.0 million principal amount of fixed-rate debt, $191.0 million of available floating-rate debt, and $60.8 million Floating Rate Senior Notes. Based on $141.0 million outstanding as floating rate debt as borrowings under our senior credit facility, an immediate increase of one percentage point would cause an increase to cash interest expense of approximately $1.4 million per year. On April 16, 2007, Holdings issued $66.0 million of 9 1/2% Senior Unsecured notes due 2012, and used the net proceeds plus approximately $0.5 million of cash on hand for full redemption of the $60.8 million Floating Rate Senior notes issued by Innophos Investments and to pay related expenses. As all of the business for Holdings is transacted through Innophos, Inc. and its subsidiaries, Holdings is dependent on earnings and the distribution of funds from Innophos, Inc. and subsidiaries.

Changes in economic conditions could result in higher interest rates, thereby increasing our interest expense and other operating expenses and reducing our funds available for capital investment, operations or other purposes. In addition, a substantial portion of our cash flow must be used to service debt, which may affect our ability to make future acquisitions or capital expenditures. We may from time to time use interest rate protection agreements to minimize our exposure to interest rate fluctuation. However, there can be no assurance that hedges will achieve the desired effect. We may experience economic loss and a negative impact on earnings or net assets as a result of interest rate fluctuations.

We do not currently hedge our commodity or currency rate risks. In April 2006, we entered into two interest rate cap derivative instruments each with a notional amount of $100.0 million with the first interest rate cap instrument expiring in April 2008 and the other interest rate cap instrument expiring in April 2009.

We believe that our concentration of credit risk related to trade accounts receivable is limited since these receivables are spread among a number of customers and are geographically dispersed. No one customer accounted for more than 10% of our sales in the last 3 years.

Foreign Currency Exchange Rates

The U.S. dollar is the functional currency of the Canadian and Mexican operations. Accordingly, these operations’ monetary assets and liabilities are translated at current exchange rates, non-monetary assets and liabilities are translated at historical exchange rates, and revenue and expenses are translated at average exchange rates and at historical exchange rates for the related revenue and expenses of non-monetary assets and liabilities. All translation gains and losses are included in net income.

Our principal source of exchange rate exposure in our foreign operations consists of expenses, such as labor expenses, which are denominated in the foreign currency of the country in which we operate. A decline in the value of the U.S. dollar relative to the local currency would generally cause our operational expenses (particularly labor costs) to increase (conversely, a decline in the value of the foreign currency relative to the U.S. dollar would cause these expenses to decrease). We believe that normal exchange rate fluctuations consistent with recent historical trends would have a modest impact on our expenses, and would not materially affect our financial condition or results of operations. Nearly all of our sales are denominated in U.S. dollars and our exchange rate exposure in terms of sales revenues is minimal.

Inflation and changing prices

Our costs and expenses will be subject to inflation and price fluctuations. Significant price fluctuations in raw materials, freight and energy costs, could have a material effect on our financial condition and results of operations.

Off-Balance Sheet Arrangements

We do not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS

Our Company

We are the largest North American (United States, Canada and Mexico) producer of specialty phosphates, based on 2006 net sales. Most specialty phosphates are highly customized, application-specific compounds that are engineered to meet customer performance requirements. Specialty phosphates often provide critical functionality related to the taste, texture and performance of foods, beverages, pharmaceuticals, oral care products and other applications. For example, specialty phosphates act as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical excipients and cleaning agents in toothpaste.

Our products are often essential to the performance of our customers’ end products and require significant development, engineering and testing. In the case of food, beverage and pharmaceutical products, our production facilities must comply with the stringent standards of the FDA, or the USDA. We maintain long-standing relationships, most spanning decades, with blue-chip customers—such as Kraft Foods, Inc., Ecolab Inc. and Albemarle Corporation, and chemical distributors such as Univar USA, Inc., Univar Canada, Ltd. and Brenntag North America, Inc. We work closely with many of our customers to design customized products that meet application-specific performance and quality requirements.

We hold the number one or number two market position in each of our principal product lines; each respective market has seen consolidation to two key suppliers over the past decade. This consolidation, combined with the elimination of uneconomic capacity has led to improved effective industry utilization rates and fundamentals in the North American specialty phosphates market. We believe that we are the overall lowest-cost producer of specialty phosphate salts and specialty acids in North America as a result of our large scale and proprietary manufacturing technology.

For the year ended December 31, 2006, we generated net sales, operating income and EBITDA of $541.8 million, $30.9 million, and $77.8 million, respectively. Included in the operating income and EBITDA results for the year ended December 31, 2006 were $17.6 million of unusual expenses.

Our Product Lines

We have three principal product lines: (1) Specialty Salts and Specialty Acids, (2) Purified Phosphoric Acid, and (3) STPP and Other Products. Our products serve diverse end-use markets exhibiting stable demand growth. These markets are also characterized by a high degree of customer loyalty due to the technical complexity of our customized formulations as well as the significant production disruption and costs certain of our customers would experience if they were to switch to a new supplier.

Our three product lines are highlighted below:

Specialty Salts and Specialty Acids:

•

Specialty Salts are used in food, beverage and pharmaceutical applications, for example as flavor enhancers in beverages, electrolytes in sports drinks, texture additives in cheeses, leavening agents in baked goods, calcium and phosphorus sources for nutritional supplements, pharmaceutical products and cleaning agents in toothpaste.

•	Specialty Acids are used in industrial applications such as asphalt modification and petrochemical catalysis.

Purified Phosphoric Acid: Purified Phosphoric Acid is used as an input to Specialty Salts and Specialty Acids and also in water and metal treatment applications.

STPP & Other Products:

•	STPP is used in detergent applications such as auto-dishwashing and laundry detergents.

•	Other Products primarily include phosphate fertilizers produced in Mexico as co-products of manufacturing Purified Phosphoric Acid.

The following table identifies the principal applications of our product lines:

Principal Product Lines and Applications

	Specialty Salts and Specialty Acids	Purified Phosphoric Acid	STPP & Other Products

% of 2006 Net Sales	51%	24%	25%

Principal Applications

•      Bakery, dairy, meat and seafood products

•      Pharmaceutical excipients and nutritional supplements

•      Oral care products

•      Water treatment and metal finishing

•      Specialty fertilizers

•      Asphalt modification

•      Petrochemical catalysis

•      Semiconductor chip manufacturing

		• Beverage flavor enhancer • Water treatment • Metal treatment	• Auto-dishwashing • Home laundry detergents • Industrial and institutional cleaners • Fertilizers

As noted above our principal products are used as critical and value-enhancing ingredients in a variety of end-markets which exhibit stable demand growth. Unlike agricultural phosphates, which are commodity chemicals used primarily as fertilizers and livestock feed supplements, specialty phosphates are application-specific and act as critical ingredients in a variety of end-uses. Our end-markets, which include food, beverages, cleaners, pharmaceutical, nutritional supplements and water treatment, are traditionally recession-resistant and have exhibited stable demand growth throughout economic cycles.

Corporate Structure

The following is a summary chart of our corporate structure:

Initial Public Offering

On November 7, 2006, we successfully completed our IPO, in which we sold 8.0 million shares of our common stock, and certain selling stockholders sold 695,652 shares of our common stock. Net proceeds plus cash on hand were used for the following:

1.	$83.3 million principal amount of the Floating Rate Senior Notes, were called on December 11, 2006 and related premiums of $3.6 million and interest of $0.8 million were paid;

2.	$38.9 million of voluntary repayments were made on the term loan portion of our senior credit facility in October and November of 2006;

3.	Bain Capital was paid $13.2 million upon the consummation of the IPO to terminate our advisory agreement; and

4.	IPO-related expenses were paid, including management retention bonuses of $2.5 million.

Senior Unsecured Notes

On April 16, 2007, Holdings issued $66.0 million of the Senior Unsecured Notes, and used the net proceeds plus approximately $0.5 million of cash on hand for full redemption of the $60.8 million Floating Rate Senior Notes that remained outstanding, and to pay related expenses.

Our Industry

According to estimates by British Sulphur Consultants, the North American specialty phosphates market generated approximately $1.4 billion in total sales in 2005 (the latest year for which data is available). This specialty niche historically represents approximately 15% of the overall phosphate market volume, the rest of which is composed of more commodity-like items such as fertilizers. Highly engineered Specialty Salts and Specialty Acids represented approximately $700 million, or 49%, of the total North American specialty phosphates market, Purified Phosphoric Acid represented approximately $400 million, or 28%, and STPP represented approximately $340 million, or 23%. Overall, specialty phosphate demand has grown approximately 2% per annum over the prior five years, on a volume basis.

Over the past decade, fundamentals in the North American specialty phosphates market have improved. The marketplace for each of our product lines has seen consolidation to two key suppliers, while uneconomic capacity has been eliminated during this period. Most recently, Astaris (currently affiliated with ICL) closed three manufacturing plants that produced purified phosphoric acid, specialty salts and STPP. This and previous capacity rationalizations have improved effective industry utilization rates from below 75% in 2001 to as high as an estimated 90% in 2006 prior to the startup of PCS’ new PWA line in June. Further, imports have historically represented only a small portion of the North American specialty phosphates market, given high freight and logistical costs. Recently, import producers have been further disadvantaged by increasing costs of transportation and logistics and the depreciation of the U.S. dollar relative to other currencies.

New suppliers to the North American Specialty Phosphate marketplace face significant barriers to entry related to capital cost, logistical costs, regulatory and customer approval processes, and customer support infrastructure. For example, we estimate that building a large-scale specialty phosphate facility similar to our Coatzacoalcos, Mexico facility would require capital investment in excess of $300 million and would require a three-to-four year lead time. High transportation costs and the logistical challenges of providing just-in-time delivery limit the ability of many imported products to effectively service the North American marketplace. Regulatory and customer approval processes, which are frequently required due to the customization and high functional value of specialty phosphates in the end use applications, can take up to 18 months. Finally, the successful development of new products requires a fully staffed technical sales, application engineering, and R&D team.

The North American specialty phosphates market has entered an environment of stability and favorable market pricing. During the past several years, we have realized price increases that have been broadly accepted by customers and which have offset increases in input costs to us during this period. Nevertheless, we believe current pricing and capacity utilization levels do not support the economic expansion of specialty phosphates capacity.

The production of specialty phosphates begins with phosphate rock, which can be processed in two alternative ways to produce phosphoric acid: (i) the thermal acid method, in which elemental phosphorus is combusted in a furnace and subsequently hydrated to produce phosphoric acid; or (ii) the PWA method, in which mined phosphate rock is treated with sulfuric acid to produce merchant green acid, which is then purified through solvent-based extraction into purified wet acid. The conversion of merchant green acid into purified wet acid (food grade) is a technically complex and capital-intensive process.

The thermal acid method of production is based on the electrolytic production of elemental phosphorus and is therefore highly energy-intensive, with production costs that can be significantly higher than the costs for the production of purified phosphoric acid produced via the PWA process. Purified Phosphoric Acid, or PPA, can be reacted with appropriate mineral salts or inorganic compounds to produce various specialty phosphate salts or STPP & Other Products as required. We currently use PWA for nearly all of our Specialty Salts and Specialty Acids manufacturing needs.

Key Product Lines

Specialty Salts and Specialty Acids

Specialty Salts and Specialty Acids are the most highly engineered products in our portfolio. Over the past few decades, our research scientists and engineers have worked directly with our customers to create application-specific products, such as abrasives in toothpaste and electrolytes in sports drinks that take advantage of the physical and chemical properties of phosphates to satisfy specific end-market needs. The result has been the creation of specialized niche products used in a wide range of finished product applications across a number of markets including the food and beverage, pharmaceutical and consumer product markets.

The table below presents a list of the main Specialty Salts and Specialty Acids sold by us in 2006:

Product	Description/End-Use Application

Sodium Aluminum Phosphate, Acidic and Basic (“SALP”)	Premier leavening agent for baking mixes, cakes, self-rising flours, baking powders, batter & breadings (acidic). Improves melting properties of cheese (basic).

Sodium Acid PyroPhosphate (“SAPP”)	Leavening agent for baking powders, doughnuts, and biscuits; inhibits browning in potatoes; provides moisture and color retention in poultry and meat.

Sodium HexaMetaPhosphate (“SHMP”)	Water treatment applications; anti-microbial and sequestrant in beverages; cheese emulsifier; improves tenderness in meat, seafood and poultry applications.

Monocalcium Phosphate (“MCP”)	Leavening agent in double-acting baking powder; acidulant; buffering agent.

Dicalcium Phosphate (“DCP”)	Toothpaste abrasive; leavening agent; calcium fortification.

Tricalcium Phosphate (“TCP”)	Calcium and phosphorus fortifier in food and beverage applications (e.g., orange juice, cereals, and cheese); flow aid; additive in expandable polystyrene.

Pharma Calcium Phosphates (“A-Tab®”, “Di-Tab®”, “Tri-Tab®”)	Excipients in vitamins, nutritional supplements and pharmaceuticals.

Ammonium Phosphates (“MAP”, “DAP”)	High-end fertilizers products for horticultural use; flame retardant; cigarette additives; culture nutrient.

Potassium Phosphates (“TKPP”, “DKP”, “MKP”, “KTPP”)	Water treatment; sports drinks; buffering agent; improves tenderness in meat, seafood and poultry applications; horticulture applications.

Product	Description/End-Use Application

Specialty Acids (e.g., Polyacid, High Purity)	Additive improving performance properties of asphalt; electronic applications.

Sodium Blends (e.g., Sodium Tripolyphosphate (STPP (food grade)))	Ingredient improving yield, tenderness, shelf life, moisture and color retention in meat, seafood and poultry applications.

Other (Sodium Bicarbonate, Tetrasodium Pyrophosphate (“TSPP”), Mono, Di, & Trisodium Phosphates (“MSP”, “DSP”, “TSP”))	Baking powders; gelling agent in puddings; cheese emulsifiers.

Each salt or acid derivative typically has a number of different applications and end uses. For example, dicalcium phosphate can be used both as a leavening agent in bakery products and as an abrasive in oral care products. However, several food grade salts are unique to the end user in their particular finished product application. Manufacturers often work directly with customers to tailor products to their required specifications.

According to estimates by British Sulphur Consultants, in 2005 (the latest year for which data is available), the North American Specialty Salts and Specialty Acids market was estimated to have generated approximately $700 million in total sales. The Specialty Salts and Specialty Acids merchant market demand grew at an estimated annual rate of 3.5% from 1998-2005.

Our major competitor in the downstream Specialty Salts and Specialty Acids is ICL Performance Products.

Purified Phosphoric Acid

Purified Phosphoric Acid (PPA) is a higher-purity form of phosphoric acid, distinct from the agricultural-grade merchant green phosphoric acid used in fertilizer production. Purified Phosphoric Acid is used to manufacture specialty phosphate salts and acids, and is also used directly in beverage applications as a flavor enhancer and in water treatment applications. End-user sales are made primarily to carbonated soft drink beverage producers, potable and industrial water treatment facilities, and to capital goods manufacturers for pre-coating metal treatment. We also sell Purified Phosphoric Acid to third-party phosphate derivative producers in the merchant market.

According to estimates by British Sulphur Consultants, in 2005 (the latest year for which data is available) the North American Purified Phosphoric Acid market was estimated to have generated approximately $400 million in total sales. The Purified Phosphoric Acid merchant market demand grew at an estimated annual rate of 0.6% from 1998-2005.

Our major competitor in Purified Phosphoric Acid is PCS, a global fertilizer company for which specialty phosphates represents only a small part of its business. We consume the majority of our Purified Phosphoric Acid production in our downstream operations and sell the remainder on the North American merchant market and to other downstream phosphate derivative producers, where we compete with PCS. PCS does not have any downstream industrial phosphate derivative production capacity, other than a small potassium phosphate salt unit which primarily operates under a contract manufacturing arrangement for us.

STPP & Other Products

STPP is a specialty phosphate derived from reacting phosphoric acid with a sodium alkali. STPP is a key ingredient in cleaning products including automatic dishwasher detergents, industrial and institutional cleaners and (primarily outside the U.S.) laundry detergents. In addition to its use in cleaning products, STPP is also used in water treatment, clay processing, and copper ore processing. Over 90% of the end use market is derived from consumer product applications.

According to estimates by British Sulphur Consultants, in 2005, the North American market for STPP was estimated to have generated approximately $340 million in total sales. STPP market demand grew at an estimated annual rate of 2.2% from 1998-2005.

Other Products primarily include phosphate fertilizers produced in Mexico primarily as co-products of manufacturing Purified Phosphoric Acid.

Our major competitor in STPP is Quimir, which is a part of the DESC S.A. de C.V. group in Mexico. Quimir produces STPP at three manufacturing locations in Mexico.

Consolidation and Capacity Changes

Consolidation has been most significant in the Specialty Salts and Specialty Acids market. The following table summarizes the U.S. phosphate industry consolidation since 1991:

Year	Industry Developments
1991	OxyChem acquired by FMC Corp. Olin acquired by A&W and PCS

1994	A&W and Troy (Mexico) formed 50:50 joint venture

1997	PCS acquired Arcadian (Geismar). Monsanto spun off Solutia, its specialty phosphate division

1998	Rhodia spun off from Rhône-Poulenc

2000	Rhodia acquired A&W’s phosphates business. Per U.S. FTC mandate, PCS acquired remaining 50% of Aurora purified wet acid capacity from Rhodia. PCS and Rhodia signed an 18-year contract for supply of purified wet acid FMC Corp. and Solutia Inc. merged their specialty phosphates business to form Astaris LLC, a 50:50 joint venture between the two parents. Per FTC mandate, Astaris sold its Augusta, Georgia plant to Prayon

2004	ThermPhos International B.V. acquired Rhodia’s European specialty phosphates business. Bain Capital acquired Rhodia’s North American specialty phosphates business (Innophos)

2005	ICL acquired Astaris

2006	PCS started up a fourth production train of purified phosphoric acid, Aurora, NC

In addition to consolidation, uneconomic production capacity was eliminated in North America across all three major specialty phosphate product categories. In 2001, Rhodia closed its plants in Buckingham, Quebec and Morrisville, Pennsylvania. In 2002, Vicksburg Chemical Company closed a specialty salts plant in Vicksburg, Mississippi. In late 2003 and the beginning of 2004, Astaris closed three manufacturing facilities, eliminating roughly 320,000 metric tons of capacity: a purified wet phosphoric acid plant in Conda, Idaho; a specialty salts plant in Trenton, Michigan; and an STPP plant in Green River, Wyoming. As a result, we estimate that overall industry capacity utilization in North America increased from below 75% in 2001 to as high as an estimated 90% in 2006, prior to the PCS startup discussed below.

In June 2006, PCS started up a fourth production train of purified phosphoric acid at their Aurora, NC facility. This added PCS capacity is less than the combined level of 2006 North American PPA imports and thermal acid consumption, although we do not know when or to what extent this addition to capacity will displace such imports or thermal acid supplies. PCS’ reported 2006 Aurora PWA production did not differ significantly from levels reported for 2004 and 2005. The recent PCS capacity increase is comparable in capacity to the Astaris PPA plant which was subsequently closed in 2003 following a failed start-up.

Penetration from Imports

According to British Sulphur Consultants, imports of specialty phosphates represented approximately 10% of annual North American consumption for each year from 2001 to 2005. Importers have had their competitiveness impacted over the past few years due to ocean freight cost increases and increasing energy and raw material cost.

The following are the primary importers of purified phosphoric acid products and derivatives into North America: (i) Prayon and Rotem Amfert Negev Ltd. (a subsidiary of ICL) for purified phosphoric acid, with Prayon primarily supplying acid to its specialty salts manufacturing facility in Augusta, Georgia; and (ii) various Chinese and European specialty phosphate manufactures such as Chemische Fabrik Budenheim, Thermphos, Prayon and BK Giulini Chemie GmbH & Co. (a subsidiary of ICL) for specialty salts and STPP. Recently Thermphos announced the sale of its European Calciums business to Budenheim which is expected to increase capacity utilization.

In February 2007, we filed an anti-dumping case against Chinese imports of sodium hexametaphosphate, or SHMP, which represents approximately 3% of our 2006 sales revenue. The petition, which was filed jointly with ICL Performance Products, the only other domestic U.S. producer, and was approved by the U.S. Commerce Department to proceed to further investigation. The case is now pending before the International Trade Commission, or ITC, for evaluation. If successful, duties would be imposed upon Chinese imports, in order to neutralize the effects of Chinese SHMP pricing being sold in U.S. markets at less than fair value.

Key Competitive Strengths

The following competitive strengths have contributed to our market leadership position and our ability to generate strong cash flow. We expect these strengths to continue to support our leadership position and growth in the future:

Leading Market Positions in Specialty Products. We are the largest specialty phosphates producer with what we believe to be the broadest specialty phosphates product offering in North America. The following table highlights our leading positions:

Products	2006 North American Market Position
Specialty Salts(1)	# 1
Specialty Acids(1)	# 1
Purified Phosphoric Acid(2)	# 1
STPP(1)	# 2

(1)	Source: British Sulphur Consultants and management estimates, based on sales.

(2)	Source: British Sulphur Consultants and management estimates, based on production volume.

High Customer Switching Costs. Our specialty phosphates are characterized by significant costs for our customers to switch to new suppliers. Our products are often critical to the taste, feel and performance of our customers’ end-products but our specialty phosphates generally represent only a small portion of a customer’s total product costs. Furthermore, we work closely with our customers to design custom-engineered chemicals that meet application-specific performance and quality requirements. In order to change its process or switch specialty phosphate suppliers, a customer often must conduct trials to validate the change or new material under stringent quality assurance processes which often include compliance with regulatory requirements, such as those of the FDA or USDA, industry standards and internal protocols. In some instances, we estimate that it can take up to 18 months to complete a single customer approval process or for a customer to qualify a new specialty phosphate supplier. Customers are therefore often reluctant to switch suppliers given this critical functionality and application-specific design.

Significant Barriers to Entry. The specialty phosphates market benefits from certain financial, logistical, technological and service oriented characteristics that create meaningful barriers to entry:

•

Technical complexity—the technological aspects involved in developing and producing highly specialized phosphate products demand reliance on a complex and highly sophisticated technology foundation, including process expertise, application know-how, field technical services and research and development capability.

•

High capital costs—specialty phosphate capacity is difficult to add and requires large capital investments. We estimate that building world-scale specialty phosphate capacity similar to our Coatzacoalcos, Mexico facility requires capital investment greater than $300 million and three-to-four year lead times.

•

Infrastructure barriers—customers typically require suppliers to provide significant sales and support infrastructure including technical services and just-in-time delivery capabilities. In addition, logistical challenges, high freight costs and currency risks impose significant barriers to producers outside of North America.

Low-Cost Structure. Management believes that we are the overall lowest-cost producer of specialty salts and specialty acids in North America as result of our large scale and proprietary manufacturing technology. In addition, we benefit from an efficient manufacturing footprint. Our manufacturing and distribution facilities are strategically located close to our customers to minimize transportation costs and our largest manufacturing facility is located in Mexico, a low-cost region within North America.

The combination of our leading market positions, high customer switching costs, significant barriers to entry and our low-cost position provides us with a strong and sustainable competitive advantage.

Business Strategy

Our strategic objective is to build on our strengths to selectively expand our market leadership, maintain our low-cost position and generate significant cash flow.

Grow Our Market Share. We plan to grow our market share through a focus on higher growth specialty products, penetration into new geographic markets and innovative new product applications.

•

Target high growth niches—a number of segments we participate in are expected to grow faster than the overall market. For example, Specialty Salts and Specialty Acids have a range of food, beverage, consumer and pharmaceutical excipient applications that are experiencing such growth. We are targeting these niches through superior product innovation and continued collaboration with key customers.

•

Develop new innovative products for unmet customer needs—we plan to leverage our extensive experience in Specialty Salts and Specialty Acids engineering and customization to provide our customers with new value-creating products for their applications. Our research scientists and product engineers are continually working with end-customers to both improve existing products and to develop state of the art applications for new products. We have several recent growth initiatives and product introductions. For example, existing marketplace calcium supplements for clear beverages adversely affect the clarity or taste of the beverage. In response, Innophos developed proprietary technology and recently launched a new calcium phosphate nutritional supplement VersaCAL Clear®. VersaCAL Clear® provides our customers the ability to add calcium and phosphorus supplementation to clear juices, soft drinks and colas, and sports drinks without affecting the clarity of the beverage, and, more critically, the taste of the beverage.

•

Further penetrate faster-growing geographic markets—we believe our existing portfolio of proprietary products will support further penetration into faster-growing export markets such as China and South America. We have recently added distribution support staff in these markets to support this expansion and anticipate adding application development support labs in the future. Two recently introduced proprietary products into China have had demand that has exceeded our expectations.

Strengthen Our Low-Cost Position. We have a solid historical track record of improving our cost structure and expect to continue executing cost structure improvements. Ongoing cost saving initiatives include pursuing operational efficiencies, optimizing existing technologies and networks, maintaining a lean organizational structure and continuously managing fixed costs. As part of this ongoing process, we are currently constructing a cogeneration project at our Coatzacoalcos plant at a cost of approximately $16.0 million. This project, when completed, is expected to reduce our energy costs by approximately $6.0 million per year. In addition to the cogeneration project we have identified numerous other optimization opportunities such as improving the integration of our Mexican and U.S. manufacturing network and reducing specific fixed cost elements. We believe that our cost structure improvement efforts initiated in 2007 and to be initiated in 2008 and 2009 will result in approximately $12.0 million to $15.0 million of annual cost savings by 2009. We are focused on realizing these savings and continuing to find future opportunities for profit improvement. We expect capital and other expenditures, including those for the cogeneration project, of approximately $21.0 million to $25.0 million will be required to realize these cost savings.

Reduce Financial Leverage and Interest Expense. We significantly reduced our financial leverage with a portion of the net proceeds from the initial public offering of our common stock, or IPO, and we are focused on using a significant portion of our future net operating cash flows to further repay indebtedness. Since our IPO in November, 2006 we have reduced our annual interest expense by approximately $3.2 million by paying down debt and refinancing some of our higher cost debt.

Our Customers

Our customer base is principally comprised of consumer goods manufacturers, distributors and specialty chemical manufacturers. Our customers manufacture products such as soft drinks, sports drinks and juices, various food products, toothpaste and other dental products, petroleum and petrochemical products, and various soaps and detergents. Our customers include major consumer goods manufactures in the food, bakery, beverage, pharmaceutical and cleaning product markets with global market recognition. Our distributors include Univar Inc., Mitsubishi Corp. and Brenntag Inc. We have maintained long-term relationships with the majority of our key customers, with the average customer relationship having lasted over 15 years.

We work closely with our customers to manufacture and supply our products to meet the technical performance requirements and quality standards specific to each of them and to develop new products to satisfy their changing needs. Our specialty chemical products are often critical ingredients in the formulation of our customers’ products, and typically represent only a small percentage of their total product costs. As a result, we believe that the risks associated with our customers switching to a new supplier often outweigh the potential gains.

Our Suppliers

Our purchases range from basic phosphate rock to end-products used directly for resale through tolling arrangements with other manufacturers of phosphates. However, most of our purchases are basic inputs. As a result, we have placed significant emphasis on securing favorable and stable relationships with key suppliers to ensure timely and cost effective delivery of raw materials to our North American manufacturing facilities. We have secured the supply of our key raw materials, specifically phosphate rock, merchant green acid for Purified Phosphoric Acid production and Purified Phosphoric Acid for downstream salt production, through long-term agreements with suppliers.

Raw Materials and Energy

We purchase a range of raw materials and energy sources including phosphate rock, sulfur and sulfuric acid, merchant green acid, Purified Phosphoric Acid, natural gas and electricity. In 2006, raw materials, energy and other variable costs represented more than half of our net sales. To secure supply, we purchase a majority of our key raw materials under long-term supply contracts. Many of these long-term supply contracts also include predetermined pricing formulae based on available price indices or market prices. We do not engage in any material futures or other derivative contracts to hedge against fluctuations of raw material or energy prices.

Phosphate Rock. Phosphate rock is essential to our production of Purified Phosphoric Acid in Mexico. We have a long-term agreement with the Moroccan state-owned Office Cherifien Des Phosphates, or OCP, for the supply of phosphate rock to secure this input. The price we pay OCP under this contract is negotiated annually but is driven primarily by demand conditions in the much larger, global fertilizer market.

Sulfur and Sulfuric Acid. Sulfur is the key raw material used in the production of Sulfuric Acid. Sulfuric acid is a key raw material used in the production of merchant green acid. We produce the vast majority of the sulfuric acid required to operate our Coatzacoalcos facility. Our U.S. needs for sulfuric acid and our Mexican needs for sulfur are handled through long term contracts.

Merchant Green Acid. Merchant green acid may be used for the production of purified phosphoric acid, the main raw material for the creation of our downstream salts and acids. We purchase merchant green acid for processing at our Geismar, LA facility from PCS. Our merchant green acid supply at Geismar is contractually guaranteed through a long-term agreement with PCS.

Purified Phosphoric Acid. The key raw material input for all of our downstream Specialty Salt and Specialty Acid operations is purified phosphoric acid. We purchase certain quantities of our purified phosphoric acid supply from third parties to optimize our consumption and net sales. In order to satisfy our needs for purified phosphoric acid, we have entered into a long-term supply contract with PCS.

Natural Gas and Electricity. Natural gas and electricity are used to operate our facilities and generate heat and steam for the various manufacturing processes. We typically purchase natural gas and electricity on the North American open market at so-called “spot rates.” From time to time, we will enter into longer term natural gas and electricity supply contracts in an effort to eliminate some of the volatility in our energy costs. In 2006, natural gas and electricity costs were approximately 7% of net sales. We are currently executing a series of investments that will significantly reduce our energy cost structure.

Research and Development

Our product engineering and development activities are aimed at developing and enhancing products, processes, applications and technologies to strengthen our position in our markets and with our customers. We focus on:

•	developing new or improved application-specific specialty phosphate products based on our existing product line and identified or anticipated customer needs;

•	creating specialty phosphate products to be used in new applications or to serve new markets;

•	providing customers with premier technical services as they integrate our specialty phosphate products into their products and manufacturing processes;

•	ensuring that our products are manufactured in accordance with our stringent regulatory, health and safety policies and objectives;

•	developing more efficient and lower cost manufacturing processes; and

•	expanding existing, and developing new, relationships with customers to meet their product engineering needs.

We are focused on a collaborative, customer-driven approach to developing new products, applications and processes. Through regular direct contact with our key customers as well as selected joint partnership agreements, our engineers and development personnel become aware of evolving customer needs as early as possible. For example, we have developed a new line of phosphates for the meat industry which has a more neutral pH and dissolves more quickly than earlier products as well as a new line of phosphate additives which enhance the durability of asphalt roadbeds at extreme temperatures. Over the last five years, we have filed 17 patents and introduced 13 new products into the market.

Our research and development expenditures were $1.7 million and $2.2 million for the years ended December 31, 2006 and December 31, 2005, respectively.

Information Technology

We believe that our current IT infrastructure is sufficient to meet ongoing needs. We currently use a range of different IT solutions to improve and facilitate plant management, supply chain management, customer relations, logistics, resource planning, risk management control and finance. We have continually sought to implement optimal software and hardware solutions to ensure the functionality necessary to minimize production and shipment errors and maximize operating efficiency.

As part of the transition from Rhodia, we outsourced our U.S. IT operations to a third party supplier. We have recently completed an upgrade of our U.S. and Canadian financial systems. In addition, our Mexican enterprise resource planning system was recently upgraded and offers the latest technology available to meet our needs.

Environmental and Regulatory Compliance

Certain of our operations involve manufacturing ingredients for use in food, nutritional supplement and pharmaceutical excipient products, and therefore must comply with stringent FDA or USDA good manufacturing practices as well as the quality requirements of our customers. In addition, our operations involve the use, handling, processing, storage, transportation and disposal of hazardous materials, are subject to extensive and frequently changing environmental regulation by federal, state, and local authorities, as well as regulatory authorities with jurisdiction over our foreign operations. Our operations also expose us to the risk of claims for environmental remediation and restoration or for exposure to hazardous materials. Our production facilities require operating permits that are subject to renewal or modification. Violations of health and safety and environmental laws, regulations, or permits may result in restrictions being imposed on operating activities, substantial fines, penalties, damages, the rescission of an operating permit, third-party claims for property damage or personal injury, or other costs, any of which could have a material adverse effect on our business, financial condition, results of operations, or cash flows. Due to changes in health and safety and environmental laws and regulations, the application of such laws and regulations, and changes in environmental control technology, we cannot predict with certainty the amount of capital expenditures to be incurred for environmental purposes.

We are undertaking certain non-material capital improvements at our Chicago Heights, Illinois facility in order to meet or exceed certain manufacturing standards requested by our customers and in order to anticipate possible future regulatory requirements of foreign nations.

Maintaining compliance with health and safety and environmental laws and regulations has resulted in ongoing costs for us. Currently, we are involved in several compliance and remediation efforts and agency inspection matters concerning health and safety and environmental matters. The EPA has indicated that compliance at facilities in the phosphate industry is a high enforcement priority. In 2004, the EPA conducted a multi-media inspection and in 2005 followed up on issues regarding compliance with air, water and hazardous waste regulations at our Geismar, Louisiana plant. In August 2006, we received a report in connection with that inspection identifying certain areas of concern raised by the EPA under its hazardous waste regulations. We believe that we operate our Geismar facility in material compliance with all applicable environmental laws and regulations, including those of the EPA, and have responded to those concerns by explaining how in our judgment our operations meet applicable regulations or exclusions. Nevertheless, we could incur significant expenses pursuant to new laws, regulations or governmental policies, or new interpretations of existing laws, regulations or governmental policies, or as a result of the development or discovery of new facts, events, circumstances or conditions at any of our facilities. In March 2007, we received a further EPA request for additional information concerning hazardous waste, air pollution controls and materials handling at the Geismar plant. We have provided substantially all the requested information and have secured an extension to file additional items.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.9 million-$1.2 million. The remedial action plan has yet to be finalized, and as such, we recorded a liability, which represents the Company’s best estimate, of $1.1 million with $0.7 million recorded in the period August 14, 2004 to December 31, 2004, $0.4 million recorded in the period ended December 31, 2005.

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic, seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its now-shuttered fertilizer manufacturing site located north of Innophos Canada’s Port Maitland, Ontario, Canada plant site. The remediation is being overseen by the MOE. Mosaic stated that in its view we and Rhodia (our predecessor in interest) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and would be asked to participate in the clean up. Our management has determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Purchase and Sale Agreement with Rhodia, or the Rhodia Agreement, under which we purchased our business, and we are seeking indemnification. Rhodia has declined the claim stating that we have not provided sufficient information. We will continue to investigate and defend the claim through Canadian counsel.

Some existing environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities, and sites for contamination at such facilities and sites without regard to causation or knowledge of contamination. Many of our sites have an extended history of industrial use. Soil and groundwater contamination have been detected at some of our sites, and additional contamination might occur or be discovered at these sites or other sites in the future (including sites to which we may have sent hazardous waste). We continue to investigate, monitor or cleanup contamination at those of our sites where we believe action is warranted. The potential liability for all these sites will depend on several factors, including the extent of contamination, the method of remediation, the outcome of discussions with regulatory agencies, the liability of third parties, potential natural resource damage, and insurance coverage. Accruals for environmental matters are recorded in the accounting period in which our responsibility is established and the cost can be reasonably estimated. Due to the uncertainties associated with environmental investigations and cleanups and the ongoing nature of the investigations and cleanups at our sites, we are unable to predict precisely the nature, cost and timing of our future remedial obligations with respect to our sites and, as a result, our actual environmental costs and liabilities could significantly exceed our accruals.

Although our environmental policies and practices are designed to ensure material compliance with federal, state, local and international environmental laws and regulations, future developments and increasingly stringent regulation could require us to make additional unforeseen environmental expenditures. We cannot assure you that, as a result of former, current, or future operations, there will not be some future impact on us relating to new regulations or additional environmental remediation or restoration liabilities.

Intellectual Property

We rely on a combination of patent, copyright and trademark laws to protect certain key intellectual aspects of our business. In addition, our pool of proprietary information, consisting of manufacturing know-how, trade secrets and unregistered copyrights relating to the design and operation of our facilities and systems, is considered particularly important and valuable. Accordingly, we protect proprietary information through all legal means practicable. However, monitoring the unauthorized use of our intellectual property is difficult, and the steps we have taken may not prevent all unauthorized use by others. While we consider our copyrights and trademarks to be important to our business, ultimately our established reputation and the products and service we provide to the end-customer are more important.

Insurance

In the normal course of business, we are subject to numerous operating risks, including risks associated with environmental, health and safety while manufacturing, developing and supplying products, potential damage to a customer, and the potential for an environmental accident.

We currently have in force insurance policies covering property, general liability, excess liability, workers’ compensation/employer’s liability and product liability with customary limitations and exclusions for those types of policies. We work with our insurance broker to ensure that the types of insurance policies and coverage amounts are consistent with market practices.

Employees

As of March 31, 2007, we had approximately 1,096 employees, of which 688 were unionized hourly wage employees. We currently employ both union and non-union employees at many of our facilities. We believe we have a good working relationship with our employees, which has resulted in high productivity and low turnover in key production positions. We have experienced work stoppages and strikes from time to time, most recently a six-week strike at our Port Maitland facility in Summer 2003 (at that time, that facility was not owned by us). We are a party to a collective bargaining agreement with the Paper, Allied-Industrial, Chemical & Energy Workers International Union, Local No. 6-765 through January 16, 2008 at the Chicago Heights facility; International Union of Operating Engineers, Local No. 912 through April 15, 2010 at the Nashville facility; the Warehouse, Mail Order, Office Technical and Professional Employees Union, Local No. 743 through June 17, 2008 at the Chicago (Waterway) facility; the United Steelworkers of America, Local No. 6304 through April 30, 2008 at the Port Maitland facility; and Sindicato de Trabajadores de la Industria Química, Petroquímica, Carboquímica, Similares y Conexos de la República Mexicana, at the Coatzacoalcos, Mexico facility. The agreement at the Coatzacoalcos, Mexico facility is for an indefinite period; wages are reviewed every year and the rest of the agreement is subject to negotiation every two years. The current two-year period will expire in June 2008.

Properties

Our headquarters are located in Cranbury, New Jersey, with seven manufacturing facilities strategically located throughout the United States, Canada, and Mexico. Since our predecessor’s acquisition of A&W in 2000, we invested over $90 million in 2000 and 2001 to reconfigure and upgrade our manufacturing facilities to achieve an optimal footprint for sourcing raw materials and minimizing inbound and outbound freight cost. As part of this investment, we successfully converted substantially all of our phosphoric acid production capacity to the technologically complex and capital intensive solvent extraction-based PWA process, from the energy-intensive thermal acid process. These investments have enabled us to develop a low cost structure, efficient asset base and leading value added applications.

We operate seven facilities which manufacture our three main product lines: Specialty Salts and Specialty Acids, Purified Phosphoric Acid, and STPP & Other Products. Our largest manufacturing facility is located in Coatzacoalcos, Veracruz, Mexico, which has over 300,000 metric tons (300kt) of production capacity for these main products. We operate four medium-size plants in Chicago Heights, Illinois, Nashville, Tennessee, Port Maitland, Ontario, Canada, and Geismar, Louisiana, which have production capacities ranging from 75kt – 110kt, and collectively produce all of our main products. We produce specialty salts in two 20kt – 25kt plants located in Chicago, Illinois (Waterway), and Mission Hills, Mexico. We currently utilize approximately 75%, 70% and 85% of the production capacity of the plants in our U.S., Canadian and Mexican business segments, respectively. All of the facilities listed above are owned with the exception of Mission Hills, Mexico, where the land is leased. We also lease facilities at Cranbury, New Jersey, Mexico City, Mexico, and Mississauga, Ontario, Canada which house our commercial, administrative and product engineering and development employees, with the Cranbury, New Jersey facility serving as our headquarters. We also own a distribution facility in Chicago which we use to service our customer base. We do not own and are not responsible for any closed U.S. or Canadian elemental phosphorus or phosphate production sites, as these were not part of the assets or liabilities acquired from Rhodia.

Claims and Legal Proceedings

Mexican Tax Claims

On November 1, 2004 Innophos Fosfatados, received notice of the Salt Water Claims and the Fresh Water Claims from the CNA.

As initially assessed by the CNA, and as shown in the table below, the claims total approximately $139.9 million at current exchange rates as of May 22, 2007.

Tax Item	Salt Water Claims	Fresh Water Claims	Total
	(dollars in millions)
Basic Charges	$27.6	$10.8	$38.4
Interest, Inflation and Penalties	81.1	20.4	101.5

Total	$108.7	$31.2	$139.9

Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims, and we are vigorously defending the matter.

CNA Administrative Proceedings; Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims made by that agency. On August 29, 2005, the CNA rejected the substantive challenges as to the Fresh Water Claims (although the CNA agreed that certain corrections were required as to its surcharge calculations), confirming the original claims. In addition, on technical grounds, the CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. As a result of these rulings, the CNA’s original assessments currently stand at $31.2 million for the Fresh Water Claims and no amount for the Salt Water Claims as they were revoked. CNA has, however, reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and some CNA rulings, including a discretionary appeal seeking a court ruling on our substantive challenges to the Salt Water Claims that were not addressed by CNA. On May 11, 2007, a five judge panel of the court issued its decision unanimously overturning the Salt Water Claims. The CNA has a right to appeal by mid-June and we do not know whether it will do so. It is not known when our appeal of the Fresh Water Claims will be decided by the court.

Rhodia Indemnification. Under the terms of the Rhodia Agreement, according to which our business was purchased, we received indemnification against a number of contingencies, including claims for Mexican Taxes (as defined in the Rhodia Agreement) such as those alleged by CNA, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the August 13, 2004 closing date of the acquisition. Rhodia has acknowledged its responsibility for such claims, but under a different indemnification obligation (described below) and under a reservation of rights, and has assumed control of the defense of the CNA claims. We asserted that we are entitled to full indemnification for liabilities relating to Taxes and for breach of covenants under the Rhodia Agreement (concerning what we have characterized as a known, undisclosed CNA audit). Rhodia has disagreed, asserting instead that the applicable indemnification under the Rhodia Agreement is for breach of representations and warranties, which in turn would subject the liabilities relating to the CNA claims to a deductible amount of $15.9 million and a limit of $79.5 million above that deductible amount.

On December 16, 2004, we sued Rhodia in New York State Supreme Court (New York County) seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an order granting our summary judgment motion on both counts on June 13, 2005. Rhodia appealed the order to the Appellate Division, First Department, which on March 22, 2007 affirmed the lower court’s rulings in our favor. On April 27, 2007, Rhodia timely filed with the Appellate Division, First Department a Motion for Leave to Appeal to New York’s highest court, the New York Court of Appeals on the issue as to whether the CNA claims are “Taxes” under the Rhodia Agreement. On May 29, 2007, the court granted Rhodia’s motion, and we expect that the matter will be briefed and argued in the ordinary course within the Court of Appeals. Rhodia did not seek an appeal of the Appellate Division, First Department’s decision that Rhodia is responsible for any security required by the Mexican authorities.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $173.4 million (at current exchange rates as of May 22, 2007 with the security amount projected to February 2008), was required by June 17, 2005. In light of the technical revocation of the Salt Water Claims, we have been advised that the amount of security required would be reduced to $37.7 million at current exchange rates as of May 22, 2007. Rhodia has acknowledged its obligation under the New York trial court ruling to post such security (subject to appeal), but has taken the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determines that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, they could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

Further Proceedings. A final determination of the matter may require appeals to the Mexican Supreme Court and remands to the CNA or to lower courts, a process that might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as duties, taxes and other charges for periods after 2002, which management estimates under current operating conditions at approximately $1.7 million of additional basic charges per year, excluding interest, inflation adjustments, and penalties).

Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of March 31, 2007. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate. The ultimate liability amount could be material to our results of operations and financial condition. Furthermore, Rhodia has a significant amount of debt, a non-investment grade credit rating and has reported losses for recent fiscal years. As a result, there can be no assurance that we will ultimately collect amounts due from Rhodia (whether partially or fully) under the indemnification rights in the Rhodia Agreement.

Mexican Water Recycling System—PAMCAR Agreement

Innophos Fosfatados is the successor to the PAMCAR Agreement. The PAMCAR Agreement required that action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties, taxes and related charges, which would normally have been payable.

All of the equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complied with the applicable requirements of the PAMCAR Agreement.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004, Innophos Fosfatados filed a petition with the CNA to reflect the results of the university study and to revise discharge limits which the now-improved operations can satisfy. In 2005, Innophos Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. In the event Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s terms and deadlines, the exempted taxes, duties and related charges through December 31, 2004, could be reinstated. We estimate that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.7 million at current exchange rates as of May 22, 2007 (including inflation and interest). In addition, we have been advised it is possible under applicable law that a penalty could be imposed of up to an additional $11.3 million at current exchange rates as of May 22, 2007. We believe that the above amounts represent the upper range of possible liability based on a finding of noncompliance involving pH levels rather than phosphorus, and, accordingly could be significantly reduced. We do not know whether the CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, we would take appropriate steps to challenge any claim stemming from an alleged violation of the PAMCAR Agreement before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we did not establish a liability on the balance sheet as of March 31, 2007.

SCT Concession Title Taxes and Fees

In late March of 2007, Innophos Fosfatados received a request for information from the SCT related to its Concession Title to use national port facilities. Innophos Fosfatados was granted a 20 year Concession Title in 1993, covering land, pier and water areas for its Coatzacoalcos plant operations. The SCT has the authority to oversee compliance with the Concession Title, including the payment of required taxes and fees, and to take enforcement action, including revocation or refusal to renew a Concession Title in the case of non-compliance. We have recently determined that there is a probable liability, but the extent of any liability cannot be determined because an appraisal using the required valuation standards on which taxes and fees are based, and review of underlying facts and documents, have not been completed. Depending upon the results of the appraisal and such review, it is possible that the amount of any taxes and fees, including surcharges and potential penalties could be material. We intend to work with our tax advisors, legal counsel and SCT representatives in order to determine the amounts due and make required payments in order to ensure continued compliance.

We believe the liability is indemnified by Rhodia under the Rhodia Agreement. However, Rhodia may be unwilling to pay any such amounts and may choose to challenge our claim for indemnification.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic, seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the MOE. Mosaic stated that, in its view, we and Rhodia (our predecessor in interest prior to 2004) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the clean-up. We have determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement, and we will seek all appropriate indemnification. Thus far, Rhodia has declined the claim stating that we have not provided “sufficient information.”

In connection with the Rhodia Agreement, various Rhodia entities and the Company, entered into sales representative agreements for the sale of certain of our products in various countries (other than North America). On September 29, 2004, we issued notices of termination under all those agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the agreements, totaling approximately $1.4 million. We believe the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3,000. We believe we have meritorious defenses, and, if the claim is asserted in any proceeding, intend to contest liability vigorously.

In addition, we are party to legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically discussed, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, these matters cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

MANAGEMENT

Directors and Executive Officers

The following persons are our directors, executive officers, and other key employees:

Name	Age	Position
Randolph Gress	51	Chief Executive Officer and Director
Charles Brodheim	43	Corporate Controller & Chief Accounting Officer
Louis Calvarin	43	Vice President—Operations
William Farran	57	Vice President & General Counsel
Mark Feuerbach	48	Vice President—Treasury, Financial Planning & Analysis
Joseph Golowski	46	Vice President—Sales
Jose Gonzalez	58	General Director—Innophos Mexicana S.A. de C.V.
Wilma Harris	61	Vice President—Human Resources
Richard Heyse	44	Vice President and Chief Financial Officer
Mark Thurston	47	Vice President—Specialties
Alfredo Celis Toussaint	38	Finance Director—Innophos Mexicana S.A. de C.V.
Tim Treinen	57	Vice President—Performance Chemicals
Gary Cappeline	57	Director
Edward Conard	50	Director
Blair Hendrix	42	Director
Linda Myrick	51	Director
Stephen Zide	47	Director

Randolph Gress is Chief Executive Officer and Director of Innophos. Mr. Gress joined Rhodia in 1997 and became Vice President and General Manager of the sulfuric acid business. He was named global President of Specialty Phosphates (based in the U.K.) in 2001. Prior to joining Rhodia, Mr. Gress spent fourteen years at FMC Corporation where he worked in various managerial capacities in the Chemical Products, Phosphorus Chemicals and Corporate Development groups. From 1977 to 1980, Mr. Gress worked at Ford Motor Company in various capacities within the Plastics, Paint and Vinyl Division. Mr. Gress earned a B.S. in Chemical Engineering from Princeton University and an M.B.A. from Harvard Business School.

Charles Brodheim is Corporate Controller & Chief Accounting Officer of Innophos. Mr. Brodheim joined Rhodia in 1988 and held various tax, accounting and business analyst positions within Rhodia. Mr. Brodheim was the North American Finance Director for Specialty Phosphates from 2000-2002. After 2002, Mr. Brodheim was a Finance Director for various Rhodia North American Enterprises, including its Eco-Services enterprise. Mr. Brodheim earned a B.B.A. degree in Finance/Accounting from Temple University and is a certified public accountant.

Louis Calvarin is Vice President—Operations of Innophos. Dr. Calvarin joined Rhodia in France in 1986. He served as Director of Manufacturing and Engineering for Specialty Phosphates since January 2004. Prior to that, Dr. Calvarin held the positions of Director of Manufacturing for Specialty Phosphates (U.S.), Mineral Chemicals Industrial Operations Manager for Home, Personal Care and Industrial Ingredients, and Projects Director for Paint, Paper and Construction Materials. Dr. Calvarin earned a Ph.D. degree in Chemical Engineering from the Ecole Nationale Superieure des Mines in France and graduated from Ecole Polytechnique in France.

William Farran is Vice President & General Counsel of Innophos. Mr. Farran joined Rhodia in 1987 as Environmental Counsel and held various positions in the Rhodia Legal Department, including Senior Operations Counsel and Assistant General Counsel, providing and managing a wide range of legal services to various Rhodia North American enterprises. In addition to his legal responsibilities, Mr. Farran also led the North American Total Quality Management function and served as Director, Public Affairs and Communications. Prior to joining Rhodia, Mr. Farran was Senior Counsel for UGI Corporation, Valley Forge, PA, and an associate with Morgan, Lewis & Bockius, Philadelphia, PA. Mr. Farran earned his B.S. in Economics from the Wharton School, University of Pennsylvania and his J.D. from Case Western Reserve University. He is a member of the bars of the Supreme Court of Pennsylvania and the Supreme Court of the United States.

Mark Feuerbach is Vice President—Treasury, Financial Planning & Analysis of Innophos and previously had served as Chief Financial Officer of Innophos from August 2004 through April 2005. Mr. Feuerbach joined Rhodia in 1989 and was Global Finance Director of Specialty Phosphates from 2000 to 2004, including a two-year assignment in the U.K. immediately following the purchase of A&W’s phosphates business. Prior to this assignment, Mr. Feuerbach was the Finance Director of Rhodia’s North American phosphates business from 1997 to 2000 and he previously held various finance positions in a number of Rhodia’s businesses. Prior to joining Rhodia, Mr. Feuerbach held various accounting and finance positions in both manufacturing and service companies. Mr. Feuerbach earned a B.A. in Business Administration/Accounting from Rutgers College and an M.B.A. in Finance/Information Systems from Rutgers Graduate School of Management.

Joseph Golowski is Vice President—Sales & Distribution of Innophos. Joining Rhodia in 1989 as Market Development Specialist, Mr. Golowski has since then held progressive roles in business development, sales, marketing and management. From 1997 through 2000, Mr. Golowski served as a Global Market Director for Rhodia based in Paris, France. Returning to the U.S., he became the North American Asset Manager for Phosphoric Acid and subsequently the Director of Sales for the Specialty Phosphate Business. Mr. Golowski has earned a B.S. in Ceramic Engineering from Rutgers University, College of Engineering.

José González is General Manager—Mexico Operations of Innophos. Mr. González has a Chemical Engineering degree from Universidad Iberoamericana in Mexico City. Mr. González currently resides in Mexico City where he was born. He first joined Rhodia in September 1992 as a Development Director, in 1997 he was appointed Planning & Logistics Director and in 1998 was promoted to Commercial Director. Since April 2005 he has been General Director. Prior to joining Rhodia Mr. González worked at Monsanto, Resistol and Aquanova in technical and management positions.

Wilma Harris is Vice President—Human Resources of Innophos. Ms. Harris joined Rhodia in 1986 as Human Resource Manager for the Ag Products business located in Research Triangle Park, NC. Since that time she has held various positions in corporate, shared services and business human resources and information technology. Since January 2003 she has been the Human Resources Director for the Specialty Phosphates and Performance Phosphates and Derivatives businesses. Prior to joining Rhodia, Ms. Harris worked for Union Carbide Corporation in several labor relations and research and development positions. She holds B.S. and M.P.A. degrees from the University of West Virginia and Masters Degrees in Theological Studies and Divinity from New Brunswick, NJ Theological Seminary.

Richard Heyse is Chief Financial Officer of Innophos. Mr. Heyse joined Innophos in April, 2005, from Eastman Chemical Company, where he was a Division Controller and led the financial team for Eastman’s specialty chemicals and specialty polymers businesses, which have approximately $3.5 billion in annual revenues. Mr. Heyse held this financial position within Eastman Chemical Company from March 2001 to April 2005. Prior to his employment with Eastman, Mr. Heyse held various positions in Finance, IT, and Engineering with Koch Industries, Eaton Corporation and International Paper. Mr. Heyse earned a B.S. in Mechanical Engineering from Purdue University and an M.S. in Industrial Administration from Carnegie Mellon University.

Mark Thurston is Vice President—Specialties of Innophos. Mr. Thurston joined Rhodia in 1985 working in Fine Organics and has been Business Director of Specialties since February 2004. Previously, Mr. Thurston was a Vice President and General Manager of Food Ingredients North America from 2002 to 2004 and, prior to that, worked in various sales and marketing capacities for Rhodia. Mr. Thurston previously worked at RTZ Corp. as an assistant planning and marketing manager and an assistant production manager. Mr. Thurston earned a B.S. in Chemical Engineering from the University of Aston in Birmingham, England.

Alfredo Celis Toussaint became Finance Director of our wholly-owned subsidiary, Innophos Mexicana S.A. de C.V., in October 2004. Before joining Innophos, Mr. Celis served for three years as Finance Manager for the Latin American and European operations of The Quaker Oats Company. Prior to this assignment Mr. Celis was Financial Planning Manager and Plant Controller for Quaker’s Gatorade business in México, prior to which he held various finance roles in Quaker. Mr. Celis earned a CPA and Corporate Finance degree from ITAM (Instituto Tecnológico Autónomo de México).

Tim Treinen is Vice President—Performance Chemicals of Innophos. Mr. Treinen joined Rhodia in 2000 as the Global Asset Director, Acid and has been a Business Director of Performance Chemicals since February 2004. Prior to joining Rhodia, Mr. Treinen spent thirteen years at Albright & Wilson where he worked as a Vice President and General Manager of Industrial Chemicals from 1994 to 2000. Previously, Mr. Treinen worked at Tenneco Inc. in the finance department in various capacities including strategic planning, plant controller and accounting manager. Mr. Treinen earned a B.S. in Accounting from the University of Iowa.

Gary Cappeline is a director of Innophos. Mr. Cappeline currently serves as an Operating Partner of AEA Investors LLC, a private equity investment fund headquartered in New York City. Before joining AEA in 2007, Mr. Cappeline was president and chief operating officer of Ashland Inc., a diversified chemical company, to which he returned in 2002 after service as a senior executive in the chemical sectors at Englehard Corporation and Honeywell International. He also served as chemical industry partner at Bear Stearns Merchant Bank.

Edward Conard is a director of Innophos. Mr. Conard is a Managing Director of Bain Capital. Previously, Mr. Conard was a Vice President at Bain & Company where he headed the firm’s operations practice and managed major client relationships in the industrial manufacturing and consumer goods industries. Mr. Conard is also a director of Broder Bros., Co., Sensata Technologies B.V., Unisource Worldwide, Inc. and Waters Corporation.

Blair Hendrix became a director of our company in second quarter of 2005. Mr. Hendrix is an Executive Vice President at Bain Capital. Prior to joining Bain Capital in 2000, Mr. Hendrix was an Executive Vice President and Chief Operating Officer of DigiTrace, Inc. and was a management consultant at Corporate Decisions, Inc. (now Mercer Management Consulting). Mr. Hendrix also serves on the board of directors of Keystone Automotive Operations, Inc., SMTC Corporation and Vivra Holdings, Inc.

Linda Myrick is a director of Innophos. Ms. Myrick was elected to the board of directors of Holdings on October 30, 2006. Ms. Myrick is Vice President & General Manager, Scott Medical Products, a division of Scott Specialty Gases, Inc., or “SSG,” headquartered in Allentown, PA. Before joining SSG in 2004, she served as an independent member of the board of directors of Berwind Pharmaceutical Services, Inc., West Point, PA and from 2001 to 2003 held various executive management positions with Rhodia, Inc. including Vice President & General Manager—North America, Home, Personal Care & Industrial Ingredients, and, until September 2002, Vice President & General Manager—North America (US and Canada), Specialty Phosphates. Prior to joining Rhodia, Ms. Myrick held a number of positions in marketing, strategic planning and business management with FMC Corporation, Philadelphia, PA. Ms. Myrick earned a B.S. in Chemical Engineering from the University of Delaware and an M.B.A. from the Wharton Graduate School of the University of Pennsylvania. Ms. Myrick is a member of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Our board of directors has determined that Ms. Myrick is independent as defined in applicable NASDAQ and SEC rules and regulations.

Stephen Zide is a director of Innophos. Mr. Zide has been a Managing Director of Bain Capital since 2001 and affiliated with the firm since 1997. From 1998 to 2000, Mr. Zide was a Managing Director of Pacific Equity Partners, a private equity firm in Sydney, Australia. Prior to joining Bain Capital, Mr. Zide was a partner at the law firm of Kirkland & Ellis LLP, where he was a founding member of the New York office and specialized in representing private equity and venture capital firms. Mr. Zide is also a director of Broder Bros., Co., Keystone Automotive Operations, Inc., Sensata Technologies B.V. and EdCon Consolidated Stores, Ltd.

Mr. Cappeline currently serves on the board of directors of Unifrax Corporation (a manufacturer of high temperature insulation products). He previously served as a board and executive committee member of the American Chemistry Council, a chemical industry trade association.

The Board of Directors and its Committees

Under our by-laws and the laws of Delaware, our state of incorporation, the business and affairs of the Company are managed under the direction of our board of directors, or the Board. It is the duty of the Board to serve as a prudent fiduciary for stockholders and to oversee the management of our business.

Prior to the completion of our IPO in November 2006, the Board was composed of four directors (Messrs. Edward Conard, Randolph Gress, Blair Hendrix and Stephen Zide). Our Board was expanded in October 2006 with the election of Ms. Linda Myrick and in January 2007 with the election of Mr. Gary Cappeline. Directors spend considerable time in their service to us, including preparing for and attending Board and committee meetings, and they seek to attend as many meetings as possible. Each director is expected to devote sufficient time, energy and attention to ensure diligent performance of his or her duties. This includes not only attending Board and committee meetings, but stockholders’ meetings as well. In 2006, the Board and its committees held a total of five meetings (two Board and three committee) and took action by written consent in lieu of meetings a total of 10 times. The directors’ attendance at meetings of the Board and committees averaged approximately 88% percent in 2006.

Director Independence

In accordance with NASDAQ rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ rules. The Board has determined that Gary Cappeline and Linda Myrick are independent within the definitions of independence of both the NASDAQ and the SEC standards for audit committee members. As a result of that determination, at the present time, we are in compliance with the applicable NASDAQ and SEC rules covering director independence in each case. The Board intends to maintain that compliance through all necessary additions and adjustments to Board and committee membership as our phase in period continues.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating & Corporate Governance Committee, each of which has the membership shown in the table below.

Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee
Gary Cappeline*	Gary Cappeline	Gary Cappeline
Linda J. Myrick	Blair Hendrix*	Linda J. Myrick *
Stephen M. Zide	Linda J. Myrick	Stephen M. Zide

*	Chairman

Each committee was reconstituted in connection with our IPO in November 2006, as a consequence of which the Board adopted and put into effect the committee charters discussed under each section devoted to the particular committee. Given the nature and timing of the changes, the number of committee meetings held and actions taken on the committee level in 2006 would not be meaningful or comparable to the current operation of our committee system.

Under our by-laws and Delaware law, the Board has the power to form additional standing or special committees as it sees fit. Committee members are appointed by the Board and hold their offices until their successors are appointed and qualified, or until their earlier resignation or removal. All vacancies on committees are filled by the Board. The Board designates a member of each of the standing committees as Chairman, and each committee keeps a separate book of minutes of its proceedings and actions.

Audit Committee

In accordance with its charter, the audit committee acts to oversee the integrity of our financial statements, system of internal controls, risk management and compliance with legal and regulatory requirements, and to provide an open avenue of communication among our independent registered public accounting firm engaged to prepare an audit report, accountants, internal audit and financial management. The committee’s responsibilities include review of the qualifications, independence and performance of the independent auditors who report directly to the audit committee. The committee retains, determines the compensation of, evaluates, and, when appropriate, replaces our independent auditors, and pre-approves audit and permitted non-audit services. The audit committee is also required to establish procedures to handle complaints received regarding our accounting, internal controls or auditing matters. It is also required to ensure the confidentiality of employees where information or concerns have been expressed by an employee regarding questionable accounting or auditing practices. The audit committee may retain independent advisors at our expense that the committee considers necessary for the completion of its duties.

In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, personnel of the Company and the independent auditor and, in its sole discretion and at our expense, the Audit Committee has the authority to retain and terminate independent counsel and other advisers as it determines necessary to carry out its duties.

Of the Audit Committee members, the Board has determined that Mr. Cappeline, Chairman of the Audit Committee, meets the SEC’s definition of “audit committee financial expert.” Mr. Cappeline is also “independent” as that term is defined by the NASDAQ rules applicable to the Company.

Nominating & Corporate Governance Committee

The responsibilities of the nominating and corporate governance committee include recommending to the board improvements in our corporate governance principles, periodically (at least annually) reviewing the adequacy of such principles, and recommending to the board appropriate guidelines and criteria to determine the qualifications to serve and continue to serve as a director. The nominating and corporate governance committee identifies and reviews the qualifications of, and recommends to the board, individuals to be nominated by the board for election to the board at each annual meeting of shareholders, individuals to be nominated and elected by the board to fill any vacancy on the board which occurs for any reason (including increasing the size of the board) and appointments to committees of the board. The committee also periodically reviews the size, composition and organization of the board and its committees and recommends any policies, changes or other action it deems necessary or appropriate, including recommendations to the board regarding retirement age, resignation or removal of a director, stock ownership guidelines, director compensation and benefits, independence requirements, frequency of board meetings and terms of directors. The committee also reviews the nomination by shareholders of qualified candidates for election to the board if such nominations are within the time limits and meet other requirements established by our bylaws. The committee oversees the evaluation of the board, its committees and the executive officers of the Company and reviews and makes recommendations regarding succession plans for positions held by executive officers.

The Committee believes that the qualification criteria for selection of directors should focus on individuals of substantial accomplishment with demonstrated leadership capabilities and that they should represent all stockholders and not any special interest group or constituency. The Board conducts an annual self-evaluation of its membership with respect to the criteria.

Ken Clark International, a third party search firm, has been asked to assist the Committee to identify and evaluate candidates for Board membership.

The Committee will also evaluate candidates for the Board recommended by stockholders using the same criteria described above. Stockholders wishing to recommend a candidate may submit a recommendation to our Corporate Secretary. That submission should include (i) the candidate’s name, address, occupation and share ownership; (ii) other biographical information that will enable the Committee to evaluate the candidate in light of the criteria; and (iii) information concerning any relationship between the candidate and the stockholder making the recommendation.

Upon receipt of a stockholder-proposed director candidate, the Secretary will assess the Board’s needs, including whether or not there is a current or pending vacancy or a possible need to be filled by adding or replacing a director. The candidate’s information is provided to the Chairman of the Committee and the director acting as Chairman of the Board for discussion. Subsequently, the qualification criteria and the candidate’s materials are forwarded to all Committee members for consideration at the next Committee meeting.

Regardless of how a candidate is brought to the Committee’s attention, qualified candidates will be expected to conduct one or more personal interviews with appropriate members of the Board. Chosen candidates will be extended invitations to join the Board. If a candidate accepts, he or she is formally nominated for election by the Board or the stockholders depending on the timing and circumstances.

Compensation Committee

The compensation committee oversees our executive compensation policies and programs. The committee annually reviews and approves the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, and evaluates his performance in light of these goals and objectives. Based on this evaluation, the compensation committee determines the base, incentive, equity and other compensation of the Chief Executive Officer. The committee also reviews and approves employment agreements, severance agreements and change of control agreements between the Company and executive officers, within criteria approved by the Board. The compensation committee also administers our stock option and other incentive compensation plans and reviews our compensation practices as they relate to key employees to confirm that those plans remain equitable and competitive. The committee reviews any significant new employee benefit plans that may be proposed, any significant changes to existing plans or changes with a disproportionate effect on our officers or which primarily benefit key employees, and will prepare an annual report to be included in our proxy statements when required by SEC rules. To assist the committee in the design and review of executive compensation programs, the committee may retain independent consultants determined by the committee to be qualified, and any consultants so engaged will report directly to the committee.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our board of directors or compensation committee.

Compensation of Directors

Our by-laws allow directors to be paid compensation, including allowances and attendance fees, as the Board may from time to time determine. Only independent directors are currently eligible for such compensation, and directors who are employees of the Company receive no compensation for their service on the Board.

For 2007 and the future, the objective of our director compensation programs will be to enable the Company to attract and retain as directors individuals of substantial accomplishment with demonstrated leadership capabilities. We must do so in the context of our first year as a publicly traded issuer with a phase-in period resulting in a majority of the Board comprising independent directors by November 2007. Consistent with those objectives, we pay our independent, non-employee directors as follows:

Annual Retainer	$35,000
Annual Committee Membership Fees:
Audit	$7,500	($15,000 for chairman)
Compensation	$2,500	($5,000 for chairman)
Nominating & Corporate Governance	$2,500	($5,000 for chairman)
Meeting Fee (for each Board or committee meeting)	$1,500	(Board in person)
	$1,000	(Committee in person)
	$500	(Any telephonic attendance)

In order to align the interests of directors with the interests of the stockholders, our independent directors also are expected to participate in our stock programs. Each of Mr. Cappeline and Ms. Myrick have entered into compensation agreements embodying the above fees and under which the Company is obligated to issue each of them options at the current market for a total of 5,000 shares of common stock under the Company’s option plans for each full year of service. Options reflecting first partial year of service for 1,616 shares and 2,808 shares were granted to Mr. Cappeline and Ms. Myrick, respectively, on May 24, 2007. The options have not yet been granted. At present, directors are not subject to any minimum share ownership requirement. Nevertheless, it is possible that such a requirement will be instituted in the future after consideration of the issue by the Board. For 2006, a total of $8,438 was accrued on account of retainer and meeting fees for Ms. Myrick who was elected to the Board in October.

Each of our directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for our company, its subsidiaries or other entities at our request.

Compensation Discussion and Analysis

Overview of Compensation Program

The goal of our executive compensation program is to provide compensation and incentives that advance long term stockholder value while, at the same time, enhancing our ability to attract and maintain top executive management talent. We seek to be fair, reasonable and competitive to all constituencies involved. Although our predecessor businesses in some cases had a long history, the Company in its current form began operations in August 2004, and its equity has only been traded publicly since November 2006. As a result, while the components of compensation we utilize may fall into traditional patterns and elements, our programs themselves are relatively new and must be regarded as “works in progress” compared to issuers who have had longer term experience as free standing business enterprises. In this section, we discuss our objectives and their implementation for our “Named Executives” (those persons listed in the Summary Compensation Table), although, in general, except as noted the types of compensation and benefits we provide to our Named Executives are similar to those being provided to our other executive officers.

References to the “Committee” in this discussion mean the Board’s Compensation Committee. The Committee has primary responsibility for establishing, implementing and continually monitoring adherence with the Company’s compensation philosophy along with the other duties provided in the Committee’s charter discussed elsewhere in this proxy statement.

Compensation Philosophy and Objectives

Our Committee has adopted an Executive Compensation Strategy Statement that embodies our compensation philosophy to include the following elements:

1.	Our compensation programs should pay approximately at or above the competitive labor market averages if the Company performance meets or exceeds business targets.

2.	Our base pay rates will be targeted for the median (approximately within +/- 10%) of selected peer companies in the outside labor market with upside or downside potential based upon individual performance.

3.	Short-term incentive compensation targets also are aimed at the market median and should have significant upside potential such that achieving “excellence” level for both business and individual performance may yield multipliers of 2 to 3 times the target.

4.	Annual incentive awards will be based on both Company and individual performance.

5.	One type of long-term compensation may be in the form of stock option grants, restricted stock or other form of equity basis to attract and motivate talent and to align the executives’ goals as owners with those of the stockholders. The level of stock option grants will be at the median of our selected peer company group, and all options will be utilized in full compliance with regulatory and statutory requirements.

6.

The combined value of stock options and other compensation are intended to place our total compensation in the second quartile (i.e., up to the 75th percentile) of our selected peer company group, if all performance goals are met or exceeded.

7.	Perquisites will be provided if they allow executives to allocate more time to the job and less to personal affairs, assist in accomplishing job responsibilities, and make up for benefits lost due to regulatory limits, particularly concerning tax-qualified plans. In instances where perquisites are no longer found to be appropriate, consideration may be given to base salary increases in lieu thereof.

8.	The range of our welfare benefits likely will be typical of our selected peer company group, and our primary retirement vehicle will be a qualified defined contribution plan integrated with a savings plan.

9.	We will provide feedback through annual meetings with executives to communicate our total compensation strategy and we will endeavor to provide annual statements to each executive indicating the executive’s individual value received from our total compensation programs.

We seek to employ our strategy to attain objectives of recognizing performance of our Named Executives, aligning their interests with those of our investors, and retaining them for long service periods in a competitive environment.

Performance Recognition. Our five Named Executives have an average of over 21 years in the chemical ingredient manufacturing business, during which time they have been promoted to increasing levels of responsibility. The amount of compensation of each of the Named Executives reflects his superior experience, continued high performance and career of prior service. Key elements of compensation that depend on a Named Executive’s performance include: (i) discretionary cash bonuses based on assessment of his performance against quantitative and qualitative measurements within the context of overall Company performance on a year to year basis; (ii) equity compensation in the form of stock options and/or restricted stock awards

Alignment with Investors. We seek to align the interests of our Named Executives with those of our investors by evaluating executive performance on the basis of financial measurements that we believe are consistent with developing long-term stockholder value, such as revenue growth, operating profit and margins, earnings per share, returns on total equity and/or total capital, cash flow from operating activities and EBITDA (earnings before interest, taxes, depreciation and amortization) and total stockholder return. Our view of the elements of compensation that align the interests of executives with stockholders include: (i) equity incentive compensation, which links a significant portion of compensation to stockholder value because the total value of awards corresponds to stock price appreciation and dividend rate; (ii) potential long–term performance award programs that focus on the growth of specified key financial measurements correlated to expectations of long-term stockholder value, but not wholly dependent on trading markets; and (iii) requirements concerning stock retention (such as discouraging quick disposition of our stock by utilizing statutory options).

Retention of Service. We attempt to retain our executives by utilizing continued service with the Company as a determinant of total pay opportunity, and we enhance our qualified defined contribution plan by making larger contributions to participants closer to retirement age which often correlates with longer service. Accordingly, key elements of compensation that require continued service to receive maximum payment include extended vesting terms on stock options and restricted stock awards, which pay out fully only if a participant remains with the Company for the entire performance period.

Setting Compensation

Based on the foregoing objectives, the Committee structures the Company’s executive compensation programs and implements them to motivate executives to achieve the business goals set by the Company and reward them for doing so. Normally, we do this on an annual basis, but we may revise, initiate or discontinue programs at any time.

To implement the process, the Committee has engaged the Hay Group, an outside global human resources consulting firm, to conduct a review of the Company’s compensation program for executives. The Hay Group provides the Committee with relevant market data, trend summaries and alternatives to consider when making compensation decisions for the Chief Executive Officer and when reviewing recommendations made by management for Named Executives other than the Chief Executive Officer. The Hay Group is an independent consultant not otherwise engaged by the Company and is responsible solely to the Committee. However, the Company does purchase and participate in the Annual Chemical Industry Compensation Survey sponsored by the Hay Group. The latest review conducted by the consultant was done in February, 2007, and was considered by the Committee in establishing compensation levels for 2007. Our 2006 executive compensation was set on the basis of survey data from Mercer Human Resources Consulting and the Hay Group. No independent study of any individual’s executive compensation was done by a third party at that time.

In making compensation decisions, the Committee compares each element of total compensation against a peer group of publicly-traded and privately-held specialty chemicals companies, which we collectively refer to as the Compensation Peer Group. The Compensation Peer Group, which is periodically reviewed and updated by the Committee, consists of companies against which the Committee believes we compete for talent and stockholder investment. A partial listing of the companies comprising the Compensation Peer Group considered most comparable to the Company are:

• Ashland Specialty Chemical	• Eastman Chemical	• Rhodia
• Akzo Nobel	• Hexion Specialty Chemicals	• Rohm and Haas,
• BASF	• Huber (J.M.)	• Scotts Miracle-Grow
• Church & Dwight Specialty Products	• International Flavors & Fragrances	• Sterling Chemicals
• Clariant	• MacDermid	• Tronox
• Chemtura	• Mosaic	• Uniqema Americas
• Degussa	• Potash Corporation of Saskatchewan	• Williams Companies
• DSM Nutritional Products	• PPG Industries

For comparison purposes, our annual revenues are slightly below the median revenues of the Compensation Peer Group. Because of the large variance in size among the companies comprising the Compensation Peer Group, regression analysis is used to adjust the compensation data for differences in company revenues. This adjusted value is used as the basis of comparison of compensation between us and the companies in the Compensation Peer Group.

We compete with many larger companies for top executive-level talent. In seeking to overcome that potential disadvantage, the Committee generally sets overall compensation for Named Executives in the second quartile of compensation paid to similarly situated executives of the Compensation Peer Group companies. Variations in this objective may occur as dictated by the experience level of the individual and market factors.

A significant percentage of total compensation normally is allocated to incentives as a result of the philosophy mentioned above. The Committee follows no pre-established policy or target percentage for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, it reviews information provided by its outside consultant to determine the appropriate level and mix of incentive compensation on a case-by-case basis. The Committee also must operate within the confines of the Company’s existing compensation programs.

In fiscal 2006 and in recognition of their role of accomplishing the transition from a privately held entity to a publicly traded issuer, we granted an unusually large portion of total compensation to the Named Executives in the form of incentives—both cash and non-cash.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation recommendations for the Named Executives and also makes recommendations regarding equity awards to all elected officers of the Company. In accordance with the charter, the recommendations are subject to approval by the board of directors.

The Chief Executive Officer annually reviews for the Committee the performance of each Named Executive (other than the Chief Executive Officer whose performance is reviewed by the Committee and may be reviewed by the Board). The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Committee for its consideration. In addition to the services of the consultant, the Committee regularly calls upon the Vice President, Human Resources for assistance and advice in reviewing recommendations, designing compensation plans and generally supporting the Committee’s functions. The Committee considers the recommendations and all factors it deems relevant in making its determinations on the compensation of the Named Executives. Coincident with the Company’s completion of its annual audit, the Committee’s goals are to have compensation matters for each fiscal year determined prior to March of that year.

2006 Executive Compensation Components

For 2006, the principal components of compensation for Named Executives were:

•	Base salary

•	Short term incentive compensation

•	IPO cash bonus

•	Long-term equity incentive compensation (IPO restricted stock bonus)

•	Retirement and other benefits

•	Perquisites and other personal benefits

Base Salary

The Company provides the Named Executives with base salary to compensate them for services rendered during the fiscal year. Base salary ranges are determined for each executive based on his or her position and responsibility primarily by using market data. Base salary ranges are designed so that salary opportunities for a given position will be between approximately 90% and 110% of the median for the base salary established for each position.

During its review of base salaries for executives, the Committee primarily considers:

•	market data provided by our outside consultants;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

Salary levels are typically considered annually as part of the Company’s performance review process as well as upon a promotion or other change in job responsibility. Merit based increases to salaries of Named Executives are based on the Committee’s assessment of the individual’s performance taking into consideration the executive’s current pay relative to the market.

Short Term Incentive Compensation

This compensation component is currently embodied in the 2006 Executive, Management and Sales Incentive Plan, or the 2006 STIP, as the successor plan to the 2005 Executive, Management and Sales Incentive Plan, which expired on December 31, 2005 (that plan, together with the 2006 STIP are sometimes referred to as the STIPs). The 2006 STIP will continue to govern all short term incentive awards granted through December 31, 2007, even if not paid until 2008 or thereafter. The 2006 STIP gives the Committee the latitude to design for the Named Executives (as well as for Directors and other key employees) cash based short term incentive compensation award packages to promote high performance and achievement of corporate goals. Worldwide, the Company currently has approximately 130 persons (including the Named Executives) who are eligible to receive awards under the 2006 STIP. In general, participants must be employed by the Company at the time of payment of the award (normally in March of the fiscal year after the year in which it is earned). However, employment agreements with the CEO and the CFO provide that those officers, regardless of whether they are employed at the time, are entitled to payment of short term incentives following termination of their agreements by the Company for reasons other than cause.

As noted, the STIPs provide guidelines for the calculation of annual non-equity incentive based compensation, subject to Committee oversight and modification. The Committee determines if a short term incentive plan is to be established each year, and, if so, establishes or recommends to the Board for its establishment the particular plan (currently the 2006 STIP) and approves the group of employees eligible to participate for that year.

The objective of the STIP is to align and focus efforts of individual senior managers (and their departments) on achieving overall Company goals as well as individual performance goals. Part of the STIP target (e.g., 70% for executives in 2006) is based upon the overall Company goal, or C Factor, typically expressed as a financial target, such as EBITDA (adjusted for unusual items), as recommended by the Committee and approved by the board of directors. Based upon actual results for the plan year, the CEO proposes the C Factor score to the Committee (e.g. a figure above 1.0 when the target is exceeded, and above 0 and below 1.0 when the target is not achieved, but is above the minimum performance level).

The remainder of the STIP award target (e.g., 30% for executives in 2006) is based upon achieving individual performance objectives, or P Factors which are specific goals within the plan participant’s area of responsibility, that in turn will impact either the C Factor results or otherwise positively affect Company performance. P Factors typically fall into one or more of five categories: (1) safety, governance, compliance; (2) strategic actions; (3) revenue, business and/or margin growth; (4) cost reduction; and (5) other. The P Factors are developed during meetings of the Company’s Leadership Team (composed principally of senior management reporting directly to the CEO) so that the individual goals are consistent with and help drive overall Company performance. The P Factors for the Leadership Team are approved by the CEO in consultation with the Committee. Once approved, the members of the Leadership Team adjust and finalize the P Factors of plan participants in their respective departments.

The STIP includes various incentive levels (the portion of a plan participant’s cash compensation that is variable) based upon the participant’s accountability and impact on Company operations, with target award opportunities that are established as a percentage of base salary, or target percentage. The CEO’s incentive level in 2006 was 75%, and the other Named Executives ranged from 35% to 50%.

The STIP awards are also affected by other limitations and enhancements, in particular:

(i)	no payment of the STIP award, unless the Company achieves the minimum performance level;

(ii)	a payment of at least 50%, but less than 100%, of the target award opportunity for the corporate financial objective portion if the Company achieves or exceeds the minimum performance level, but does not achieve the target performance level;

(iii)	a payment of at least 100%, but less than 200%, of the target award opportunity for the corporate financial objective portion if the Company achieves or exceeds the target performance level, but does not attain the 200% performance level; and

(iv)	a payment of 200%, but less than or equal to 300%, of the target award opportunity for the corporate financial objective portion if the Company achieves or exceeds the 200% performance level.

Subject to the above criteria, the calculation of a proposed STIP award can be expressed as a formula:

Base salary x Target Percentage x (weighted C Factor results + weighted P Factor results)

For example, a plan participant with a total base salary paid by the end of the plan year of $200,000, and a target percentage of 40%, would have a target bonus of $80,000, which assumes that both the C Factor and P Factor results were at target levels, or 1.0. If the C Factor results were on target for a plan year, and weighted at 70% (as in 2006 for executives) and the plan participant’s P Factor results were evaluated as above target at 1.25, the indicated STIP Award would be $86,000 ($200,000 x .40 x (0.7 x 1.0 + 0.3 x 1.25) = $86,000). The individual’s manager, the Vice President Human Resources and the CEO may exercise discretion in their recommendations as to particular STIP Awards, based upon a number of factors, including degree of difficulty, events during the plan year that presented alternative opportunities, events necessitating a change in priorities or the individual’s overall job performance, or other factors. The recommended awards for the Leadership Team members are presented to the Committee by the Vice President Human Resources and the CEO, and the Committee reports its recommendations to the Board for approval.

The Committee now comprises exclusively non-management directors. Not later than the one-year transition period allowed for issuers completing an IPO to retain independent board and committee members, or by November 2, 2007, the Committee will be composed entirely of independent directors. The Committee excludes all management during its deliberation of the compensation matters for the CEO.

For 2006, awards for the Named Executives under the STIP were as follows:

Name and Position	STIP Award (in dollars)	Percentage of Base Salary
Randolph Gress Chairman, CEO & President	321,911	86%

Richard Heyse Chief Financial Officer	155,643	66%

Jose Gonzalez General Manager, Mexico	145,129	70%

William Farran Vice President & General Counsel	118,207	57%

Joseph Golowski Vice President Sales & Distribution	66,024	41%

IPO Bonus

In October 2006 the Board approved the payment of a special equity and non-equity incentive and retention bonus to the Named Executives and certain other executives in connection with our IPO in recognition of the efforts expended by the recipients in contributing to the success of the IPO process. The cash bonuses comprised 55% of the total bonus value and are shown in column (d) of the Summary Compensation Table. The remaining 45% of the IPO bonus was awarded in the form of “restricted” shares of common stock with the number of shares issued being determined according to the IPO offering price of $12 per share. The restricted shares are subject to “substantial risk of forfeiture,” until such time as they vest quarterly in ratable installments over the next two years, provided that recipients remain in the Company’s employ, subject to agreed leaves of absence. In that sense, the stock portion of the award was designed to have retention aspects for the Named Executives to encourage them to remain as employees. The terms of the restricted stock award (vesting, forfeitability, etc.) were generally consistent with the terms of the Company’s other long-term incentive programs covering the granting of options to purchase stock. The IPO bonus applicable to the stock grants is shown in column (e) of the Summary Compensation Table.

Long Term Incentives

Prior to the IPO, the Board and Company stockholders approved the 2006 Long Term Equity Incentive Plan, or the 2006 LTIP, as a successor to the Company’s 2005 Executive Stock Option Plan, or the 2005 Plan (which we collectively refer to with the 2006 LTIP as the LTIPs). The 2006 LTIP allows for the issuance of up to 1,000,000 shares of common stock under its stock provisions, while options for 1,116,944 shares (through 2006) had been granted under the 2005 Plan (no further grants, except to replace options forfeited or expiring unexercised, are allowed under that plan.). The LTIPs give the Committee the means to design a wide variety of incentive compensation programs to encourage the growth of stockholder value, whether embodied in stock or not, and allow key employees, including the Named Executives, to participate in the long-term growth and profitability of the Company. They also provide a competitive compensation component relative to the Compensation Peer Group companies used to determine appropriate total executive compensation.

For stock-based programs under the 2006 LTIP, the Committee may grant participants shares of the Company’s common stock, restricted stock, share units, stock options and stock appreciation rights. It may also grant performance units and/or performance bonuses based on other measurements. In granting those awards, the Committee may establish any conditions or restrictions it deems appropriate. As of the date of this Proxy Statement, no awards had been made under the 2006 LTIP.

All awards of stock options under the LTIPs have been made, and will be made, at or above the fair market value of the underlying stock at the time of the award. Since the common stock is now publicly traded, options normally will be granted at the closing price of the stock on the NASDAQ on the date of the grant. In certain limited circumstances, the Committee may grant options to an executive at an exercise price in excess of the closing price of the Company’s common stock on the grant date. The Committee will not grant options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor will it grant options which are priced on a date other than the grant date. Annual awards of options to Named Executives may be made at a regularly scheduled committee meeting or at such other times as the Committee deems appropriate.

The 2005 Plan, for all practical purposes, has been discontinued. It was designed to attract and retain the Named Executives, as well as others in the initial management that participated in the Company’s organization in 2004, by means of the grant in 2005 of incentive stock options and non-qualified stock options that vest in ratable installments over approximately five years (subject to acceleration in certain instances, including the equivalent of six months on occasion of the IPO). Secondarily, stock that otherwise might have been subject to future option grants under the 2005 Plan when it was replaced by the 2006 LTIP was awarded as restricted stock in connection with the IPO Bonus. By using a mix of stock options and restricted stock grants, the Company thus far has been able to compensate the Named Executives for activities associated with the business start up and the IPO as well as encourage and reward business improvements. Of course, these programs deliver the maximum value only when the value of the Company’s stock increases and therefore are believed to motivate appropriate actions to deliver strong earnings and other performance in support of the stock. These options continue to vest at 5% per quarter until January 2009.

Restricted stock and stock option grants made to the Named Executives are shown in the Summary Compensation Table in columns (e) and (f).

Retirement and Other Benefits

The Company provides savings and retirement vehicles that include the Named Executives.

All employees in the United States (including the Named Executives, except Mr. Gonzalez) are eligible to participate in the 401(k) Savings Plan, a tax qualified, defined contribution plan, or the DCP, maintained by our subsidiary, Innophos, Inc. The participating Named Executives (and all other US employees except for a small group of hourly employees) receive annual retirement contributions from the employer calculated on the basis of age and eligible earnings which are deposited into a self directed, multi-vehicle investment account maintained by an independent trustee. The annual retirement feature of the DCP is non-contributory for participants, and employer contributions are vested immediately for participants with at least five years of service with the Company. In addition, Named Executives whose total eligible compensation exceeds the Internal Revenue Code limits in the qualified plan are entitled to participate in the non-qualified Innophos, Inc. Retirement Savings Restoration Plan. That plan, which is operated in conjunction with a “rabbi trust” as its funding vehicle, provides a non-contributory benefit according to the same formula for eligible earnings that exceed the limits under the qualified plan (including, among others, the limitation on the amount of annual compensation for purposes of calculating eligible remuneration for a participant under a qualified retirement plan ($220,000 in 2006)). It does not duplicate benefits paid under the tax qualified plan.

The Savings Plan feature of the DCP is a tax-qualified retirement savings plan pursuant to which eligible participants in the US (including the Named Executives, except Mr. Gonzalez) are able to contribute up to 100% of their annual salary (or the limit prescribed by the Internal Revenue Service for a particular plan year) to the Savings Plan on a before-tax basis. The employer matches 100% of the first 4% of pay that is contributed by the participant. Matching contributions become fully vested upon attainment of four years of Company service at the rate of 25% per year.

Except for Mr. Heyse who had one year and eight months of service as of year end 2006, all other Named Executives are fully vested in the DCP employer contributions and the Company match feature of the Savings Plan.

Perquisites and Other Personal Benefits

We provide the Named Executives with perquisites and other personal benefits consistent with our compensation strategy under “Compensation Philosophy and Objectives.” The Committee periodically reviews the levels of perquisites and other personal benefits and expects to do so again in 2007.

Mr. Gress and Mr. Golowski are provided use of company automobiles or car allowances. All US based Named Executives are provided with an allowance for certain financial planning and tax preparation assistance. In addition, since 2004, Mr. Gress has been provided with a living allowance for time worked in the Cranbury, New Jersey area. The allowance is based on actual expenses, not to exceed $4,000 per month.

Mr. Gonzalez participates in the statutory benefits provided to all employees in Mexico, including the requirement of a written contract of employment. The benefits include a vacation premium, a Christmas premium, food coupons, severance and termination pay, medical insurance, life insurance and a short term savings plan. In addition, he is provided with a company car, sports club membership, financial planning and tax preparation services. Currently there is no retirement plan in Mexico.

Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended December 31, 2006, are included in column (i) of the “Summary Compensation Table.”

Termination and Change of Control

Mr. Gress and Mr. Heyse have employment agreements which provide, in cases of termination by the Company without “cause” (as defined in the respective agreement) or in Mr. Gress’ case also by the employee for “good reason” (as defined in his agreement), for the Named Executive to receive base pay ((i) a minimum of 12 months, plus one month for each year of creditable service, in the case of Mr. Gress and (ii) 12 months in the case of Mr. Heyse), plus incentive payments ((i) the target bonus for the termination year, plus a pro rata portion of the target bonus in the case of Mr. Gress and (ii) the lesser of the target bonus for the year in question or the actual bonus payout from the previous year in the case of Mr. Heyse). Payments under the agreements are in lieu of those under Company severance policies and are not due on account of terminations by the employees, except as stated in the prior sentence. To the extent not covered by individual agreements that waive entitlements, Named Executives in the US are covered by a Company-wide severance policy applicable to salaried employees. That policy, which is subject to change or discontinuation at any time, currently provides base salary continuation following termination by the Company (other than for “just cause” as defined in the policy) based upon years of service to a maximum of 52 weeks, plus a lump sum amount ranging from four to 12 additional weeks of pay for long service (ranging from not less than five to more than 20 years). The terms of Mr. Gonzalez’ employment require severance under circumstances provided for, and in accordance with, Mexican federal labor law. Named Executives with employment agreements generally are entitled to continuation of other benefits for any severance period to the extent provided in their agreements, while those covered by Company policies are dependent on those policies prevailing at the time of termination for any continuation of their benefits.

We estimate that the following total amounts of salary and incentive (expressed in lump sum regardless of any installments applicable to the individual payout) would have been payable to the respective Named Executives had their employment been terminated by the Company in non-cause situations effective December 31, 2006: Mr. Gress: $993,807; Mr. Heyse: $392,543; Mr. Gonzalez: $260,342; Mr. Farran: $238,846; and Mr. Golowski: $ 184,615.

The terms of (i) the restricted stock issuances under the IPO Bonus awarded for 2006, (ii) the agreements evidencing options granted under the 2005 Plan, and (iii) the Retirement Savings Restoration Plan provide for the full vesting of previously forfeitable shares, options or unvested account balances, as the case may be, following a change of control event affecting the Company. Although none of the terms of the Named Executives’ employment agreements are affected by a change of control event, the Company’s salaried severance policy requires that, following any such event, employees covered by the policy must be given not less than six months’ notice of any proposed amendment (including a termination) of the policy.

We estimate that, had a change of control event occurred as of December 31, 2006, an aggregate of 374,510 shares of common stock and options for common stock held by the Named Executives would have become fully vested. All account balances of Named Executives participating in the Retirement Savings Restoration Plan as of December 31, 2006, except those of Mr. Heyse, were fully vested at that date and thus would have been unaffected by a change in control event.

Tax and Accounting Implications

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid to each Named Executive under the compensation programs is generally fully deductible for federal income tax purposes. However, in certain situations, the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

Nonqualified Deferred Compensation

On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. While the final regulations have not become effective yet, the Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005. A more detailed discussion of the Company’s nonqualified deferred compensation arrangements is provided under the heading “Nonqualified Deferred Compensation.”

Accounting for Stock-Based Compensation

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment”. Prior to the adoption of SFAS No. 123(R), the Company accounted for stock-based compensation expense in accordance with Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees.” Under APB No. 25, the stock based compensation was not recognized in the results of operations as the exercise price was at least equal to the market value of the common stock on the grant date. The Company will continue to account for the outstanding awards granted under the 2005 Stock Option Plan under APB No. 25 until they are settled or modified.

The Company accounted for the stock-based payments related to its 2006 Restricted Stock Program in accordance with the requirements of SFAS No. 123(R).

Summary Compensation Table

The following table sets forth certain compensation information for the Named Executives who were serving as executive officers at the end of 2006 for services rendered to Innophos and its subsidiaries during 2006:

SUMMARY COMPENSATION TABLE

Executive & Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation(4)(5)	Change in Pension Value and non-qualified Deferred Compensation Earnings	All Other Compensation(6)	Total Compensation
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Randolph Gress Director, Chief Executive Officer & President	2006	375,000	788,750	73,143	31,930	321,911	—	147,499	1,738,233

Richard Heyse Vice President & Chief Financial Officer	2006	236,900	358,523	33,247	13,570	155,643	—	30,775	828,658

Jose Gonzalez General Manager, Mexico	2006	206,364	308,329	28,593	—	145,129	—	116,570	804,985

William Farran Vice President & General Counsel	2006	207,000	322,670	29,922	4,790	118,207	—	38,133	720,722

Joseph Golowski Vice President, Sales and Distribution	2006	160,000	250,966	23,274	1,596	66,024	—	35,427	537,287

(1)	In October 2006, we entered into retention bonus agreements with certain of our executives, including the Named Executives, pursuant to which they were entitled to receive a bonus when the Company successfully completed its IPO. Subsequently, the bonus was paid (i) 55% in cash and (ii) 45% by issuance of a number of shares of our common stock calculated by dividing 45% of the bonus amount by the $12.00 IPO price. The bonus shares were unvested at issuance and are subject to a vesting rate of 11.11% on each January 1, April 1, July 1, and October 1. An executive’s unvested Bonus Shares will become fully vested upon a sale of the Company or upon a termination of the executive’s employment other than for “cause,” as defined in the bonus agreements. Mr. Gress’ unvested bonus shares will also become fully vested if he resigns for “good reason” as defined in his agreement. Unvested bonus shares will otherwise be forfeited upon termination of employment.

(2)	Stock Awards

Executive	Award	Number of Shares Awarded	Grant Date Fair Market Value	Vesting Terms	2006 Compensation Expense(b)
Randolph Gress	2006 Restricted Stock Award(a)	54,863	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	73,143

Richard Heyse	2006 Restricted Stock Award(a)	24,938	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	33,247

Jose Gonzalez	2006 Restricted Stock Award(a)	21,447	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	28,593

William Farran	2006 Restricted Stock Award(a)	22,444	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	29,922

Joseph Golowski	2006 Restricted Stock Award(a)	17,457	$12.00	11.11% each January 1, April 1, July 1, October 1 beginning January 1, 2007	23,274

(a)	The Board awarded 173,568 shares of “restricted” common stock to executives, including the Named Executives as shown in the table, in connection with the successful completion of the IPO. These awards are classified as equity awards. The shares of common stock evidencing the awards are outstanding, are entitled to receive dividends (currently, $0.17 per quarter), and have full voting privileges. An executive’s unvested shares will become fully vested upon a sale of the Company or upon a termination of the executive’s employment other than for cause as defined in the bonus agreements. Mr. Gress’s unvested bonus shares will also become fully vested if he resigns for “good reason” as defined in his agreement. Unvested Bonus Shares will otherwise be forfeited upon termination of employment.

(b)	Based on the fair value of the Company’s stock on the grant date in accordance with SFAS No. 123(R), as further described in the Company’s Financial Statements for the year ended December 31, 2006. The 2006 compensation expense recognizes the proportion of the vesting period which occurred on January 1, 2007. The stock award compensation expense for the named executives is included in the overall compensation expense as recorded in the 2006 Financial Statements.

(3)	Option Awards

Executive	Award	Number of Options Awarded(a)	Grant Date Fair Market Value(b)	Vesting Terms	2006 Compensation Expense(c)
Randolph Gress	2005 Stock Option Award	319,127	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	31,930

Richard Heyse	2005 Stock Option Award	135,629	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	13,570

Jose Gonzalez	N/A	—	—	N/A	—

William Farran	2005 Stock Option Award	47,869	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	4,790

Joseph Golowski	2005 Stock Option Award	15,956	$2.55	20% August 13, 2005; 5% each October 1, January 1, April 1, July 1	1,596

(a)	Reflects the recapitalization and the reclassification of the Company’s predecessor Class A common stock and Class L common stock into a new single class of common stock in connection with the IPO and resulting adjustment of options pursuant to the governing stock option agreements. The Company’s recapitalization and reclassification of equity is further described in the Company’s Financial Statements for the year ended December 31, 2006.

(b)	Adjusted for the recapitalization and reclassification pursuant to the original stock option plan.

(c)	The 2005 stock option grants occurred on April 1, 2005 and are accounted for in accordance with APB No. 25. Although the Company did not record compensation expense in the financial statements, the Company used the modified prospective transition method as required under SFAS No. 123(R) to determine the 2006 compensation for the Named Executives in the above table.

(4)	Represents the short term incentive program amounts which were earned and accrued during 2006, but paid during the first quarter of 2007.

(5)	Excludes $165,000 of deferred compensation for Mr. Gress that was assumed from the predecessor employer (on account of services performed by Mr. Gress for that employer) as part of the Company’s 2004 purchase of the phosphates business of that employer, and in connection with which the deferral was maintained by the Company. This amount became payable upon the completion of the IPO.

(6)	Other compensation includes the following:

Executive	Supplemental contributions for 401(k) savings(a)	Annual contributions for defined contribution plans	Temporary housing allowance(b)	Foreign service payments and benefits(c)	Non-qualified deferred compensation(d)	Other(e)	Total other compensation
Randolph Gress	6,600	19,016	20,000	—	89,883	12,000	147,499
Richard Heyse	8,800	14,458	—	—	7,517	—	30,775
Jose Gonzalez	—	—	—	94,570	—	22,000	116,570
William Farran	8,233	19,016	—	—	10,884	—	38,133
Joseph Golowski	6,400	17,287	—	—	—	11,740	35,427

(a)	Matching contributions by the Company to each of the Named Executives pursuant to the Savings Plan.

(b)	Temporary housing allowance to Mr. Gress based on actual expenditures which are not to exceed $4,000 per month.

(c)	Foreign service payments include vacation premiums, holiday premiums and post-employment benefits such as severance indemnities and death benefits.

(d)	Matching contributions by the Company to each of the Named Executives pursuant to the Retirement Savings Restoration Plan was as follows:

Executive	Executive Contributions in 2006 ($)	Company Contributions in 2006 ($)	Aggregate withdrawals/ Distributions ($)	Aggregate Earnings in 2006 ($)	Aggregate Balance as of December 31, 2006 ($)
Randolph Gress	—	89,883	—	—	89,883
Richard Heyse	—	7,517	—	—	7,517
Jose Gonzalez	—	—	—	—	—
William Farran	—	10,884	—	—	10,884
Joseph Golowski	—	—	—	—	—

(e)	Other includes vehicle allowances and club memberships.

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Executive	Number of securities underlying unexercised options (#) exercisable(a)	Number of securities underlying unexercised options (#) unexercisable(a)	Option exercise price ($)	Option expiration date	Number of shares or units that have not vested (#)(b)	Market value of shares or units that have not vested ($)(c)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested($)
Randolph Gress	175,520	143,607	2.55	April 1, 2015	54,863	805,389	—	—
Richard Heyse	74,596	61,033	2.55	April 1, 2015	24,938	366,090	—	—
Jose Gonzalez	—	—	—		21,447	314,842	—	—
William Farran	26,328	21,541	2.55	April 1, 2015	22,444	329,478	—	—
Joseph Golowski	8,776	7,180	2.55	April 1, 2015	17,457	256,269	—	—

(a)	Reflects the recapitalization and the reclassification of the Company’s predecessor Class A common stock and the Class L common stock in connection with the IPO and resulting adjustment of options pursuant to the governing stock option agreements. The Company’s recapitalization and reclassification of the common stock is further described in the Company’s Financial Statements for the year ended December 31, 2006.

(b)	The Board awarded 173,568 shares of “restricted” common stock to executives, including the Named Executives as shown in the table, in connection with the successful completion of the IPO. These awards are classified as equity awards. The shares of common stock evidencing the awards are outstanding, are entitled to receive dividends (currently, $0.17 per quarter), and have full voting privileges. An executive’s unvested shares will become fully vested upon a sale of the Company or upon a termination of the executive’s employment other than for cause as defined in the bonus agreements. Mr. Gress’ unvested bonus shares will also become fully vested if he resigns for “good reason” as defined in his agreement. Unvested Bonus Shares will otherwise be forfeited upon termination of employment.

(c)	The market value per common share at December 31, 2006 was $14.68.

Options Exercised and Stock Awards Vested

	Option awards(a)		Stock awards(a)
Executive	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
Randolph Gress	—	—	—	—
Richard Heyse	—	—	—	—
Jose Gonzalez	—	—	—	—
William Farran	—	—	—	—
Joseph Golowski	—	—	—	—

(a)	None of the Company’s Named Executives exercised any stock options during 2006 nor did any restricted stock awards vest during 2006. However, stock options were exercised in January 2007 and restricted stock awards vested in January 2007.

Grants of Plan Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Executive	Grant Date	Thres- hold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)	Stock awards: Number of shares of stock (#)	All other options awards (#)	Exercise price of option awards ($/ share)	Grant Date Fair Market Value of stock and option awards ($)(b)
Randolph Gress	November 2, 2006(a)	N/A	N/A	N/A	N/A	N/A	N/A	54,863	—	—	658,356
Richard Heyse	November 2, 2006(a)	N/A	N/A	N/A	N/A	N/A	N/A	24,938	—	—	299,256
Jose Gonzalez	November 2, 2006(a)	N/A	N/A	N/A	N/A	N/A	N/A	21,447	—	—	257,364
William Farran	November 2, 2006(a)	N/A	N/A	N/A	N/A	N/A	N/A	22,444	—	—	269,328
Joseph Golowski	November 2, 2006(a)	N/A	N/A	N/A	N/A	N/A	N/A	17,457	—	—	209,484

(a)	Restricted stock grant which vests ratably over a twenty seven month period is subject to continued employment during the vesting period.

(b)	Grant date fair value is $12.00 per common share.

Pension Benefits

The table under this item has been omitted since the Company maintains no defined benefit or similar actuarially valued pension plan covering the Named Executives. All Named Executives in the US participate in the Company’s defined contribution retirement plan, and all contribution amounts relating to that plan have been included under “Other Compensation” in the Summary Compensation Table. The Named Executive in Mexico does not participate in a retirement plan, but enjoys post employment benefits, including termination, seniority premiums and death benefits as prescribed by law. See the related discussion under “Compensation Discussion and Analysis.”

Employment Agreements

Our wholly owned subsidiary, Innophos, Inc., has employment agreements with two of the Named Executives, and a subsidiary in Mexico has an agreement with one of the Named Executives. In the descriptions below, the term “Company” is meant to include Innophos, Inc. or the Mexican subsidiary, as the case may be.

Randolph Gress. Mr. Gress’s employment agreement entered into in 2004 sets forth a two-year term and automatic renewal for successive one-year periods, unless the Company notifies Mr. Gress of its intent not to renew the agreement with at least 90 days’ prior written notice. The agreement provides for a Base Salary, subject to annual review and increase or decrease not to a level below the starting Base Salary, with the intention that beginning on or about January 1, 2006, the Board was to review the Base Salary with the expectation of annual increases of not less than a certain amount per year. In addition to the Base Salary, Mr. Gress is eligible to receive an annual bonus based on achievement of Company performance objectives and personal performance.

The agreement provides for immediate termination upon Mr. Gress’s resignation, death or “permanent disability” (as that term is defined in the agreement). If the agreement is terminated by the Company for “cause” or by Mr. Gress resigning for “good reason” or within 30 days after a “non-renewal event” (as those terms are defined in the agreement), then Mr. Gress will receive (i) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination; (ii) severance pay equal to the sum of (w) twelve months’ Base Salary in effect at the date of such termination, plus (x) the amount equal to one month’s Base Salary in effect at the time of termination for each full year that Mr. Gress was employed by the Company, plus (y) a bonus equal to the amount of the target bonus (as such term is defined in the agreement) of the termination year, plus (z) an additional bonus equal to the target bonus for the termination year pro rated based on the number of days of the termination year prior to the date of termination; and (iii) the other benefits provided to him under his employment agreement during the twelve month severance period. If Mr. Gress is purportedly terminated for cause and an arbitrator appointed pursuant to the agreement determines that cause was not present, then Mr. Gress will receive the payments summarized above in full satisfaction and in lieu of any and all other or further remedies he may have. If Mr. Gress is terminated for any other reason, he will receive (i) all previously earned and accrued but unpaid Base Salary and vacation and unpaid business expenses up to the date of such termination and (ii) in the case of termination resulting from death or permanent disability, a bonus equal to the amount of the target bonus of the termination year pro rata based on the number of days of the termination year prior to the date of termination. Any payments to Mr. Gress are conditioned upon Mr. Gress delivering a general release in favor of the Company and his being in compliance with certain confidentiality, intellectual property, non-compete, non-solicitation and other obligations at the date of termination. The severance provisions further provide that Mr. Gress waives and is not entitled to any severance compensation of any kind other than expressly provided in the agreement.

Richard Heyse. Mr. Heyse and the Company are parties to an employment agreement entered into in 2005, under which he is employed as Chief Financial Officer for a term which is not fixed in duration. The agreement provides for Mr. Heyse to receive a base salary subject to annual review and increase based on prior year performance. It also provides for Mr. Heyse’s eligibility for annual bonus payments targeted at 50% of annual base pay with a percentage of the targeted bonus dependent on the Company attaining specified performance objectives, which may change from time to time, and the balance being discretionary and based on personal performance. Under the agreement, Mr. Heyse further is entitled to grants of options under the executive option plan to purchase Company stock equal to 0.986% of the outstanding shares on a fully diluted basis. The options vest 20% per year over five years with measurement of vesting for the initial installment from 2004.

Mr. Heyse’s agreement provides for severance payments upon termination of his employment by the Company without “cause” (as that term is defined in the agreement) equal to (i) his annual base salary for one year and (ii) the lesser of his target bonus for the year in question as established under the agreement or his actual bonus payout from the previous year. The severance payments, which are to be made in 12 equal monthly installments, are conditioned upon Mr. Heyse delivering a general release in favor of the Company and remaining in compliance with certain confidentiality and non-compete obligations for 12 months following termination. No severance is payable under the agreement if Mr. Heyse terminates his employment or if it is terminated by the Company for “cause” as defined. The term “cause” extends to a number of events, including a failure to perform duties consistent with the position of Chief Financial Officer following notice to Mr. Heyse and a limited right to cure such an event.

The agreement also provides for Mr., Heyse to receive, among other things, health and welfare benefits for Company executives, specified vacation entitlements, relocation payments, a sign-on bonus, and to participate our 401(k) pension plan.

Jose Gonzalez. Mr. Gonzalez’ contract has an issuance date of March 1, 2006 with an indefinite term that can only be affected according to Mexican federal labor law. It provides for the employee to serve as “General Director” with a stipulated gross salary (expressed in Mexican pesos per month) with taxes, social security fees and other deductions taken out according to law. The contract provides for an increasing number of vacation days determined by years of service, and it contains both a vacation premium payment and a Christmas premium payment based on “integrated salary.” Mr. Gonzalez’ hiring date for seniority purposes is set at January 16, 1993. The contract also has confidentiality provisions requiring him to keep Company information confidential, use it only for job purposes, and not to disclose it to third parties. Although not explicitly included in the contract terms, a number of additional benefits arising from Company employee benefit policies are applicable to the employee by reason of his executive position.

Our Benefit Plans

On August 13, 2004, we established U.S. employee benefit plans that were substantially similar in the aggregate to those in place immediately prior to the Acquisition. We provide medical, dental, vision, disability, life, accidental death and dismemberment, and other voluntary insurance benefits to our employees on a cost- sharing basis in accordance with our human resources policies and our collective bargaining agreements. In addition, we provide employees with health and dependent care flexible spending accounts and pre-tax premium payment options under our “cafeteria” plan. Employees are also eligible for tuition assistance, service awards and various other fringe benefit programs.

All salaried and most hourly union U.S. employees participate in a defined contribution 401(k) plan which we established on August 14, 2004. The 401(k) plan provides for voluntary employee deferrals and dollar matching contributions up to 4% of eligible compensation. The non-contributory defined contribution made under the 401(k) to all employees is based on annual eligible compensation and graduated by age and social security wages. Certain U.S. hourly union employees at our Nashville site participate in a defined benefit plan. Accrual of additional earned benefits under the defined benefit plan will cease in August 2007 and these union employees will participate in our non-contributory defined contribution plan.

We also provide post-retirement medical and life insurance benefits to union employees, as required by collective bargaining agreement, and to salaried employees. The post-retirement medical and life insurance benefits are provided in conjunction with the medical and life insurance benefits provided to employees. We have announced the cessation of the post-65 retiree medical benefits to salaried U.S. employees who are currently retired or retire after June 1, 2007.

On August 14, 2004, we assumed sponsorship of one defined benefit pension plan in Canada, which benefits our Canadian union workforce. In 2005, we contributed CDN $1.1 million ($0.8 million USD) to this pension plan. We currently expect to make additional contributions in 2006 to this plan that are similar to or higher than our 2005 contribution. If the performance of the assets in our pension plan does not meet our expectations, if interest rates decline or if other actuarial assumptions are modified, our contributions for those years could be higher than we expect. As of December 31, 2005, our Canadian pension plan was under-funded by CDN $0.4 ($0.4 million USD) million on a going concern basis and CDN $3.3 million ($2.7 million USD) on a solvency basis (based on the actuarial assumptions used for regulatory funding purposes), and was under-funded by CDN $1.9 million ($1.6 million USD) (based on the actuarial assumptions used for U.S. Generally Accepted Accounting Principles). Our Canadian pension plan is subject to the provincially applicable pension standards legislation. Under applicable pension standards legislation, registered pension plans must make special contributions to eliminate funding deficits over a five-year period for solvency deficits and over a 15-year period for going concern deficits. In circumstances where special or regular contributions are not made to a Canadian pension plan and in certain other limited circumstances, the pension regulator has the authority to terminate a Canadian pension plan. In the event our Canadian pension plan is terminated for any reason while the plan is under-funded, we will incur a liability to the pension plan equal to the entire amount of the under funding.

On August 14, 2004, we also established a Canadian defined contribution plan for salaried employees. In addition, we established health and welfare plans for employees and retirees in Canada similar to those established in the U.S.

Finally, we currently maintain the same overall compensation and benefit scheme that was in place in our Mexican facilities prior to the Acquisition. Employees in our Mexican facilities are eligible for enhanced welfare benefits, statutory savings plan contributions and various other statutory and collectively bargained-for benefits.

Code of Ethics

We have adopted a code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The text of this code is available on our website at www.innophos.com.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 15, 2007, by the selling stockholders.

Common Stock
	Shares Beneficially Owned Before this Offering(1)		Number of Shares Offered(2)	Shares Beneficially Owned After this Offering(1)
Name	Number of Shares	Percentage of Class		Number of Shares	Percentage of Class
Bain Capital(2)	10,088,039	48.5%	5,000,000	5,088,039	24.5%
Edward Conard(3)	—	—	—
Blair Hendrix(4)	—	—	—
Stephen Zide(5)	—	—	—

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of May 15, 2007) are deemed outstanding. Shares subject to options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	According to a Schedule 13G dated February 14, 2007 filed jointly by reporting persons consisting of (i) Bain Capital Fund VII, LLC, a Delaware limited liability company (“Fund VII LLC”), (ii) Bain Capital Fund VIII, LLC, a Delaware limited liability company (“Fund VIII LLC”), (iii) BCIP Associates III, LLC, a Delaware limited liability company (“BCIP III LLC”), (iv) BCIP T Associates III, LLC, a Delaware limited liability company (“BCIP T III LLC”), (v) BCIP Associates III-B, LLC, a Delaware limited liability company (“BCIP III-B LLC”), and (vi) BCIP T Associates III-B, LLC, a Delaware limited liability company (“BCIP T III-B LLC”), the reporting persons may be deemed to hold sole voting and investment power over the number of shares being reported (in the amounts as indicated in the schedule).

Bain Capital Investors, LLC (“BCI”) is the sole general partner of Bain Capital Partners VII, L.P. (“BCP VII”), which is the sole general partner of Bain Capital VII Fund, L.P. (“Fund VII”), which is the managing and sole member of Fund VII, LLC. BCI is the sole general partner of Bain Capital Partners VIII, L.P. (“BCP VIII”), which is the sole general partner of Bain Capital VII Fund, L.P. (“Fund VIII”), which is the managing and sole member of Fund VIII, LLC. BCIP Associates III, a Cayman Islands partnership (“BCIP III”) is the manager and sole member of BCIP III LLC. BCIP Trust Associates III, a Cayman Islands partnership (“BCIP Trust III”) is the manager and sole member of BCIP T III LLC. BCIP Associates III-B, a Cayman Islands partnership (“BCIP III-B”) is the manager and sole member of BCIP III-B LLC. BCIP Trust Associates III-B, a Cayman Islands partnership (“BCIP Trust III-B”) is the manager and sole member of BCIP T III-B LLC. BCI is the managing partner of each of BCIP III, BCIP Trust III, BCIP III-B, and BCIP Trust III-B.

BCI, by virtue of the relationships described above, may be deemed to beneficially own the shares held by the funds listed above. BCI disclaims beneficial ownership of such shares, except to the extent of its pecuniary interest therein.

(3)	See footnote (2) above. Mr. Conard is a Managing Director of BCI and, accordingly, may be deemed to share in the voting and dispositive power of the shares owned by each of the Bain funds identified in that footnote. Mr. Conard disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

(4)	See footnote (2) above. Mr. Hendrix is a general partner of BCIP III LLC and BCIPT III LLC and, accordingly, may be deemed to own beneficially the shares owned by those funds. Mr. Hendrix disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

(5)	See footnote (2) above. Mr. Zide is a Managing Director of BCI and, accordingly, may be deemed to share in the voting and dispositive power of the shares owned by each of the Bain funds identified in that footnote. Mr. Zide disclaims beneficial ownership of those shares, except to the extent of his pecuniary interest therein.

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 15, 2007, by: (1) each person or entity who owns of record or beneficially 5% or more of any class of our voting securities; (2) each of our named executive officers and directors; and (3) all of our directors and named executive officers as a group, except, in each case, for the selling stockholders listed in the table above. Except as noted below, the address for each of the directors and named executive officers is c/o Innophos, Inc., 259 Prospect Plains Road, Cranbury, New Jersey 08512.

	Common Stock Beneficially Owned at May 15, 2007(1)
Name and Office	Number of Shares	Percentage of Class
Ivory Investment Management, L.P.(2)	1,500,000	7.2%
Silver Point Capital, L.P.(3)	1,250,000	6.0%
JANA Partners, LLC(4)	1,220,014	5.9%
Gary Cappeline, Director(5)	—	*
Joseph Golowski, Vice President, Sales and Distribution(6)	35,192	*
William N. Farran, Vice President, General Counsel and Secretary(7)	58,141	*
Jose Gonzales, General Manager Mexico Operations	21,447	*
Randolph Gress, Director/Nominee; President and Chief Executive Officer(8)	291,545	1.4%
Richard Heyse, Vice President and Chief Financial Officer(9)	131,378	*
Linda Myrick, Director(10)	—	*
Executive Officers and Directors as a group (17 Persons)(11)	922,568	4.4%

(*)	Represents less than 1%.

(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days (of May 15, 2007) are deemed outstanding. Shares subject to options, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(2)	According to a Schedule 13G filed February 12, 2007 by Curtis G. Macnguyen, individually, and as managing member of Ivory Capital Group, LLC, for itself and as managing member of Ivory Long-Term Fund GP, LLC, for itself and as general partner of Ivory Long-Term Fund LP, as managing member for Ivory Capital Advisors, LLC, for itself and as general partner of Ivory LT Accredited, LP and as managing member of IIM GP, LLC, for itself and as general partner of Ivory Investment Management, LP, the reporting persons may be deemed to hold voting and investment power over the shares indicated, such power being shared among the entities as indicated in the schedule.

(3)	According to a Schedule 13G dated November 8, 2006, filed jointly by Silver Point Capital, L.P., Edward A. Mule and Robert J. O’Shea whose business address is Two Greenwich Plaza, 1st Floor, Greenwich, CT 06830, each of the filing persons may be deemed to hold shared voting and investment power over the shares being reported as a result of being investment manager and controlling persons as related to certain funds named in the schedule.

(4)	According to a Schedule 13G dated March 8, 2007, filed by JANA Partners, LLC, whose business address is 200 Park Avenue, Suite 3300, New York, NY 10166, the reporting person claims to hold sole voting and sole investment power over the shares being reported.

(5)	Excludes contractual right to receive options for 5,000 shares of common Stock not yet granted, of which 1,616 were granted to Mr. Cappeline on May 24, 2007.

(6)	Includes stock options entitling the holder to purchase 11,169 shares of common stock within 60 days after the noted date.

(7)	Includes stock options entitling the holder to purchase 33,508 shares of common stock within 60 days after the noted date.

(8)	Includes stock options entitling the holder to purchase 223,389 shares of common stock within 60 days after the noted date.

(9)	Includes 1,500 shares of common stock owned indirectly as trustee and stock options entitling the holder to purchase 7,205 shares of common stock within 60 days after the noted date.

(10)	Excludes contractual right to receive options for 5,000 shares of common stock not yet granted, of which 2,808 were granted to Ms. Myrick on May 24, 2007.

(11)	Includes 1,500 shares of common stock owned indirectly as trustee and stock options entitling the holders to purchase 418,201 shares of common stock within 60 days after the noted date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rhodia Agreement

The Rhodia Agreement contains customary provisions for purchase and sale agreements, including representations and warranties with respect to the condition and operations of the business and certain indemnification provisions.

Registration Rights Agreement

Each of Holdings, Bain Capital, members of management and certain other equity holders of Holdings entered into a registration rights agreement in connection with the Acquisition. Under the registration rights agreement, members of management, such other equity holders and Bain Capital have the ability to cause Holdings to register securities of Holdings held by the parties to the registration rights agreement and to participate in registrations by Holdings of its equity securities.

Supply Agreements

Each of the following agreements was entered into, in connection with the Acquisition, by Rhodia Inc., Innophos, Inc. and certain of their respective subsidiaries and affiliates, to provide sales representation, and supply of specified products and services following the Acquisition.

Chicago Heights Utilities Agreement

The Chicago Heights Site contains two businesses: the Specialty Phosphates Business and the Silica Business. The Specialty Phosphates Business was transferred to Innophos and Rhodia Inc. retained the Silica Business. The Utilities and Services Agreement, entered into by Rhodia Inc. and Innophos, provides that Innophos will supply Rhodia Inc.’s Chicago Heights Silica Business with certain utilities and services. The term of the agreement is ten years from the date of the agreement. The agreement also grants Rhodia Inc. a five-year option to lease the former bi-carbonate building at Chicago Heights for a period of ten years from the exercise date at no cost. Rhodia Inc., in its sole discretion, may elect to extend the term that any particular service is provided under the agreement for a period of one year and may renew such extensions for a period of up to five years. As of the date of this prospectus, Rhodia has not exercised the option to lease the former bi-carbonate building.

Pharma Agreement

Rhodia Inc. distributes the powder and granular form of dicalcium phosphate hydrate, dicalcium phosphate anhydrous, tricalcium phosphate, and substantially related products to pharmaceutical customers through Rhodia Inc.’s pharmaceutical sales team. This sales team remains with Rhodia Inc. on a post-Acquisition basis. In order for Innophos to continue to use Rhodia Inc.’s pharmaceutical sales force after the closing date, Innophos and Rhodia Inc. entered into the Pharma Agreement, which provides that Rhodia Inc. serves as the exclusive worldwide sales agent of Innophos’ powder and granular form of dicalcium phosphate hydrate, dicalcium phosphate anhydrous, tricalcium phosphate, and substantially related products. The foregoing products are used in tablet excipients and mineral supplements. Rhodia Inc. also agreed to provide Innophos with certain research and development support services. The term of the agreement is initially ten years, subject to successive one-year renewal periods thereafter.

Anhydrous P2O5 Agreement

Rhodia Inc. supplies certain customers with anhydrous P2O5 from the Nashville site. In order for Rhodia Inc. to be able to continue supplying its current customers with anhydrous P2O5, Rhodia Inc. and Innophos entered into the Anhydrous P2O5 Agreement which provides that Innophos will supply Rhodia Inc. exclusively with anhydrous P2O5, from its Nashville site. The initial term of the agreement is three years, subject to renewal thereafter for successive one year periods at the option of Rhodia Inc.

Sulfuric Acid Supply Agreement

Rhodia Inc. currently supplies sulfuric acid to PCS Nitrogen Fertilizer, L.P., or PCSN, pursuant to the Amended and Restated Acid Purchase Agreement among Rhodia Inc., PCS Sales (USA) Inc. and PCSN, dated as of March 23, 2000, or the Acid Purchase Agreement, which expires on July 31, 2011. Pursuant to the same agreement, the phosphoric acid produced by PCSN is supplied to Innophos, Inc.’s Geismar plant for production of its specialty phosphates. Pursuant to the Rhodia Agreement, the Amended and Restated Acid Purchase Agreement was assigned to Innophos. The Sulfuric Supply Agreement, entered into by Rhodia Inc. and Innophos, provides that Rhodia Inc. will supply Innophos with sulfuric acid. The Sulfuric Supply Agreement enables Innophos to fulfill its obligations under the Acid Purchase Agreement (transferred to Innophos pursuant to the Rhodia Agreement), pursuant to which Innophos supplies sulfuric acid to PCSN for use in production of phosphoric acid at PCSN’s Geismar site. The agreement will remain in effect for the duration of the Amended and Restated Acid Purchase Agreement.

Loan to Mr. Gress

Randolph Gress, our Chief Executive Officer, executed a promissory note dated as of August 13, 2004 in favor of Holdings for a loan in the amount of $152,000. Of that amount, approximately $126,000 was repaid by Mr. Gress in connection with the distributions made upon the issuance of the Floating Rate Senior Notes. This loan is secured by certain shares of our common stock owned by Mr. Gress. On July 14, 2006, Innophos Inc. paid a special bonus, net of applicable taxes, in the amount of $32,005.24 to Mr. Gress in order for Mr. Gress to retire the outstanding promissory note and the outstanding loan balance of $32,005.24, which amount includes all unpaid interest, was fully repaid by Mr. Gress on July 14, 2006.

DESCRIPTION OF OUR INDEBTEDNESS

Senior Credit Facility

The senior credit facility consists of (1) a five-year $50.0 million revolving credit facility (containing a sub-facility available for the issuance of letters of credit) and (2) a five-year $141.0 million term loan facility. The credit agreement requires us to make amortization payments of the term loan facility in quarterly amounts of approximately $0.4 million through September 30, 2009 and of approximately $34.3 million thereafter.

The term loan facility must be prepaid in an amount equal to (1) 100% of the net cash proceeds of all asset sales and dispositions by Innophos, Inc. and its subsidiaries, subject to certain exceptions, (2) 100% of the net cash proceeds from any payment in respect of property or casualty insurance claim or any condemnation proceeding, subject to certain exceptions, (3) 100% of the net cash proceeds of issuances of certain debt obligations by Innophos, Inc. and its subsidiaries, subject to certain exceptions, (4) 50% of the net cash proceeds from equity issuances by Innophos, Inc. and its subsidiaries, subject to certain exceptions, and (5) 75% of Innophos, Inc.’s and its subsidiaries’ annual excess cash flow (as defined in the credit agreement) in any fiscal year in which Innophos, Inc.’s leverage ratio (as defined in the credit agreement) is greater than or equal to 3.0 to 1, or 50%, with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 3.0 to 1.

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements.

All of our obligations under the senior credit facility are unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary. The obligations under the senior credit facility (including the guarantees) are secured by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to (1) a first-priority pledge of all of our capital stock and all of the outstanding capital stock owned by us or any guarantor in any domestic subsidiary, (2) a first-priority pledge of 66% of the outstanding capital stock owned by us or any guarantor in any first-tier foreign subsidiary, and (3) perfected first-priority security interests in all of our present and future assets and the present and future assets of each guarantor, subject to certain limited exceptions.

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan facility bear interest as of March 31, 2007 at 7.6%. The amount outstanding on the term loan as of March 31, 2007 was $141.0 million.

No amounts were outstanding on the revolving credit facility as of March 31, 2007. We have issued approximately $4.5 million of letters of credit under the sub-facility as of March 31, 2007. In addition, the lenders under the revolving credit facility are paid a fee on unused commitments under that facility at a rate, initially equal to 0.50% per annum, and, thereafter, to be reduced to 0.375% so long as Innophos, Inc.’s leverage ratio is equal to or less than 3.0 to 1. During the existence of any payment default under the credit agreement, the margin on all obligations under the senior credit facility increases by 2% per annum.

The credit agreement documentation contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our subsidiaries’ ability to, among other things and subject to various exceptions, (1) declare dividends, make distributions or redeem or repurchase capital stock, (2) prepay, redeem or repurchase other debt, (3) incur liens or grant negative pledges, (4) make loans and investments and enter into acquisitions and joint ventures, (5) incur additional indebtedness, (6) amend or otherwise alter the acquisition documents or any debt agreements, (7) make capital expenditures, (8) engage in mergers, acquisitions and asset sales, (9) conduct transactions with affiliates, (10) alter the nature of our businesses, or (11) change our fiscal quarter or our fiscal year. We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio, an interest coverage ratio and a senior leverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not limited to, (1) our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period), (2) any representation or warranty proving to have been materially incorrect when made, (3) with respect to certain covenants, covenant defaults subject to a grace period, (4) bankruptcy events, (5) a cross-default to certain other debt, (6) unsatisfied final judgments over a threshold, (7) a change of control, (8) certain ERISA defaults, and (9) the invalidity or impairment of any loan document or any security interest.

In addition, the credit agreement includes customary provisions regarding breakage costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and payments free and clear of withholding.

Borrowings under the senior credit facility are subject to the accuracy of representations and warranties (including the absence of any material adverse change in our condition) and the absence of any defaults (including any defaults under the financial covenants that are based on EBITDA). As of the date of this prospectus, we believe we are in full compliance with the covenant requirements of the senior credit facility.

In connection with the initial offering of the Floating Rate Senior Notes, on February 2, 2005 we amended our credit facility to permit, among other things, (i) the issuance of the Floating Rate Senior Notes, (ii) the formation of Innophos Investments and (iii) the substitution of Innophos Investments as a guarantor of the senior credit facility and the release of Holdings from its obligations under the credit agreement and the other loan documents. In connection with the amendment, Innophos Investments was made subject to certain restrictions in the conduct of its business, its ability to incur indebtedness and its ability to own assets.

In connection with our IPO, on October 27, 2006 we amended our senior credit facility to permit us to, among other things, (i) pay cash dividends on our common stock in amounts not to exceed $15.0 million in the aggregate in any one fiscal year and (ii) pay cash interest then due on our Floating Rate Senior Notes for interest payment dates ending on or before May 15, 2008. Additional cash dividends may be paid and additional interest payments may be made pursuant to the amendments described in subclauses (i) and (ii) above, respectively, so long as those amounts, when paid, are counted against, and do not exceed, the total unused excess cash flow basket set forth in the senior credit agreement, as amended.

In connection with the offering of the Senior Unsecured Notes, on April 16, 2007, we amended our senior credit facility to permit us to, among other things, (i) incur up to $120 million in unsecured indebtedness of Innophos or Innophos Investments, including the Senior Unsecured Notes and any other future debt issuances, (ii) redeem the entire outstanding amount of our Floating Rate Senior Notes, as well as any premiums and penalties resulting from such redemption, (iii) service the interest on the Senior Unsecured Notes through Innophos, Inc. making payments of such amounts to Innophos Investments and Innophos and (iv) to permit Innophos, Inc. to make payments to Innophos Investments and Holdings for the payment by Holdings of dividends on its common stock of $0.75 per share (adjusted pro-rata for any future stock splits) up to a maximum of $17.5 million per year.

Senior Subordinated Notes

On August 13, 2004, we issued, through our wholly-owned subsidiary, Innophos, Inc., $190.0 million aggregate principal amount of Senior Subordinated Notes. We issued the Senior Subordinated Notes in transactions exempt from or not subject to registration under the Securities Act of 1933, as amended, or the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act, and subsequently exchanged the outstanding Senior Subordinated Notes for registered Senior Subordinated Notes.

Interest. Interest on the Senior Subordinated Notes accrues at the rate of 8.875% per annum and is payable semi-annually on February 15 and August 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the Senior Subordinated Notes. We make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Subsidiary Guarantees. Our obligations under the Senior Subordinated Notes are fully, unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis by all of Innophos, Inc.’s existing and future domestic restricted subsidiaries. As of the date of this prospectus, Innophos Mexico Holdings, LLC was the only guarantor of the Senior Subordinated Notes.

Optional Redemption. We may redeem any of the Senior Subordinated Notes at any time on or after August 15, 2009, in whole or in part, in cash at the redemption prices described in the indenture governing the Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, on or before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of Senior Subordinated Notes with the net proceeds of certain underwritten equity offerings at a price of 108.875% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, thereon. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of Senior Subordinated Notes remains outstanding. We may redeem any of the Senior Subordinated Notes at any time before August 15, 2009 in cash at 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s Senior Subordinated Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on Innophos, Inc.’s restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

Any dividends or similar payments to Innophos Investments from Innophos, Inc. will be treated as restricted payments under the indenture governing the 2004 Senior Subordinated Notes. We will rely upon the ability of Innophos, Inc. to make such restricted payments to us in order for us to make any payments on the Senior Subordinated Notes. The amount of all restricted payments that can be made by Innophos, Inc. is approximately equal to 50% of the consolidated net income (as defined in the indenture governing the Senior Subordinated Notes) of Innophos, Inc. since the beginning of the first fiscal quarter following the date on which the Senior Subordinated Notes were issued, plus 100% of the net cash proceeds received by Innophos, Inc. since the date of the indenture from the issue or sale of equity interests. The indenture governing the Senior Subordinated Notes prohibits all restricted payments if a default or event of default has occurred under that indenture or if Innophos, Inc.’s fixed charge coverage ratio is below 2.0 to 1.0.

These limitations are subject to a number of important qualifications and exceptions as described in the indenture governing the Senior Subordinated Notes.

Senior Unsecured Notes

On April 16, 2007, Holdings issued $66.0 million aggregate principal amount of Senior Unsecured Notes. We issued the Senior Unsecured Notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act.

Interest. Interest on the Senior Unsecured Notes accrues at the rate of 9 1/2% per annum and is payable semi-annually on April 15 and October 15, commencing on October 15, 2007. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the Senior Unsecured Notes. We make each interest payment to the holders of record on the immediately preceding April 1 and October 1.

Optional Redemption. We may, at our option, redeem some or all of the Senior Unsecured Notes at any time on or after April 15, 2009, at the redemption prices described in the indenture governing the Senior Unsecured Notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. Prior to April 15, 2009, we may redeem the Senior Unsecured Notes at a price equal to 100% of the principal amount of the Senior Unsecured Notes plus a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s Senior Unsecured Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the Senior Unsecured Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

These limitations are subject to a number of important qualifications and exceptions as described in the indenture governing the Senior Unsecured Notes.

DESCRIPTION OF CAPITAL STOCK

The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our certificate of incorporation, our bylaws and the provisions of applicable law. Copies of our certificate of incorporation and bylaws will be filed as exhibits to the registration statement, of which this prospectus is a part.

Common Stock

As of the date of this offering, our authorized capital stock includes 100,000,000 shares of common stock, of which 20,784,553 are outstanding (excluding shares to be issued upon exercise of outstanding options). The number of shares of our common stock will be unaffected by this offering. As of April 20, 2007, there were 630 stockholders of record of common stock.

Preferred Stock

Our authorized capital stock includes 10,000,000 shares of preferred stock. We do not have any shares of preferred stock outstanding at the present time. Our board of directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the General Corporation Law of the State of Delaware, or DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.

Voting Rights

Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders’ meeting shall constitute a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

Each holder of shares of our capital stock will be entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our board of directors from time to time out of our assets or funds legally available for dividends or other distributions. See the section entitled “Dividend Policy.” These rights are subject to the preferential rights of any other class or series of our preferred stock that we may designate and issue in the future.

Other rights. Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. This offering is not subject to pre-emptive rights.

Liquidation Rights

If our company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Delaware Anti-Takeover Law and Certain Charter and Bylaw Provisions

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make it more difficult to acquire us by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, may discourage certain types of takeover practices and takeover bids, and encourage persons seeking to acquire control of our company to first negotiate with us. We believe that the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are not subject to Section 203 of the DGCL, regulating corporate takeovers which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions):

•	prior to such date, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

on or before such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is now owned by the interested stockholder.

Generally, a “business combination” includes:

•	a merger or consolidation involving us and the interested stockholder;

•	a sale of 10% or more of the assets of the corporation;

•	a stock sale, subject to certain exceptions, resulting in the transfer of the corporation’s stock to the interested stockholder;

•

any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholders; or

•	other transactions resulting in a financial benefit directly or indirectly to the interested stockholder.

Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Election and Removal of Directors

Our bylaws provide that the number of directors shall be fixed by board resolution and pursuant to a resolution, our board of directors has set that number at seven. Directors are elected by a plurality of the votes present at each annual meeting of our stockholders.

Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Board Meetings

Our bylaws provide that special meetings of the board of directors may be called by the chairman of the board, the chief executive officer (if the chief executive officer is a director), the president (if the president is a director) or, upon the written request of at least two (2) directors then in office, the secretary, on at least 24 hours notice to each director.

Special Meetings of Stockholders

Our certificate of incorporation provides that special meetings of our stockholders may be called only by the board of directors pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

Stockholder Action by Written Consent

Our certificate of incorporation prohibits stockholder action by written consent.

Requirements for Advance Notification of Stockholder Nomination and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors when nominating its director designees.

Indemnification of Officers and Directors

Our certificate of incorporation includes provisions for the indemnification of our directors and officers to the fullest extent permitted by the DGCL. We also maintain director and officer liability insurance and intend to continue doing so, if available on reasonable terms. We have entered into indemnity agreements with our directors and certain of our officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Corporate Opportunities and Transactions with Bain Capital and Affiliates

Our certificate of incorporation provides that the Company renounces any interest or expectancy of the Company in, or being offered an opportunity to participate in, any and all business opportunities that are presented to affiliates of Bain Capital who own our stock or directors on our board of directors that were designated by those stockholders. By becoming a stockholder in our company, you will be deemed to have notice of and consented to these provisions of our certificate of incorporation.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock, and any preferred stock that may be issued in the future, may be issued by our board of directors without your approval. We may use additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock or preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Certificate of Incorporation

The DGCL provides generally that the affirmative vote of a majority in voting power of the outstanding shares entitled to vote is required to amend our certificate of incorporation, unless the certificate of incorporation or bylaws require a greater percentage, which ours do not. In addition, our bylaws permit the board of directors to amend, repeal and adopt the bylaws by majority vote.

Trading and Listing

Our common stock is listed on NASDAQ under the trading symbol “IPHS.”

Transfer Agent And Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the availability of such shares because of future sales or the expiry of backups or holding periods, could adversely affect prevailing market prices and could impair our ability to raise capital through equity securities.

Upon completion of this offering, 20,784,553 shares of our common stock will be outstanding assuming no exercise of outstanding options. Of our outstanding shares, the shares of common stock sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except that shares owned by our “affiliates,” as that term is defined in Securities Act Rule 144 may be sold only in compliance with the Rule 144 limitations described below.

We may issue shares of common stock from time to time as consideration for future acquisitions, investments or other corporate purposes. In the event that any such acquisition, investment or other transaction is significant, the number of shares of common stock that we may issue may in turn be significant. In addition, we also may grant registration rights covering shares of common stock issued in connection with any such acquisitions and investments. Sales of a significant number of shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect prevailing market prices of our common stock and could impair our ability to raise equity capital in the future.

Rule 144

In general, under Rule 144 as currently in effect, any person, including an affiliate of Innophos, who has beneficially owned shares of our common stock for a period of at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the then-outstanding shares of common stock; and

•	the average weekly trading volume in the common stock on NASDAQ during the four calendar weeks preceding the date on which the notice of the sale is filed with the SEC.

Sales under Rule 144 are also subject to provisions relating to notice, manner of sale, volume limitations and the availability of current public information about us.

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares for at least two years, including the holding period of any prior owner other than an “affiliate,” is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

As a result of lock-up agreements and the provisions of Rule 144,                      million additional shares may be available for sale in the public market after the expiration of the lock-up period provided for in the lock up agreements, subject, in some cases, to volume limits.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

Stock Options

On December 22, 2006, we filed a registration statement under the Securities Act to register the issuance of all 1,116,944 shares of common stock subject to outstanding options issued under our 2005 Stock Option Plan and up to an additional 1,000,000 shares of common stock issuable under our 2006 Long Term Equity Incentive Plan. Accordingly, shares of common stock issued under this plan will be eligible for sale in the public markets, subject to applicable securities laws, vesting restrictions and the lock-up agreements described above. See the section entitled “Management—Compensation, Discussion and Analysis—Summary Compensation Table.”

Registration Rights Agreement

Each of Holdings, Bain Capital, members of management and certain other equity holders of Holdings entered into a registration rights agreement in connection with the Acquisition. Under the registration rights agreement, at any time after the expiration of the lock-up period following this offering, Bain Capital, so long as it has the requisite ownership under the agreement, will have the ability to cause us to register our securities held by Bain Capital and those other parties who choose to participate for sale publicly. In other circumstances, the other parties to the registration rights agreement are allowed to participate in the registration of securities initiated by us. This offering is being made in accordance with Bain Capital’s rights under the registration rights agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of material U.S. federal income tax consequences of the purchase, ownership and disposition of our common stock to a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or foreign trust.

In the case of a holder that is classified as a partnership for U.S. federal income tax purposes that holds our common stock, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, then you should consult your own tax advisors.

This summary is based upon the provisions of the United States Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

This summary does not address all aspects of U.S. federal income taxes that may be relevant to non-U.S. holders in light of their personal circumstances, and does not deal with federal taxes other than the federal income tax or with foreign, state, local or other tax considerations. Special rules, not discussed here, may apply to certain non-U.S. holders, including:

•	U.S. expatriates;

•	controlled foreign corporations;

•	passive foreign investment companies; and

•	corporations that accumulate earnings to avoid U.S. federal income tax.

Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

This summary applies only to a non-U.S. holder that holds our common stock as a capital asset (within the meaning of Section 1221 of the Internal Revenue Code), and assumes that no item of income or gain in respect of the common stock at any time will be effectively connected with a U.S. trade or business conducted by the non-U.S. holder.

If you are considering the purchase of our common stock, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of common stock, as well as the consequences to you arising under U.S. tax laws other than the federal income tax law or under the laws of any other taxing jurisdiction.

Dividends

Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate and to avoid backup withholding tax, as discussed below, for dividends, then you must (a) provide the withholding agent with a properly completed

Internal Revenue Service Form W-8BEN (or other applicable form), and certify under penalties of perjury that you are not a U.S. person and are eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders other than corporations or individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, then you may obtain a refund of any excess amounts withheld by filing timely an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain realized on the sale or other taxable disposition of our common stock, unless:

•	if you are an individual, you are present in the U.S. for 183 days or more in the taxable year of the sale or other taxable disposition, and you have a “tax home” in the U.S.; or

•	we are or have been during a specified testing period a “U.S. real property holding corporation” for U.S. federal income tax purposes.

We believe that we have not been and are not, and we do not anticipate becoming, a “U.S. real property holding corporation” for U.S. federal income tax purposes.

Information Reporting and Backup Withholding Tax

We must report annually to the Internal Revenue Service and to you the amount of dividends paid to you and amount of tax, if any, withheld with respect to such dividends. The Internal Revenue Service may make the information returns reporting such dividends and withholding available to the tax authorities in the country in which you are resident.

In addition, you may be subject to information reporting requirements and backup withholding tax with respect to dividends paid on, and the proceeds of disposition of, shares of our common stock, unless, generally, you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding tax with respect to payments of the proceeds from the disposition of shares of our common stock are as follows:

•

If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to backup withholding tax and information reporting, unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a “U.S.-related person,” information reporting and backup withholding tax will not apply.

•

If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not to backup withholding tax), unless you certify under penalties of perjury (usually on Internal Revenue Service Form W-8BEN) that you are not a U.S. person or you otherwise establish an exemption.

Any amounts withheld under the backup withholding tax rules may be allowed as a refund or a credit against your U.S. federal income tax liability, provided the required information is timely furnished by you to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated , the selling stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and UBS Securities LLC are acting as representatives and book-running managers, the following number of shares of common stock:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
UBS Securities LLC

Total

The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The selling stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to an aggregate of 750,000 additional shares from the selling stockholders at the public offering price on the cover page of this prospectus less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling group members at that price less a selling concession of $             per share. The underwriters and selling group members may allow a discount of $             per share on sales to other broker/dealers. After the initial public offering the representatives may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the selling stockholders will pay:

	Per Share		Total
	Without Over-allotment	With Over-allotment	Without Over-allotment	With Over-allotment
Underwriting Discounts and Commissions paid by us	$	$	$	$

Expenses payable by us	$	$	$	$

Underwriting Discounts and Commissions paid by selling stockholders	$	$	$	$

Expense payable by the selling stockholders	$	$	$	$

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC, for a period of 90 days after the date of this prospectus, except grants of employee stock options pursuant to the terms of a plan in effect on the date hereof, issuances of common stock pursuant to the exercise of such options or the exercise of any other employee stock options outstanding on the date hereof or issuances of common stock pursuant to our dividend reinvestment plan.

Our directors, officers and senior management have agreed and the selling stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or exercise any right with respect to the filing of a registration statement under the Securities Act relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse, for a period of 90 days after the date of this prospectus.

We and the selling stockholders have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our common stock is listed on NASDAQ under the symbol “IPHS.”

Certain of the underwriters and their affiliates have engaged in transactions with and performed commercial and investment banking, financial advisory and/or lending services for us and our affiliates from time to time, for which they have received customary compensation, and may do so in the future.

In connection with the offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids and passive market making in accordance with Regulation M under the Exchange Act.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

•

Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

•

In passive market making, market makers in the common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of our common stock until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on NASDAQ or otherwise and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each of the underwriters has represented and agreed that:

(a)	it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended), or FSMA except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority, or FSA;

(b)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(c)	it has complied with, and will comply with, all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

The underwriters will not offer or sell any of our shares directly or indirectly in Japan or to, or for the benefit of any Japanese person or to others, for re-offering or re-sale directly or indirectly in Japan or to any Japanese person, except in each case pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law of Japan and any other applicable laws and regulations of Japan. For purposes of this paragraph, “Japanese person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

The underwriters and each of their affiliates have not (i) offered or sold, and will not offer or sell, in Hong Kong, by means of any document, our shares other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap.571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance or (ii) issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere any advertisement, invitation or document relating to our shares which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to our shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance any rules made under that Ordinance. The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

This prospectus or any other offering material relating to our shares has not been and will not be registered as a prospectus with the Monetary Authority of Singapore, and the shares will be offered in Singapore pursuant to exemptions under Section 274 and Section 275 of the Securities and Futures Act, Chapter 289 of Singapore, or the Securities and Futures Act. Accordingly our shares may not be offered or sold, or be the subject of an invitation for subscription or purchase, nor may this prospectus or any other offering material relating to our shares be circulated or distributed, whether directly or indirectly, to the public or any member of the public in Singapore other than (a) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act, (b) to a sophisticated investor, and in accordance with the conditions specified in Section 275 of the Securities and Futures Act or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.

NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation a purchaser is representing to us, the selling shareholders and the dealer from whom the purchase confirmation is received that:

•	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws,

•	where required by law, the purchaser is purchasing as principal and not as agent, and

•	the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, a purchaser who purchases a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling shareholders in the event that this circular contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us and the selling shareholders. In no case will the amount recoverable in any action exceed the price at which the common stock were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling shareholders will have no liability. In the case of an action for damages, we and the selling shareholders will not be liable for all or any portion of the damages that are proven not to represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers, as well as the experts named herein and the selling shareholders, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

LEGAL MATTERS

Certain legal matters relating to this offering will be passed upon for us by Kirkland & Ellis LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York. Kirkland & Ellis is acting as counsel to the selling shareholders. An investment partnership composed of partners of Kirkland & Ellis LLP has an equity interest in Innophos Holdings, Inc.

EXPERTS

The consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, December 31, 2005 and for the period from August 14, 2004 to December 31, 2004 and the Combined Financial Statements for the period January 1, 2004 to August 13, 2004 included in this prospectus have been so included in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The phosphates market and industry data for the period from 2001 to 2005 included in this prospectus has been so included in reliance on the reports and other data of British Sulphur Consultants, a business consulting firm and publisher for the fertilizer and chemical industry, given on the authority of said firm as experts in the production of such industry data.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register our common stock being offered in this prospectus. This prospectus, which forms part of the registration statement, does not contain all the information included in the registration statement and the exhibits and schedules thereto. You will find additional information about us and our common stock in our SEC filings and the registration statement with respect to the statement contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement. Our SEC filings and the registration statement and the exhibits and schedules thereto may be inspected and copied at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers who file electronically with the SEC.

Upon completion of this offering, we will continue to be subject to the information reporting requirement of the Exchange Act and we intend to file reports, proxy statements and other information with the SEC.

INDEX TO FINANCIAL STATEMENTS

Page

Consolidated Financial Statements for the years ended December 31, 2006, December 31, 2005 and for the period from August 14, 2004 to December 31, 2004 and the Combined Financial Statements for the period of January 1, 2004 to August 13, 2004:

Reports of Independent Registered Public Accounting Firm	F-2,3
Balance Sheets at December 31, 2006 and December 31, 2005	F-4
Statements of Operations for the years ended December 31, 2006, December 31, 2005 and for the periods from August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004	F-5

Statements of Stockholders’ Equity, Owner’s Net Investment and Other Comprehensive Income (Loss) for the years ended December 31, 2006, December 31, 2005 and for the periods from August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004

F-6
Statements of Cash Flows for the years ended December 31, 2006, December 31, 2005 and for the periods from August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004	F-7
Notes to Consolidated and Combined Financial Statements	F-8

Condensed Consolidated Financial Statements for the three-month period ended March 31, 2007 and for the three-month period ended March 31, 2006:

Balance Sheets (unaudited) as of March 31, 2007 and December 31, 2006	F-50
Statements of Operations (unaudited) for the three-month period ended March 31, 2007 and for the three-month period ended March 31, 2006	F-51
Statements of Cash Flows (unaudited) for the three-month period ended March 31, 2007 and for the three-month period ended March 31, 2006	F-52

Statements of Stockholders’ Equity, Owner’s Net Investment and Other Comprehensive Income (Loss) (Unaudited) for the three-month period ended March 31, 2007 and for the three-month period ended March 31, 2006

F-53
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-54

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and board of directors of Innophos Holdings, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity, owner’s net investment and other comprehensive income, and of cash flows present fairly, in all material respects, the financial position of Innophos Holdings, Inc. and its subsidiaries at December 31, 2006 and December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2006 and December 31, 2005, and for the period from August 14, 2004 to December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statements schedule listed in the index appearing under Item 16 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 14 to the financial statements, the Company changed its method of accounting for defined benefit pension and other postretirement plans in 2006.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

March 14, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To Rhodia S.A.:

In our opinion, the accompanying combined statements of operations, of owner’s net investment and other comprehensive income and of cash flows present fairly, in all material respects, the results of operations and cash flows of the Rhodia Phosphate Business (the “Phosphates Business”) for the period January 1, 2004 to August 13, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Phosphates Business’ management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Phosphates Business is comprised of businesses which are integrated with the business of Rhodia S.A. (“Rhodia”); consequently, as indicated in Note 1, these financial statements have been derived from the accounting records of Rhodia and reflect significant assumptions and allocations. Moreover, as indicated in Note 1, the Phosphates Business relies on Rhodia and its other businesses for administrative, management, research and other services. Accordingly, these combined financial statements do not necessarily reflect the financial position, results of operations, and cash flows of the Phosphates Business had it been a stand alone company.

/s/ PricewaterhouseCoopers LLP

Florham Park, New Jersey

November 16, 2004, except for the Mexican tax claims litigation discussed in paragraph 9 and 10 of note 16 of the financial

statements for the year ended December 31, 2006, appearing

herein, as to which the date is January 31, 2005

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Consolidated Successor December 31,
	2006	2005
ASSETS
Current Assets:
Cash and cash equivalents	$31,760	$61,403
Accounts receivable—trade	56,316	55,842
Inventories	70,569	76,281
Other current assets	13,652	22,609

Total current assets	172,297	216,135
Property, plant and equipment, net	277,222	305,016
Goodwill	47,268	47,268
Intangibles and other assets, net	68,533	77,770

Total assets	$565,320	$646,189

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,524	$20,009
Accounts payable:
Trade and other	30,879	28,418
Other current liabilities	40,200	49,757

Total current liabilities	72,603	98,184
Long-term debt	398,276	508,786
Other long-term liabilities	33,729	28,433

Total liabilities	504,608	635,403

Commitments and contingencies (note 16)

Stockholders’ Equity:
Class A Common Stock, par value $.001 per share; authorized 0 and 21,825,130 shares; issued and outstanding 0 and 9,597,696 shares	—	9
Class L Common Stock, par value $.001 per share; authorized 0 and 6,090,633 shares; issued and outstanding 0 and 2,678,383 shares	—	3
Common stock, par value $.001 per share; authorized 100,000,000 and 0 shares; issued and outstanding 20,270,463 and 0 shares	20	—
Paid-in capital	109,793	24,597
Retained deficit	(45,285)	(12,468)
Other comprehensive loss	(3,816)	(1,355)

Total stockholders’ equity	60,712	10,786

Total liabilities and stockholders’ equity	$565,320	$646,189

See notes to consolidated and combined financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Consolidated Successor			Combined Predecessor
	Year Ended		August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004
	December 31, 2006	December 31, 2005
Net sales	$541,797	$535,499	$205,607	$332,721
Cost of goods sold	449,516	443,254	177,568	277,014

Gross profit	92,281	92,245	28,039	55,707

Operating expenses:
Selling, general and administrative	59,598	48,685	19,026	22,875
Research & Development Expenses	1,734	2,240	964	3,106
In-process Research & Development	—	—	1,200	—
Restructuring	—	—	—	1,783
Asset securitization, net	—	—	—	(66)

Total operating expenses	61,332	50,925	21,190	27,698

Operating income	30,949	41,320	6,849	28,009
Interest expense, net	58,242	46,628	11,065	3,098
Foreign exchange (gains)/losses	(162)	177	315	627
Other expense (income), net	(228)	(516)	(50)	22

(Loss) income before income taxes	(26,903)	(4,969)	(4,481)	24,262
Provision for (benefit from) income taxes	5,914	6,724	(3,706)	8,954

Net (loss) income	(32,817)	(11,693)	(775)	$15,308

Preference distribution to Class L shareholders	1,605	3,174	4,788

Net loss attributable to Class A shareholders	(26,546)	$(14,867)	$(5,563)

Net loss attributable to common shareholders	$(7,876)

Per Share Data (see Note 12):
Income (Loss) Per Share:
Basic
Class A	$(2.77)	$(1.55)	$(0.58)
Class L	$0.60	$1.19	$1.79
Common	$(0.39)
Diluted
Class A	$(2.77)	$(1.55)	$(0.58)
Class L	$0.60	$1.19	$1.79
Common	$(0.39)
Weighted Average
Shares Outstanding:
Basic
Class A	9,595,061	9,597,696	9,590,851
Class L	2,677,648	2,678,383	2,676,473
Common	20,270,463
Diluted
Class A	9,595,061	9,597,696	9,590,851
Class L	2,677,648	2,678,383	2,676,473
Common	20,270,463

See notes to consolidated and combined financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Statements of Stockholders’ Equity, Owner’s Net Investment and Other Comprehensive Income (Loss)

(Dollars and shares in thousands)

	Number of Common Shares	Number of Class A Shares	Number of Class L Shares	Owner’s Net Investment	Stock $0.001 Par Value	Retained Deficit	Paid-in Capital	Officer Loans	Accumulated Other Comprehensive Income/ (Loss)	Total Shareholders’ Equity
Predecessor—Combined
Balance, December 31, 2003	—	—	—	$240,573	$—	$—	$—	$—	$—	$240,573
Net income				15,308						15,308
Reduction of advances from Rhodia, net				(21,478)						(21,478)

Balance, August 13, 2004	—	—	—	$234,403	$—	$—	$—	$—	$—	$234,403

Successor—Consolidated
Balance, August 13, 2004	—	—	—	$—	$—	$—	$—	$—	$—	$—
Net loss						(775)				(775)
Minimum pension liability adjustment, (net of tax $228)									(423)	(423)

Other comprehensive (loss), net of tax										(1,198)

Issuance of Class A shares		9,591			9		31,767			31,776
Issuance of Class L shares			2,676		3		108,353			108,356
Officer loans								(209)		(209)

Balance, December 31, 2004	—	9,591	2,676	$—	$12	$(775)	$140,120	$(209)	$(423)	$138,725

Net loss						(11,693)				(11,693)
Minimum pension liability adjustment, (net of tax $502)									(932)	(932)

Other comprehensive (loss), net of tax										(12,625)

Issuance of Class A shares		7					23			23
Issuance of Class L shares			2				77			77
Repayment of officer loan								178		178
Interest on officer loan								(5)		(5)
Distribution to stockholders							(115,587)			(115,587)

Balance, December 31, 2005	—	9,598	2,678	$—	$12	$(12,468)	$24,633	$(36)	$(1,355)	$10,786

Net loss						(32,817)				(32,817)
Minimum pension liability adjustment, (net of tax $145)									270	270

Other comprehensive (loss), net of tax										(32,547)

Adoption of SFAS No. 158, (net of tax $135)									(2,731)	(2,731)
Retirement of Class A shares		(5)								—
Retirement of Class L shares			(1)							—
Share conversion class A		(9,593)								—
Share conversion class L			(2,677)							—
Share conversion of single class common shares	12,270									—
Net proceeds from initial public offering (net of expenses $8,831)	8,000				8		87,161			87,169
Stock based compensation							231			231
Repayment of officer loan								36		36
Dividends declared							(2,232)			(2,232)

Balance, December 31, 2006	20,270	—	—	$—	$20	$(45,285)	$109,793	$—	$(3,816)	$60,712

See notes to consolidated and combined financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Consolidated Successor			Combined Predecessor
	Year Ended		August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004
	December 31, 2006	December 31, 2005
Cash flows from operating activities
Net (loss) income	$(32,817)	$(11,693)	$(775)	$15,308
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	46,443	45,932	16,986	22,182
Amortization of deferred financing charges	6,669	3,642	1,071	—
Deferred income taxes/(benefit)	(3,673)	(843)	(3,841)	152
Deferred profit sharing	217	(2,052)	—	(23)
Non-cash interest for floating rate senior notes	13,176	10,895	—	—
Stock based compensation—Restricted Stock	231	—	—	—
Non-cash charges related to inventory fair value adjustment	—	—	6,400	—
Non-cash charges related to in-process R&D	—	—	1,200	—
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	(474)	10,482	(49,562)	(1,943)
(Increase)/decrease in inventories	5,712	(9,718)	(6,634)	1,444
(Increase)/decrease in other current assets	8,957	(2,632)	(13,119)	(4,415)
(Decrease)/increase in accounts payable	2,461	(11,650)	24,415	7,064
(Decrease)/increase in other current liabilities	(9,557)	14,035	18,548	5,618
Changes in other long-term assets, liabilities and other comprehensive income (loss), net	3,592	(340)	(64)	(1,292)

Net cash provided from (used in) operating activities	40,937	46,058	(5,375)	44,095

Cash flows from investing activities:
Capital expenditures	(15,577)	(10,862)	(4,046)	(2,745)
Acquisition of Phosphates business	—	—	(473,406)
Cost of acquisition		—	(8,980)	—
Other investing activities	—	—	—	112

Net cash used for investing activities	(15,577)	(10,862)	(486,432)	(2,633)

Cash flows from financing activities:
Proceeds from share capital issue, (net of expenses $8,831)	87,169	—	—	—
Proceeds from issuance of senior subordinated notes	—	—	190,000	—
Proceeds from term-loan	—	42,000	178,000	—
Borrowings under revolving lines of credit	—	—	18,500	—
Capital contribution	—	100	139,923	—
Distribution to stockholders	—	(115,587)	—	—
Proceeds from issuance of floating rate senior notes	—	120,000	—	—
Principal payments of floating rate senior note	(83,272)	—	—	—
Principal payments of term-loan	(58,900)	(11,655)	(445)	—
Repayment of revolver	—	(17,000)	(1,500)	—
Deferred financing costs	—	(4,413)	(21,426)	—
Net change in borrowings with Rhodia	—	—	—	(4,394)
Repayments to banks and other	—	—	—	(17,004)
Net reduction in advances from Rhodia	—	—	—	(21,889)

Net cash provided from (used for) financing activities	(55,003)	13,445	503,052	(43,287)

Net change in cash	(29,643)	48,641	11,245	(1,825)
Cash and cash equivalents at beginning of period	61,403	12,762	1,517	3,345

Cash and cash equivalents at end of period	$31,760	$61,403	$12,762	$1,520

See notes to condensed consolidated and combined financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

1. Basis of Statement Presentation:

Summary of Significant Accounting Policies

Description of Business and Principles of Consolidation and Combination

Innophos Holdings, Inc. and its Subsidiaries, (“Company”) is a specialty phosphates producer in North America. Specialty phosphates include purified phosphoric acid and its downstream phosphate derivatives. Specialty phosphates are used as ingredients in a wide variety of food and beverage, consumer products, pharmaceutical, and nutritional supplements, and industrial applications.

The accompanying financial statements are presented under two different (“Predecessor” and “Successor”) bases of accounting. Prior to August 13, 2004, under the “Predecessor” basis of accounting, the combined financial statements of the Rhodia Phosphates Business (the “Phosphate Business”) include the assets, liabilities and results of operations of the Phosphates Business in the United States located at the Chicago Heights, Illinois, Chicago, Illinois (Waterway), Nashville, Tennessee and Geismar, Louisiana facilities which were owned by Rhodia Inc.; the Phosphates Business in Canada located at the Port Maitland, Ontario and Buckingham, Quebec facilities which were owned by Rhodia Canada Inc.; and the Phosphates Business in Mexico located at the Mission Hills, Guanajuato facility which was owned by Rhodia de Mexico S.A. de C.V. The combined financial statements also include the accounts of Rhodia Troy Grupo Industrial S.A. de C.V. and Rhodia Mexicana S.A. de C.V. and their direct subsidiaries Rhodia Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. which were engaged in the Phosphates Business in Mexico located at the Coatzacoalcos, Veracruz facility.

Rhodia Inc., Rhodia Canada Inc., Rhodia de Mexico S.A. de C.V., Rhodia Troy Grupo Industrial S.A. de C.V., Rhodia Mexicana S.A. de C.V., Rhodia Fosfatados de Mexico S.A. de C.V. and Rhodia Servicios de Mexico S.A. de C.V. were indirect, wholly-owned subsidiaries of Rhodia, S.A. (“Rhodia”), an international specialty chemicals company.

The entities and operations that comprised the Phosphates Business were derived from the accounting records of Rhodia and have been accounted for at historical costs and combined on the basis of a reorganization of companies under common control.

The combined statements of income include all revenues and expenses attributable to the Phosphates Business, including the allocated costs of facilities, functions and services used by the Phosphates Business at shared sites and costs for certain functions and services performed by Rhodia and its subsidiaries that were charged to the Phosphates Business. All allocations and estimates in these combined financial statements are based on activity-based drivers (service or usage) or formula-based drivers (net sales, employees, capital employed) that the Phosphates Business’ management believes are reasonable. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if the Phosphates Business had been operated as a separate entity.

All intercompany transactions and balances between entities and operations included in the Phosphates Business have been eliminated.

On August 13, 2004, under the “Successor” basis of accounting, a newly formed holding company, Innophos Holdings, Inc. (“Holdings”), owned by Bain Capital Partners, LLC (“Bain Capital”), acquired 100% of the Common Stock of Innophos Inc. Innophos Inc. and its subsidiaries acquired from Rhodia the assets of the United States, Port Maitland, Ontario and Mission Hills, Mexico operations, as well as the Common Stock of

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

certain Mexican subsidiaries which together comprised the Phosphate Business. The purchase price was $473.4 million and subject to subsequent post closing working capital adjustments (which are not complete) as defined in the purchase agreement related to the transaction. The aggregate cash costs together with the costs and fees necessary to consummate the transaction were financed by equity contributions of $139.9 million, issuance of $190.0 million of Senior Subordinated Notes due in 2014 and a senior credit facility which includes a six-year $220.0 million term loan facility and a five-year $50.0 million revolving credit facility. The purchase of the Company is hereafter referred to as the “Transaction”.

The Successor Financial Statements are consolidated and include the accounts of Innophos Holdings, Inc, Innophos Investments Holdings, Inc. and Innophos Inc. and its wholly-owned subsidiaries. All intercompany transactions and balances have been eliminated.

Certain assets, liabilities and expenses that are included in the combined financial statements of the Phosphates Business were retained by Rhodia, principally certain working capital components related to the US, Canadian and Mission Hills operations, certain intercompany indebtedness, the asset securitization program, the capital lease obligations, the long-term debt associated with the Chicago Heights facility, the environmental liabilities associated with the Buckingham, Quebec facility, and Rhodia Mexicana S.A. de C.V.’s and Rhodia Canada Inc.’s investments in Albright & Wilson PAAD Ltd.

The unaudited, supplemental pro forma information provided reflects the Transaction as if it had occurred on January 1, 2004. Included in these pro forma adjustments are the consideration of the fair value of the property, plant and equipment and intangibles; amortization expense of the deferred financing fees; the interest expense related to the new debt; and other contractual arrangements which arose from the Transaction. The unaudited, supplemental pro forma financial information is not necessarily indicative of the actual results that would have been achieved had the transaction actually been consummated as of January 1, 2004, nor is it indicative of future results of the operations.

For year ended December 31, 2004
Pro forma Net Sales	$535,662
Pro forma Net Income (loss)	(1,121)

The acquisition of the Company has been accounted for in accordance with SFAS No. 141 “Business Combinations.” The purchase price was allocated to the assets acquired and the liabilities assumed based on the estimates of their respective fair values at the date of acquisition. Fair values were determined by management estimates. The fair value of each identifiable intangible asset was determined by the use of discounted cash flows taking into consideration certain various valuation methodologies, such as, relief-from-royalty method for the trademarks, tradenames, developed technology and application patents, excess earnings method for the customer relationships and in-process R&D, the discounted income method for license agreements, and the present value of the incremental benefits for supply contracts.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The following table summarizes the estimated fair value of the assets acquired and liabilities assumed at the date of acquisition.

August 14, 2004
Total acquisition consideration:
Cash paid upon acquisition	$473,406
Liabilities assumed	63,828
Acquisition related costs	8,980

546,214
Less: Book value of net assets acquired	366,274

Acquisition consideration less book value of net assets acquired	$179,940

Fair value adjustment for inventory	$6,400
Fair value adjustment for property, plant and equipment	64,172
Acquired in-process research and development	1,200
Application patents and developed process technology	36,600
Tradenames	8,100
License agreements	1,200
Supply contracts	4,900
Customer relationships	10,100
Goodwill	47,268

$179,940

As a result of the transaction, acquired in-process research and development of $1,200 that was not technological feasible was expensed in the period from August 14, 2004 to December 31, 2004, thereby reducing operating income for the period. These research and development assets are in the developmental stage bearing technical risks of success with no current products or revenue streams.

The carrying value of inventory was increased $6,400 to reflect the inventory fair value at August 14, 2004. The effect of the fair value adjustment is to increase the cost of goods sold and thereby reducing gross profit in future periods when the inventory is sold. The Company sold most of that inventory within 2 months after the closing of the transaction, and all of the $6,400 was expensed in the period from August 14, 2004 to December 31, 2004.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Fair value opening Balance Sheet

August 14, 2004
Current assets	$95,577
Property, plant and equipment	344,671
Goodwill	47,268
Identifiable intangibles	62,100
Other assets	22,135

Total assets	$571,751

Current portion of long-term debt	$1,780
Current liabilities	32,827
Long-term debt	366,220
Other long-term liabilities	31,001
Stockholders’ equity	139,923

Total liabilities and stockholders’ equity	$571,751

Innophos Investments Holdings, Inc.

Innophos Investments Holdings, Inc., (“Investments Holdings”) reorganized under commonly controlled entities, was incorporated on January 31, 2005 and is a wholly owned subsidiary of Innophos Holdings, Inc. On February 2, 2005, Innophos Holdings, Inc. contributed 100% of its interest in Innophos, Inc. to Innophos Investments Holdings, Inc. which resulted in the exchange of 1,000 shares of Innophos, Inc. for 297 shares of Innophos Investments Holdings, Inc. On February 10, 2005, Innophos Investments Holdings, Inc. offered $120 million of floating rate senior notes with a maturity of February 15, 2015. The use of the net proceeds from this note offering was a distribution to Innophos Holdings, Inc. which in turn made a distribution to its stockholders.

Initial Public Offering

In November 2006, the Company completed an initial public offering in which we sold 8,000,000 issued shares of Common Stock at the price of $12.00 per share (before underwriting discounts and commissions). Prior to that offering, our capital structure was revised to convert two previously outstanding classes of Common Stock into our current single class Common Stock and was also modified by a reverse stock split affecting the then outstanding shares. Prior to the offering, there was no established trading market for our equity securities. The shares and earnings per share calculations have been retro-actively adjusted for all periods presented to reflect the reverse stock split.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States which require the use of judgments and estimates made by management. Actual results could differ from those estimates. Some of the more significant estimates pertaining to the Company include the valuation of inventories, the allowance for doubtful accounts, income tax valuation allowances and the recoverability of long-lived assets. Management routinely reviews its estimates and assumptions utilizing currently available information, changes in facts and circumstances, and historical experience.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Cash Equivalents

All highly liquid investments with original maturities of three months or less are considered to be cash equivalents.

Accounts Receivable and Allowances for Doubtful Accounts

Trade accounts receivable is recorded at the invoiced amount and does not bear interest. The collectibility of accounts receivable is evaluated based on a combination of factors. Allowances for doubtful accounts are recorded based on the length of time the receivables are past due and historical experience. In circumstances when it is probable that a specific customer is unable to meet its financial obligations, an allowance is recorded against amounts due to reduce the receivable to the amount that is reasonably expected to be collected.

Inventories

Inventories are valued at the lower of cost or market. Cost is determined on the basis of the first-in, first-out method. These costs include raw materials, direct labor, manufacturing overhead and depreciation. Spare parts are included in inventory and valued at actual cost.

Inventories, including spare parts, are evaluated for excess quantities, obsolescence or shelf-life expiration. This evaluation includes an analysis of historical sales levels by product and projections of future demand. To the extent management determines there are excess, obsolete or expired inventory quantities, valuation reserves are recorded against all or a portion of the value of the related products with the appropriate charge to cost of sales.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized. Maintenance, repairs and minor renewals are expensed as incurred. The cost and related accumulated depreciation of all property, plant and equipment retired or otherwise disposed of are eliminated from the accounts and any resulting gain or loss is reflected in net income. Interest is capitalized in connection with the construction of major renewals and improvements. Capitalized interest is recorded as part of the asset to which it relates and is amortized over the asset’s estimated useful life. Depreciation is calculated on the straight-line basis over the estimated useful lives of the related assets, ranging from ten to forty years for buildings and improvements, and three to twenty years for machinery and equipment. Leasehold improvements are amortized over the lease term or the estimated useful life of the improvement, whichever is less.

Goodwill

Goodwill represents the excess of the acquisition cost over the fair value of net assets of businesses acquired. Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (“SFAS No. 142”) replaces the amortization of goodwill and indefinite-lived intangible assets with the replacement of periodic tests of the impairment of these assets. SFAS No. 142 requires a comparison, at least annually, of the net book value of the assets and liabilities associated with a reporting unit, including goodwill, with the fair value of the reporting unit, which corresponds to the discounted cash flows of the reporting unit, in the absence of an active market for such unit. The Company’s annual impairment test for impairment of all reporting units occurs during the fourth quarter of each year.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Other Intangible Assets

Other intangible assets, which consist of developed technology, a supply agreement, customer relationships, tradenames, a non-compete agreement, patents, licenses and software, are amortized on a straight-line basis over their estimated useful lives. For capitalized software the amortization period is three to five years; all other identifiable intangibles amortization period is up to twenty years.

External direct costs in developing or obtaining internal use computer software and payroll, and payroll-related costs for employees dedicated solely to the project, to the extent of the time spent directly on the project and which they meet the requirements of SOP 98-1, are capitalized.

Long-Lived Assets

Long-lived assets including property, plant and equipment and amortized intangible assets are evaluated and reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the undiscounted future cash flows expected to be generated by the asset or asset group. When this comparison indicates that impairment must be recorded, the impairment recognized is the amount by which the carrying amount of the assets exceeds the fair value of these assets. Impairments to long-lived assets to be disposed of are recorded at the lower of the carrying amount or fair value less costs to sell.

Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” (“SFAS No. 143”) addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets that result from the acquisition, construction, development and normal operations of a long-lived asset. SFAS No. 143 requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of the fair value can be made. The associated asset retirement cost is then capitalized as part of the carrying value of the long-lived asset and subsequently charged to expense over the asset’s useful life.

Revenue Recognition

Revenues are recognized upon transfer of title and risks of loss, when persuasive evidence of an arrangement exists, delivery has occurred, the customer’s price is fixed or determinable and collectibility is reasonably assured. Rebates are recorded as a reduction of Net sales at the point of sale. Customer rebates are estimated throughout the period and are recorded as a reduction of sales at the point of sale. This analysis requires a significant amount of judgment from management. If the actual rebate is higher or lower than the estimate, the difference is adjusted against revenue.

Shipping and Handling Fees and Costs and Advertising Expenses

Shipping and handling fees and costs invoiced to customers are included in Net sales. Shipping and handling fees and costs incurred by the Company are included in Cost of goods sold. Advertising expenses, which are not significant, are expensed as incurred.

Foreign Currency Translation

The U.S. dollar is the functional currency of the Canadian and Mexican operations. Accordingly, these operations monetary assets and liabilities are translated at current exchange rates, non-monetary assets and

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

liabilities are translated at historical exchange rates. Revenue and expenses related to monetary assets and liabilities are translated at average exchange rates and at historical exchange rates for the related revenue and expenses of non-monetary assets and liabilities. All translation gains and losses are included in net loss.

Research and Development Expenses

Research and development expenditures, including expenditures relating to the development of new products and processes and significant improvements and refinements to existing products, are expensed as incurred.

Income Taxes

The Company’s United States subsidiaries file a consolidated U.S. tax return. Certain of the Mexican subsidiaries file separate tax returns and current income taxes receivable or payable are reflected on the accompanying balance sheets. The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are determined based on the differences between the financial statement and tax bases using enacted tax rates applied to those differences. During the predecessor periods, the US and Canada tax amounts calculated on a separate return basis as currently receivable or payable have been included in Owner’s net investment.

Deferred tax assets are assessed for recoverability and a valuation allowance is provided if it is more likely than not that the associated tax benefit will not be recognized.

Environmental Costs

Environmental liabilities are recorded undiscounted when it is probable that these liabilities have been incurred and the amounts can be reasonably estimated. These liabilities are estimated based on an assessment of many factors, including the amount of remediation costs, the timing and extent of remediation actions required by the applicable governmental authorities, and the amount of the Company’s liability after considering the liability and financial resources of other potentially responsible parties. Generally, the recording of these accruals coincides with the assertion of a claim or litigation, completion of a feasibility study or a commitment to a formal plan of action. Anticipated recoveries from third parties are recorded as a reduction of expense only when such amounts are realized. All insurance receivables are recorded gross of the estimated liability.

Other Comprehensive Income (Loss)

Other comprehensive income (loss) is composed of net income, adjusted for changes in other comprehensive income items such as minimum pension liabilities. In accordance with SFAS No. 130, Reporting Comprehensive Income, the Company has identified and reported other comprehensive income in stockholders’ equity.

Stock Options

Effective January 1, 2006, we adopted SFAS No. 123R, “Share-Based Payment.” Because the Company was required to use the prospective transition method, prior period results were not restated. Prior to the adoption of SFAS 123R, stock-based compensation expense related to stock options was not recognized in the results of operations if the exercise price was at least equal to the market value of the Common Stock on the grant date, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

On April 1, 2005, the Company granted 448,819 Class L stock options and 4,039,372 Class A stock options, prior to giving effect to the reverse stock split and conversion of our Class L shares and Class A shares into our new class of Common Stock. This is equivalent to 448,819 stock option strips, of which all remain outstanding. Each option strip required the recipient to exercise in tandem one option of Class L stock and nine options of Class A stock. All stock option strips are granted with an aggregated exercise price equal to or greater than the total fair market value of the underlying Class L and Class A shares.

In connection with the IPO, the Company effected a recapitalization, through an amendment to our certificate of incorporation to declare a reverse stock split to reduce the number of Class A Common Stock and Class L Common Stock and reclassify the Class A Common Stock and the Class L Common Stock to a single class of Common Stock. As a result of the recapitalization, the historical stock option strips were converted, as required under the terms of the original plan, to 1,116,944 stock options of the new class of Common Stock currently outstanding with the same vesting schedule. The exercise price is $2.55 per option. The Company accounts for the stock option plan using the intrinsic value method in accordance with APB Opinion No. 25. The valuation method that the Company used under SFAS No. 123 dictated the transition method that the Company used under SFAS No. 123(R). As permitted under SFAS No. 123, the Company valued its stock options at the grant date using the minimum value method. Because the Company used the minimum value method under SFAS No. 123, we adopted SFAS No. 123(R) using the prospective transition method and therefore, prior periods were not restated and we have not recognized in the financial statements the remaining compensation cost calculated under the minimum value method. The determination of the fair value of the underlying Common Stock used to determine the exercise prices for the stock options granted on April 1, 2005 was performed contemporaneously with the issuance of these Common Stock option grants.

Under the prospective method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of SFAS No. 123(R). The Company will continue to account for the outstanding awards under APB 25 until they are settled. Upon the adoption of SFAS No. 123(R) and at December 31, 2006, the Company did not modify any existing stock option awards that were granted under SFAS No. 123.

Restricted Stock

On November 2, 2006, the Company’s board of directors awarded 173,568 shares of restricted stock with a fair value of $2.1 million to directors and certain executive officers. These awards are classified as equity awards and vest over nine quarters in equal installments of 11.11% per quarter beginning January 1, 2007. Declared dividends will accrue on the restricted stock and will vest over the same period. Upon vesting, the restricted stock will convert into an equivalent number of shares of Common Stock. The related compensation expense is based on the date of grant share price of $12.00. The compensation expense is amortized on a straight-line basis over the requisite service period. The Company recognized approximately $0.2 million of compensation expense in 2006 and will record approximately $0.9 million of compensation expense in 2007. There are 173,568 unvested shares granted as of December 31, 2006. No restricted stock awards have vested as of December 31, 2006.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 155, SFAS No. 156, FASB Interpretation No. 48, SFAS No. 157 and SFAS No. 159, all of which are summarized below.

SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments—An Amendment of FASB Statement No. 133 and 140.” In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Instruments—An Amendment of FASB Statement No. 133 and 140” (“SFAS 155”). SFAS No. 155 simplifies the accounting for certain hybrid financial instruments that contain an embedded derivative that otherwise would have required bifurcation. SFAS No. 155 also eliminates the interim guidance in FASB Statement No. 133, which provides that beneficial interest in securitized financial assets is not subject to the provisions of FASB Statement No. 133. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be January 1, 2007. The Company does not believe that the adoption of SFAS No. 155 will have a material effect on its consolidated financial position or results of operations.

SFAS No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140.” In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—An Amendment of FASB Statement No. 140” (“SFAS 156”). SFAS No. 156 requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable. The statement permits, but does not require, the subsequent measurement of servicing assets and servicing liabilities at fair value. SFAS No. 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006, which for the Company will be as of the beginning of fiscal 2007. The Company does not believe that the adoption of SFAS No. 156 will have a material effect on its consolidated financial position or results of operations.

FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” In July 2006, the Financial Accounting Standards Board (FASB) issued FIN 48 which prescribes a model for how a company should recognize, measure, present, and disclose in its financial statements uncertain tax positions that it has taken or expects to take on a tax return. FIN 48 is effective for annual periods beginning after December 15, 2006. The Company does not believe that the adoption of FIN 48 will have a material effect on its consolidated financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact this statement may have on its financial position or results of operations.

SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities.” In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This Statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for the Company will be as of the beginning of fiscal 2008. The Company is currently evaluating the impact this statement will have on its consolidated financial position or results of operations.

2. Related Party Transactions:

In connection with the Transaction, the Company entered into an advisory agreement with Bain Capital. This agreement was for general executive and management services, merger, acquisition and divestiture

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

assistance, analysis of financial alternatives and finance, marketing, human resource and other consulting services. In exchange for these services, Bain Capital received an annual advisory services fee of $2 million plus reasonable out-of-pocket expenses. Additionally, Bain Capital was entitled to transaction fees of 1.0% of the total value of the transaction, plus reasonable out-of-pocket expenses, on the completion of any financing transaction, change in control transaction, material acquisition or divestiture by Holdings or its subsidiaries.

This agreement had a multi-year initial term, and thereafter was subject to automatic one-year extensions unless Holdings or Bain Capital provided written notice of termination; provided, however that if the advisory agreement was terminated due to a change in control or an initial public offering of Innophos prior to the end of its term, then Bain Capital would be entitled to receive the present value of the advisory services fee that would otherwise have been payable through the end of the term. Bain Capital received customary indemnities under the advisory agreement.

On November 7, 2006, the Company terminated its advisory agreement with Bain Capital, as permitted under the agreement upon a consummation of an IPO, and paid Bain Capital a $13.2 million termination fee.

Randy Gress, our Chief Executive Officer, executed a promissory note dated as of August 13, 2004 in favor of Holdings for a loan in the amount of $152. Of that amount, approximately $126 was repaid by Mr. Gress in connection with the distributions made upon the issuance of the Floating Rate Senior Notes. On July 14, 2006, Innophos Inc. paid a special bonus, net of applicable taxes, in the amount of $32 to Mr. Gress in order for Mr. Gress to retire the outstanding promissory note and the outstanding loan balance, including accrued interest, of $32 in July 2006.

During the predecessor periods, The Phosphates Business’ purchases of product from affiliates were $5.9 million in the period from January 1, 2004 to August 13, 2004. The Phosphates Business’ sales of product to affiliates was $8.4 million in the period from January 1, 2004 to August 13, 2004.

The Phosphate Business sold its products in the U.S. and Canada through four market-based enterprises: Specialty Phosphates, Food Ingredients, Rhodia Pharma Solutions and Home, Personal Care and Industrial Ingredients. The Specialty Phosphates enterprise was comprised solely of phosphate technology products. Certain costs, principally sales and marketing, were allocated from the Food Ingredients, Rhodia Pharma Solutions and Home, Personal Care and Industrial Ingredients enterprises. These allocations totaled $2.4 million in the period from January 1, 2004 to August 13, 2004 and are included in selling, general and administrative expenses.

The Phosphates Business was charged for services performed by Rhodia Inc. and Rhodia Canada Inc., including services for administrative, facilities, finance, information technology, health, safety and environmental, human resources, legal, purchasing and warehousing, communications and insurance costs. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004 were $12.0 million. In the period from January 1, 2004 to August 13, 2004, $3.5 million was charged to cost of goods sold and $8.6 million was charged to selling, general and administrative expenses.

The Phosphates Business was charged for selling, general and administrative services performed by Rhodia. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004 were $1.1 million. In addition, the Phosphates Business’ Mexican operations were charged insurance costs by Rhodia of $0.7 million in the period from January 1, 2004 to August 13, 2004 which were charged to cost of goods sold.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The Phosphates Business was charged for research and development services performed by Rhodia. The allocated costs for these services in the period from January 1, 2004 to August 13, 2004 were $1.5 million and were charged to selling, general and administrative expenses.

The Phosphates Business was charged or allocated interest expense from Rhodia and its subsidiaries at market-based interest rates for short-term borrowings and long-term debt. The total interest expense charged or allocated to the Phosphates Business in the period from January 1, 2004 to August 13, 2004 was $1.8 million and is included in Interest expense (see Note 9).

The Phosphates Business was charged rental expense for its allocated portion of the sale/leaseback obligations. The total rental expense charged to the Phosphates Business in the period from January 1, 2004 to August 13, 2004 was $0.9 million. The charge incurred for period January 1, 2004 to August 13, 2004 was included in interest expense, all other periods were included in Cost of goods sold.

The Phosphates Business was charged for its allocated portion of the asset securitization program net costs. The total amount charged (credited) to the Phosphates Business in the period from January 1, 2004 to August 13, 2004 was $(66).

The key economic assumptions used in the period from January 1, 2004 to August 13, 2004 for measuring residual interests were a discount rate of 2.1%; a loss dilution rate of 31.9% to 44.0%; and a variable return to investors of LIBOR plus 1%.

3. Inventories:

Inventories consist of the following:

	Successor	Successor
	2006	2005
Raw materials	$17,129	$14,076
Finished products	46,789	55,253
Spare parts	6,651	6,952

	$70,569	$76,281

Inventory reserves for inventories as of December 31, 2006 were $7,471 and $5,456 for December 31, 2005.

4. Other Current Assets:

Other current assets consist of the following:

	Successor	Successor
	2006	2005
Creditable taxes (value added taxes)	$243	$6,052
Prepaid income taxes	2,718	5,350
Other prepaids	10,585	9,889
Other	106	1,318

	$13,652	$22,609

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

5. Property, Plant and Equipment, net:

Property, plant and equipment, at cost, consist of the following:

	Successor	Successor
	2006	2005
Land and buildings	$79,790	$78,134
Machinery and equipment	285,694	274,719
Construction-in-progress	6,511	6,277

	371,995	359,130
Less accumulated depreciation	94,773	54,114

	$277,222	$305,016

Depreciation expense, excluding depreciation expense in changes of inventory, was $41,249, $39,419, $14,748, and $20,374 in 2006, 2005, the period from August 14, 2004 to December 31, 2004 and the period from January 1, 2004 to August 13, 2004, respectively, which excludes $826 in the period from January 1, 2004 to August 13, 2004 of allocated depreciation and amortization charged from Rhodia Inc. (see Note 2).

6. Goodwill:

	United States	Mexico	Canada	Total
Balance, December 31, 2006 and 2005	$7,237	$37,501	$2,530	$47,268

There were no changes to goodwill during 2006.

7. Intangibles and Other Assets, net:

Intangibles and other assets consist of the following:

	Useful life (years)	Successor	Successor
		2006	2005
Supply agreement, net of accumulated amortization of $4,900 for 2006 and $2,842 for 2005	2.5	$—	$2,058
Developed technology and application patents, net of accumulated amortization of $4,500 for 2006 and $2,606 for 2005	10-20	32,100	33,994
Customer relationships, net of accumulated amortization of $1,240 for 2006 and $699 for 2005	15-20	8,861	9,401
Tradenames and license agreements, net of accumulated amortization of $1,536 for 2006 and $895 for 2005	5-20	7,764	8,402
Capitalized software, net of accumulated amortization of $1,210 for 2006 and $588 for 2005	3-5	2,089	927
Non-compete agreement, net of accumulated amortization of $714 for 2006 and $414 for 2005	2.5	—	300

Total Intangibles		$50,814	$55,082

Deferred financing costs, net of accumulated amortization of $11,377 for 2006 and $4,708 for 2005		$14,555	$21,225
Deferred income taxes		2,779	1,463
Other Assets		385	—

Total other assets		$17,719	$22,688

		$68,533	$77,770

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Amortization expense for intangibles, was $6,048, $5,846, $2,201 and $1,808 in 2006, 2005, the period of August 14, 2004 to December 31, 2004 and the period of January 1, 2004 to August 13, 2004, respectively. Anticipated amortization expense for the next five years related to intangibles is as follows:

	2007	2008	2009	2010	2011
Intangible amortization expense	$3,841	$3,761	$3,629	$3,345	$3,059

8. Other Current Liabilities:

Other current liabilities consist of the following:

	Successor	Successor
	2006	2005
Payroll related	$8,902	$9,291
Interest	6,641	7,031
Interest, floating rate senior notes	1,039	2,189
Freight and rebates	4,668	5,006
Benefits and pensions	5,087	7,532
Taxes	4,418	11,741
Legal	307	504
Non-trade payable	1,310	1,771
Other	7,828	4,692

	$40,200	$49,757

9. Short-term Borrowings, Long-Term Debt, and Interest Expense:

Short-term borrowings and long-term debt consist of the following:

	Successor	Successor
	2006	2005
Senior credit facility	$149,000	$207,900
Senior subordinated notes	190,000	190,000
Floating rate senior notes	60,800	130,895

	$399,800	$528,795
Less current portion	1,524	20,009

	$398,276	$508,786

The aggregate cash costs together with the costs and fees necessary to consummate the Transaction were financed in part by the senior credit facility and the issuance of senior subordinated notes.

Senior Credit Facility

The Company maintains a senior credit facility which consists of (1) a five-year $50.0 million revolving credit facility (containing a sub-facility available for the issuance of letters of credit) and (2) a six-year $149.0 million term loan facility.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan facility bear interest at December 31, 2006 at 7.60%. The amount outstanding on the term loan as of December 31, 2006 was $149.0 million.

There was no amount outstanding on the revolving credit facility at December 31, 2006. The Company has issued approximately $4.5 million of letters of credit under the sub-facility as of December 31, 2006. The lenders under the revolving credit facility are paid a fee on unused commitments under that facility at a rate, for approximately the first five months after closing, equal to 0.50% per annum, and, thereafter, to be reduced to 0.375% so long as Innophos’ leverage ratio is equal to or less than 3.0 to 1. During the existence of any default under the credit agreement, the margin on all obligations under the senior credit facility shall increase by 2% per annum.

Our credit agreement requires us to make amortization payments of the term loan facility in quarterly amounts equal to approximately $.381 million over the next 11 quarters, and the principal balance payable in four equal quarterly installments of $36.2 million over the remaining 4 quarters. The following are the annual principal payments for the remaining balance of the term loan facility:

Year Ending	Principal Payment
2007	$1,524
2008	1,524
2009	37,346
2010	108,606

Voluntary prepayments and commitment reductions are permitted in whole or in part, without premium or penalty, subject to minimum prepayment or reduction requirements.

The term loan facility must be prepaid in an amount equal to:

•	100% of the net cash proceeds of all asset sales and dispositions by Holdings and its subsidiaries, subject to certain exceptions;

•	100% of the net cash proceeds from any payment in respect of property or casualty insurance claim or any condemnation proceeding, subject to certain exceptions;

•	100% of the net cash proceeds of issuances of certain debt obligations by Holdings and its subsidiaries, subject to certain exceptions;

•	50% of the net cash proceeds from equity issuances by Holdings and its subsidiaries, subject to certain exceptions;

•

75% of Innophos’ annual excess cash flow (as defined in the credit agreement) in any fiscal year in which Holdings’ leverage ratio (as defined in the credit agreement) is greater than or equal to 3.0 to 1, or 50%, with respect to any fiscal year to the extent the total leverage ratio with respect to such year is less than 3.0 to 1.

The Company is required within five days from the issuance of the 2006 annual financial statements to make a prepayment of the term loan in an amount equal to 75% of the excess cash flow (as defined in our credit agreement) in addition to the required quarterly principal payments. The Company fulfilled this excess cash flow requirement with the prepayment of $38.9 million in connection with Holdings’ initial public offering. As such, as of December 31, 2006, $1.5 million classified as the current portion of long term debt represents the 2007 required principal payments.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

All of our obligations under the senior credit facility are unconditionally guaranteed by each existing and subsequently acquired or organized domestic subsidiary. The obligations under the senior credit facility (including the guarantees) are collateralized by substantially all of our present and future assets and all present and future assets of each guarantor, including but not limited to:

•	a first-priority pledge of all of our capital stock and all of the outstanding capital stock owned by us or any guarantor in any domestic subsidiary;

•	a first-priority pledge of 66% of the outstanding capital stock owned by us or any guarantor in any first-tier foreign subsidiary; and

•	perfected first-priority security interests in all of our present and future assets and the present and future assets of each guarantor, subject to certain limited exceptions.

The credit agreement contains customary representations and warranties, subject to limitations and exceptions, and customary covenants restricting our and our subsidiaries’ ability to, among other things and subject to various exceptions and limitations, such as:

•	declare dividends, make distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase other debt;

•	incur liens or grant negative pledges;

•	make loans and investments and enter into acquisitions and joint ventures;

•	incur additional indebtedness;

•	amend or otherwise alter the acquisition documents or any debt agreements;

•	make capital expenditures;

•	engage in mergers, acquisitions and asset sales;

•	conduct transactions with affiliates;

•	alter the nature of our businesses;

•	change our fiscal quarter or our fiscal year.

We and our subsidiaries are also required to comply with specified financial covenants (consisting of a leverage ratio, an interest coverage ratio and a senior leverage ratio) and various affirmative covenants.

Events of default under the credit agreement include, but are not limited to,

•	our failure to pay principal, interest, fees or other amounts under the credit agreement when due (taking into account any applicable grace period);

•	any representation or warranty proving to have been materially incorrect when made;

•	covenant defaults subject, with respect to certain covenants, to a grace period;

•	bankruptcy events;

•	a cross default to certain other debt;

•	unsatisfied final judgments over a threshold;

•	a change of control;

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

•	certain ERISA defaults;

•	the invalidity or impairment of any loan document or any security interest.

In connection with the offering of the Floating Rate Senior Notes, we amended our credit facility to permit, among other things:

•	the issuance of the Floating Rate Senior Notes;

•	the formation of Innophos Investments;

•	the substitution of Innophos Investments as a guarantor of the senior credit facility and the release of Holdings from its obligations under the credit agreement and the other loan documents.

In connection with the amendment related to the offering of the Floating Rate Senior Notes, the Company is subject to certain restrictions in the conduct of its business, its ability to incur indebtedness and its ability to own assets. The amendment also restricts dividends and other payments to be made by Innophos, Inc. to Innophos Investments. For example, Innophos, Inc. may pay dividends to Innophos Investments to provide funding to Innophos Investments or Holdings for (i) payment of corporate overhead expenses of Innophos Investments and Holdings incurred in the ordinary course of business not to exceed $500 in any fiscal year (or, following an initial public offering of the capital stock of Holdings, $1.5 million in any fiscal year), (ii) so long as no event of default shall have occurred and be continuing, payment of any combined, consolidated or unitary taxes that are due and payable by Holdings, Innophos Investments and Innophos, Inc. and payment of any taxes on Holdings’ or Innophos Investment’s corporate franchise, (iii) reasonable fees of officers and directors that are not affiliates of Holdings as well as reimbursements and customary indemnification payments to such officers and directors and (iv) certain payments to Bain Capital.

In connection with the Innophos Holdings, Inc initial public offering, we have obtained an amendment to our senior credit facility that will, among other things:

•	exclude the proceeds of Holdings initial public offering from the mandatory prepayment provisions of the senior credit facility;

•

allow Innophos, Inc. to pay dividends to Innophos Investments for the purpose of (a) Holdings’ payment of dividends to its stockholders of up to $15.0 million in any fiscal year plus a certain portion of Innophos, Inc.’s excess cash flow (as defined in the credit agreement) and (b) Innophos Investments’ payment in cash of interest then due on the Floating Rate Senior Notes, subject to the limitation that, for interest payment dates after May 15, 2008, any such payment does not exceed a certain portion of Innophos Inc.’s excess cash flow (as defined in the credit agreement).

The amendment related to the Holdings IPO, became effective upon satisfaction of certain conditions, including (i) the execution and delivery of the amendment by the required number of lenders under the senior credit agreement by November 1, 2006, (ii) the prepayment of $30.0 million, which was paid on October 30, 2006, under the senior credit agreement, and (iii) prior to December 31, 2006, Holdings having completed an initial public offering of its Common Stock and its having made arrangements for the application of $87.7 million of proceeds of the offering to the prepayment of Floating Rate Senior Notes (including approximately $4.4 million in prepayment penalties and interest).

In addition, the credit agreement includes customary provisions regarding breakage costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability and payments free and clear of withholding.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

As required by the credit agreement, the Company must maintain 50% of its outstanding debt under the credit facility and the senior subordinated notes in fixed rate instruments. As such, on February 3, 2005, the Company executed a rate cap derivative instrument. The terms of this derivative instrument is a rate cap of 5%, with a reference index based on three month LIBOR, a notional amount of $15 million and is for a term of two years expiring on February 3, 2007. In addition, in April 2006, we entered into two interest rate cap derivative instruments each with a notional amount of $100 million with the first interest rate cap instrument expiring in April 2008 and the other interest rate cap instrument expiring in April 2009. The fair value of all interest rate cap derivative instruments are $43 as of December 31, 2006. This derivative instrument is marked to market and included in our statement of operations.

Borrowings under the senior credit facility are subject to the accuracy of representations and warranties (including the absence of any material adverse change in our condition) and the absence of any defaults (including any defaults under the financial covenants that are based on EBITDA). As of December 31, 2006, management believes the Company is in full compliance with the covenant requirements of the Senior Credit Facility.

2004 Senior Subordinated Notes

On August 13, 2004, the Company issued $190.0 million aggregate principal amount of 8.875% Senior Subordinated Notes due August 15, 2014. We issued the notes in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. The Company did file a registration statement which became effective on February 14, 2006.

Interest. Interest on the notes accrues at the rate of 8.875% per annum and is payable semi-annually on February 15 and August 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on the notes. We make each interest payment to the holders of record on the immediately preceding February 1 and August 1.

Subsidiary Guarantees. Our obligations under the Innophos, Inc. Notes are fully, unconditionally, jointly and severally guaranteed on a senior subordinated unsecured basis by all of our existing and future domestic restricted subsidiaries. As of the date of this Form 10-K, Innophos Mexico Holdings, LLC was the only guarantor of the Innophos, Inc. Notes.

Optional Redemption. We may redeem any of the notes at any time on or after August 15, 2009, in whole or in part, in cash at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, on or before August 15, 2007, we may redeem up to 35% of the aggregate principal amount of notes with the net proceeds of certain underwritten equity offerings at a price of 108.875% of the principal amount of the 2004 Senior Subordinated Notes, plus accrued and unpaid interest and liquidated damages, if any, thereon. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes remains outstanding. We may redeem any of the notes at any time before August 15, 2009 in cash at 100% of the principal amount plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption and a make-whole premium.

Change of Control. Upon a change of control, we may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Certain Covenants. The indenture governing the 2004 Senior Subordinated Notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

Any dividends or similar payments to Holdings from Innophos, Inc. will be treated as restricted payments under the indenture governing the 2004 Senior Subordinated Notes. Holdings will rely upon the ability of the Company to make such restricted payments to us in order for us to make any payments on the notes. The amount of all restricted payments that can be made by the Company is approximately equal to 50% of the consolidated net income (as defined in the indenture governing the 2004 Senior Subordinated Notes) of the Company since the beginning of the first fiscal quarter following the date on which the 2004 Senior Subordinated Notes were issued, plus 100% of the net cash proceeds received by the Company since the date of the indenture from the issue or sale of equity interests. The indenture governing the 2004 Senior Subordinated Notes prohibits all restricted payments if a default or event of default has occurred under that indenture or if Innophos, Inc.’s fixed charge coverage ratio is below 2.0 to 1.0.

Floating Rate Senior Notes

On February 10, 2005, Innophos Investments Holdings, Inc. (“Investments Holdings”), our wholly owned subsidiary, completed a private offering of $120 million floating rate senior notes due 2015. The use of the proceeds from the sale of the notes was a distribution to the stockholders of the Company. These notes were offered at an interest rate based on the three-month LIBOR plus 8% and will be reset quarterly. Interest on the notes accrues and is payable in arrears on February 15, May 15, August 15 and November 15 of each year. Interest is payable on and prior to February 15, 2010 in the form of additional notes and thereafter in cash. The notes are an unsecured obligation and will rank equally with all of our future senior obligations and senior to our future senior subordinated indebtedness. The notes would be subordinate to our future secured indebtedness.

These notes issued in transactions exempt from or not subject to registration under the Securities Act, pursuant to Rule 144A and Regulation S under the Securities Act. The Company did file a registration statement which became effective on February 14, 2006.

On November 2, 2006 the Company announced its IPO of 8,695,652 shares of Common Stock, of which the Company sold 8,000,000 shares of Common Stock and the selling stockholders sold 695,652 shares of Common Stock, priced at $12.00 per share. We did not receive any proceeds from the shares of Common Stock sold by the selling stockholders. In addition, the underwriters had an option to purchase up to an additional 1,304,348 shares at the IPO from the selling stockholders which was exercised on November 10, 2006 to cover over-allotments of shares. The Company did not receive any proceeds from the sale of over-allotments. A registration statement relating to these securities was declared effective as of November 2, 2006 by the U.S. Securities and Exchange Commission. The transaction closed on November 7, 2006. The Company’s net proceeds from this offering were

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

approximately $87.2 million, after deducting estimated underwriters discounts and commissions and estimated offering expenses. The Company used the majority of the offering proceeds to pay down approximately $83.3 million in aggregated principal of Innophos Investment Holdings Floating Rate Senior Notes due 2015, or the Floating Rate Senior Notes, on December 11, 2006. As a result of this prepayment, the Company paid a call premium and accrued interest of approximately $4.4 million. Furthermore, the redemption of these notes resulted in an approximate $2.0 million charge to earnings for the acceleration of deferred financing charges.

Interest. Interest on the notes accrues at the rate per annum equal to the three month LIBOR plus 8.00% and is payable quarterly on February 15, May 15, August 15, and November 15. Interest on overdue principal and interest accrues at a maximum rate that is 1% higher than the then applicable interest rate on these notes. We make each interest payment to the holders of record on the immediately preceding February 1, May 1, August 1 and November 1.

Optional Redemption. Investments Holdings may, at its option, redeem some or all of the notes at any time on or after February 15, 2007, at the redemption prices described in the indenture governing the notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of redemption. In addition, at any time prior to February 15, 2006, Investments Holdings may on any one or more occasions redeem up to 35% of the notes with the proceeds of certain sales of equity at the redemption price listed under “Description of the New Notes-Optional Redemption.” Investments Holdings may make the redemption only if, after the redemption, at least 65% of the aggregate principal amount of the notes originally issued remains outstanding. Prior to February 15, 2007, Investments Holdings may redeem the notes at a price equal to 100% of the principal amount of the notes plus a make-whole premium.

Change of Control. Upon a change of control, Investments Holdings may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

Certain Covenants. The indenture governing the notes contains covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments and other restricted payments;

•	incur additional indebtedness or issue preferred stock;

•	create liens;

•	permit dividend or other payment restrictions on our restricted subsidiaries;

•	sell all or substantially all of our assets or consolidate or merge with or into other companies; and

•	engage in transactions with affiliates.

The maturity of these floating rate senior notes is February 15, 2015.

Interest installments were payable on February 15, May 15, August 15, and November 15 in the amounts of $4,280, $4,305, $4,593 and $4,828, respectively. In lieu of cash, interest payments were made to the holders of the floating rate senior notes in the form of additional floating rate senior notes, except for the November 15 interest installment which was paid in cash.

Total interest paid by the Company for all indebtedness for the period 2006, 2005 and August 14, 2004 to December 31, 2004 was $42,712, $30,907 and $3,095.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

During the predecessor period and at December 31, 2003, the notes payable to Rhodia were due March 19, 2004 with interest at 1.7%. Total interest expense paid to Rhodia in the period from January 1, 2004 to August 13, 2004 was $1,728. Interest rates are variable based on a spread over LIBOR.

At December 31, 2003 the capital lease obligations relate to the Phosphates Business’ allocated portion of two sale/leaseback transactions entered into by Rhodia Inc. that were previously classified as operating leases prior to modifications to Rhodia’s financing arrangements. The capital lease obligations had interest at the three-month LIBOR rate plus an applicable margin, adjusted quarterly. All capital lease obligations were considered current at December 31, 2003 due to Rhodia’s agreement to refinance or amend these arrangements. The lessors had security interests in the assets included in the capital lease obligations. The Phosphates Business’ allocated portion of the lease costs in the period from January 1, 2004 to August 13, 2004 was $876. As such, these capital lease obligations related to the Phosphates business were acquired from the lessors by Rhodia so Rhodia can deliver to the Company certain equipment free and clear of all liens.

Total interest paid in the predecessor period from January 1, 2004 to August 13, 2004 was $3,098.

Interest expense, net consists of the following:

	Successor			Predecessor
	Year Ended		August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004
	December 31, 2006	December 31, 2005
Interest expense	$54,350	44,349	$10,152	$3,098
Deferred financing cost	6,669	3,642	1,071	—
Interest income	(2,777)	(1,363)	(158)	—

Total interest expense, net	$58,242	$46,628	$11,065	$3,098

10. Other Long-Term Liabilities:

Other long-term liabilities consist of the following:

	Successor	Successor
	2006	2005
Environmental liabilities	$1,100	1,100
Profit sharing liabilities	1,127	910
Deferred income taxes	21,511	23,701
Pension and post retirement liabilities (US and Canada only)	6,035	2,656
Other Liabilities	3,956	66

	$33,729	$28,433

11. Stockholders’ Equity:

In connection with the IPO, the Company effectuated a recapitalization, through an amendment to our certificate of incorporation declaring a reverse stock split and reclassifying all of the outstanding shares of our Class A and Class L Common Stock into a single class of Common Stock. The Company also declared a reverse stock split prior to the closing of the IPO. Immediately prior to the consummation of the IPO, each outstanding

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

share of Class A Common Stock was converted, giving effect to a reverse stock split, into approximately 0.2183 shares of a single class of Common Stock and, in exchange for the extinguishing of the distribution preference due in respect of the Class L shares, each outstanding share of Class L Common Stock was converted into approximately 0.5482 shares of a single class of Common Stock, in complete satisfaction of our obligations in respect of the Class L shares. The Company have amended our certificate of incorporation to reflect such conversion. As such, at the time of conversion, 43,975,433 Class A shares converted to 9,597,696 common shares and 4,886,161 Class L shares converted to 2,678,383 common shares. All per share and share amounts reflect the reverse stock split. Upon consummation of the IPO, the Company issued an additional 8,000,000 shares of Common Stock.

The Innophos Holdings, Inc. 2005 Stock Option Plan (“Option Plan”) was adopted on April 1, 2005 to provide for the grant of options to purchase Class L Common Stock and Class A Common Stock. On April 1, 2005, the Company authorized 641,170 of Class L stock options and authorized 5,770,531 of Class A stock options. On April 1, 2005, the Company granted 448,819 stock option strips. The recipient of the stock option must exercise nine Class A stock options to acquire nine shares of Class A Common Stock for every one share of Class L Common Stock acquired through the exercise of one Class L stock options. As a result of the recapitalization, the historical Class A and Class L Common Stock option strips were converted to 1,116,944 single class Common Stock options each with an exercise price of $2.55 as required under the original terms of the option plan. The determination of the fair value of the underlying Class A and Class L Common Stock used to determine the exercise prices for the aggregated option strips granted on April 1, 2005 was performed contemporaneously with the issuance of the option strips. Because each option strip must be exercised in tandem and are non-separable, as described above, the Company believes it is appropriate to view each option strip in the aggregate.

The Option Plan provides for grants of qualified and non-qualified stock options with a ten year term. All options vest ratably over an approximate five year term. All options granted as of December 31, 2006 are outstanding.

On November 2, 2006, the Company’s board of directors awarded 173,568 shares of restricted stock with a fair value of $2.1 million to directors and certain executive officers. These awards are classified as equity awards and vest over nine quarters in equal installments of 11.11% per quarter beginning January 1, 2007. Upon vesting, the restricted stock will convert into an equivalent number of shares of Common Stock.

On December 18, 2006 our board of directors declared a pro rata quarterly dividend of $0.11 per common share, totaling approximately $2.3 million, paid on January 30, 2007 to shareholders on record as of January 15, 2007.

12. Earnings per share (EPS)

The Company accounts for earnings per share in accordance with SFAS No. 128, “Earnings Per Share” and related guidance, which requires two calculations of earnings per share (EPS) to be disclosed: basic EPS and diluted EPS. The Company presented EPS information in the periods prior to the IPO using the two-class method as the Class L shares participate in distributions together with the Class A shares after the payment of the Class L preferential rights. The Class L Common Stock has preferential rights over the Class A Common Stock whereby the Class L Common Stock is entitled to receive their original investment plus a 10% yield compounded quarterly on their original investment before the Class A Common Stock participates in company distributions. After payment of all preferential rights attributable to the Class L Common Stock, each share of the Class A Common Stock and Class L Common Stock will participate ratably in all distributions by the Company to the shareholders of its capital stock.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The numerator in calculating Class L basic and diluted EPS is equal to the Class L preference amount of $1,605, $3,174 and $4,788 for the period January 1, 2006 to November 2, 2006, for the year ended December 31, 2005 and for the period August 14, 2004 to December 31, 2004, respectively. The Company did not allocate remaining losses in accordance with EITF 03-6, “Participating Securities and the Two-Class Method under SFAS No. 128,” because of its preferential rights over Class A. The numerator in calculating Class A basic and dilutive EPS is an amount equal to consolidated net (loss) increased for the aforementioned Class L preference amount.

As a result of the Company’s Class A Common Stock and Class L Common Stock being converted into a single class of Common Stock, the 2006 earnings per share is calculated by allocating the net income on a pro-rata basis to the weighted average number of shares of each class outstanding during the reporting period.

The following is the calculation of earnings per share using the two-class method:

	For the period November 3, 2006 to December 31, 2006	For the period January 1, 2006 to November 2, 2006	Year ended December 31, 2005	For the period August 14, 2004 to December 31, 2004
Net (loss) available to common shareholders	$(7,876)	$—	$(11,693)	$(775)
Allocation of net income (loss) to common shareholders:
Class A	—	$(26,546)	$(14,867)	$(5,563)
Class L	—	$1,605	$3,174	$4,788

The following is a reconciliation of the basic number of common shares outstanding to the diluted number of common and Common Stock equivalent shares outstanding for the period January 1, 2006 to November 2, 2006, 2005 and for the period August 14, 2004 to December 31, 2004 as reflected for the reverse stock split:

	For the period January 1, 2006 to November 2, 2006	Year ended December 31, 2005	For the period August 14, 2004 to December 31, 2004
Weighted average number of common and potential common Class A shares outstanding:
Basic number of common Class A shares outstanding	9,595,061	9,597,696	9,590,851
Dilutive effect of stock option grants	—	—	—

Diluted number of common and potential common Class A shares outstanding	9,595,061	9,597,696	9,590,851

Weighted average number of common and potential common Class L shares outstanding:
Basic number of common Class L shares outstanding	2,677,648	2,678,383	2,676,473
Dilutive effect of stock option grants	—	—	—

Diluted number of common and potential common Class L shares outstanding	2,677,648	2,678,383	2,676,473

Earnings (loss) per common share:
Class A – Basic	$(2.77)	$(1.55)	$(0.58)
Class A – Diluted	$(2.77)	$(1.55)	$(0.58)
Class L – Basic	$0.60	$1.19	$1.79
Class L – Diluted	$0.60	$1.19	$1.79

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The following is a reconciliation of the weighted average basic number of common shares outstanding to the diluted number of common and Common Stock equivalent shares outstanding for the period November 3, 2006 to December 31, 2006:

Weighted average common shares outstanding	20,270,463
Dilutive effect of Common Stock equivalents	—

Diluted number of weighted average common shares outstanding	20,270,463

Loss per common share	$(0.39)

On April 1, 2005, the Company granted 4,039,372 of Class A stock options and 448,819 Class L stock option to employees at a “strip” exercise price of $6.35 (see note 11). As a result of the recapitalization, these option strips converted as required under the terms of the original plan to 1,116,944 Common Stock options with an exercise price of $2.55. All options granted during the period were outstanding but were not included in a calculation of diluted earnings per share as the effect of stock options would be anti-dilutive.

On November 7, 2006, the Company awarded 173,568 shares of restricted stock. These shares were not included in the calculation of diluted earnings per share as the effect of the restricted stock would be anti-dilutive. No amounts have vested as of December 31, 2006.

We have not reflected an earnings per share calculation for the predecessor period given the different basis of accounting between predecessor and successor period and that the predecessor had not issued any Common Stock.

13. Restructuring Costs:

During the period from August 14, 2004 to December 31, 2004, the Company recorded restructuring charges of $119 related to employee termination benefits in our Mexican operations. The employee termination benefits resulted in cash payments of $119 during the period of August 14, 2004 to December 31, 2004.

During the predecessor period and in connection with Rhodia’s global strategy to reduce fixed costs and improve competitiveness in the chemicals sector, the Phosphates Business’ management commenced various restructuring plans to streamline plant operations, consolidate facilities and reduce headcount.

During the period from January 1, 2004 to August 13, 2004, the Phosphates Business recorded restructuring charges of $1.8 million, principally related to employee termination benefits. These actions, as well as those previously recorded, resulted in cash payments of $2.2 million for employee termination benefits and facility closure costs during the period.

All predecessor restructuring liabilities were retained by Rhodia as a result of the Transaction.

14. Pension Plans and Postretirement Benefits:

Innophos maintains both noncontributory defined benefit pension plans and defined contribution plans that together cover substantially all U.S. and Canadian employees.

In the United States, salaried and most hourly employees are covered by a defined contribution plan with a 401(k) feature. The plan provides for employee contributions, company matching contributions, and an age-weighted annual company contribution to eligible employees. Some union-represented hourly employees are covered by a traditional defined benefit plan providing benefits based on years of service and final average pay. Both of these plans were established by Innophos in 2004.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

In Canada, salaried employees are covered by defined contribution plans which provide for company contributions as a percent of pay, employee contributions, and company matching contributions. Union-represented hourly employees are covered by a defined benefit plan providing benefits based on a negotiated benefit level and years of service. The defined contribution plans were established by the Company in 2004; the defined benefit plan for union-represented hourly employees is a continuation of the Rhodia Canada Inc.’s pension plan for its Port Maitland union employees, which was included in the Transaction.

Innophos also has other postretirement benefit plans covering substantially all of its U.S. and Canadian employees. Certain employee groups covered under the plans do not receive benefits post-age 65. In the United States, the health care plans are contributory with participants’ contributions adjusted annually, and limits on the Company’s share of the costs; the life insurance plans are noncontributory. The effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) are not significant. In Canada, the plans are non-contributory.

Innophos uses a December 31 measurement date for all of its plans. For the purposes of the following schedules, beginning of the year is January 1, 2006 and January 1, 2005.

The weighted average discount rate at the measurement dates for the Company’s defined benefit pension plans and the post-retirement benefit plans is developed using a spot interest yield curve based upon a broad population of corporate bonds rated AA or higher, adjusted to match the duration of each plan’s projected benefit payment stream.

The expected return is based on a specific asset mix, active management, rebalancing among diversified asset classes within the portfolio, and a consistent underlying inflation assumption to calculate the appropriate long-term expected investment return.

On September 29, 2006, SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” was issued. SFAS No. 158 requires, among other things, the recognition of the funded status of each defined pension benefit plan, retiree health care and other postretirement benefit plans and post employment benefit plans on the balance sheet. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability. The initial impact of the standard due to unrecognized prior service costs or credits and net actuarial gains or losses as well as subsequent changes in the funded status is recognized as a component of accumulated comprehensive loss in stockholders’ equity. Additional minimum pension liabilities (AML) and related intangible assets are also derecognized upon adoption of the new standard. We adopted SFAS No. 158 as of December 31, 2006. The following table summarizes the effect of required changes as of December 31, 2006 prior to the adoption of SFAS No. 158 as well as the impact of the initial adoption of SFAS No. 158.

(in thousands)	December 31, 2006 Pre SFAS No. 158 Adjustment	SFAS No. 158 Adjustment	December 31, 2006 Post SFAS No. 158 Adjustments
Other assets	$386	$(386)	$—
Deferred Tax Asset	600	135	735
Pension and post-retirement liabilities	3,587	2,480	6,067
Accumulated other comprehensive loss, net	1,085	2,731	3,816

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

The amounts in accumulated other comprehensive loss that are expected to be amortized as components of net periodic benefit cost (benefit) during 2007 are as follows:

	Pension	Other Benefits	Total
Prior Service Cost	$136	$288	$424
Net Actuarial Loss/(Gain)	47	(95)	(48)
Transition Obligation	—	30	30

Obligations and Funded Status—U.S. Plans

At December 31

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Change in Projected Benefit Obligation
Projected Benefit Obligation at Beginning of Year	$2,561	$2,161	$2,067	$3,234
Service cost	344	323	320	270
Interest cost	143	115	114	94
Actuarial (Gain)/Loss	(86)	232	(63)	(1,531)
Actual Benefits Paid	(6)	—	—	—
Plan Amendments	—	(270)	—	—

Projected Benefit Obligation at End of Year	$2,956	$2,561	$2,438	$2,067

Change in Plan Assets
Fair Value of Trust Assets at Beginning of Year	$363	$—	$—	$—
Actual Return on Plan Assets	36	7	—	—
Employer Contributions	69	356	—	—
Actual Benefits Paid	(6)	—	—	—

Fair Value of Trust Assets at End of Year	$462	$363	$—	$—

Funded Status of the Plan	$(2,493)	$(2,198)	$(2,438)	$(2,067)

Unrecognized Net
Prior Service Cost		1,247		2,616
(Gain)/Loss		349		(1,288)

Net Amount Recognized		$(602)		$(739)

Amounts Recognized in the Consolidated Balance Sheets
Noncurrent Assets	$—	$25	$—	$—
Current Liabilities	—	—	(52)	—
Noncurrent Liabilities	(2,493)	(627)	(2,386)	(739)

Net Amounts Recognized	$(2,493)	$(602)	$(2,438)	$(739)

Amounts Recognized in Accumulated Other Comprehensive Income
Net Transition (Asset)/Obligation	$—	NA	$—	NA
Prior Service Cost/(Credit)	1,112	NA	2,329	NA
Net Actuarial (Gain)/Loss	247	NA	(1,235)	NA

Total Amount Recognized	$1,359	NA	$1,094	NA

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
Components of Net Periodic Benefit Cost
Service cost	$344	$323	$97	$320	$270	$51
Interest cost	143	115	43	114	94	68
Expected Return on Assets	(35)	(20)	—	—	—	—
Amortization of
Prior Service Cost	136	136	61	288	288	108
Actuarial (Gain)/Loss	14	2	—	(117)	(139)	—

Net Periodic Cost	$602	$556	$201	$605	$513	$227

Weighted Average Assumptions for Balance Sheet Liability at End of Year
Discount Rate	5.75%	5.50%		5.75%	5.50%
Expected Long-Term Rate of Return	8.00%	8.00%		NA	NA
Rate of Compensation Increase	3.00%	3.00%		3.00%	3.00%
Weighted Average Assumptions for Net Periodic Benefit Cost at End of Year
Discount Rate	5.50%	5.75%	6.00%	5.50%	5.75%	6.00%
Expected Long-Term Rate of Return	8.00%	8.00%	8.00%	NA	NA	NA
Rate of Compensation Increase	3.00%	3.00%	3.00%	3.00%	3.00%	NA

Estimated Future Benefit Payments	Pension Benefits	Other Benefits
Fiscal 2007	$5	$52
Fiscal 2008	22	87
Fiscal 2009	34	122
Fiscal 2010	58	163
Fiscal 2011	81	188
Fiscal Years 2012-2016	937	1,513

Innophos expects to contribute approximately $615 to its U.S. pension plan in 2007.

Assumed health care cost trend rates on the U.S. plans do not have a significant effect on the amounts reported for the health care plans as a result of limits on the Company’s share of the cost.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Plan Assets

As of December 31, 2006 the Innophos, Inc. Pension Investment Committee was in the process of formalizing an investment policy designed to achieve long-term objectives of return, while mitigating against downside risk and considering expected cash flow. Innophos, Inc.’s pension plan weighted-average asset allocations at December 31, 2006 and 2005 by asset category are as follows:

	Plan Assets at December 31
	2006	2005
Asset Category
Equity securities	60.0%	—
Commercial paper	40.0	100.0%

Total	100.0%	100.0%

Defined Contribution Plan—U.S.

Innophos Inc.’s expense for the defined contribution plan was $1.9, $1.7 and $0.6 million for 2006, 2005 and for the period August 14, 2004 to December 31, 2004, respectively.

Canadian Plans

Obligations and Funded Status—Canadian Plans

At December 31

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Projected Change in Benefit Obligation
Projected Benefit Obligation at Beginning of Year	$7,083	$5,137	$736	$465
Service cost	217	158	49	37
Interest cost	385	325	42	31
Actuarial (Gain)/Loss	(138)	1,476	—	187
Actual Benefits Paid	(262)	(264)	(9)	(7)
Exchange Rate Changes	65	251	5	23

Projected Benefit Obligation at End of Year	$7,350	$7,083	$823	$736

Change in Plan Assets
Fair Value of Trust Assets at Beginning of Year	$5,464	$3,962	$—	$—
Actual Return on Plan Assets	623	614	—	—
Employer Contributions	1,184	959	9	7
Actual Benefits Paid	(262)	(264)	(9)	(7)
Exchange Rate Changes	28	193	—	—

Fair Value of Trust Assets at End of Year	$7,037	$5,464	$—	$—

Funded Status of the Plan	$(313)	$(1,620)	$(823)	$(736)

Unrecognized Net
Transition Obligation/(Asset)		—		396
Actuarial Loss/(Gain)		1,864		220

Net Amount Recognized		$244		$(120)

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Pension Benefits		Other Benefits
	2006	2005	2006	2005
Amounts Recognized in the Consolidated Balance Sheets
Noncurrent Assets	$—	$396	$—	$—
Current Liabilities	—	(1,050)	—	—
Noncurrent Liabilities	(313)	(570)	(823)	(736)

Net Amounts Recognized	$(313)	$(1,224)	$(823)	$(736)

Amounts Recognized in Accumulated Other Comprehensive Income
Net Transition (Asset)/Obligation	$—	NA	$386	NA
Prior Service Cost/(Credit)	—	NA	—	NA
Net Actuarial (Gain)/Loss	1,506	NA	207	NA

Total Amount Recognized	$1,506	NA	$593	NA
Deferred Taxes	(527)		(208)

Net amount recognized	979		385

	Pension Benefits			Other Benefits
	2006	2005	2004	2006	2005	2004
Components of Net Periodic Benefit Cost
Service cost	$217	$158	$50	$49	$37	$10
Interest cost	385	325	112	42	31	10
Expected Return on Assets	(428)	(356)	(127)	—	—	—
Amortization of
Net Transition Obligation	—	—	—	30	29	11
Actuarial (Gain)/Loss	73	6	—	15	—	—

Net Periodic Cost	$247	$133	$35	$136	$97	$31

Weighted Average Assumptions for Balance Sheet Liability at End of Year
Discount Rate	5.25%	5.25%		5.25%	5.25%
Rate of Compensation Increase	0.00%	0.00%		0.00%	0.00%
Weighted Average Assumptions for Net Periodic Benefit Cost at End of Year
Discount Rate	5.25%	6.00%	6.50%	5.25%	6.00%	6.50%
Expected Long-Term Rate of Return	7.00%	7.50%	7.50%	0.00%	0.00%	0.00%
Rate of Compensation Increase	NA	NA	NA	NA	NA	NA
Accrued Health Care Cost Trend Rates at End of Year
Health Care Cost Trend Rate Assumed for Next Year (Initial Rate)				10%	10%	8.5%
Rate to which the Cost Trend Rate is Assumed to Decline (Ultimate Rate)				5%	5%	5%
Year that the Rate Reaches the Ultimate Rate				2016	2016	2011

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Other Benefits
	2006	2005
Effect of a Change in the Assumed Rate of Increase in Health Benefit Costs
Effect of a 1% Increase On
Total of Service Cost and Interest Cost	$16	$15
Postretirement Benefit Obligation	$128	$113
Effect of a 1% Decrease On
Total of Service Cost and Interest Cost	$(12)	$(12)
Postretirement Benefit Obligation	$(102)	$(89)

Plan Assets

Innophos, Canada Inc.’s pension plan weighted-average asset allocations at December 31, 2006 and 2005 by asset category are as follows:

	2006	2005
Asset Category
Equity securities	61.3%	63.2%
Debt securities	37.6	36.6
Other	1.1	0.2

Total	100%	100%

The Pension Committee has promulgated a Statement of Investment Policies and Procedures based on the “prudent person portfolio approach” to ensure investment and administration of the assets of the Plan within the parameters set out in the Ontario Pension Benefits Act and the Regulations thereunder. Investment managers appointed by the Plan are directed to achieve a satisfactory return through a diversified portfolio consistent with acceptable risks and prudent management. In accordance with the investment and risk philosophy of the Committee, a target asset mix of 60% equities and 40% fixed income instruments has been established. Investment weightings and results are tested regularly against appropriate benchmark portfolios.

Cash Flows

Contributions

Innophos Canada, Inc. contributed $1.2 million to its pension plan in 2006.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Estimated Future Benefit Payments	Pension Benefits	Other Benefits
Fiscal 2007	$295	$16
Fiscal 2008	289	26
Fiscal 2009	326	27
Fiscal 2010	342	30
Fiscal 2011	358	28
Fiscal Years 2012-2016	2,156	220

Innophos plans to contribute approximately $1,500 to its Canadian pension plan in 2007.

Defined Contribution Plans—Canada

Innophos Canada Inc.’s expense for the defined contribution plans was approximately $0.1 million, $0.1 million and $0.1 million for 2006, 2005 and for the period August 14, 2004 to December 31, 2004, respectively.

Mexico

In accordance with Mexican labor law, a Mexican employee is entitled to certain post-employment payments after reaching fifteen years of service. In addition, Mexican employees also participate in profit sharing based on 10% of adjusted taxable income. For 2006, 2005 and for the period August 14, 2004 to December 31, 2004, Innophos Fosfatados de Mexico, S.A. de C.V., recorded provisions of $1,484, $1,521 and $497, respectively, for these liabilities.

Predecessor Period

During the predecessor period, the U.S. Phosphates Business participated in Rhodia Inc.’s non-contributory, defined-benefit pension plans covering substantially all its employees. Normal retirement age is 65, however, the plans provide for early retirement. Benefits for salaried and some hourly employees are based on salary and years of service, while benefits for other hourly employees are based on negotiated benefits and years of service. In July 2003, a new defined-contribution plan was implemented in replacement of the defined-benefit pension plans for certain eligible new hires only. The defined-benefit plans will continue for current plan participants subject to the plan provisions on vesting and credited service. Current defined-benefit plan participants are eligible for continued accrual of vesting and credited service per plan provisions. In addition, the U.S. Phosphates Business participated in Rhodia Inc.’s voluntary defined-contribution plan (401(k)) that covers eligible employees.

The U.S. Phosphates Business participate in postretirement benefit plans which provide certain medical, dental and life insurance benefits to qualifying employees. The effects of the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (“the Act”) are not significant.

The U.S. Phosphates business does not have separate pension and retirement benefit plans. However, it was allocated a portion of Rhodia Inc.’s costs based on eligible salaries and wages. The total allocation of pension and retirement, health and welfare, social security, unemployment compensation and benefit administrative expenses in the period from January 1, 2004 to August 13, 2004 was $6,275.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

In Canada, the Port Maitland union employees are covered under a pension plan. Benefits are based on negotiated benefits and years of service. Normal retirement age is 65; however, the plan provides for early retirement. Employees are fully vested with two years of plan membership. Employees can make voluntary contributions to the plan. Information concerning the funded status of this plan and the benefit obligations are not presented as the amounts are not significant.

The Port Maitland non-union employees participate in Rhodia Canada Inc.’s pension plan. Participating employees on December 31, 2000 had the option to stay in a defined benefit portion of the plan or to join the defined contribution portion of the plan. New employees after December 31, 2000 join the defined contribution portion of the plan. The defined benefits portion of the plan is based on salary. The defined contribution portion of the plan is based on salary with a partial company match. Normal retirement age is 65; however, the plan provides for early retirement. Employees are fully vested over two years.

The Port Maitland employees participate in postretirement benefit plans which provide certain medical, dental and life insurance benefits to qualifying employees.

The Canadian Phosphates business is allocated a portion of Rhodia Canada Inc.’s costs based on eligible salaries and wages. The total allocation of pension and retirement, health and welfare, social security, unemployment compensation and benefit administrative expenses in the period from January 1, 2004 to August 13, 2004 was $850.

In accordance with Mexican labor law, a Mexican employee is entitled to certain termination payments after reaching fifteen years of service. In addition, Mexican employees also participate in profit sharing based on 10% of adjusted taxable income. In the period from January 1, 2004 to August 13, 2004 Rhodia Fosfatados de Mexico, S.A. de C.V., recorded a provision of $211 for these liabilities.

15. Income Taxes:

A reconciliation of the U.S. statutory rate and income taxes follows:

	Successor						Predecessor
	Year Ended				August 14, 2004 to December 31, 2004		January 1, 2004 to August 13, 2004
	December 31, 2006		December 31, 2005
	Income (loss) before income taxes	Income tax expense/ (benefit)	Income (loss) before income taxes	Income tax expense/ (benefit)	Income (loss) before income taxes	Income tax expense/ (benefit)	Income (loss) before income taxes	Income tax expense/ (benefit)
US	$(46,521)	280	$(18,795)	260	$(5,142)	$90	$16,180	$6,230
Canada/Mexico	19,618	5,634	13,826	6,464	661	(3,796)	8,082	2,724

Total	$(26,903)	5,914	(4,969)	6,724	(4,481)	(3,706)	24,262	8,954

Current income taxes		9,587		7,567		$135		$8,802
Deferred income taxes		(3,673)		(843)		(3,841)		152

Total		$5,914		$6,724		$(3,706)		$8,954

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Successor			Predecessor
	Year Ended		August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004
	December 31, 2006	December 31, 2005
Income tax (benefit) expense at the U.S. statutory rate	$(9,416)	$(1,739)	$(1,568)	$8,492
State Income taxes (net of federal tax effect)	76	62	15	596
Foreign tax rate differential	(1,167)	1,816	491	(105)
Change in valuation allowance	6,409	6,277	1,839	—
Non-deductible permanent items	10,012	515	32	(29)
Change in tax rates	—	—	(4,515)	—
Other		(207)	—	—

Provision (benefit) for income taxes	$5,914	$6,724	$(3,706)	$8,954

Deferred tax (assets)/ liabilities consist of the following:

	Successor	Successor
	2006	2005
Fixed assets	$36,264	34,844
Intangibles	(816)	(715)
Inventories	(2,016)	330
Other	(11)	(712)
Tax losses	(20,522)	(15,142)
Accrued liabilities	(10,724)	(4,860)
Valuation allowance	16,557	8,685

Net deferred tax liabilities	$18,732	$22,430

The U.S. operations have tax loss carry forwards of $54.3 million, which will expire in approximately 20 years, as of December 31, 2006. A valuation allowance of $16.5 million is provided for the total net US deferred tax assets due to the uncertainty of future profitable operations and therefore, management does not believe it is more likely than not that such assets will be utilized. The Company therefore intends to maintain a valuation allowance for its U.S. net deferred tax assets and net operating loss carryforwards until sufficient positive evidence exists to support its reversal. Pursuant to Section 382 of the Internal Revenue Code, as amended, the annual utilization of the Company’s U.S. net operating loss carryforwards may be limited, if the Company experiences a change in ownership of more than 50% within a three year period. As a result of the Company’s IPO, the Company’s net operating loss carryforwards available to offset future taxable income arising before the ownership change may be limited. The Company did not have an ownership change as defined under Section 382 of the Internal Revenue Code as of December 31, 2006, although one could happen (for tax purposes) in 2007.

In October 2006, our Mexican subsidiary distributed $27.0 million to its U.S. parent company. As such, for U.S. tax purposes, $25.2 million of this distribution was deemed taxable income and $1.8 million was treated as a return of basis.

Income taxes paid were $13,925 and $6,026 for 2006 and 2005, respectively.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

16. Commitments and Contingencies:

Leases

Under agreements expiring through 2015, the Company leases railcars and other equipment under various operating leases. Rental expense for 2006, 2005, the period August 14, 2004 to December 31, 2004 and for the period January 1, 2004 to August 13, 2004 was $4,535, $5,325, $1,394 and $2,346, respectively. Minimum annual rentals for all operating leases are:

Year Ending	Lease Payments
2007	4,540
2008	3,736
2009	3,193
2010	2,764
2011	2,178
Thereafter	4,386

Purchase Commitments

The Company has a raw material supply contract with an initial term through 2018, with an automatic five-year renewal term at prices established annually based on a formula. The minimum annual purchase obligation, at current prices, approximates $43.0 million.

Environmental

The Company’s operations are subject to extensive and changing federal and state environmental laws and regulations. The Company’s manufacturing sites have an extended history of industrial use, and soil and groundwater contamination have or may have occurred in the past and might occur or be discovered in the future.

Environmental efforts are difficult to assess for numerous reasons, including the discovery of new remedial sites, discovery of new information and scarcity of reliable information pertaining to certain sites, improvements in technology, changes in environmental laws and regulations, numerous possible remedial techniques and solutions, difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the extended time periods over which remediation occurs. Other than the items listed below, the Company is not aware of material environmental liabilities which are reasonably probable and estimable. As the Company’s environmental contingencies are more clearly determined, it is reasonably possible that amounts accrued may be necessary. However, management does not believe, based on current information, that environmental remediation requirements will have a material impact on the Company’s results of operations, financial position or cash flows.

Under the Agreement of Purchase and Sale between the Company and several affiliates within the Rhodia S.A. Group under which the Company acquired the Phosphates Business and related assets, the Company has certain rights of indemnification from the sellers for breach of representations, warranties, covenants and other agreements. With respect to undisclosed environmental matters, such indemnification rights are subject to certain substantial limitations and exclusions.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

liability with a range of $0.9-$1.2 million. The remedial action plan has yet to be finalized, and as such, the Company has recorded a liability, which represents the Company’s best estimate, of $1.1 million as of December 31, 2006.

Maintaining compliance with health and safety and environmental laws and regulations has resulted in ongoing costs for us. Currently, we are involved in several compliance and remediation efforts and agency inspection matters concerning health and safety and environmental matters. The EPA has indicated that compliance at facilities in the phosphate industry is a high enforcement priority. In 2004, the EPA conducted a multi-media inspection and in 2005 followed up on issues regarding compliance with air, water and hazardous waste regulations at our Geismar, Louisiana plant. In August 2006, we received a report in connection with that inspection identifying certain areas of concern raised by the EPA under its hazardous waste regulations. We believe that we operate our Geismar facility in material compliance with all applicable environmental laws and regulations, including those of the EPA, and have responded to those concerns by explaining how in our judgment our operations meet applicable regulations or exclusions. Nevertheless, we could incur significant expenses pursuant to new laws, regulations or governmental policies, or new interpretations of existing laws, regulations or governmental policies, or as a result of the development or discovery of new facts, events, circumstances or conditions at any of our facilities. In March 2007, we received a further EPA request for additional information concerning hazardous waste, air pollution controls and materials handling at the Geismar plant. We are working on providing the requested information.

During the predecessor period, the environmental remediation efforts resulted in cash payments of $1 in the period from January 1, 2004 to August 13, 2004.

Litigation

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission, or CNA, demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing in 1998 and 1999, or Salt Water Claims, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant, or Fresh Water Claims.

As initially assessed by the CNA, and as shown in the table below, the claims total approximately $135.0 million at current exchange rates as of February 28, 2007.

Tax Item	Salt Water Claims	Fresh Water Claims	Total
	(dollars in millions)
Basic Charges	$26.6	$10.4	$37.0
Interest, Inflation and Penalties	78.3	19.7	98.0

Total	$104.9	$30.1	$135.0

Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims, and we are vigorously defending the matter.

CNA Administrative Proceedings; Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims made by that agency. On August 29, 2005, the CNA

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

rejected the substantive challenges as to the Fresh Water Claims (although the CNA agreed that certain corrections were required as to its surcharge calculations), confirming the original claims. In addition, on technical grounds, the CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. As a result of these rulings, the CNA’s original assessments currently stand at $30.1 million for the Fresh Water Claims and no amount for the Salt Water Claims as they were revoked. CNA has, however, reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and some CNA rulings, including a discretionary appeal seeking a court ruling on the Company’s substantive challenges to the Salt Water Claims that were not addressed by CNA. CNA’s responses to the appeals have been filed, and Innophos Fosfatados has filed its counter-response. We do not know what the timing of any decision from the appellate court will be.

Rhodia Indemnification. Under the terms of the Rhodia Agreement, according to which our business was purchased, we received indemnification against a number of contingencies, including claims for Mexican Taxes (as defined in the Rhodia Agreement) such as those alleged by CNA, as well as any additional duties, taxes and charges which may be assessed by the CNA for the period after 2002 but arising on or before the August 13, 2004 closing date of the acquisition. Rhodia has acknowledged its responsibility for such claims, but under a different indemnification obligation (described below) and under a reservation of rights, and has assumed control of the defense of the CNA claims. We asserted that we are entitled to full indemnification for liabilities relating to Taxes and for breach of covenants under the Rhodia Agreement (concerning what we have characterized as a known, undisclosed CNA audit). Rhodia has disagreed, asserting instead that the applicable indemnification under the Rhodia Agreement is for breach of representations and warranties, which in turn would subject the liabilities relating to the CNA claims to a deductible amount of $15.9 million and a limit of $79.5 million above that deductible amount.

On December 16, 2004, we sued Rhodia in New York State Supreme Court (New York County) seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an order granting our summary judgment motion on both counts on June 13, 2005. Rhodia has appealed the order to the Appellate Division, First Department. Briefing and oral argument before the Court were completed on February 17, 2006, and the matter was submitted for decision. We do not know what the timing of any decision from the appellate court will be.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $159.3 million (at current exchange rates as of February 28, 2007 with the security amount projected to February 2007), was required by June 17, 2005. In light of the technical revocation of the Salt Water Claims, we have been advised that the amount of security required would be reduced to $34.6 million at current exchange rates as of February 28, 2007. We believe the posting of security was an obligation of Rhodia under the New York court ruling (referenced above). Rhodia has acknowledged its obligation to post such security (subject to appeal), but has taken the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determines that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, the Ministry could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

Further Proceedings. A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as duties, taxes and other charges for periods after 2002, which management estimates under current operating conditions at approximately $2.1 million of additional basic charges per year, excluding interest, inflation adjustments, and penalties).

Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of December 31, 2006. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate.

Mexican Water Recycling System —PAMCAR Agreement

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility (the “PAMCAR Agreement”). The PAMCAR Agreement required that action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties, taxes and related charges, which would normally have been payable.

All equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complied with the applicable requirements of the PAMCAR Agreement. We have been advised by Mexican environmental counsel that compliance with the discharge limits aspect of the PAMCAR Agreement should be based upon limits which were issued in 2005.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004, Innophos Fosfatados filed a petition with the CNA to reflect the results of the university study and to revise discharge limits which the now-improved operations can satisfy. In 2005, Innophos Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. In the event Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s terms and deadlines, the exempted taxes, duties and related charges through December 31, 2004, could be reinstated. We estimate that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.3 million at current exchange rates as of February 28, 2007 (including inflation and interest). In

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

addition, we have been advised it is possible under applicable law that a penalty could be imposed of up to an additional $11.0 million at current exchange rates as of February 28, 2007). We believe that the above amounts represent the upper range of possible liability based on a finding of noncompliance involving pH levels rather than phosphorus, and, accordingly could be significantly reduced. We do not know whether the CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, we would take appropriate steps to challenge any claim stemming from an alleged violation of the PAMCAR Agreement before the CNA and/or Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we did not establish a liability on the balance sheet as of December 31, 2006.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the MOE. Mosaic stated that, in their view, we and Rhodia (our predecessor in interest prior to 2004) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the clean-up. We have determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement, and we will seek all appropriate indemnification. Thus far, Rhodia has declined the claim stating that we have not provided “sufficient information.”

In connection with the Rhodia Agreement, various Rhodia entities and the Company, entered into sales representative agreements for the sale of certain of our products in various countries (other than North America). On September 29, 2004, the Company issued notices of termination under all those agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the agreements, totaling approximately $1.4 million. We believe the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3 thousand. We believe we have meritorious defenses, and, if the claim is asserted in any proceeding, intend to contest liability vigorously.

In addition, we are party to legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically discussed, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, these matters cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

Other contingencies

In connection the acquisition of our business from Rhodia, the Company entered into certain ancillary agreements concerning transitional maters, and continuation of certain transactions and services between the two companies. One such agreement is the Utilities and Services Agreement (Silica—Chicago Heights) (“U&S Agreement”) under which our Chicago Heights facility continues to provide certain services to Rhodia’s silica

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

plant. Prior to the acquisition, our Chicago Heights phosphates facility and Rhodia’s Chicago Height’s silica plant were integrated. Under the U&S Agreement certain utilities (electricity and natural gas) were to be separated following an initial one-year transition period (subject to extension), and other services were to continue for other terms (e.g., water for 5 years and steam for 10 years). Following an internal review of tax compliance, the Company identified issues as to whether the transactions under the U&S Agreement might be subject to certain sales, use and other state and local taxes. Management believes that our role under the U&S Agreement as to utilities has been to continue to acquire utilities on Rhodia’s behalf, subject to reimbursement for actual cost, and that otherwise the nature of these post-acquisition transition services would not constitute a sale of these commodities of services subject to such taxes. Therefore, the Company believes this contingent matter does not represent a probable liability. Furthermore, should it be ultimately determined that such services are subject to such state and local taxes, the Company believes it can invoice Rhodia and obtain reimbursement of such taxes from Rhodia under the U&S Agreement. The current total amount of this contingent liability since our acquisition of the business from Rhodia as of August 13, 2004, is approximately $0.8 million, not including interest and penalties. The Company is working with Rhodia’s representatives to separate utilities and otherwise confirm the non-taxable nature of these services as to both prior and future periods.

17. Financial Instruments and Concentration of Credit Risks:

The senior credit facility borrowings are at variable rates of interest and, therefore, the Company’s management believes that the carrying amount approximates fair market value.

The carrying value of our senior subordinated notes is $190 million and the quoted fair value at December 31, 2006 based on quoted market prices (excluding accrued interest) is approximately $192.9 million.

The Company did not hedge its commodity on currency or interest rate risks at December 31, 2006. In February 2005, we executed a rate cap derivative instrument, consistent with the requirements under the credit agreement. In addition, in April 2006, we entered into two interest rate cap derivative instruments each with a notional amount of $100 million with the first interest rate cap instrument expiring in April 2008 and the other interest rate cap instrument expiring in April 2009. These derivative instruments are not designated as hedges and are recorded at fair value with any gains or losses recognized in current period earnings. The fair value of all interest rate cap derivative instruments are $43 as of December 31, 2006. The related cash flow impact of these derivatives are reflected as cash flows from operating activities.

The Company believes that its concentration of credit risk related to trade accounts receivable is limited since these receivables are spread among a number of customers and are geographically dispersed. The ten largest customers accounted for 39%, 36%, 40% and 37%, respectively, of net sales for 2006, 2005, the period August 14, 2004 to December 31, 2004, the period January 1, 2004 to August 13, 2004 and 2003, and the largest customer accounted for no more than approximately 10% of net sales for the period 2006, 2005, August 14, 2004 to December 31, 2004 and January 1, 2004 to August 13, 2004, respectively.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

18. Valuation Allowances:

Valuation allowances as of December 31, 2006, 2005 and 2004, and the changes in the valuation allowances for the year ended December 31, 2006, 2005 and the period ended December 31, 2004 are as follows:

	Successor
	Balance, January 1, 2006	Charged/(credited) to costs and expenses	Deductions (Bad debts)	(Credited) to Goodwill	Balance, December 31, 2006
Deferred taxes valuation allowances	$8,685	$7,872	$—	$—	$16,557
Allowance for doubtful accounts	1,337	—	(19)	—	1,318

	Balance, January 1, 2005	Charged/(credited) to costs and expenses	Deductions (Bad debts)	(Credited) to Goodwill	Balance, December 31, 2005
Deferred taxes valuation allowances	$5,557	$6,711	$—	$(3,583)	$8,685
Allowance for doubtful accounts	2,314	(649)	(328)	—	1,337

	Balance, August 14, 2004	Charged/(credited) to costs and expenses	Deductions (Bad debts)	(Credited) to Goodwill	Balance, December 31, 2004
Deferred taxes valuation allowances	$4,749	$1,608	$—	$(800)	$5,557
Allowance for doubtful accounts	2,089	225	—	—	2,314

19. Segment Reporting:

The Company discloses certain financial and supplementary information about its reportable segments, revenue by products and revenues by geographic area. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker, in order to decide how to allocate resources and assess performance. The primary key performance indicators for the chief operating decision maker are Sales and Operating income. The Company reports its operations in three reporting segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.

	Successor
For the year ended December 31, 2006	United States	Mexico	Canada	Eliminations	Total
Sales	$318,105	$194,639	$29,053	$—	$541,797
Intersegment sales	26,067	22,655	55,848	(104,570)	—

Total sales	344,172	217,294	84,901	(104,570)	541,797

Operating Income	$1,544	$28,422	$983	—	$30,949

Other data
Capital expenditures	$10,150	$4,720	$707	$—	$15,577
Long-lived assets	191,921	163,290	20,092	—	375,303
Total assets	587,846	216,283	115,118	—	919,247

Reconciliation of total assets to reported assets
Total assets	$587,846	$216,283	$115,118	$—	$919,247
Eliminations	(274,855)	(877)	(78,195)	—	(353,927)

Reported assets	$312,991	$215,406	$36,923	$—	$565,320

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Successor
For the year ended December 31, 2005	United States	Mexico	Canada	Eliminations	Total
Sales	$321,255	$183,169	$31,075	$—	$535,499
Intersegment sales	32,437	28,194	47,050	(107,681)	—

Total sales	353,692	211,363	78,125	(107,681)	535,499

Operating Income	$21,057	$20,327	$(64)	—	$41,320

Other data
Capital expenditures	$7,603	$2,741	$518	$—	$10,862
Long-lived assets	207,790	176,463	23,113	—	407,366
Total assets	628,364	243,338	77,243	—	948,945

Reconciliation of total assets to reported assets
Total assets	$628,364	$243,338	$77,243	$—	$948,945
Eliminations	(261,050)	(2,913)	(38,793)	—	(302,756)

Reported assets	$367,314	$240,425	$38,450	$—	$646,189

	Successor
For the period August 14, 2004 to December 31, 2004	United States	Mexico	Canada	Eliminations	Total
Sales	$127,208	$66,923	$11,476	$—	$205,607
Intersegment sales	12,578	16,835	21,022	(50,435)	—

Total sales	139,786	83,758	32,498	(50,435)	205,607

Operating Income	$4,305	$1,346	$1,198	—	$6,849

Other data
Capital expenditures	$1,676	$2,247	$123	$—	$4,046
Long-lived assets	224,877	193,678	26,353	—	444,908
Total assets	579,254	258,556	46,638	—	884,448

Reconciliation of total assets to reported assets
Total assets	$579,254	$258,556	$46,638	$—	$884,448
Eliminations	(235,303)	(8,039)	(10,215)	—	(253,557)

Reported assets	$343,951	$250,517	$36,423	$—	$630,891

	Predecessor
For the period January 1, 2004 to August 13, 2004	United States	Mexico	Canada	Eliminations	Total
Sales	$204,471	$108,364	$19,886	$—	$332,721
Intersegment sales	9,568	21,836	30,129	(61,533)	—

Total sales	214,039	130,200	50,015	(61,533)	332,721

Operating Income	$17,351	$8,597	$2,061	—	$28,009

Other data
Capital expenditures	$703	$1,690	$352	$—	$2,745
Long-lived assets	159,237	129,076	16,703	—	305,016
Total assets	628,364	243,338	77,243	—	948,945

Reconciliation of total assets to reported assets
Total assets	$628,364	$243,338	$77,243	$—	$948,945
Eliminations	(261,050)	(2,913)	(38,793)	—	(302,756)

Reported assets	$367,314	$240,425	$38,450	$—	$646,189

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

	Successor			Predecessor
	Year Ended		August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004
Product Revenues	December 31, 2006	December 31, 2005
Purified Phosphoric Acid	$129,820	119,534	$44,604	$69,666
Specialty Salts and Acids	276,566	284,200	98,835	168,940
STPP & Other Products	135,411	131,765	62,168	94,115

Total	$541,797	$535,499	$205,607	$332,721

	Successor			Predecessor
	Year Ended		August 14, 2004 to December 31, 2004	January 1, 2004 to August 13, 2004
Geographic Revenues	December 31, 2006	December 31, 2005
US	$307,080	294,139	$122,621	$194,254
Mexico	129,500	119,946	41,221	64,326
Canada	33,875	33,229	12,738	19,435
Other foreign countries	71,342	88,185	29,027	54,706

Total	$541,797	$535,499	$205,607	$332,721

Revenues for the geographic information are attributed to geographic areas based on the destination of the sale.

Intersegment sales are recorded based on established transfer price.

Long-lived assets include property, plant and equipment, goodwill and intangibles.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated and Combined Financial Statements

(Dollars in thousands, except per share amounts, share amounts or where otherwise noted)

20. Quarterly information (unaudited):

	2006
	Quarters ended			For the period October 1 to November 2	For the period November 3 to December 31	Quarter Ended December 31, 2006
	March 31	June 30	September 30
Net sales	$130,335	$139,281	$140,619	$—	$—	$131,562
Gross profit	21,750	23,503	22,736	—	—	24,292
Net income (loss)	(1,290)	(1,838)	(4,959)	(6,182)	$(18,548)	(24,730	)(d)
Preference distribution to Class L shareholders	464	475	487	179
Net loss attributable to Class A shareholders	$(1,754)	$(2,313)	$(5,446)	$(6,361)
Per Share Data:
Income (Loss) Per Share:
Basic
Class A(a)	$(0.18)	$(0.24)	$(0.57)	$(0.66)
Class L(a)	$0.17	$0.18	$0.18	$0.07
Common(b)					$(0.92)
Diluted
Class A(a)	$(0.18)	$(0.24)	$(0.57)	$(0.66)
Class L(a)	$0.17	$0.18	$0.18	$0.07
Common(b)					$(0.92)

	2005 quarters ended
	Successor
	March 31	June 30	September 30	December 31
Net sales	$138,220	$133,967	$133,931	$129,381
Gross profit	24,225	24,097	22,677	21,246
Net income (loss)	(2,902)	(1,822)	(1,783)	(5,186	)(c)
Preference distribution to Class L shareholders	1,850	431	441	452
Net loss attributable to Class A shareholders	$(4,752)	$(2,253)	$(2,224)	$(5,638)
Per Share Data:
Income (Loss) Per Share:
Basic
Class A	$(0.50)	$(0.23)	$(0.23)	$(0.59)
Class L	$0.69	$0.16	$0.16	$0.17
Diluted
Class A	$(0.50)	$(0.23)	$(0.23)	$(0.59)
Class L	$0.69	$0.16	$0.16	$0.17

(a)	For 2006, per share data and weighted average shares outstanding are calculated up to the initial public offering date of November 2, 2006.

(b)	Calculated after the initial public offering date of November 2, 2006.

(c)	Includes a charge of $418 for non-cash deferred financing amortization of which $54 is related to quarter ended March 31, 2005, $175 is related to quarter ended June 30, 2005, and $189 is related to quarter ended September 30, 2005. The Company has determined that this out of period charge is not material to any interim period in 2005.

(d)	Includes the Bain termination fee and the related call premiums related to the call of the Floating Rate Senior Notes.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except per share amounts,

share amounts or where otherwise noted)

	March 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$15,678	$31,760
Accounts receivable—trade	59,933	56,316
Inventories	70,762	70,569
Other current assets	16,183	13,652

Total current assets	162,556	172,297
Property, plant and equipment, net	270,660	277,222
Goodwill	47,268	47,268
Intangibles and other assets, net	66,477	68,533

Total assets	$546,961	$565,320

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,524	$1,524
Accounts payable:
Trade and other	30,494	30,879
Other current liabilities	35,923	40,200

Total current liabilities	67,941	72,603
Long-term debt	390,276	398,276
Other long-term liabilities	32,392	33,729

Total liabilities	490,609	504,608

Commitments and contingencies (note 9)
Stockholders’ equity:
Common stock, par value $.001 per share; authorized 100,000,000; issued and outstanding 20,740,622 and 20,270,463 shares	21	20
Paid-in capital	107,206	109,796
Retained deficit	(47,356)	(45,288)
Other comprehensive loss	(3,519)	(3,816)

Total stockholders’ equity	56,352	60,712

Total liabilities and stockholders’ equity	$546,961	$565,320

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statement of Operations (Unaudited)

(In thousands, except per share amounts,

share amounts or where otherwise noted)

	Three months ended March 31, 2007	Three months ended March 31, 2006
Net sales	$136,680	$130,335
Cost of goods sold	115,698	108,585

Gross profit	20,982	21,750

Operating expenses:
Selling, general and administrative	10,413	10,395
Research & development expenses	542	282

Total operating expenses	10,955	10,677

Operating income	10,027	11,073
Interest expense, net	9,921	13,400
Foreign exchange gains	(134)	(53)
Other expense (income), net	58	(114)

Income (loss) before income taxes	182	(2,160)
Provision for (benefit from) income taxes	2,250	(870)

Net loss	$(2,068)	(1,290)

Preference distribution to Class L shareholders		464

Net loss attributable to Class A shareholders		$(1,754)

Per share data (see Note 1):
Income (loss) per share:
Basic
Common	$(0.10)
Class L		$0.17
Class A		$(0.18)
Diluted
Common	$(0.10)
Class L		$0.17
Class A		$(0.18)
Weighted average shares outstanding:
Basic
Common	20,562,809
Class L		2,678,383
Class A		9,597,696
Diluted
Common	20,562,809
Class L		2,678,383
Class A		9,597,696
Dividends paid per share of Common Stock	$0.11
Dividends declared per share of Common Stock	$0.17

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three months ended March 31, 2007	Three months ended March 31, 2006
Cash flows from operating activities
Net loss	$(2,068)	$(1,290)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	11,565	11,138
Amortization of deferred financing charges	822	1,386
Deferred income tax benefit	(1,078)	(1,846)
Deferred profit sharing	31	23
Stock-based compensation-Restricted stock	231	—
Non-cash interest for floating rate senior notes	—	4,279
Changes in assets and liabilities:
Increase in accounts receivable	(3,617)	(640)
Increase in inventories	(193)	(2,653)
(Increase)/decrease in other current assets	(2,531)	5,056
(Decrease)/increase in accounts payable	(385)	715
Decrease in other current liabilities	(2,003)	(16,084)
Changes in other long-term assets, liabilities and other comprehensive income (loss), net	(2,706)	2,493

Net cash (used in) provided from operating activities	(1,932)	2,577

Cash flows from investing activities:
Capital expenditures	(4,625)	(2,706)

Net cash used for investing activities	(4,625)	(2,706)

Cash flows from financing activities:
Proceeds from exercise of stock options	750	—
Principal payments of term-loan	(8,000)	(18,500)
Dividends paid	(2,275)	—

Net cash used for financing activities	(9,525)	(18,500)

Net change in cash	(16,082)	(18,629)
Cash and cash equivalents at beginning of period	31,760	61,402

Cash and cash equivalents at end of period	$15,678	$42,773

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Statements of Stockholders’ Equity and Other Comprehensive Income (Loss) (Unaudited)

(Dollars and shares in thousands)

	Number of Common Shares	Number of Class A Shares	Number of Class L Shares	Stock $0.001 Par Value	Retained Deficit	Paid-in Capital	Officer Loans	Accumulated Other Comprehensive Income/ (Loss)	Total Shareholders’ Equity
Balance, December 31, 2006	20,270	—	—	$20	$(45,288)	$109,796	$—	$(3,816)	$60,712
Net loss					(2,068)				(2,068)
Minimum pension liability adjustment, (net of tax $ 0)								297	297

Other comprehensive (loss), net of tax									(1,771)
Proceeds issuance of stock	471			1		749			750
Stock compensation						231			231
Dividends declared						(3,570)			(3,570)

Balance, March 31, 2007	20,741	—	—	$21	$(47,356)	$107,206	$—	$(3,519)	$56,352

See notes to condensed consolidated financial statements

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

1. Basis of Statement Presentation:

Summary of Significant Accounting Policies

Interim Financial Statements

The accompanying unaudited condensed consolidated financial statements of Innophos Holdings, Inc. and Subsidiaries (“Company”) have been prepared in accordance with generally accepted accounting principles for interim financial reporting and do not include all disclosures required by generally accepted accounting principles for annual financial reporting, and should be read in conjunction with the audited consolidated and combined financial statements of the Company at December 31, 2006 and for the years ended December 31, 2006 and 2005.

Innophos Holdings, Inc. is a holding company and the parent to Innophos Investments Holdings, Inc. and, indirectly, to Innophos, Inc. Innophos Investments Holdings, Inc., recognized under commonly controlled entities, was incorporated on January 31, 2005 in Delaware and is a wholly owned subsidiary of Innophos Holdings, Inc. On February 2, 2005, Innophos Holdings, Inc. contributed 100% of its interest in Innophos, Inc. to Innophos Investments Holdings, Inc. Innophos Investments Holdings, Inc. was considered a reorganization of commonly controlled entities under Innophos Holdings, Inc. and therefore, the statements have been presented consolidated, including results of Innophos, Inc., for all periods.

The accompanying unaudited condensed consolidated financial statements of the Company reflect all adjustments, consisting only of normal recurring accruals, which management considers necessary for a fair statement of the results of operations for the interim periods and is subject to year end adjustments. The results of operations for the interim periods are not necessarily indicative of the results for the full year. The December 31, 2006 condensed balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.

Initial Public Offering

In November 2006, the Company completed an initial public offering (“IPO”), in which the Company sold 8,000,000 issued shares of Common Stock at the price of $12.00 per share (before underwriting discounts and commissions). Prior to that offering, our capital structure was revised to convert two previously outstanding classes of Common Stock into our current single class Common Stock and was also modified by a reverse stock split affecting the then outstanding shares. Prior to the offering, there was no established trading market for our equity securities. The shares and earnings per share calculations have been retro-actively adjusted for all periods presented to reflect the reverse stock split.

Stock Options

Effective January 1, 2006, we adopted SFAS No. 123(R), “Share-Based Payment.” Because the Company was required to use the prospective transition method, prior period results were not restated. Prior to the adoption of SFAS 123(R), stock-based compensation expense related to stock options was not recognized in the results of operations if the exercise price was at least equal to the market value of the Common Stock on the grant date, in accordance with Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees.”

On April 1, 2005, the Company granted 448,819 Class L stock options and 4,039,372 Class A stock options, prior to giving effect to the reverse stock split and conversion of our Class L shares and Class A shares into our new class of Common Stock. This is equivalent to 448,819 stock option strips. Each option strip required the

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

recipient to exercise in tandem one option of Class L stock and nine options of Class A stock. All stock option strips are granted with an aggregated exercise price equal to or greater than the total fair market value of the underlying Class L and Class A shares.

In connection with its initial public offering, the Company effected a recapitalization, through an amendment to our certificate of incorporation to declare a reverse stock split to reduce the number of Class A Common Stock and Class L Common Stock and reclassify the Class A Common Stock and the Class L Common Stock to a single class of Common Stock. As a result of the recapitalization, the historical stock option strips were converted, as required under the terms of the original plan, to 1,116,944 stock options of the new class of Common Stock currently outstanding with the same vesting schedule. The exercise price is $2.55 per option. The Company accounts for the stock option plan using the intrinsic value method in accordance with APB Opinion No. 25, Accounting for Stock Issued to Employees. The valuation method that the Company used under SFAS No. 123 dictated the transition method that the Company used under SFAS No. 123(R). As permitted under SFAS No. 123, the Company valued its stock options at the grant date using the minimum value method. Because the Company used the minimum value method under SFAS No. 123, we adopted SFAS No. 123(R) using the prospective transition method and therefore, prior periods were not restated and we have not recognized in the financial statements the remaining compensation cost calculated under the minimum value method. The determination of the fair value of the underlying Common Stock used to determine the exercise prices for the stock options granted on April 1, 2005 was performed contemporaneously with the issuance of these common stock option grants.

Under the prospective method, only new awards (or awards modified, repurchased, or cancelled after the effective date) are accounted for under the provisions of SFAS No. 123(R). The Company will continue to account for the outstanding awards under APB 25 until they are settled. Upon the adoption of SFAS No. 123(R) and through December 31, 2006 and March 31, 2007, the Company did not modify any existing stock option awards that were granted under SFAS No. 123.

A summary of stock option activity during the three months ended March 31, 2007, is presented below:

	Number of Options	Exercise Price
Outstanding at January 1, 2007	1,116,944	$2.55
Granted	—
Forfeited	(38,295)	2.55
Exercised	(296,591)	2.55

Outstanding at March 31, 2007	782,058	$2.55

Exercisable at March 31, 2007	373,575	$2.55

Restricted Stock

On November 2, 2006, the Company’s board of directors awarded 173,568 shares of restricted stock with a fair value of $2.1 million to directors and certain executive officers. These awards accounted for under SFAS 123(R) are classified as equity awards and vest over nine quarters in equal installments of 11.11% per quarter beginning January 1, 2007. Declared dividends will accrue on the restricted stock and will vest over the same period. Upon vesting, the restricted stock will convert into an equivalent number of shares of Common Stock. The related compensation expense is based on the date of grant share price of $12. The compensation expense is

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

amortized on a straight-line basis over the requisite service period. The Company recognized approximately $0.2 million of compensation expense in the three months ended March 31, 2007 and will record approximately $0.7 million of compensation expense during the remainder of 2007. As of March 31, 2007, there are 154,283 unvested shares and 19,285 shares which have vested.

Earnings (Loss) Per Share

The Company accounts for earnings per share in accordance with SFAS No. 128, “Earnings Per Share” and related guidance, which requires two calculations of earnings per share (EPS) to be disclosed: basic EPS and diluted EPS. The Company presented EPS information in the periods prior to the IPO using the two-class method as the Class L shares participated in distributions together with the Class A shares after the payment of the Class L preferential rights. The Class L Common Stock had preferential rights over the Class A Common Stock whereby the Class L Common Stock was entitled to receive their original investment plus a 10% yield compounded quarterly on their original investment before the Class A Common Stock participated in company distributions. After payment of all preferential rights attributable to the Class L Common Stock, each share of the Class A Common Stock and Class L Common Stock participated ratably in all distributions by the Company to the shareholders of its capital stock.

The numerator in calculating Class L basic and diluted EPS is equal to the Class L preference amount of $464 for the three months ended March 31, 2006. The Company did not allocate remaining losses in accordance with EITF 03-6, “Participating Securities and the Two-Class Method under SFAS No. 128,” because of its preferential rights over Class A. The numerator in calculating Class A basic and dilutive EPS is an amount equal to consolidated net (loss) increased for the aforementioned Class L preference amount.

The following is the allocation of earnings (loss) used in the calculation of earnings per share:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Net loss available to common shareholders	$(2,068)	$(1,290)
Allocation of net income (loss) to common shareholders:
Class A		$(1,754)
Class L		$464

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

As a result of the Company’s net loss, the computation of diluted weighted average shares excludes options to purchase shares of Common Stock as inclusion of such shares would be anti-dilutive. The following is a reconciliation of the basic number of common shares outstanding to the diluted number of common and Common Stock equivalent shares outstanding:

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Weighted average number of common and potential common shares outstanding:
Basic number of single class common shares outstanding	20,562,809
Dilutive effect of stock equivalents	—

Diluted number of weighted average single class common shares outstanding	20,562,809

Weighted average number of common and potential common Class A shares outstanding:
Basic number of common Class A shares outstanding		9,597,696
Dilutive effect of stock option grants		—

Diluted number of common and potential common Class A shares outstanding		9,597,696

Weighted average number of common and potential common Class L shares outstanding:
Basic number of common Class L shares outstanding		2,678,383
Dilutive effect of stock option grants		—

Diluted number of common and potential common Class L shares outstanding		2,678,383

	Three Months Ended March 31, 2007	Three Months Ended March 31, 2006
Earnings (loss) per common share:
Loss per common share – Basic	$(0.10)
Loss per common share – Diluted	$(0.10)
Class A – Basic		$(0.18)
Class A – Diluted		$(0.18)
Class L – Basic		$0.17
Class L – Diluted		$0.17

Included in dividends paid per share was a cash dividend of $0.11 per share ($2,275 in the aggregate) declared on December 18, 2006 and paid on January 30, 2007 to holders of record on January 15, 2007.

Included in dividends declared per share was a cash dividend of $0.17 per share ($3,526 in the aggregate) declared on March 29, 2007 and payable on April 30, 2007 to holders of record on April 13, 2007.

Income Taxes

Effective January 1, 2007, the Company adopted FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109.” This interpretation prescribes a model for how a company should recognize, measure, present, and disclose in its financial statements uncertain

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

tax positions that it has taken or expects to take on a tax return. The Company does not believe it had any material uncertain income tax positions, therefore the adoption of FIN 48 had no effect on its consolidated financial position or results of operations. If any material uncertain tax positions did arise, the Companies policy is to accrue associated penalties in selling, general and administrative expenses and to accrue interest as part of net interest expense. All of the tax years since the Company’s inception in 2004 are subject to examination by the Canadian, Mexican and United States revenue authorities. The Company does not anticipate that total unrecognized tax benefits will significantly change prior to March 31, 2008.

Employee Termination Benefits

We do not have a written severance plan for its Mexican operations, nor does it offer similar termination benefits to affected employees in all Mexican restructuring initiatives. Accordingly, in situations where minimum statutory termination benefits must be paid to the affected employees, the Company records employee severance costs associated with these restructuring activities in accordance with SFAS No. 112, “Employer’s Accounting for Postemployment Benefits.” Charges associated with these activities are recorded when the payment of benefits is probable and can be reasonably estimated. In all other situations where the Company pays out termination benefits in Mexico, including supplemental benefits paid in excess of statutory minimum amounts and benefits offered to affected employees based on management’s discretion, the Company records these termination costs in accordance with SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.”

The timing of the recognition of charges for employee severance costs depends on whether the affected employees are required to render service beyond their legal notification period in order to receive the benefits. If affected employees are required to render service beyond their legal notification period, charges are recognized ratably over the future service period. Otherwise, charges are recognized when a specific plan has been confirmed by management and required employee communication requirements have been met.

Recently Issued Accounting Standards

The Financial Accounting Standards Board (FASB) recently issued SFAS No. 157 and SFAS No. 159, both of which are summarized below.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company is January 1, 2008. The Company is currently assessing the impact this statement may have on its consolidated financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS No. 159 permits entities to choose to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement is expected to expand the use of fair value measurement, which is consistent with the Board’s long-term measurement objectives for accounting for financial instruments. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007, which for the Company is January 1, 2008. The Company is currently assessing the impact this statement will have on its consolidated financial position or results of operations.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

2. Inventories:

Inventories consist of the following:

	March 31, 2007	December 31, 2006
Finished products	$46,209	$46,789
Raw materials	17,530	17,129
Spare parts	7,023	6,651

	$70,762	$70,569

Inventory reserves as of March 31, 2007 and December 31, 2006 were $7,486 and $7,471, respectively.

3. Other Current Assets:

Other current assets consist of the following:

	March 31, 2007	December 31, 2006
Creditable taxes (value added taxes)	$2,804	$243
Prepaid income taxes	2,240	2,718
Prepaids	11,042	10,585
Other	97	106

	$16,183	$13,652

4. Intangibles and Other Assets, net:

Intangibles and other assets consist of the following:

	Useful life (years)	March 31, 2007	December 31, 2006
Developed technology and application patents, net of accumulated amortization of $4,972 for 2007 and $4,500 for 2006	10-20	31,628	32,100
Customer relationships, net of accumulated amortization of $1,414 for 2007 and $1,240 for 2006	15	8,686	8,861
Tradenames and license agreements, net of accumulated amortization of $1,698 for 2007 and $1,536 for 2006	5-20	7,602	7,764
Capitalized software, net of accumulated amortization of $1,379 for 2007 and $1,210 for 2006	3-5	2,059	2,089

Total Intangibles		$49,975	$50,814

Deferred financing costs, net of accumulated amortization of $12,199 for 2007 and $11,377 for 2006		$13,733	$14,555
Deferred income taxes		2,246	2,779
Other assets		523	385

Total other assets		$16,502	$17,719

		$66,477	$68,533

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

5. Other Current Liabilities:

Other current liabilities consist of the following:

	March 31, 2007	December 31, 2006
Payroll related	$5,868	$8,902
Interest	2,390	6,641
Interest, floating rate senior notes	1,038	1,039
Freight and rebates	6,066	4,668
Benefits and pensions	4,206	5,087
Taxes	5,233	4,418
Legal	212	307
Dividends payable	3,526	2,230
Non-trade payable	1,310	1,310
Other	6,074	5,598

	$35,923	$40,200

6. Debt and Interest:

Short-term borrowings and long-term debt consist of the following:

	March 31, 2007	December 31, 2006
Senior credit facility	$141,000	$149,000
Senior subordinated notes	190,000	190,000
Floating rate senior notes	60,800	60,800

	$391,800	$399,800
Less current portion	1,524	1,524

	$390,276	$398,276

The senior credit facility provides for interest based upon a fixed spread above the banks’ prime lending rate or the LIBOR lending rate. The borrowings under the term loan portion of the senior credit facility bear interest at March 31, 2007 at 7.6%. The amount outstanding on the term loan facility as of March 31, 2007 was $141.0 million.

There was no amount outstanding on the revolving portion of the senior credit facility at March 31, 2007. The Company has issued approximately $4.5 million of letters of credit under the sub-facility as of March 31, 2007.

In April 2006, Innophos, Inc. executed two rate cap derivative instruments each with a notional amount of $100 million. The terms of the first instrument is a rate cap of 7%, a referenced index based on a three month LIBOR and an expiration date of this instrument is April 2009. The fair value of this rate cap derivative instrument is $3 as of March 31, 2007. The second rate cap instrument is a rate cap of 7%, a referenced index based on a one month LIBOR and an expiration date of this instrument is April 2008. The fair value of this rate cap derivative instrument is $0 as of March 31, 2007.

The Company is required within five days from the issuance of the 2006 annual financial statements to make a prepayment of the term loan in an amount equal to 75% of the excess cash flow (as defined in our credit

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

agreement) in addition to the quarterly principal payments. The Company made a voluntary prepayment of the term loan on October 30, 2006 in the amount of $30.0 million which satisfied the required excess cash flow payment for the 2006 calendar year which was due within five days from the issuance of the 2006 annual financial statements.

The Company made an $8.0 million voluntary prepayment of the term loan on March 30, 2007. In the first quarter of 2007 these prepayments resulted in an approximate $0.2 million charge to earnings for the acceleration of deferred financing charges.

In connection with the refinancing transaction (See Note 13), we and our lenders amended our senior credit facility to permit us to, among other things, (i) incur up to $120.0 million in unsecured indebtedness of Innophos Holdings, Inc. or Innophos Investments Holdings, Inc., including the notes offered in the refinancing and any other future debt issuances, (ii) redeem the entire outstanding amount of our Floating Rate Senior Notes, as well as any premiums and penalties resulting from such redemption, (iii) service the interest on the notes offered hereby through Innophos, Inc. making payments of such amounts to Innophos Investments Holdings, Inc. and Innophos Holdings, Inc. and (iv) to permit Innophos, Inc. to make payments to Innophos Investments Holdings, Inc. and Innophos Holdings, Inc. for the payment by Innophos Holdings, Inc. of dividends on its Common Stock of $0.75 per share (adjusted pro-rata for any future stock splits) up to a maximum of $17.5 million per year.

As of March 31, 2007, management believes the Company was in full compliance with all debt covenant requirements.

The interest installment paid on February 15, 2007 for Innophos Investments Holdings, Inc. Floating Rate Senior Notes was $2.0 million. Innophos Investments Holdings, Inc. is dependent on the earnings and distributions from Innophos, Inc. and subsidiaries to fund this obligation.

Total interest cash payments by the Company for all indebtedness for the three month period ended March 31, 2007 and March 31, 2006 was $13,807 and $13,127, respectively.

Interest expense, net consists of the following:

	Three months ended
	March 31, 2007	March 31, 2006
Interest expense	$9,554	12,684
Deferred financing cost	822	1,386
Interest income	(455)	(670)

Total interest expense, net	$9,921	$13,400

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

7. Other Long-term liabilities:

Other long-term liabilities consist of the following:

	March 31, 2007	December 31, 2006
Environmental liabilities	$1,100	1,100
Profit sharing liabilities	1,157	1,127
Deferred income taxes	20,116	21,511
Pension and post retirement liabilities (US and Canada only)	5,773	6,035
Other Liabilities	4,246	3,956

	$32,392	$33,729

8. Income Taxes:

	Three months ended March 31, 2007		Three months ended March 31, 2006
	Income (loss) before Income taxes	Income tax expense/ (benefit)	Loss before Income taxes	Income tax expense/ (benefit)
US	$(6,841)	70	$(2,156)	$70
Canada/Mexico	7,023	2,180	(4)	(940)

Total	$182	2,250	(2,160)	(870)

Current income taxes		3,328		$976
Deferred income taxes		(1,078)		(1,846)

Total		$2,250		$(870)

A reconciliation of the U.S statutory rate and income tax follows:

	Three months ended March 31, 2007	Three months ended March 31, 2006
Income tax expense (benefit) at the U.S. statutory rate	$64	$(756)
State Income taxes (net of federal tax effect)	21	19
Foreign tax rate differential	(282)	(939)
Change in valuation allowance	2,347	788
Non-deductible permanent items	100	18

Provision (Benefit) for income taxes	$2,250	$(870)

Income taxes paid were $1,950 and $3,715 for the three months ended March 31, 2007 and March, 2006, respectively.

Pursuant to Section 382 of the Internal Revenue Code, as amended, the annual utilization of the Company’s U.S. net operating loss carryforwards may be limited, if the Company experiences a change in ownership of more than 50% within a three year period. The Company believes it has experienced an ownership change on April 2, 2007 that limits the utilization of net operating losses to offset future taxable income. The Company maintains a

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

full valuation allowance for its U.S. net deferred tax assets and net operating loss carryforwards as realization of the U.S. net deferred tax asset is not reasonably assured. Therefore, as a result of the full valuation allowance for the U.S. net deferred tax assets, the Company believes that the ownership change pursuant to Section 382 will not have a financial statement impact.

9. Commitments and Contingencies:

Environmental

The Company’s operations are subject to extensive and changing federal and state environmental laws and regulations. The Company’s manufacturing sites have an extended history of industrial use, and soil and groundwater contamination have or may have occurred in the past and might occur or be discovered in the future.

Environmental efforts are difficult to assess for numerous reasons, including the discovery of new remedial sites, discovery of new information and scarcity of reliable information pertaining to certain sites, improvements in technology, changes in environmental laws and regulations, numerous possible remedial techniques and solutions, difficulty in assessing the involvement of and the financial capability of other potentially responsible parties and the extended time periods over which remediation occurs. Other than the items listed below, the Company is not aware of material environmental liabilities which are reasonably probable and estimable. As the Company’s environmental contingencies are more clearly determined, it is reasonably possible that amounts accrued may be necessary. However, management does not believe, based on current information, that environmental remediation requirements will have a material impact on the Company’s results of operations, financial position or cash flows.

Under the Agreement of Purchase and Sale between the Company and several affiliates within the Rhodia S.A. Group according to which the Company acquired the Phosphates Business and related assets, the Company has certain rights of indemnification from the sellers for breach of representations, warranties, covenants and other agreements. With respect to undisclosed environmental matters, such indemnification rights are subject to certain substantial limitations and exclusions.

Future environmental spending is probable at our site in Nashville, Tennessee, the eastern portion of which had been used historically as a landfill, and a western parcel previously acquired from a third party, which reportedly had housed, but no longer does, a fertilizer and pesticide manufacturing facility. We have an estimated liability with a range of $0.9-$1.2 million. The remedial action plan has yet to be finalized, and as such, the Company has recorded a liability, which represents the Company’s best estimate, of $1.1 million as of March 31, 2007.

Maintaining compliance with health and safety and environmental laws and regulations has resulted in ongoing costs for us. Currently, we are involved in several compliance and remediation efforts and agency inspection matters concerning health and safety and environmental matters. The EPA has indicated that compliance at facilities in the phosphate industry is a high enforcement priority. In 2004, the EPA conducted a multi-media inspection and in 2005 followed up on issues regarding compliance with air, water and hazardous waste regulations at our Geismar, Louisiana plant. In August 2006, we received a report in connection with that inspection identifying certain areas of concern raised by the EPA under its hazardous waste regulations. We believe that we operate our Geismar facility in material compliance with all applicable environmental laws and regulations, including those of the EPA, and have responded to those concerns by explaining how in our judgment our operations meet applicable regulations or exclusions. Nevertheless, we could incur significant expenses pursuant to new laws, regulations or governmental policies, or new interpretations of existing laws,

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

regulations or governmental policies, or as a result of the development or discovery of new facts, events, circumstances or conditions at any of our facilities. In March 2007, we received a further EPA request for additional information concerning hazardous waste, air pollution controls and materials handling at the Geismar plant. We are working on providing the requested information.

Litigation

Mexican Tax Claims

On November 1, 2004, our Mexican subsidiary, Innophos Fosfatados, received notice of claims from the Tax Audit and Assessment Unit of the National Waters Commission, or CNA, demanding payment of governmental duties, taxes and other charges for failure to have certain permits allowing extraction of salt water for processing in 1998 and 1999, or Salt Water Claims, and for the underpayment of governmental duties, taxes and other charges for the extraction and use of fresh water from national waterways from 1998 through 2002 at our Coatzacoalcos manufacturing plant, or Fresh Water Claims.

As initially assessed by the CNA, and as shown in the table below, the claims total approximately $137.3 million at current exchange rates as of April 23, 2007.

Tax Item	Salt Water Claims	Fresh Water Claims	Total
	(dollars in millions)
Basic Charges	$27.1	$10.6	$37.7
Interest, Inflation and Penalties	79.5	20.1	99.6

Total	$106.6	$30.7	$137.3

Management believes that Innophos Fosfatados has valid bases for challenging the amount of the CNA claims, and we are vigorously defending the matter.

CNA Administrative Proceedings; Appeals. On January 17, 2005, Innophos Fosfatados filed documents with the CNA seeking revocation and dismissal of all claims made by that agency. On August 29, 2005, the CNA rejected the substantive challenges as to the Fresh Water Claims (although the CNA agreed that certain corrections were required as to its surcharge calculations), confirming the original claims. In addition, on technical grounds, the CNA ordered the revocation of the resolutions containing the Salt Water Claims in order to correct certain errors, and consequently did not address the substantive challenges. As a result of these rulings, the CNA’s original assessments currently stand at $30.7 million for the Fresh Water Claims and no amount for the Salt Water Claims as they were revoked. CNA has, however, reserved its right to issue new resolutions correcting the technical errors as to both the Fresh Water and Salt Water Claims. On November 3, 2005, Innophos Fosfatados filed appeals with the Mexican Federal Court of Fiscal and Administrative Justice challenging all CNA’s claims and some CNA rulings, including a discretionary appeal seeking a court ruling on the Company’s substantive challenges to the Salt Water Claims that were not addressed by CNA. On May 11, 2007, a five judge panel of the court issued its decision unanimously overturning the Salt Water Claims. The CNA has a right to appeal, and we do not know whether it will do so. It is not known when our appeal of the Fresh Water Claims will be decided by the court.

Rhodia Indemnification. Under the terms of the Rhodia Agreement, according to which our business was purchased, we received indemnification against a number of contingencies, including claims for Mexican Taxes (as defined in the Rhodia Agreement) such as those alleged by CNA, as well as any additional duties, taxes and

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

charges which may be assessed by the CNA for the period after 2002 but arising on or before the August 13, 2004 closing date of the acquisition. Rhodia has acknowledged its responsibility for such claims, but under a different indemnification obligation (described below) and under a reservation of rights, and has assumed control of the defense of the CNA claims. We asserted that we are entitled to full indemnification for liabilities relating to Taxes and for breach of covenants under the Rhodia Agreement (concerning what we have characterized as a known, undisclosed CNA audit). Rhodia has disagreed, asserting instead that the applicable indemnification under the Rhodia Agreement is for breach of representations and warranties, which in turn would subject the liabilities relating to the CNA claims to a deductible amount of $15.9 million and a limit of $79.5 million above that deductible amount.

On December 16, 2004, we sued Rhodia in New York State Supreme Court (New York County) seeking a determination that we are entitled to full indemnification under the Rhodia Agreement. We filed a motion for summary judgment with the court, seeking declarations that the CNA claims are Taxes under the Rhodia Agreement, and that Rhodia is obligated to provide any necessary security to guarantee the claims to the Mexican government. The Court entered an order granting our summary judgment motion on both counts on June 13, 2005. Rhodia appealed the order to the Appellate Division, First Department, which on March 22, 2007 affirmed the lower court’s rulings in our favor. On April 27, 2007, Rhodia timely filed with the Appellate Division, First Department a Motion for Leave to Appeal to New York’s highest court, the New York Court of Appeals on the issue as to whether the CNA claims are “Taxes” under the Rhodia Agreement. On May 29, 2007, the court granted Rhodia’s motion, and we expect that the matter will be briefed and argued in the ordinary course within the Court of Appeals. Rhodia did not seek an appeal of the Appellate Division, First Department’s decision that Rhodia is responsible for any security required by the Mexican authorities.

Security Pending Challenges. Security for the full amount of the matter in dispute, which approximates $170.2 million (at current exchange rates as of April 23, 2007 with the security amount projected to February 2008), was required by June 17, 2005. In light of the technical revocation of the Salt Water Claims, we have been advised that the amount of security required would be reduced to $37.0 million at current exchange rates as of April 23, 2007. We believe the posting of security was an obligation of Rhodia under the New York court ruling (referenced above). Rhodia has acknowledged its obligation to post such security (subject to appeal), but has taken the position that security is not currently required. If Rhodia does not or cannot timely post security, it is possible that Innophos Fosfatados will have to do so. There are multiple types of acceptable security, the most common type of security being an asset backed mortgage. In the event the Mexican Ministry of Finance determines that security was not provided in a timely manner, or that Innophos Fosfatados was otherwise not satisfying security requirements, the Ministry could seize certain Innophos Fosfatados’ assets or appoint a surveyor with certain administrative powers over Innophos Fosfatados’ assets and operations to ensure compliance pending appeals.

Further Proceedings. A final determination of the matter may require appeals to the Mexican Supreme Court and possible remands to the CNA or to lower courts, which might continue for several years. In the event that the CNA were to issue a full set of new resolutions confirming the original Salt Water Claims and Fresh Water Claims, and appeals were to be decided against us, we could be required to pay a judgment for the entire amount of the CNA claims (which could include accrual of additional interest and inflationary adjustments, as well as duties, taxes and other charges for periods after 2002, which management estimates under current operating conditions at approximately $1.7 million of additional basic charges per year, excluding interest, inflation adjustments, and penalties).

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we have not established a liability on the balance sheet as of March 31, 2007. As additional information is gained, we will reassess the potential liability and establish the amount of any loss reserve as appropriate.

Mexican Water Recycling System – PAMCAR Agreement

Innophos Fosfatados is the successor to an agreement with the CNA (originally entered into in 1997 by Albright & Wilson-Troy de Mexico, S.A. de C.V., succeeded in 2000 by Rhodia Fosfatados de Mexico, S.A. de C.V.) to construct a water recycling system to reduce water effluents into the Gulf of Mexico, to comply with applicable discharge limits and regulations, and to reuse at least 95% of the water derived from the production processes at the Coatzacoalcos facility (the “PAMCAR Agreement”). The PAMCAR Agreement required that action plans be completed by December 31, 2004. Under the terms of the PAMCAR Agreement and subject to compliance, the CNA temporarily exempted Innophos Fosfatados from the payment of certain waste water discharge duties, taxes and related charges, which would normally have been payable.

All equipment to recycle water was in place and in operating condition as of December 31, 2004. On January 10, 2005, Innophos Fosfatados notified the CNA of its position that as of December 31, 2004, it complied with the applicable requirements of the PAMCAR Agreement. We have been advised by Mexican environmental counsel that compliance with the discharge limits aspect of the PAMCAR Agreement should be based upon limits which were issued in 2005.

Innophos Fosfatados’ relevant waste water discharges were the subject of a study by the National University of Mexico, which concluded in October 2004 that such discharges do not adversely impact the receiving water bodies or the environment. In addition to a previous request by Innophos Fosfatados to update the relevant waste water discharge permit with new operating information, in October 2004, Innophos Fosfatados filed a petition with the CNA to reflect the results of the university study and to revise discharge limits which the now-improved operations can satisfy. In 2005, Innophos Fosfatados received a government authorization known as a Concession Title (containing a waste water discharge permit and limits) granting the requested relief as to all discharge limits.

CNA regional officials may take the position that compliance with the PAMCAR Agreement will be determined by the previous Concession Title. Consequently, while Mexican counsel has advised us that compliance should be determined upon the new, revised, discharge limits as a matter of applicable law, CNA regional officials could find that Innophos Fosfatados was not in compliance for the duration of the PAMCAR Agreement. In the event Innophos Fosfatados is found not to be in compliance with the PAMCAR Agreement’s terms and deadlines, the exempted taxes, duties and related charges through December 31, 2004, could be reinstated. We estimate that the amount of exempted duties and related charges through December 31, 2004 may range up to $10.5 million at current exchange rates as of April 23, 2007 (including inflation and interest). In addition, we have been advised it is possible under applicable law that a penalty could be imposed of up to an additional $11.1 million at current exchange rates as of April 23, 2007. We believe that the above amounts represent the upper range of possible liability based on a finding of noncompliance involving pH levels rather than phosphorus, and, accordingly could be significantly reduced. We do not know whether the CNA will make a finding of noncompliance as to any aspect of the PAMCAR Agreement or what discharge limits would constitute the basis for a finding of noncompliance as to water quality requirements.

Based upon currently available information and advice of counsel, we would take appropriate steps to challenge any claim stemming from an alleged violation of the PAMCAR Agreement before the CNA and/or

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

Mexican courts, and if any such claim were presented, evaluate potential indemnification rights against Rhodia. Based upon advice of counsel and our review of the CNA claims, the facts and applicable law, we have determined that liability is reasonably possible, but is neither probable nor reasonably estimable. Accordingly, we did not establish a liability on the balance sheet as of March 31, 2007.

Other Legal Matters

In June 2005, Innophos Canada, Inc. was contacted by representatives of Mosaic seeking a meeting to discuss the status of an ongoing remedial investigation and clean-up Mosaic is conducting at its currently closed fertilizer manufacturing site located north of Innophos Canada’s Pt. Maitland, Ontario Canada plant site. The remediation is being overseen by the MOE. Mosaic stated that, in their view, we and Rhodia (our predecessor in interest prior to 2004) were responsible for some phosphorus compound contamination at a rail yard between the Innophos Canada, Inc. and Mosaic sites, and will be asked to participate in the clean-up. We have determined that this contingent liability is neither probable nor estimable at this time, but liability is reasonably possible. We have notified Rhodia of the Mosaic claim under the Rhodia Agreement, and we will seek all appropriate indemnification. Thus far, Rhodia has declined the claim stating that we have not provided “sufficient information.”

In connection with the Rhodia Agreement, various Rhodia entities and the Company, entered into sales representative agreements for the sale of certain of our products in various countries (other than North America). On September 29, 2004, the Company issued notices of termination under all those agreements, effective January 1, 2005. The Rhodia entities have claimed that they are entitled to indemnity payments equal to one-year’s commissions under the agreements, totaling approximately $1.4 million. The Company believes the indemnity payment applies solely to commissions on sales made after closing through August 31, 2004, which would total approximately $3,000. We believe we have meritorious defenses, and, if the claim is asserted in any proceeding, intend to contest liability vigorously.

In addition, we are party to legal proceedings that arise in the ordinary course of our business. Except as to the matters specifically discussed, we do not believe that these legal proceedings represent probable or reasonably possible liabilities. However, these matters cannot be predicted with certainty and an unfavorable resolution of one or more of them could have a material adverse effect on our business, results of operations, financial condition, and/or cash flows.

Other contingencies

In connection the acquisition of our business from Rhodia, the Company entered into certain ancillary agreements concerning transitional maters, and continuation of certain transactions and services between the two companies. One such agreement is the Utilities and Services Agreement (Silica—Chicago Heights) (“U&S Agreement”) under which our Chicago Heights facility continues to provide certain services to Rhodia’s silica plant. Prior to the acquisition, our Chicago Heights phosphates facility and Rhodia’s Chicago Height’s silica plant were integrated. Under the U&S Agreement certain utilities (electricity and natural gas) were to be separated following an initial one-year transition period (subject to extension), and other services were to continue for other terms (e.g., water for 5 years and steam for 10 years). Following an internal review of tax compliance, the Company identified issues as to whether the transactions under the U&S Agreement might be subject to certain sales, use and other state and local taxes. Management believes that our role under the U&S Agreement as to utilities has been to continue to acquire utilities on Rhodia’s behalf, subject to reimbursement for actual cost, and that otherwise the nature of these post-acquisition transition services would not constitute a sale of these commodities of services subject to such taxes. Therefore, the Company believes this contingent

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

matter does not represent a probable liability. Furthermore, should it be ultimately determined that such services are subject to such state and local taxes, the Company believes it can invoice Rhodia and obtain reimbursement of such taxes from Rhodia under the U&S Agreement. The current total amount of this contingent liability since our acquisition of the business from Rhodia as of August 13, 2004, is approximately $0.9 million, not including interest and penalties. The Company is working with Rhodia’s representatives to separate utilities and otherwise confirm the non-taxable nature of these services as to both prior and future periods.

10. Pension:

Net periodic benefit expense for the United States plans for the three months ended March 31, 2007:

	2007
	Pension Plan	Other Post-Retirement Benefits	Total
Service cost	$87	$84	$171
Interest cost	43	35	78
Expected return on assets	(14)	—	(14)
Amortization of prior service cost	34	72	106
Amortization of unrecognized (gains)/losses	—	(27)	(27)

Net periodic benefit expense	$150	$164	$314

Net periodic benefit expense for the United States plans for the three months ended March 31, 2006:

	2006
	DB Pension Plan	Other Post-Retirement Benefits	Total
Service cost	$91	83	$174
Interest cost	29	24	53
Expected return on assets	(4)	72	68
Amortization of prior service cost	34	—	34
Amortization of unrecognized (gains)/losses	—	(35)	(35)

Net periodic benefit expense	$150	$144	$294

We made our entire cash contributions of $1.9 million for the year for our U.S. defined contribution plan during the first quarter of 2007 for the plan year 2006. The U.S. defined benefit cash contributions will be, at a minimum, approximately $0.6 million for 2007.

On April 26, 2007, the Company and the Union for the hourly employees at our Nashville facility agreed that it would freeze its defined benefit pension plan (the “Plan”) as of August 1, 2007. The accrual of additional benefits or increase in the current level of benefits under the Innophos, Inc. Hourly Pension Plan will cease effective August 1, 2007. After August 1, 2007, the Nashville Union employees will participate in a non contributory defined contribution benefit plan. As of January 1, 2007, Plan assets were less than the projected benefit obligation. Freezing of the Plan will be accounted for as a curtailment under SFAS No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits,” and the Company estimates it will have a $0.3 million to $0.5 million curtailment loss recorded in the second quarter of 2007.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

Net periodic benefit expense for the Canadian plans for the three months ended March 31, 2007:

	2007
	Pension Plan	Other Post-Retirement Benefits	Total
Service cost	$53	13	$66
Interest cost	97	11	108
Expected return on assets	(130)	—	(130)
Amortization of initial transition obligation	—	7	7
Amortization of unrecognized (gains)/losses	11	3	14

Net periodic benefit expense	$31	$34	$65

Net periodic benefit expense for the Canadian plans for the three months ended March 31, 2006:

	2006
	DB Pension Plan	Other Post-Retirement Benefits	Total
Service cost	$54	12	$66
Interest cost	95	11	106
Expected return on assets	(101)	—	(101)
Amortization of initial transition obligation	—	4	4
Amortization of (gains)/losses	18	8	26

Net periodic benefit expense	$66	$35	$101

We made cash contributions to our Canadian defined benefit plan of $0.4 million during the three months ended March 31, 2007. We expect to make cash contributions to our Canadian defined benefit plans of $1.1 million during the remainder of 2007.

11. Mexican Union Negotiations:

The Company and the Union in Mexico reached an agreement, which was ratified by the Union on March 27, 2007. As a result, the Company recorded pre-tax charges in the first quarter of 2007 of $0.9 million for severance and benefits for the elimination of 27 personnel and $0.5 million for benefit reductions for continuing employees. The combined 1.4 million pre-tax charge recorded in the first quarter of 2007 is included in cost of goods sold and in other current liabilities. The Company made no cash payments during the first quarter of 2007 and expects to make the cash payments in the second quarter of 2007.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

12. Segment Reporting:

The Company discloses certain financial and supplementary information about its reportable segments, revenue by products and revenues by geographic area. Operating segments are defined as components of an enterprise about which separate discrete financial information is evaluated regularly by the chief operating decision maker, in order to decide how to allocate resources and assess performance. The primary key performance indicators for the chief operating decision maker are Sales and Operating Income. The Company reports its operations in three reporting segments—United States, Mexico and Canada, each of which sells the entire portfolio of products.

For the three months ended March 31, 2007	United States	Mexico	Canada	Eliminations	Total
Sales	$76,127	$53,039	$7,514	$—	$136,680
Intersegment sales	6,827	4,679	14,911	(26,417)	—

Total sales	82,954	57,718	22,425	(26,417)	136,680

Operating income (loss)	$652	$7,953	$1,422	—	$10,027

For the three months ended March 31, 2006	United States	Mexico	Canada	Eliminations	Total
Sales	$78,964	$44,672	$6,699	$—	$130,335
Intersegment sales	10,768	4,362	16,225	(31,355)	—

Total sales	89,732	49,034	22,924	(31,355)	130,335

Operating income (loss)	$8,687	$1,563	$823	—	$11,073

	Three months ended
Geographic Revenues(1)	March 31, 2007	March 31, 2006
US	$69,621	72,683
Mexico	38,717	34,191
Canada	7,844	7,629
Other foreign countries	20,498	15,832

Total	$136,680	$130,335

(1)	Based on destination of sale.

13. Subsequent event

On April 16, 2007, the Company issued and sold to qualified institutional buyers relying on Rule 144A under the Securities Act of 1933, as amended, a total of $66.0 million in principal amount of its 9 1/2% Senior Unsecured Notes due April 15, 2012, or the Notes. The Notes were sold pursuant to a Purchase Agreement dated April 11, 2007, or the Purchase Agreement, between Innophos and Credit Suisse Securities (USA) LLC, or the Initial Purchaser, and issued under the provisions of an Indenture dated as of April 16, 2007, or the Notes Indenture, between Innophos and U.S. Bank National Association, as trustee, or the Trustee.

The Notes accrue interest from the issue date at a rate of 9 1/2% per annum, payable semi-annually in arrears on April 15 and October 15 of each year, commencing October 15, 2007.

INNOPHOS HOLDINGS, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Dollars in thousands, except where noted)

(Unaudited)

The proceeds from the sale of the Notes, together with $0.5 million of cash on hand, were applied to pay expenses and redeem the entire remaining outstanding amount of Floating Rate Senior Notes due 2015 (including the payment of principal, premium and accrued interest) issued by our wholly-owned subsidiary, Innophos Investments Holdings, Inc.

On April 16, 2007, Innophos Investments Holdings, Inc. called for the redemption of the remaining $60.8 million in principal of its Floating Rate Senior Notes due 2015 effective May 17, 2007. In connection with the call, the full amount required for the redemption of the Floating Rate Senior Notes (principal, premium and accrued interest) was irrevocably deposited with the Trustee, satisfying the conditions precedent for releasing and discharging Investments under the terms of the indenture governing the Floating Rate Senior Notes.

Fees and expenses related to the Notes offering and the redemption of the Floating Rate Senior Notes will be approximately $1.9 million. The redemption of the Floating Rate Senior Notes will result in an approximate $1.6 million charge to earnings for the acceleration of deferred financing charges in the second quarter of 2007 and a $1.8 million call premium in the second quarter of 2007.

In late March of 2007, Innophos Fosfatados received a request for information from the SCT related to its Concession Title to use national port facilities. Innophos Fosfatados was granted a 20 year Concession Title in 1993, covering land, pier and water areas for its Coatzacoalcos plant operations. The SCT has the authority to oversee compliance with the Concession Title, including the payment of required taxes and fees, and to take enforcement action, including revocation or refusal to renew a Concession Title in the case of non-compliance. We have recently determined that there is a probable liability, but the extent of any liability cannot be determined because an appraisal using the required valuation standards on which taxes and fees are based, and review of underlying facts and documents, have not been completed. Depending upon the results of the appraisal and such review, it is possible that the amount of any taxes and fees, including surcharges and potential penalties could be material. We intend to work with our tax advisors, legal counsel and SCT representatives in order to determine the amounts due and make required payments in order to ensure continued compliance.

We believe the liability is indemnified by Rhodia under the Rhodia Agreement. However, Rhodia may be unwilling to pay any such amounts and may choose to challenge our claim for indemnification.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table shows the costs and expenses, other than underwriting discounts and commissions, payable solely by the registrant in connection with the sale and distribution of the securities being registered. All amounts except the SEC registration fee and the NASD fee are estimated.

SEC Registration Fee	$
National Association of Securities Dealers Fee
Accounting Fees and Expenses
Legal Fees and Expenses
Printing Fees and Expenses
Blue Sky Fees and Expenses
Miscellaneous

Total		$

Item 14. Indemnification of Directors and Officers

Section 102 of the General Corporation Law of the State of Delaware, or the DGCL, allows a corporation to eliminate the personal liability of directors of a corporation or its stockholders for monetary damages for a breach of a fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of a corporation under the same conditions against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense and settlement of such action or suit, except that no indemnification is permitted without judicial determination that such person is fairly and reasonably entitled to indemnity to the corporation and to its creditors in the event of its dissolution or insolvency at any time within 6 years after paying such unlawful dividend if the person to be indemnified has been adjudged to be liable to the corporation. Where a present or former director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

Section 174 of the DGCL provides, among other things, that a director who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable to the corporation and to its creditors for such actions in the event of the corporation’s dissolution or insolvency at any time within 6 years after paying such unlawful dividend, stock purchase or redemption. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered into the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We have purchased insurance on behalf of any person who, during the applicable policy period, is or was a director or officer of Innophos Holdings, Inc., or its subsidiaries (or an employee or agent of same serving in a similar capacity), or is or was serving at the request of Innophos Holdings, Inc. or its subsidiaries as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any covered liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not Innophos Holdings, Inc. or its subsidiaries would have the power to indemnify him against such liability under the provisions of relevant bylaws or certificate of incorporation, as amended, subject in each case to the exclusions and limitations set forth in the applicable policy.

Article Eight, Section 2 of Innophos Holdings, Inc.’s Second Amended and Restated Certificate of Incorporation provides as follows:

ARTICLE EIGHT

Section 2. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved (including involvement as a witness) in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she is or was a Director or officer of the Corporation or, while a Director, officer or other employee of the Corporation, is or was serving at the request of the Corporation as a Director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director or officer or in any other capacity while serving as a Director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators; provided, however, that, except as provided in Section 3 of this Article Eight with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation. The right to indemnification conferred in this Section 2 of this Article Eight shall be a contract right and shall include the obligation of the Corporation to pay the expenses incurred in defending any such proceeding in advance of its final disposition (an “advance of expenses”); provided, however, that, if and to the extent that the Delaware General Corporation Law requires, an advance of expenses incurred by an indemnitee in his or her capacity as a Director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section 2 or otherwise. The Corporation may, by action of its board of directors, provide indemnification to employees and agents of the Corporation with the same or lesser scope and effect as the foregoing indemnification of Directors and officers.

Each of our directors has entered into an indemnity agreement with the Company. Under those agreements, we have agreed generally to indemnify the directors against liabilities, including advancing litigation expenses, incurred in connection with their service for the Company, its subsidiaries or other entities at our request.

Item 15. Recent Sales of Unregistered Securities.

On April 16, 2007, we issued and sold to qualified institutional buyers, relying on Rule 144A and Regulation S under the Securities Act of 1933, as amended, a total of $66.0 million in principal amount of our Senior Unsecured Notes. The proceeds from the sale of the Senior Unsecured Notes, together with cash on hand, were applied to pay expenses and redeem the entire remaining outstanding amount of Floating Rate Senior Notes (including the payment of principal, premium and accrued interest).

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. The following exhibits are filed as part of this Registration Statement.

See the attached Exhibit Index.

(b) Financial Statement Schedules.

Schedule I—Condensed Financial Information of the Registrant.

SCHEDULE I

INNOPHOS HOLDINGS, INC.

Condensed Balance Sheets

(Dollars in thousands)

	December 31,
	2006		2005
ASSETS
Current Assets:
Cash and cash equivalents		$2,142	$183
Accounts receivable—trade			—
Inventories			—
Other current assets			—

Total current assets		2,142	183
Property, plant and equipment, net			—
Goodwill			—
Investment in subsidiaries		60,923	10,603
Intangibles and other assets, net			—

Total assets		$63,065	$10,786

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$		$—
Accounts payable:
Trade and other		17	—
Other current liabilities		2,336	—

Total current liabilities		2,353	—
Long-term debt			—
Other long-term liabilities			—

Total liabilities		2,353	—
Commitments and contingencies
Stockholders’ equity		60,712	10,786

Total stockholders’ equity		60,712	10,786

Total Liabilities and stockholder’s equity		$63,065	$10,786

SCHEDULE I (continued)

INNOPHOS HOLDINGS, INC.

Condensed Statements of Operations

(Dollars in thousands)

	Year Ended		August 14, 2004 to December 31, 2004
	December 31, 2006	December 31, 2005
Net sales	$—	$—	$—
Cost of goods sold	—	—	—

Gross profit	—	—	—

Operating expenses:
Selling, general and administrative	20	—	—
Research & Development Expenses	—	—	—

Total operating expenses	20	—	—

Operating income	(20)	—	—
Interest income	(314)	(9)	—
Foreign exchange (gains)/losses	—	—	—
Other expense (income), net	—	—	—
Equity loss	33,111	11,702	775

Loss before income taxes	(32,817)	(11,693)	(775)
Provision for income taxes	—	—	—

Net loss	$(32,817)	$(11,693)	$(775)

SCHEDULE I (continued)

INNOPHOS HOLDINGS, INC.

Condensed Statements of Cash Flows

(Dollars in thousands)

	Year Ended		August 14, 2004 to December 31, 2004
	December 31, 2006	December 31, 2005
Cash flows from operating activities
Net loss	$(32,817)	$(11,693)	$(775)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	—	—	—
Amortization of deferred financing charges	—	—	—
Deferred income taxes/(benefit)	—	—	—
Deferred profit sharing	—	—	—
Equity loss	33,111	11,702	775
Changes in assets and liabilities:
(Increase)/decrease in accounts receivable	—	—	—
(Increase)/decrease in inventories	—	—	—
(Increase)/decrease in other current assets	—	—	—
(Decrease)/increase in accounts payable	17	—	—
(Decrease)/increase in other current liabilities	107	—	—
Changes in other long-term assets, liabilities and other comprehensive income (loss), net	—	—	—

Net cash provided from operating activities	418	9	—

Cash flows from investing activities:
Capital expenditures	—	—	—
Investment in subsidiaries	(85,895)	115,487	(139,923)

Net Cash provided from (used in) investing activities	(85,895)	115,487	(139,923)

Cash flows from financing activities:
Capital contribution	87,436	274	139,923
Distribution to stockholders	—	(115,587)	—

Net cash (used for) provided from financing activities	87,436	(115,315)	139,923

Net change in cash	1,959	183	—
Cash and cash equivalents at beginning of period	183	—	—

Cash and cash equivalents at end of period	$2,142	$183	$—

Basis of Presentation

Innophos Holdings, Inc. is a holding company that conducts substantially all of its business operations through its subsidiaries.

There are significant restrictions on the Company’s ability to obtain funds from any of its subsidiaries through dividends, loans or advances. Accordingly, the condensed financial statements have been presented on a “parent-only” basis. Under a parent-only presentation, the Company’s investments in its consolidated subsidiaries are presented under the equity method of accounting. These parent-only financial statements should be read in conjunction with Innophos Holdings, Inc. audited consolidated financial statements included elsewhere herein.

Distributions

On February 10, 2005, we completed a distribution of $115.6 million to shareholders of the Class L common stock. As required by the Company’s by-laws, each distribution made to the holders of the Common

Stock is required to be prioritized to Class L shareholders. The shareholders of the Class L common stock are entitled to receive the accumulated unpaid yield and the return of original cost prior to any type of distribution to the Class A common stock to shareholders. This distribution was funded by a distribution from our subsidiaries.

Recapitalization

Innophos Holdings, Inc.’s board of directors approved a registration statement on Form S-l, effective November 2, 2006, with the Securities and Exchange Commission in connection with an initial public offering of Innophos Holdings, Inc.’s common stock. The Company effectuated a recapitalization through an amendment to our certificate of incorporation declaring a reverse stock split and reclassifying all of the outstanding shares of our Class A and Class L Common Stock into a single class of common stock.

Debt

Innophos Holdings, Inc. has no direct debt obligations, but its subsidiaries have debt. For a discussion of the debt obligations of Innophos Holdings, Inc.’s subsidiaries, see Note 9 in the audited financial statements included elsewhere in this Form 10-K.

Commitments and Contingencies

Innophos Holdings, Inc. has no direct commitments and contingencies, but its subsidiaries have direct commitments and contingencies. For a discussion of the commitments and contingencies of Innophos Holdings, Inc.’s subsidiaries, see Note 16 Commitments and Contingencies in the audited consolidated financial statements included elsewhere in this Form 10-K.

Item 17. Undertakings.

(a)	The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned Registrant hereby undertakes that:

1.	For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as a part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, in the city of Cranbury, State of New Jersey, on May 30, 2007.

INNOPHOS HOLDINGS, INC.

By:	/s/ Randolph Gress
Randolph Gress Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Randolph Gress, Richard Heyse and William N. Farran, jointly and severally, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and on his behalf to sign, execute and file this registration statement and any or all amendments (including, without limitation, post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and any and all documents required to be filed with respect therewith, with the SEC or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute or substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Randolph Gress Randolph Gress	Chief Executive Officer and Director (Principal Executive Officer)	May 30, 2007

/s/ Richard Heyse Richard Heyse	Chief Financial Officer (Principal Financial Officer)	May 30, 2007

/s/ Charles Brodheim Charles Brodheim	Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)	May 30, 2007

/s/ Gary Cappeline Gary Cappeline	Director	May 30, 2007

/s/ Edward Conard Edward Conard	Director	May 30, 2007

/s/ Blair Hendrix Blair Hendrix	Director	May 30, 2007

/s/ Linda Myrick Linda Myrick	Director	May 30, 2007

/s/ Stephen Zide Stephen Zide	Director	May 30, 2007

S-1

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.+

1.2	Purchase Agreement, dated as of April 11, 2007, by and between Innophos Holdings, Inc. and Credit Suisse Securities (USA) LLC¥¥

2.1

Purchase Agreement dated June 10, 2004, among Rhodia, Inc., Rhodia Canada Inc., Rhodia de Mexico, S.A. de C.V., Rhodia Overseas Limited, Rhodia Consumer Specialties Limited, Rhodia, S.A. and Innophos, Inc. (f/k/a Phosphates Acquisition, Inc.).†

3.1	Form of Second Amended and Restated Certificate of Incorporation of Innophos Holdings, Inc.‡

3.2	Form of Amended and Restated By-Laws of Innophos Holdings, Inc.‡

4.1	Form of stock certificate.‡

4.2	Registration Rights Agreement dated as of August 13, 2004 by and between Innophos Holdings, Inc., the entities set forth on Schedule I attached thereto and the other individuals signatory thereto.†

4.3	Indenture by and between Innophos Holdings, Inc., and U.S. Bank National Association, dated as of April 16, 2007.¥¥

5.1	Form of opinion of Kirkland & Ellis LLP.‡

10.1	Purchase Agreement, by and among Innophos, Inc., the Guarantor listed on Schedule I thereto, UBS Securities LLC and Bear, Stearns & Co., Inc., dated August 3, 2004.†

10.2	Indenture by and between Innophos, Inc., and Wachovia Bank, National Association, dated as of August 13, 2004.†

10.3	Guarantee, dated as of August 13, 2004, among Innophos, Inc., Innophos Mexico Holdings, LLC and Wachovia Bank, National Association.†

10.4	Registration Rights Agreement by and among Innophos, Inc., Bear, Stearns & Co. Inc. and UBS Investment Bank, dated as of August 13, 2004.†

10.5	Credit Agreement, dated as of August 13, 2004, among Innophos, Inc., Bear Stearns Corporate Lending Inc., National City Bank, UBS Securities LLC and UBS Loan Finance LLC.†

10.6	Guarantee and Collateral Agreement, dated as of August 13, 2004, made by Innophos Holdings, Inc., Innophos, Inc. and certain of its subsidiaries in favor of Bear Stearns Corporate Lending, Inc.†

10.7	First Amendment to the Credit Agreement, dated as of February 2, 2005, among Innophos, Inc., the lenders party to the Credit Agreement and Bear Stearns Corporate Lending, Inc.†

10.8	Agreement, dated as of September 10, 1992, by and between Office Cherifien Des Phosphates and Troy Industrias S.A. de C.V.†

10.9

Soda Ash Supply Contract, dated as of February 29, 1996, by and between OCI Chemical Corporation and Innophos, Inc. (successor and assignee of Rhodia Inc., itself a successor and assignee of Rhone-Poulenc, Inc.), as amended.†

10.10	Purchasing Agreement, dated as of May 31, 2005 by and between Innophos, Inc. and Mississippi Lime Company.†

10.11	Amended and Restated Purified Wet Phosphoric Acid Supply Agreement, dated as of March 23, 2000, by and between Rhodia, Inc. and PCS Purified Phosphates.†

10.12	Amended and Restated Acid Purchase Agreement, dated as of March 23, 2000, among Rhodia, Inc., PCS Sales (USA), Inc. and PCS Nitrogen Fertilizer L.P.†

10.13	Base Agreement, dated as of September 1, 2003, by and between Pemex-Gas y Petroquimica Basica and Rhodia Fosfatados De Mexico S.A. de C.V.†

10.14	Purchase and Sale Agreement of Anhydrous Ammonia, dated as of April 23, 2001, as amended, by and between Petroquimica Cosoleacaque, S.A. de C.V. and Rhodia Fosfatados De Mexico, S.A. de C.V.†

10.15	Sulfur Supply Contract, dated as of November 1, 2000, by and Between Pemex Gas Y Petroquimica Basica and Rhodia Fosfatados de Mexico, S.A. de C.V.†

10.16	Supply Agreement, dated as of June 18, 1998, by and among Colgate Palmolive Company, Inmobiliaria Hills, S.A. de C.V., and Rhone-Poulenc de Mexico, S.A. de C.V.†

Exhibit No.	Description

10.17	Operations Agreement, made as of the 18th day of June, 1998 by and among Mission Hills, S.A. de C.V, Inmobiliaria Hills. S.A. de C.V., and Rhone-Poulenc de Mexico, S.A. de C.V.†

10.18	Agreement between Innophos, Inc. Chicago Heights Plant and Paper, Allied-Industrial, Chemical & Energy Workers International Union, AFL-CIO CLC Local Union No. 6-765, dated as of January 16, 2005.†
10.19	Agreement between Innophos, Inc. and Local Union No. 912 International Union of Operating Engineers, dated as of April 20, 2004.†
10.20

Article of Agreement between Innophos, Inc. Waterway Plant Chicago, Illinois and Health Care, Professional, Technical, Office, Warehouse and Mail Order Employees Union, Local No. 743, dated as of June 17, 2005.†

10.21	Collective Agreement, by and between Rhodia Canada Inc. Port Maitland Plant and the United Steelworkers of America Local 6304, dated as of May 1, 2003.†
10.22

Collective Labor Contract, by and between Innophos Fosfatados de Mexico, S. de R.L. de C.V. and the Sindicato de Trabajadores de la Industria Quimica, Petroquimica, Carboquimica, Similares y Conexos de la Republica Mexicana, dated February, 2005.†

10.23	Employment Agreement by and between Innophos, Inc. and Randolph Gress dated as of August 13, 2004.*†
10.24	Side Letter by and between Innophos, Inc. and Randolph Gress dated as of July 14, 2006.*‡
10.25	Employment Agreement by and between Innophos, Inc. and Richard Heyse.*†
10.26	Form of Innophos Holdings, Inc. Amended and Restated 2005 Executive Stock Option Plan.*‡
10.27	Innophos, Inc. Executive, Management and Sales Incentive Plan.*††
10.28	Purchase Agreement, by and between Innophos Investments Holdings, Inc. and Bear, Stearns & Co. Inc., dated February 7, 2005.†
10.29	Form of Retention Bonus Agreement, dated as of October 18, 2006, by and among Innophos Holdings, Inc., Innophos, Inc. and senior management employees.* ‡‡
10.30	Form of 2006 Long-Term Equity Incentive Plan.*‡
10.31	Second Amendment to the Credit Agreement, dated as of October 27, 2006, among Innophos, Inc., the lenders party to the Credit Agreement and Bear Stearns Corporate Lending, Inc.††
10.32	Innophos, Inc. Retirement Savings Restoration Plan.††
10.33	Third Amendment to the Credit Agreement, dated as of April 4, 2007, among Innophos, Inc., the lenders party to the Credit Agreement and Bear Stearns Corporate Lending, Inc.+
10.34	Form of Innophos Holdings, Inc. Indemnification Agreement++
10.35	Interim Agreement between Innophos, Inc. and Local Union No. 912 International Union of Operating Engineers, dated as of April 26, 2007.
21.1	Subsidiaries of Registrant.†
23.1	Consents of PricewaterhouseCoopers LLP, dated May 29, 2007.¥
23.2	Consent of British Sulphur Consultants, dated May 29, 2007.¥
23.3	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).‡
24.1	Power of Attorney.‡

*	Denotes management contract or compensatory plan or arrangement.
¥	Filed herewith.
+	To be filed by amendment.
†	Previously filed as an Exhibit to Innophos Investment Holdings, Inc. Registration Statement No. 333-129954 on Form S-4, as amended, filed on February 14, 2006.
‡	Previously filed as an Exhibit to our Registration Statement No. 333-135851 on Form S-1, as amended, filed on July 19, 2006.
‡‡	Previously filed as an Exhibit to our Registration Statement No. 333-139623 on Form S-8, filed on December 22, 2006.
++	Previously filed as an Exhibit to our Current Report on Form 8-K, filed on January 31, 2007.
††	Previously filed as an Exhibit to our Annual Report on Form 10-K, filed on March 22, 2007.
¥¥	Previously filed as an Exhibit to our Current Report on Form 8-K, filed on April 17, 2007.